As filed with the Securities and Exchange Commission on February 9, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CBOE Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6200	20-5446972
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Chicago Board Options Exchange, Incorporated
400 South LaSalle Street
Chicago, Illinois 60605, (312) 786-5600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joanne Moffic-Silver
Executive Vice President and General Counsel
Chicago Board Options Exchange, Incorporated
400 South LaSalle Street
Chicago, Illinois 60605
(312) 786-7462
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Meyer, Esq.
Robert J. Minkus, Esq.
Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
(312) 258-5500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the proposed restructuring transaction described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A Common Stock, including shares of Series A-1, Series A-2 and Series A-3 Common Stock, each par value $0.01 per share	$183,800,000	$19,667

(1)             Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act, based on the aggregate book value of Chicago Board Options Exchange, Incorporated, a Delaware non-stock, corporation, or the CBOE, as of December 31, 2006, of $183,800,000. The securities to be registered are to be offered in connection with the restructuring transactions, a series of transactions in which such securities will be distributed to current members of the CBOE in respect of such current members’ existing memberships in the CBOE on the date of the restructuring transaction.

(2)             In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price, as established above, of all the common stock to be issued upon completion of the restructuring transaction.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement is being filed in connection with the proposed demutualization of the Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation (the “CBOE”), in which stock of the registrant would be issued to the then current members of the CBOE in exchange for their outstanding memberships in the CBOE. Certain current members of the CBOE hold their memberships by virtue of a right (commonly referred to as the “Exercise Right”), granted to full members of The Board of Trade of the City of Chicago, Inc. (the “CBOT”), pursuant to paragraph (b) of Article Fifth of the CBOE’s certificate of incorporation (“Article Fifth(b)”). On October 17, 2006, Chicago Mercantile Exchange Holdings, Inc. (“CME Holdings”) and CBOT Holdings Inc. (“CBOT Holdings”), the parent corporation of the CBOT, announced that CME Holdings has agreed to acquire the CBOT through a merger with CBOT Holdings (the “CME/CBOT Transaction”). On December 12, 2006, the CBOE submitted a rule filing with the Securities and Exchange Commission (the “SEC”) in which the CBOE provided its interpretation that following the completion of the CME/CBOT Transaction there would no longer be any members of the CBOT who would qualify to become or remain a member of CBOE pursuant to the Exercise Right. The CBOE amended its rule filing on January 17, 2007, and on February 6, 2007, the SEC published notice of the CBOE’s rule filing and solicited comments from interested parties. Comments are due by February 27, 2007.

The Registration Statement on Form S-4 of CME Holdings filed with the Securities and Exchange Commission on December 21, 2006 (Registration No. 333-139538) states that the CME/CBOT Transaction is expected to close in mid-2007. Based on those statements, the description of the restructuring transaction in this registration statement, including the description of the consideration to be provided in exchange for memberships in the CBOE, assumes that the CME/CBOT Transaction will have been completed prior to this registration statement being declared effective. The description of the restructuring transaction also assumes that the SEC will have approved the CBOE’s rule filing with respect to its interpretation of the impact of the CME/CBOT Transaction on the Exercise Right prior to this registration statement being declared effective.

SUBJECT TO COMPLETION, DATED                          , 2007

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Dear Members:

In response to the many changes that have taken place in U.S. options exchanges and other securities markets in recent years, the Board of Directors of the Chicago Board Options Exchange, Incorporated has concluded that it would be in the best interest of the CBOE and its members for the CBOE to change its organizational structure from a non-stock corporation owned by its members to become a wholly-owned subsidiary of a new holding company, CBOE Holdings, Inc., organized as a stock corporation owned by its stockholders. This type of organizational restructuring is sometimes referred to as a “demutualization” transaction. Having changed our focus to that of a for-profit business beginning in 2006, the board has now determined that both our corporate and governance structures should be altered to follow suit and be more like that of other for-profit businesses. We believe these changes will provide us with greater flexibility to respond to the demands of a rapidly changing regulatory and business environment. In addition, by being structured as a stock corporation, we will be able to pursue opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to us as a non-stock membership corporation.

We are sending you this proxy statement and prospectus in order to provide you with important information concerning the proposed restructuring of the CBOE, which must be approved by a vote of the CBOE membership before it can be implemented. It also must be approved by the Securities and Exchange Commission.

In the proposed restructuring transaction, memberships in the CBOE existing on the date of the restructuring transaction will be converted into shares of common stock of the new holding company as described in the attached proxy statement and prospectus. Following the restructuring transaction, the CBOE will become a wholly-owned subsidiary of CBOE Holdings, the newly formed holding company. The CBOE Holdings common stock issued in the restructuring transaction will not provide its holders with physical or electronic access to the CBOE’s trading facilities. Following the restructuring transaction, physical and electronic access to the CBOE trading facilities, subject to such limitations and requirements as will be specified in the rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE.

The common stock of CBOE Holdings will represent an equity ownership interest in that company and will have traditional features of common stock, including equal per share dividend, voting and liquidation rights. In the event CBOE Holdings engages in a public offering of its common stock in the future, the shares of CBOE Holdings common stock automatically would become subject to certain transfer restrictions or “lock-up restrictions” under CBOE Holdings’ certificate of incorporation, with these lock-up restrictions expiring as to one-third of the shares issued in respect of each membership as of the 180th, 360th and 540th day following the closing date of any such public offering. During any applicable lock-up period, shares of CBOE Holdings common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of.

As part of the restructuring transaction, the certificate of incorporation, Constitution and Rules of the CBOE will be revised to reflect that the CBOE will be wholly owned by CBOE Holdings, and to modify the CBOE’s corporate governance to incorporate provisions required by the Securities and Exchange Commission in the case of for-profit exchanges.

We do not currently intend to list the common stock of CBOE Holdings on any stock exchange immediately following the completion of the restructuring transaction. If CBOE Holdings engages in a public offering in the future, we expect that the common stock of CBOE Holdings would be listed at that time. There can be no assurances, however, that a public offering of CBOE Holdings will occur or that the common stock of CBOE Holdings will ultimately be listed on any stock exchange.

We will hold a special meeting at which we will ask all of the Voting Members of the CBOE to approve the restructuring transaction. Approval of the restructuring transaction requires the affirmative vote of a majority of all of the memberships outstanding.

OUR BOARD OF DIRECTORS HAS APPROVED THE RESTRUCTURING TRANSACTION AND RECOMMENDS THAT THE MEMBERS VOTE “FOR” ITS APPROVAL.

Your vote is very important. Whether or not you plan to attend the special meeting of members, please vote as soon as possible to make sure your membership is represented at the special meeting. Your failure to vote will have the same effect as voting against the restructuring transaction.

We urge you to read this document carefully, including the “Risk Factors” section that begins on page 15.

Sincerely,

William J. Brodsky
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated                      ,          and was first mailed, with the form of proxy, to members on or about                      ,         .

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
Notice of Special Meeting of Members
To Be Held on                      , 2007

To the Members of the Chicago Board Options Exchange, Incorporated:

A special meeting of members of the Chicago Board Options Exchange, Incorporated will be held in the                                at 400 South LaSalle Street, Chicago, Illinois 60605, on                      , 2007 at     :     a.m., local time, for the following purposes:

(1)   to vote on the adoption of the Agreement and Plan of Merger that will facilitate the restructuring of the CBOE;

(2)   to consider and vote on any proposal that may be made by the Vice Chairman of the Board of the CBOE to adjourn or postpone the CBOE special meeting for the purpose of soliciting proxies with respect to the proposal to adopt the Agreement and Plan of Merger; and

(3)   to transact any other business that may properly come before the CBOE special meeting or any adjournment or postponement of the CBOE special meeting.

Each Voting Member of the CBOE of record and in good standing as of the close of business on                      , 2007, the record date for the meeting, will be entitled to vote on the matters presented at the special meeting and at any adjournment thereof. Each Voting Member of the CBOE entitled to vote will be entitled to one vote for each membership with respect to which it has the right to vote. The presence in person or by proxy of CBOE members entitled to cast a majority of the total number of votes entitled to be cast at the meeting constitutes a quorum at the meeting.

The adoption of the Agreement and Plan of Merger requires the affirmative vote of a majority of the CBOE memberships entitled to vote on the proposal at the special meeting. If you do not vote or if you abstain from voting on this proposal, it will have the same effect as a vote against the proposal.

If no quorum of the CBOE members is present in person or by proxy at the special meeting, the special meeting may be adjourned by the members present and entitled to vote at that meeting.

THE CBOE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER TO ACCOMPLISH THE RESTRUCTURING TRANSACTION AND “FOR” ANY PROPOSAL THAT MAY BE MADE BY THE VICE CHAIRMAN OF THE BOARD OF THE CBOE TO ADJOURN OR POSTPONE THE CBOE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING PROXIES.

You may vote your CBOE membership in person or by proxy. You may submit your proxy by phone, through the Internet or by delivering your ballot and proxy to the Office of the Secretary by mail, fax or hand. Members submitting proxies by phone or through the Internet must do so no later than                      , 2007, and members submitting proxies by mail, fax or hand should do so no later than                      , 2007.

Please vote promptly whether or not you expect to attend the special meeting.

Returning your completed ballot and signed proxy will not prevent you from revoking your proxy and voting in person at the special meeting of members. Please note, however, that if you vote by proxy, you will not need to attend the special meeting of members, or take any further action in connection with the special meeting, because you already will have directed your proxy how you wish to vote with respect to the proposals. You may revoke your proxy any time before the special meeting by providing written notice to the Secretary of the Exchange or by submission of a later-dated proxy.

By order of the board of directors,

Joanne Moffic-Silver
Executive Vice President,
General Counsel and Secretary
On behalf of the board
                     , 2007

CERTAIN FREQUENTLY USED TERMS

Unless otherwise specified or if the context so requires:

•       The “CBOE” or “Chicago Board Options Exchange” refers to (1) prior to the completion of the restructuring transaction, Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation, and (2) after the completion of the restructuring transaction, the Chicago Board Options Exchange, Incorporated, a Delaware stock corporation.

•       “CBOE Holdings” refers to CBOE Holdings, Inc., a Delaware stock corporation and, following the consummation of the restructuring transaction, the parent corporation of the CBOE.

•       “CBOE Seat” refers to a regular membership that was made available by the CBOE in accordance with its Rules and which was acquired by a CBOE Member.

•       “member” or “members” refers to (1) prior to the completion of the restructuring transaction, any person or organization (or any designee of any organization) that holds a membership in the CBOE, and (2) after the completion of the restructuring transaction, any individual, corporation, partnership, limited liability company or other entity authorized by the Rules of the CBOE (i) that holds a trading permit in the CBOE or (ii) that is otherwise deemed a member pursuant to the Securities Exchange Act of 1934, as amended.

•       “Voting Member of the CBOE” means (i) an owner of a CBOE Seat who has not delegated its right to vote to a lessee and (ii) a lessee of a CBOE Seat, to whom voting rights have been delegated via a lease agreement.

•       “We,” “us” or “our” refers to (1) prior to the completion of the restructuring transaction, the CBOE, and (2) after the completion of the restructuring transaction, CBOE Holdings and its wholly-owned subsidiaries.

SUMMARY

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document, including its annexes and exhibits, and the documents incorporated by reference into this document for a more complete understanding of the matters to be considered at the special meeting.

Our Business

Founded as a member-owned, non-stock Delaware corporation, the CBOE began operating as an exchange on April 26, 1973 as the first organized marketplace for the trading of standardized, listed options on equity securities. Since the CBOE’s inception, the CBOE has grown to become one of the world’s leading exchanges for the trading of derivatives and is recognized globally for its leadership role in the trading of options on individual equities and equity indexes. As of December 31, 2006, the CBOE has 632 employees.

The CBOE’s volume of contracts traded in 2006 was over 674 million contracts, representing an increase of 44% over its volume in 2005, for a daily average of 2,688,189 contracts. In 2005, volume of contracts traded at the CBOE was over 468 million contracts with an average of 1,858,132 contracts per day, representing an increase of 29.7% over 2004. In 2004, volume of contracts traded at the CBOE was over 361 million contracts for an average of 1,432,884 contracts per day. In 2006, 2005 and 2004, trades at the CBOE represented 33.3%, 31.1% and 30.5%, respectively, of the total contracts traded on all U.S. options markets. For the twelve months ended December 31, 2006 and 2005, the CBOE generated revenue of approximately $255 million and $203 million, respectively. The CBOE generates revenue primarily from the following sources:

•       Transaction fees;

•       Market data fees;

•       Systems services;

•       Regulatory fees;

•       Facilities and equipment fees; and

•       Membership dues.

The CBOE is a self-regulatory organization, or SRO, under the Securities Exchange Act of 1934, and as such are subject to regulation and oversight by the SEC. As an SRO, the CBOE plays a critical role in the U.S. securities markets: it conducts market surveillance and examines members and member organizations for, and enforce, compliance with federal securities laws and its Rules. Since March 24, 2004, the CBOE  has also operated the CBOE Futures Exchange, LLC as a designated contract market under the oversight of the Commodity Futures Trading Commission. On July 27, 2006, the CBOE announced the creation of the CBOE Stock Exchange, LLC, a facility of the CBOE in which the CBOE holds a 50% interest, which is scheduled to begin trading stocks in the first quarter of 2007.

Our principal executive offices are located at 400 South LaSalle Street, Chicago, Illinois 60605, and our telephone number is (312) 786-5600.

The Proposed Restructuring Transaction (See page 31)

General.   In the restructuring transaction, the CBOE will change from a Delaware non-stock corporation owned by its members to a Delaware stock corporation that will be a wholly-owned subsidiary of CBOE Holdings, Inc., a newly created holding company organized as a Delaware stock corporation, which is referred to as “CBOE Holdings.” After the restructuring transaction, the owners of CBOE membership interests will become stockholders of CBOE Holdings through the conversion of their memberships into shares of common stock, par value $0.01 per share, of CBOE Holdings. CBOE Holdings will hold all of the outstanding common stock of the CBOE. The CBOE will continue to function as an SRO and to operate its options exchange business. Immediately following the restructuring transaction, the CBOE will transfer all of its interest in those subsidiaries listed below to CBOE Holdings, and as a result, each of the CBOE’s subsidiaries (other than CBOE Stock Exchange, LLC), will become a wholly-owned direct subsidiary of CBOE Holdings:

•                    CBOE Futures Exchange, LLC, which operates an electronic futures exchange;

•                    Chicago Options Exchange Building Corporation, which owns the building in which CBOE operates;

•                    CBOE, LLC, which holds our 24.01% interest in OneChicago, LLC, a securities futures exchange;

•                    CBOE II, LLC, which holds our 17.6% interest in HedgeStreet, Inc.;

•                    DerivaTech Corporation which owns certain educational software;

•                    Market Data Express, LLC, which has been formed to distribute various types of market data; and

•                    The Options Exchange, Incorporated, a subsidiary that currently has no assets or activities.

CBOE Stock Exchange, LLC will remain a subsidiary of the CBOE. The CBOE currently holds a 50% interest in CBOE Stock Exchange, LLC.

As part of the restructuring transaction, each membership in the CBOE existing on the date of the restructuring transaction will be converted into        shares of Class A common stock of CBOE Holdings, consisting of        shares of Series A-1 common stock,        shares of Series A-2 common stock and        shares of Series A-3 common stock. The CBOE Holdings common stock issued in the restructuring transaction will not provide its holders with physical or electronic access to the CBOE’s trading facilities. Following the restructuring transaction, physical and electronic access to the CBOE trading facilities, subject to such limitations and requirements as will be specified in the rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE. For more information regarding trading permits following the restructuring transaction, please see “The Restructuring Transaction—Trading Permits” on page 40.

Reasons for the Restructuring Transaction.   We believe that altering both our corporate and governance structures to be more like that of other for-profit businesses will provide us with greater flexibility to respond to the demands of a rapidly changing business environment. In addition, by being structured as stock corporations, we will be able to pursue opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to us as non-stock, membership corporations. Finally, we believe that the restructuring transaction will move us one step closer to achieving our key objectives of providing our owners a more liquid investment and creating a framework for a possible future public offering of CBOE Holdings common stock.

We believe that the restructuring of the CBOE will enable us to enhance our competitiveness with other options exchanges, including both open outcry and electronic markets, while preserving our ability to provide trading benefits and opportunities to our members. We believe that the restructuring transaction will also allow us to:

•       maximize the value of our business by further implementing our for-profit approach to business, with a view towards increasing volume, efficiency and liquidity in the markets we provide;

•       increase our ability to respond more efficiently to changes within the industry, markets and regulations that govern us by modernizing our corporate and governance structures;

•       continue to provide trading benefits and opportunities to our members;

•       increase our flexibility to diversify and expand our businesses;

•       segregate more easily our different lines of business into separate subsidiaries through a holding company structure, which could provide greater flexibility in administration and allow these subsidiaries to focus more effectively on particular markets, products or services; and

•       distribute profits from the operation of our business to our stockholders as determined by our board of directors and as permitted by applicable law.

•       As such, the restructuring transaction is designed to:

•       facilitate CBOE Holdings’ engaging in other businesses that are either unregulated or are regulated differently from our current businesses;

•       provide greater flexibility to finance, acquire or dispose of individual businesses;

•       create a framework to facilitate public markets for equity securities of CBOE Holdings, capital-raising transactions and other securities issuances;

•       satisfy statutory requirements concerning exchange governance at the subsidiary level, while providing flexibility in governance at the holding company level; and

•       modify our corporate governance structure by, among other things, providing for a reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors.

Implementation of the Restructuring Transaction (See page 31)

The restructuring transaction will be completed through the following steps:

•       The creation of CBOE Holdings, Inc. and CBOE Merger Sub, Inc. as a second-tier, Delaware stock, for-profit corporation.

•       Pursuant to an agreement and plan of merger to be entered into in the near future, CBOE Merger Sub, Inc. will merge with and into the CBOE, with the CBOE surviving the merger as a Delaware stock, for-profit corporation. We refer to this transaction as the “Merger.”

•       Upon the effectiveness of the Merger, the outstanding stock of CBOE Merger Sub will be converted into common stock of the CBOE, the memberships in the CBOE existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock and the CBOE Holdings common stock held by the CBOE will be cancelled. As a result, CBOE Holdings will become the sole stockholder of the CBOE and will be entitled to the exclusive right to receive all dividends and distributions, including proceeds upon liquidation, from the CBOE and all associated voting rights. The form of agreement and plan of merger is attached hereto as Annex G to this proxy statement and prospectus. For purposes of this proxy statement and prospectus, we refer to this agreement as the “Agreement and Plan of Merger.”

•       Immediately following the Merger, the CBOE will distribute as a dividend to CBOE Holdings the shares the CBOE owns in its subsidiaries (CBOE Futures Exchange, LLC; Chicago Options Exchange Building Corporation; CBOE, LLC; CBOE II, LLC; DerivaTech Corporation; Market Data Express, LLC and The Options Exchange, Incorporated), making them first-tier, wholly-owned subsidiaries of CBOE Holdings.

What You Will Receive in the Restructuring Transaction (See page 38)

CBOE Holdings, Inc. Common Stock.   In the restructuring transaction, each membership existing on the date of the restructuring transaction will be converted into the right to receive        shares of Class A common stock of CBOE Holdings, consisting of        shares of Series A-1 common stock,        shares of Series A-2 common stock and        shares of Series A-3 common stock.

Transfer of CBOE Holdings Common Stock Following the Restructuring Transaction.   Following the restructuring transaction and unless and until a public offering by CBOE Holdings of its common stock has been completed, pursuant to the certificate of incorporation of CBOE Holdings, transfers of the Series A-1, A-2 and A-3 common stock of CBOE Holdings may only take place through the CBOE membership department or through an agent of CBOE Holdings that has been designated by CBOE Holdings to manage such transfers. The membership department, or its agent, will maintain a record of the prices bid and offered by sellers and buyers and the time such bids and offers are submitted to the membership department. When a bid and offer match, the membership department or its agent will consummate the transaction and inform the parties. It is intended that this process will function much like the existing process for the sale and transfer of CBOE Seats.

Transfer Restrictions on CBOE Holdings Common Stock Following a Public Offering.   In the event CBOE Holdings engages in a public offering of its common stock in the future, the Series A-1, A-2 and A-3 common stock of CBOE Holdings common stock automatically would become subject to certain transfer restrictions or “lock-up restrictions” under CBOE Holdings’ certificate of incorporation, with these lock-up restrictions expiring on the Series A-1, A-2 and A-3 common stock as of the 180th, 360th and 540th day, respectively, following the closing date of any such public offering. During any applicable lock-up period, shares of the affected series of CBOE Holdings Class A common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom. Subject to possible extension in the event of an organized sale, as set more fully in this proxy statement and prospectus, upon the expiration of the applicable lock-up period with respect to each of the Series A-1, A-2 and A-3 common stock, the shares of the Series A-1, A-2 and A-3 common stock then scheduled to expire will automatically convert from restricted Class A common stock to unrestricted common stock.

Who Will Receive the Restructuring Consideration (See page 38)

The CBOE Holdings common stock issued in the restructuring transaction will be issued to the owner of the CBOE Seat. Therefore, if you are currently a member who owns a CBOE Seat, you will receive the CBOE Holdings common stock issued in the restructuring transaction in exchange for your current membership. On the other hand, because we permit owners of CBOE Seats to lease their CBOE membership to another person, it is possible that more than one person may have an interest in the same membership. For instance, during the term of a lease, the lessee is considered to be a member of the CBOE for trading purposes, although, under Delaware law, the owner of the CBOE Seat (or lessor) retains the equity right represented by the CBOE membership and is the member of the CBOE for purposes of ownership. The CBOE Holdings common stock being issued in the restructuring transaction represents an equity interest in CBOE Holdings and is being issued in exchange for the CBOE member’s equity interest in the CBOE. The CBOE Holdings common stock; therefore, will be issued to the owner of the CBOE Seat and not to a lessee of a seat. A lessee of a membership will not receive any CBOE Holdings common stock in the restructuring transaction. Members who are lessees of their memberships, however, will have the opportunity to apply for a trading permit following the restructuring transaction. The trading permits will provide physical and/or electronic access to the trading facilities of the CBOE, subject to the limitations and requirements as will be specified in the rules of the CBOE.

The Board of Directors of the CBOE has determined that following the acquisition of The Board of Trade of the City of Chicago, Inc. (the “CBOT”) by Chicago Mercantile Exchange Holdings, Inc. (“CME Holdings”), pursuant to the merger agreement between CME Holdings and CBOT Holdings, Inc., the CBOT’s parent corporation (referred to herein as the “CME/CBOT Transaction”), there will no longer be members of the CBOT who qualify to become a member of the CBOE under paragraph (b) of Article Fifth of the CBOE’s certificate of incorporation without having to purchase a separate CBOE membership. Because the CME/CBOT Transaction is expected to close in mid-2007, prior to the date the registration statement of which this proxy statement is a part is expected to be declared effective, memberships formerly held by CBOT members pursuant to the right under Article Fifth(b), which is commonly referred to as the “Exercise Right,” will not be converted into shares of CBOE Holdings common stock in the restructuring transaction because there would no longer be any members of the CBOT who would qualify to hold such a membership on the date of the restructuring transaction. For information regarding the terms and conditions of the CBOE trading permits and the process for obtaining such a permit, please see “The Restructuring Transaction—Trading Permits” on page 40.

CBOE Holdings Capital Stock (See page 126)

General.   The Class A common stock of CBOE Holdings will represent an equity ownership interest in that company and will have traditional features of common stock, including dividend, voting and liquidation rights. The common stock will provide the holder with the right to receive dividends as determined by the CBOE Holdings board of directors and the right to share in the proceeds of liquidation, in each case, ratably on the basis of the number of shares held and subject to the rights of holders of CBOE Holdings preferred stock, if any.

Authorized.   As of the effective time of the restructuring transaction, CBOE Holdings will be authorized to issue up to (i)          shares of unrestricted common stock, $0.01 par value per share, (ii)          shares of Class A common stock, $0.01 par value per share, initially divided into three series of restricted Class A common stock, designated Series A-1, A-2 and A-3 and (iii) up to 20,000,000 shares of preferred stock, $0.01 par value per share. The unrestricted common stock and the Class A common stock will have the same rights and privileges, except the Class A common stock will be subject to the transfer restrictions described in “What You Will Receive in the Restructuring Transaction” above. The three series of Class A common stock will be identical, except that the transfer restrictions associated with each series will be of a different duration. CBOE Holdings will have the ability to issue preferred stock and unrestricted common stock, including in connection with a public offering of shares of stock to investors who were not members of the CBOE prior to the restructuring transaction and are not holders of trading permits in the CBOE following the restructuring transaction. CBOE Holdings has no current intention to issue any shares of its preferred stock.

Dividends.   Holders of CBOE Holdings common stock are entitled to receive dividends when, as and if declared by the CBOE Holdings board of directors out of funds legally available for payment, subject to the rights, if any, of the holders of any series of preferred stock issued and subject to applicable law. We are not currently able to state whether or not CBOE Holdings will pay dividends on its common stock or what the long-term dividend policy adopted by the CBOE Holdings board of directors will be.

Voting.   Each holder of CBOE Holdings common stock will be entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock issued, the holders of the common stock will have the right to vote on all matters upon which the stockholders of a Delaware corporation are entitled to vote.

Amendments & Organizational Documents.   Amendments to the certificate of incorporation of CBOE Holdings will generally require the approval of the board of directors of CBOE Holdings and the holders of a majority of the outstanding shares of the CBOE Holdings common stock, unless otherwise required by

Delaware law and subject to any rights, if any, of holders of CBOE Holdings preferred stock. The board of directors of CBOE Holdings will have the authority to adopt, amend or repeal the bylaws of CBOE Holdings without the approval of the stockholders. In addition, holders of a majority of the CBOE Holdings common stock voting on such matter will have the right to adopt, amend or repeal the bylaws of CBOE Holdings.

Lock-Ups & Restrictions.   The CBOE Holdings certificate of incorporation imposes certain transfer restrictions, or “lock-ups,” on the Series A-1, A-2 and A-3 common stock of CBOE Holdings issued to the CBOE members in the restructuring transaction. For a discussion of these restrictions, please see “The Restructuring Transaction—What You Will Receive in the Restructuring Transaction—Transfer Restrictions on CBOE Holdings Common Stock Following the Restructuring Transaction” on page 38.

Ownership and Voting Limitations.   No person (either alone or together with its related persons) may beneficially own shares of CBOE Holdings common stock representing in the aggregate more than 10% of the total number of shares of common stock outstanding. In the event that CBOE Holdings completes a public offering of its common stock, the ownership percentage that a person would be permitted to beneficially own would increase from 10% to 20% of the total outstanding shares of CBOE Holdings common stock. In addition, no person (either alone or together with its related persons) shall be entitled to vote or cause the voting of shares of the CBOE Holdings stock beneficially owned by that person or those related persons to the extent that those shares would represent in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and no person (either alone or together with its related persons) shall be entitled to vote more than 10% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by that person or those related persons with other persons not to vote shares of our outstanding capital stock. In the event that CBOE Holdings completes a public offering of its common stock, the voting percentage that any person would be permitted to control, whether through beneficially ownership or other agreement, would increase from 10% to 20% of the total number of votes entitled to be cast on any matter. The CBOE Holdings board of directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting such ownership or voting, so long as the resolution is filed with and approved by the Securities and Exchange Commission, or the SEC, prior to becoming effective.

Organized Sales (See page 41)

After the completion of a public offering, CBOE Holdings will have the right to conduct organized sales of the Class A common stock of CBOE Holdings issued in the restructuring transactions when the transfer restriction period applicable to the Series A-1, A-2 and A-3 common stock of CBOE Holdings is scheduled to expire. The purpose of this right is to enable CBOE Holdings to facilitate a more orderly distribution of its common stock into the public market. If CBOE Holdings elects to conduct an organized sale, no shares of the Series A-1, A-2 or A-3 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse or of any other series that is subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the organized sale or in a permitted transfer.

In the event CBOE Holdings elects to conduct an organized sale, it will provide the holders of Series A-1, A-2 and A-3 common stock of CBOE Holdings with a written notice of election to conduct an organized sale of the applicable Series of Class A common stock for which transfer restrictions are scheduled to expire at least 60 days prior to the scheduled expiration of the applicable transfer restriction period. Holders of Class A common stock of CBOE Holdings will have 20 days following receipt of that notice to provide CBOE Holdings with written notice of their intent to participate in the organized sale with respect to the series whose restrictions are scheduled to expire, any other series that remain subject to transfer restrictions and any unrestricted common stock of CBOE Holdings.

CBOE Holdings may proceed with the sale of fewer than all of the shares that have been requested to be included in an organized sale, including less than all of the shares of the series scheduled for release at the expiration of the related transfer restriction period. Additionally, CBOE Holdings will be under no obligation to complete the organized sale.

If less than all of the shares of the series scheduled to be released that a stockholder requests be sold in the related organized sale are sold in such organized sale or the stockholder elects not to include all of the shares of the series scheduled for release in the applicable organized sale, the stockholder will be able to sell, on the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, any shares of that Series that were not sold or included (i.e., such shares will automatically convert into unrestricted shares of common stock of CBOE Holdings on such date). If CBOE Holdings elects to conduct an organized sale and does not complete such organized sale before 60 days after the expiration date of the related transfer restriction period, the shares of the series then scheduled to be released will convert into unrestricted common stock of CBOE Holdings on the 61st day after the expiration date of the related transfer restriction period.

If CBOE Holdings does not elect to conduct an organized sale at the time of any scheduled expiration of transfer restrictions applicable to a series of Class A common stock of CBOE Holdings, the shares of that series for which transfer restrictions are scheduled to expire will automatically convert into unrestricted common stock of CBOE Holdings at the expiration of the applicable transfer restriction period. For more information of organized offerings, please see “The Restructuring Transaction—Organized Sales” on page 41.

Effect of the Restructuring Transaction on Trading Access (See page 39)

In the restructuring transaction, memberships in the CBOE and the trading rights they represent will be cancelled when the CBOE memberships are exchanged for shares of common stock in CBOE Holdings. The CBOE Holdings common stock issued in the restructuring transaction will not provide the holder with any right to physical or electronic access to the CBOE’s trading facilities. Following the restructuring transaction, physical and electronic access to the trading facilities of the CBOE, subject to such limitations and requirements as will be specified in the rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE. In addition, effective upon completion of the restructuring transaction, each lease of a CBOE Seat will be voided, by operation of rule or law, and the lessee members will cease to have any rights to trading access under the lease after termination. Current lessees will have the opportunity to apply for a trading permit following the restructuring transaction, which will provide them with physical and/or electronic access to the trading facilities of the CBOE, subject to the limitations and requirements as will be specified in the rules of the CBOE. For more information regarding trading access following the restructuring transaction, please see “The Restructuring Transaction—Trading Permits.”

In the restructuring transaction, all CBOE memberships existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock and the concept of a “member” of the CBOE under Delaware law (i.e., as a holder of equity) will cease to exist. The concept of “member” and “member organizations” of the CBOE for purposes of the Securities Exchange Act of 1934, however, will continue to exist after the restructuring transaction (generally including individuals and organizations that have direct access to the CBOE as a result of obtaining a trading permit in the CBOE and those individuals and organizations that are otherwise regulated by the CBOE). Such individuals or organizations, however, will not, by virtue of being a “member” for purposes of the Securities Exchange Act of 1934, be an equity owner of CBOE Holdings or any of its subsidiaries. Instead, such individuals and organizations will hold trading permits at the CBOE and, therefore, be subject to the rules and policies of the CBOE.

Our Corporate Structure Before and After the Restructuring

In order to help you understand the restructuring transactions and how it will affect our corporate organizational structure, the following charts show, in simplified form, the structure of the CBOE before and immediately after the completion of the restructuring transaction:

Before the Restructuring Transaction

Amendments to the CBOE Certificate of Incorporation, Constitution, Bylaws and Rules

Currently the CBOE has a certificate of incorporation, Constitution and Rules. The Constitution and Rules of the CBOE are collectively referred to as the bylaws. Following the restructuring transaction, the CBOE’s rules will no longer be part of the bylaws and what has been historically referred to as the Constitution, will now be referred to as the bylaws. As a result, following the restructuring transaction, the certificate of incorporation, bylaws and Rules of the CBOE will be similar to the CBOE’s current certificate of incorporation, Constitution and Rules, except each of these documents will be revised to reflect that the CBOE will become wholly owned by CBOE Holdings and will be revised in other ways to, among other things, streamline the CBOE governance and incorporate provisions required by the SEC in the case of for-profit exchanges.

In addition, as part of the restructuring transaction, the certificate of incorporation of the CBOE will be updated to reflect the fact that following the CME/CBOT Transaction, there will no longer be members of the CBOT who qualify to become a member of the CBOE under Article Fifth(b) of the CBOE’s certificate of incorporation without having to purchase a separate CBOE membership. Other revisions to our certificate of incorporation, Constitution, bylaws and Rules will reflect the way in which access to our trading facilities will be provided following the restructuring. These amendments are described below under the headings “The Restructuring Transaction—Amendments to the CBOE Certificate of Incorporation, Constitution and Bylaws” on page 42 and “The Restructuring Transaction—Amendments to the CBOE Rules” on page 44. For more information regarding the differences between the rights before and after the restructuring transaction, please see “Comparison of Rights Prior to and After the Restructuring Transaction” on page 136.

The CBOE Special Meeting (See page 28)

The special meeting of the CBOE members will be held in                 at 400 South LaSalle Street, Chicago, Illinois 60605, on                      , 2007 at      :      a.m., local time. You may vote at the CBOE special meeting or any adjournments thereof if you are a Voting Member of the CBOE of record and in good standing as of the close of business on                      , 2007, the record date for the special meeting. As of the date of this document, there are 930 memberships entitled to vote and in good standing. On each proposal at the CBOE special meeting, each Voting Member of the CBOE may cast one vote for each membership the Voting Member has the right to vote. The presence in person or by proxy of CBOE members entitled to cast a majority of the total number of votes entitled to be cast at the meeting constitutes a quorum at the meeting.

Proposal to Approve the Restructuring Transaction.   To approve the restructuring transaction, CBOE members holding a majority of the outstanding memberships must approve the Agreement and Plan of Merger.

Directors and officers of the Exchange hold memberships entitling them to cast an aggregate of thirteen votes on the proposal, representing approximately 1.4% of the total membership votes that may be cast.

Other Proposals.   The approval of any other proposal presented at the special meeting requires the affirmative vote of a majority of the votes cast by the CBOE members at the special meeting. If no quorum of the CBOE members is present in person or by proxy at the special meeting, the special meeting may be adjourned by the members present and entitled to vote at that meeting. If the Vice Chairman of the CBOE board of directors proposes to adjourn the CBOE special meeting, and this proposal to adjourn is approved by the CBOE members present, the CBOE special meeting will be adjourned. No proxy that is voted against a proposal described in this document will be voted in favor of any such adjournment.

The CBOE board of directors recommends that the CBOE members vote “FOR” the adoption of the Agreement and Plan of Merger that will effect the restructuring transaction. In addition, the CBOE board of directors recommends that the CBOE members vote “FOR” any proposal that may be made by the Vice Chairman of the Board of Directors of the CBOE to adjourn or postpone the CBOE special meeting for the purpose of soliciting additional proxies with respect to the proposal to adopt the Agreement and Plan of Merger.

Material U.S. Federal Income Tax Consequences (See page 46)

It is a condition to the obligation of the CBOE to consummate the Merger that it receive an opinion from its counsel, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Consequences,” it is the opinion of Schiff Hardin LLP, counsel to the CBOE, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a result:

•       No gain or loss will be recognized by the CBOE upon the Merger.

•       A CBOE member will not recognize any gain or loss upon receipt of CBOE Holdings common stock received in connection with the Merger, except with respect to cash received in lieu of fractional shares of CBOE Holdings common stock.

There can be no assurance that the Internal Revenue Service will agree with the conclusions of Schiff Hardin LLP that the Merger constitutes a reorganization for U.S. federal income tax purposes. You should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Merger. We urge you to consult with your tax advisor for a full understanding of the tax consequences of the Merger to you.

Accounting Treatment

The restructuring transaction will be treated as a merger of entities under common control. Accordingly, the financial position and results of operations of the CBOE will be included in the consolidated financial statements of CBOE Holdings on the same basis as currently presented.

Regulatory Approvals (See page 45)

The restructuring transaction is subject to the approval of the SEC to the extent that changes to our certificate of incorporation, Constitution and Rules are necessary to effectuate the restructuring transaction. These changes must be filed with, and in most cases approved by, the SEC before they may become effective. Accordingly, we intend to make appropriate filings with the SEC seeking approval of the proposed restructuring transaction and associated amendments as described in this document. While we believe that we will receive the requisite regulatory approvals from the SEC, there can be no assurances regarding the timing of the approvals or our ability to obtain the approvals on satisfactory terms. Subject to the satisfaction of these conditions, we expect to complete the restructuring transaction in the third quarter of 2007.

Appraisal Rights (See page 47)

Under Delaware law, the CBOE members have the right to an appraisal of the fair value of their memberships in connection with the restructuring transaction. To exercise appraisal rights, a CBOE Voting Member must not vote for adoption of the Agreement and Plan of Merger and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully in “The Restructuring Transaction—Appraisal Rights of Dissenting Members” on page 47.

A copy of Delaware General Corporation Law—Section 262—Appraisal Rights—is included as Annex H to this document.

Directors and Management of CBOE Holdings and the CBOE Following the Restructuring Transaction (See page 105)

Following the restructuring transaction, the CBOE Holdings board of directors will consist of 13 directors, one of whom will be CBOE Holdings’ chief executive officer. At all times no less than two-thirds of the directors of CBOE Holdings will be independent as defined by CBOE Holdings’ board of directors, which definition will satisfy the New York Stock Exchange’s listing standards for independence. The CBOE Holdings board will be a classified board with staggered terms of office, consisting of two classes of directors, each of which will serve for two-year terms. There is no limit on the number of terms a director may serve on the board.

The CBOE’s board of directors also will consist of 13 directors, one of whom will be the CBOE’s chief executive officer, at least seven of whom will be non-industry directors, and the remainder of whom will be industry directors. At the CBOE, a “non-industry director” is defined as a director who is not an industry director. An “industry director” is any director who (i) is a holder of a CBOE trading permit or otherwise subject to regulation by the CBOE, (ii) is a broker-dealer or an officer, director or employee of a broker-dealer or has been employed in any such capacity at any time within the prior three years, or (iii) has a consulting or employment relationship with or has provided professional services to the CBOE or has had such a relationship or has provided such services at any time within the prior three years. Notwithstanding the foregoing, a director shall not be deemed to be an “industry director” solely because the person is or was an officer, director or employee of a broker-dealer (A) when the only function of the broker-dealer is to engage in securities-related activities of affiliates of the broker-dealer, or (B) when the revenues of the broker-dealer do not account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated; provided that the broker-dealer is not a holder of a CBOE trading permit or otherwise subject to regulation by CBOE. The CBOE board will be a classified board with staggered terms of office, consisting of two classes of directors, each of which will serve for two-year terms. There is no limit on the number of terms a director may serve on the board.For more information on the specific requirements for the CBOE Holdings and the CBOE boards of directors, please see “Directors and Management of the CBOE and CBOE Holdings After the Restructuring Transaction.”

On or prior to the completion of the restructuring transaction, in addition to its current officers, CBOE Holdings will elect certain additional individuals as officers of CBOE Holdings. See “Directors and Management of the CBOE and CBOE Holdings After the Restructuring Transaction.”

Stock Exchange Listing and Stock Prices (See page 47)

CBOE Holdings common stock currently is not traded or quoted on a stock exchange or quotation system. We do not currently intend to list the common stock of CBOE Holdings on any stock exchange immediately following the completion of the restructuring transaction. If CBOE Holdings subsequently pursues a public offering, CBOE Holdings likely would apply to list its common stock at that time. There can be no assurances, however, that a public offering of CBOE Holdings will occur or that the common stock of CBOE Holdings will ultimately be listed on any stock exchange.

CBOE memberships are not traded or quoted on a stock exchange or quotation system. All transfers of CBOE memberships, including transfers through private sales, currently must be processed through the CBOE. The CBOE records the sale prices of CBOE memberships.

Because all transfers of memberships, including private sales, must be processed through the CBOE membership department, the CBOE is aware of the price of all transfers, including nominal transfers. The following table sets forth, for the periods indicated, the high and low sale prices of CBOE memberships as recorded in the CBOE’s records.

Calendar Quarter	High	Low
2004:
First Quarter	$340,000	$280,000
Second Quarter	$340,000	$300,000
Third Quarter	$420,000	$340,000
Fourth Quarter	$410,000	$270,000
2005:
First Quarter	$439,500	$299,000
Second Quarter	$595,000	$425,100
Third Quarter	$755,000	$600,000
Fourth Quarter	$875,000	$625,000
2006:
First Quarter	$1,150,000	$850,000
Second Quarter	$1,375,000	$1,200,000
Third Quarter	$1,400,000	$975,000
Fourth Quarter	$1,775,000	$1,375,000

On January 24, 2007, the day prior to the date of public announcement of the restructuring transaction, the most recent sale price of a membership in the CBOE was $1,900,000, and the most recent sale of a membership in the CBOE prior to the date of this prospectus was on January 26, 2007, at a price of $1,900,000, in each case as recorded by the CBOE’s membership department.

Certain Differences in the Rights of a CBOE Member Before the Restructuring Transaction and a CBOE Holdings Stockholder after the Restructuring Transaction (See page 136)

Upon completion of the restructuring transaction, CBOE Holdings’ certificate of incorporation and bylaws will govern the rights of the CBOE Holdings stockholders. Please read carefully the form of CBOE Holdings certificate of incorporation and bylaws that will be in effect upon completion of the restructuring transaction, copies of which are attached as Annex C and D, respectively, to this proxy statement and prospectus, as well as a summary of the material differences between the rights of the CBOE Holdings stockholders and the CBOE members under “Comparison of Rights Prior to and After the Restructuring Transaction.”

UNAUDITED SUMMARY CONDENSED CONSOLIDATED FINANCIAL DATA

The following table sets forth a summary of our historical financial and other information. When you read this summary condensed consolidated financial data, it is important that you read along with it the historical financial statements and related notes, as well as, the section titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement and prospectus. In 2005 the CBOE converted from a fiscal year that ended on June 30 to a fiscal year that ends on December 31. Because of this conversion, it was necessary for the CBOE to have a six-month reporting period (which we refer to as the 2004 Stub) ending on December 31, 2004.

	Nine Mos.	Nine Mos.	Year	Six Mos.	Six Mos.
	Ended	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Dec 31,	Dec 31,	Dec 31, (1)	Year Ended June 30,
	2006	2005	2005	2005	2004	2004	2003	2002	2001
	(dollars in thousands, except per share data)
Operating Data
Total revenues	$193,085	$148,804	$203,055	$105,879	$88,926	$173,714	$163,792	$148,823	$157,814
Operating expenses	144,771	134,613	183,162	94,662	86,493	171,059	150,401	152,251	145,903
Income (Loss) from operations	48,314	14,191	19,893	11,217	2,433	2,655	13,391	(3,428)	11,911
Income Taxes (Credit)	19,991	3,590	8,998	5,032	1,240	1,004	5,999	2,192	4,775
Net Income (Loss)	$28,323	$10,601	$10,895	$6,185	$1,193	$1,651	$7,392	$(5,620)	$7,136
Balance Sheet Data
Total assets	$242,237	$195,788	$202,185	$202,185	$198,967	$176,234	$175,784	$165,706	$177,030
Total liabilities	71,909	57,247	61,277	61,277	64,127	42,587	43,788	41,102	46,806
Total equity	170,328	138,541	140,908	140,908	134,840	133,647	131,996	124,604	130,224
Pro forma Data
Net income (loss) per share (2)	[__]	[__]	[__]	[__]	[__]	[__]	[__]	[__]	[__]
Other Data
Current Ratio (3)	2.67	2.81	2.59	2.59	2.16	3.02	2.72	1.98	1.75
Working capital	$85,434	$56,210	$59,912	$59,912	$42,911	$36,788	$30,143	$17,114	$17,595
Capital expenditures (4)	18,037	16,937	21,011	10,948	15,462	23,334	25,047	$21,871	37,663
Number of full time employees at the end of the period	622	670	673	673	686	698	725	720	801
Sales price per CBOE membership
High	$1,400	$755	$875	875	$420	$340	$210	$381	$439
Low	850	299	299	600	270	190	132	160	340

(1)    In 2004, the CBOE converted its fiscal year from the year ending June 30 to the year ending December 31. Because of this transition, the CBOE is reporting results for the six months ending December 31, 2004.

(2)    Based on [___________] shares issued and outstanding immediately following the completion of the restructuring transactions.

(3)    Equals current assets divided by current liabilities.

(4)    Does not include new investments in affiliates or the disposition of interests in affiliates.

RISK FACTORS

In this section, we describe the material risks known to us pertaining to the proposed restructuring of the CBOE and to our business in general. You should carefully consider each of the following risks, together with all other information set forth in this document, before deciding whether to vote for or against the proposal to approve the restructuring transaction.

Risks Relating to the Restructuring Transaction

We are subject to the following risks in connection with the restructuring transaction, including the changes in our form of corporate organization and in our governance structure:

The costs of restructuring and of maintaining a holding company structure may outweigh the benefits intended to be realized by making these changes.

Although we expect that the proposed restructuring into a holding company form of organization will provide us increased flexibility to raise capital, make acquisitions, form strategic alliances and otherwise to operate in a manner that will allow us to pursue our strategic goals, it is possible that we will not be able to achieve some or all of these benefits as a result of unfavorable market conditions, the regulatory environment or other circumstances. As a result, we could incur the added costs of restructuring and of maintaining a holding company structure without realizing the intended benefits.

We have no significant experience in operating as a for-profit exchange.

From our formation in 1973 until our change to a for-profit business model at the beginning of 2006, we have operated as a member-owned organization essentially on a break-even basis and for the benefit of our members, subject to our obligations as a self-regulatory organization, or SRO, under the Exchange Act. In that capacity, our business decisions were focused not on maximizing our own profitability, but instead on delivering member benefits and enhancing member opportunity at reasonable cost in conformity with our obligations under the Exchange Act. Beginning in 2006 and carrying forward after the restructuring transaction, our business was and will be operated for the long-term benefit of our owners rather than primarily for the purpose of delivering member benefits and enhancing member opportunity. Our management, therefore, has limited experience operating a for-profit business. Consequently, our transition to for-profit operations will be subject to risks, expenses and difficulties that we cannot predict and may not be capable of handling in an efficient manner.

CBOE Holdings has not determined its dividend policy. The ability of CBOE Holdings to pay dividends will depend upon the earnings of its operating subsidiaries to meet obligations and invest appropriately in the business prior to payment of any dividends. Accordingly, there can be no guarantee that CBOE Holdings will, or will be able to, pay dividends to its stockholders.

Any future decision to pay dividends on CBOE Holdings common stock will be at the discretion of the CBOE Holdings board of directors. The CBOE Holdings board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that the CBOE Holdings board of directors deems relevant. As a holding company with no significant business operations of its own, CBOE Holdings will depend entirely on distributions, if any, it may receive from its subsidiaries to meet its obligations and pay dividends to its stockholders. If these subsidiaries are not profitable or, even if they are and they determine to retain their profits for use in their businesses, CBOE Holdings will be unable to pay dividends to its stockholders. We expect that most of the earnings and cash flow of the CBOE will initially be retained and used by it in its operations and will therefore not be available for distribution to CBOE Holdings and to stockholders of CBOE Holdings. We are not now able to state what will be the long-term dividend policy adopted by CBOE Holdings’ board of directors.

We may incur material, unanticipated costs in connection with the restructuring transaction.

Costs associated with the proposed restructuring transaction have already been incurred, and we may incur additional significant costs and expenses in connection with the restructuring transactions, including costs as a result of litigation that has been and that may be instituted as a result of the proposed restructuring. These additional costs could be greater than we have planned and could be material to our business.

We must obtain the approval of the Securities and Exchange Commission and the Commodity Futures Trading Commission before we can complete the proposed restructuring transaction, which may result in additional conditions being imposed and may be a source of delay.

The SEC must approve the proposed amendments to the CBOE’s certificate of incorporation, Constitution and Rules as well as certain terms of the certificate of incorporation and bylaws of CBOE Holdings, in each case, that result from or are a part of the restructuring transaction. SEC approval might not be forthcoming in a timely manner or may be conditioned on changes to these documents that could limit or otherwise adversely affect your rights as holders of CBOE Holdings common stock after the restructuring. Certain changes may require us to obtain the approval of the CBOE members even if we have already received membership approval to complete the restructuring as originally proposed. This could require us to re-solicit proxies, which could cause us to incur significant additional expenses and delay.

In addition, we will need to obtain the approval of CFTC for the transfer of certain of our subsidiaries from the CBOE to CBOE Holdings. This approval could delay our ability to consummate the restructuring transaction.

The Class A common stock of CBOE Holdings you receive in the restructuring transaction may not be a liquid investment.

The shares of Class A common stock that you will receive in the restructuring transaction will not be listed on a national securities exchange. In addition, the shares you will receive will only be permitted to be traded through the CBOE Membership Department or through an agent to be designated by the CBOE Membership Department to manage such transfers. Accordingly, we cannot assure you that this market will develop into an active marketplace for your stock, therefore, you could be required to bear the risk of your investment in these shares for an extended period of time.

We cannot assure you that we will complete a public offering of our common stock.

There can be no guarantee that there will be a future public offering of common stock of CBOE Holdings. Whether or not our board of directors determines to proceed with public offering will depend on many factors, including market conditions, the trading performance of and investor demand for the equity of comparable companies and our operating performance relative to comparable companies. We cannot assure you that we will be able to complete a public offering in the near future or if at all. Even if a public offering is possible, we cannot assure you that the price you would be able to receive for the shares you receive in the restructuring transaction would equal or exceed the current market value of your membership.

Following a public offering shares of CBOE Holdings Class A common stock will be subject to transfer restrictions and will not be a liquid investment until these restrictions lapse.

Because the common stock of CBOE Holdings issued in the restructuring transaction would become subject to transfer restrictions in the event CBOE Holdings engaged in a public offering, these shares will not be a liquid investment until such transfer restrictions have expired and a trading market in the shares has developed. In addition, even if a market in shares of CBOE Holdings common stock does develop, the market price of the stock may fluctuate due to actual or anticipated variations in the operating results of

CBOE Holdings and its subsidiaries, and as a result of conditions or trends in the businesses in which CBOE Holdings and its subsidiaries are engaged, including regulatory, competitive or other developments affecting only CBOE Holdings or its subsidiaries or affecting financial markets in general.

Your ownership of CBOE Holdings may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic relationships.

CBOE Holdings may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of existing CBOE Holdings stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of the CBOE Holdings common stock.

There can be no assurance that the CBOE will be able to generate significant revenue by making trading access available in exchange for a fee paid directly to the CBOE, rather than having access be an attribute of CBOE membership.

The ability to trade on the CBOE is currently an inherent right of every CBOE member. One of the consequences of the restructuring transaction will be to separate trading access from ownership, and thereby eliminate access as an inherent right of ownership of the CBOE. Upon the effectiveness of the restructuring transaction, the right to trade on the CBOE will be made available to holders of trading permits issued by the CBOE that will be subject to fees paid directly to the CBOE. These fees are expected to account for a significant portion of the revenues of the CBOE, hence of CBOE Holdings. If the demand for access to the CBOE is less than planned, we would not likely be able to generate as much revenue as we anticipate through the granting of permits for trading access, which could adversely affect the profitability of the CBOE and of CBOE Holdings. For a discussion of trading access after the restructuring transaction, please see “The Restructuring Transaction—Effect of the Restructuring Transaction on Trading Access” on page 39.

We are a party to a pending lawsuit in connection with the restructuring transaction.

On August 23, 2006, the CBOE and its directors were sued by The Board of Trade of the City of Chicago, Inc. (the “CBOT”), CBOT Holdings, Inc. (“CBOT Holdings,” the CBOT’s parent company) and two members of the CBOT who purport to represent a class of individuals who became, or have the right to become, members of the CBOE, without paying for such membership, by virtue of the Exercise Right granted to CBOT members pursuant to paragraph (b) of Article Fifth of the CBOE’s certificate of incorporation. These plaintiffs seek a judicial declaration that, among other things, persons who become CBOE members pursuant to the Exercise Right (“Exercise Members”), are entitled to receive the same consideration in the CBOE’s restructuring transaction as all other CBOE members, and plaintiffs also seek an injunction to bar the CBOE and the CBOE’s directors from issuing any stock to CBOE members as part of the restructuring transaction unless Exercise Members receive the same stock and other consideration as other CBOE members. Plaintiffs also seek a declaratory judgment and an injunction to prevent the CBOE from implementing an interpretation of Article Fifth(b) of the CBOE’s certificate of incorporation that the CBOE has submitted to the SEC for approval, under which no person would qualify as an Exercise Member upon the consummation of an announced transaction between CBOT Holdings and Chicago Mercantile Exchange Holdings, Inc. Prior to this action we have been subject to other legal proceedings and claims relating to the Exercise Right. It is possible that this claim—or other claims that could be brought in the future relating to the restructuring transaction or other matters—could delay or affect the structure of the restructuring transaction as well as lead to additional expenses or require us to issue significantly more equity, which would dilute materially the equity of our stockholders. See “Our Business—Legal Proceedings—Litigation with respect to the Restructuring Transaction” on page 90 for a description of this litigation.

Risks Relating to Our Business

Our business, and thus the value of CBOE Holdings common stock, is subject to the following risks, which include risks relating to the industry in which we operate.

Regulatory actions by the SEC could negatively impact our business.

The CBOE, which will be CBOE Holdings’ principal operating subsidiary, is a registered national securities exchange and an SRO and, as such, is subject to comprehensive regulation by the SEC. The CBOE must submit proposed rule changes to the SEC for its review and, in most cases, its approval. Even where a proposed rule change may be put into effect upon its being filed with the SEC, the SEC retains the right to abrogate such rule changes. The SEC review process can be lengthy and can significantly delay the implementation of proposed rule changes that the CBOE believes are necessary in the operation of its market. If the SEC refuses to approve a proposed rule change or delays its approval, this could negatively affect the ability of the CBOE to make needed changes or implement business decisions. In addition, the SEC has broad powers to audit, investigate and enforce compliance and to punish noncompliance by SROs with the Exchange Act, the SEC’s rules and regulations under the Exchange Act and the rules and regulations of the SRO. If the SEC were to find the CBOE’s program of enforcement and compliance to be deficient, the CBOE could be the subject of SEC investigations and enforcement proceedings that may result in substantial sanctions, including revocation of its registration as a national securities exchange. Any such investigations or proceedings, whether successful or unsuccessful, could result in substantial costs and diversions of resources and potential harm to the CBOE’s reputation, any of which could have a material adverse effect on the business, financial condition and operating results of CBOE Holdings.

Although CBOE Holdings itself will not be a registered entity, CBOE Holdings will be subject to regulation by the SEC over its activities that involve the CBOE because CBOE Holdings will control the CBOE, which is an SRO. Specifically, the SEC will exercise oversight over the governance of CBOE Holdings and its relationship with the CBOE. See “Regulation—Regulatory Responsibility,” below.

Intense competition could materially adversely affect our market share and financial performance.

The options industry is highly competitive. Competition among options exchanges has continued to expand since the CBOE was created in 1973. We currently face greater competition than ever before in our history not only because virtually all of the equity options listed and traded on the CBOE are also listed and traded on other U.S. options exchanges, but also because options are now traded on all-electronic exchanges. For certain types of orders, all-electronic exchanges often have been able to offer more immediate and more efficient execution than traditional floor-based exchanges. Some order-providing firms have taken ownership positions in options exchanges that compete with us, thereby giving those firms an added incentive to direct orders to the exchanges they own. As a result of these competitive developments, although our trading volume has increased in absolute terms in recent years, our market share in equity options fell from approximately 44% in 1999 to about 26% in 2006.

In response to these developments, we developed our own electronic trading facility that we operate as part of a “hybrid” model combining electronic trading and remote off-floor market-makers with traditional floor-based, open outcry trading. We have also administered a program through which we collect a marketing fee on market maker transactions. The funds collected are made available to the specialist for use in payment for order flow. While certain of these and other changes to our hybrid trading model have proven to be successful in maintaining and expanding our market share, we cannot assure you that these changes will continue to be successful in achieving this objective. Likewise, we cannot assure you that our future responses to these or other competitive developments will be successful in maintaining or expanding our market share.

CBOE’s business may be adversely affected by price competition.

The business of operating an options exchange is characterized by intense price competition. The pricing model for trade execution for options has changed in response to competitive market conditions. Some of the CBOE’s competitors have lowered their transaction fees while at the same time increasing the marketing fees that they collect from market makers and make available to specialists for use in paying for order flow. This has resulted in significant pricing and cost pressures on the CBOE and its members. It is likely that this pressure will continue and even intensify as our competitors continue to seek to increase their share of trading by further reducing their transaction fees and by offering higher payments or other financial incentives to order providers to induce them to direct orders to our competitors’ markets. In any of these events, the CBOE’s operating results and profitability could be adversely affected, which in turn would affect the profitability of CBOE Holdings. For example, the CBOE could lose a substantial percentage of its share of trading if it is unable to price its transactions in a competitive manner. Also, the CBOE’s profit margins could decline if competitive pressures force it to reduce its fees.

We may not be able to protect our intellectual property rights.

We rely on patent, trade secret, copyright and trademark laws, the law of the doctrine of misappropriation and contractual protections to protect our proprietary technology, proprietary index products and index methodologies and other proprietary rights. In addition, we rely on the intellectual property rights of our licensors in connection with our trading of exclusively-licensed index products. We and our licensors may not be able to prevent third parties from copying, or otherwise obtaining and using, our proprietary technology without authorization or from trading our proprietary or exclusively-licensed index products without licenses, or otherwise infringing on our rights. If we or our licensors have to rely on litigation to enforce our intellectual property rights, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity, there can be no assurance that we or our licensors will be successful in this regard. In any event, any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could materially adversely affect our business. For a description of current litigation involving these matters, please see “Business—Legal Proceedings” on page 90.

Loss of our market share in the index options we trade or the loss of our exclusive licenses to trade certain index options could have a material adverse effect on our financial performance.

A significant contribution to the CBOE’s revenue and profitability comes as a result of our market share in broad-based index options. Our market share in these products results in part because we hold exclusive licenses to trade index options granted to us by the owners of the S&P 500 Index and S&P 100 Index and the Dow Jones Industrial Average, or DJIA. However, even these index options face competition from other indexed derivatives, such as index futures traded on futures exchanges, indexed exchange-traded funds, or ETFs, options on ETFs and futures on ETFs and various over-the-counter options, swaps and other derivatives, some of which may be used by investors to achieve the same or similar purposes as the options we trade.

In addition, the value of our exclusive licenses to trade index options depends on the continued ability of index owners to require licenses for the trading of options based on their indexes. Although recent court decisions have allowed the trading of options overlying ETFs based on indexes without licenses from the owners of the indexes, none of these decisions has overturned existing legal precedent that requires an exchange to be licensed by the owner of an index before it may trade options based on the index. However, on November 2, 2006, International Securities Exchange, Inc., or ISE, filed a lawsuit against the owners of the S&P 500 Index and the DJIA—two of the most popular indexes on which the CBOE trades options pursuant to exclusive licenses. ISE seeks a judicial declaration that it (and, by extension, other options exchanges) has the right to list and trade options based on those indexes without licenses and, therefore, without regard to the CBOE’s exclusive licenses to trade options on those indexes. This litigation remains pending, and there is a risk that ISE may be successful in eliminating the right of index owners to require licenses to use their indexes for options trading, including on an exclusive basis. There is also a risk that competing exchanges may convince the SEC to limit the right of index owners to grant exclusive licenses for index options trading or to prevent exchanges from entering into such exclusive licenses. If unlicensed trading of index options were permitted or if exclusive licenses for index options trading were prohibited, the value of the CBOE’s exclusive licenses to trade index options would be eliminated, and the CBOE likely would lose some market share in these index options. There is also a risk, with respect to each of our current exclusive licenses, that the owner of the index may determine not to renew the license on an exclusive basis, or not to renew it at all, upon the expiration of the current term. In the first event, we would be subject to competition in the trading of what is now an exclusive index product, resulting in a likely reduction of the profitability to the CBOE of trading the product. In the second event, we could lose the right to trade the index product entirely.

Our decision to operate both open outcry trading and electronic trading systems may have a material adverse effect on our operating costs, markets and profitability.

Our current business strategy involves the operation of a hybrid trading system that includes both floor-based, or open outcry, trading and electronic trading for most of our products. In addition, certain index products are traded solely through our floor-based trading system. It is expensive to continue operating both electronic and floor-based markets for the same products. This may result in resource allocation decisions that adversely impact one or both systems. If we determine to continue to operate both systems without reducing the resources provided to either one, the costs of doing so could put us at a competitive disadvantage to other exchanges.

We may be unable to keep up with rapid technological changes.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our automated trading and communications systems in the face of rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices. This will require us to continue to attract and retain a highly-skilled technology staff and invest the financial resources necessary to keep our systems up to date. If we fail to do so, our systems could become obsolete, which could result in a material adverse effect on the business, financial condition and operating results of the CBOE and CBOE Holdings.

Computer and communications systems failures and capacity constraints could harm our reputation and our business.

A failure on our part to operate, monitor or maintain our computer systems and network services, including those systems and services related to our electronic trading system, could have a material adverse effect on the functionality and reliability of our market, hence on our reputation, business, financial condition and operating results. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us or cease doing business with us or could lead other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations.

The computer systems and communication networks upon which we rely in the operation of our exchange may be vulnerable to security risks and other disruptions.

The secure and reliable operation of our computer systems and of our own communications networks and those of our service providers, our members and our customers is a critical element of our operations. These systems and communications networks may be vulnerable to unauthorized access, computer viruses and other security problems, as well as to acts of terrorism, natural disasters and other events of force majeure. If our security measures are compromised or if there are interruptions or malfunctions in our systems or communications networks, this could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including harm to reputation and litigation, caused by any breaches in security or system failures. Although we intend to continue to implement industry-standard security measures and otherwise to provide for the integrity and reliability of our systems, these measures may prove to be inadequate in preventing system failures or delays in our systems or communications networks that could lower trading volume and have a material adverse effect on our business, financial condition and operating results.

Strategic alliances may not produce the results we expect.

We have entered into certain alliances and arrangements with other parties, and we may seek to enter into additional such alliances or arrangements. We may not be successful in either developing, or fulfilling the objectives of, any such current or future alliances. Further, our participation in these alliances may strain our resources and may limit our ability to pursue other strategic and business initiatives, which could materially adversely affect our business.

Our market data fees may be reduced or eliminated due to a decline in our market share, regulatory action or a reduction in the numbers of market data users.

We obtain substantial revenues from our share of the revenues collected by the Options Price Reporting Authority, or OPRA, for the dissemination of options market data. For the fiscal year ended December 31, 2006, our share of OPRA market data revenue represented approximately 7.8% of our total revenue. If our share of options trading were to decline, our share of OPRA market data revenue would also decline. Market data revenue could also decline as a result of a reduction in the numbers of market data users, for example because of consolidation among market data subscribers. Finally, the SEC could take regulatory action to revise the formula for allocating options market data revenues among the options exchanges as it did in 2005 when it adopted Regulation NMS in respect of market data revenue in the stock market, or it could take other regulatory action, and any such action could have the effect either of reducing total options market data revenue or our share of that revenue. Any significant decline in the revenue we realize from the dissemination of market data could materially adversely affect the profitability of the CBOE and CBOE Holdings.

Market fluctuations and other risks beyond CBOE Holdings’ control could significantly reduce demand for our services and harm our business.

The volume of options transactions and the demand for CBOE Holdings’ subsidiaries’ other products and services are directly affected by economic, political and market conditions in the United States and elsewhere in the world that are beyond our control, including:

•       broad trends in business and finance;

•       concerns about terrorism and war;

•       concerns over inflation and wavering institutional or retail confidence levels;

•       changes in government monetary policy and foreign currency exchange rates;

•       the availability of short-term and long-term funding and capital;

•       the availability of alternative investment opportunities;

•       changes in the level of trading activity;

•       changes and volatility in the prices of securities;

•       changes in tax policy;

•       the level and volatility of interest rates;

•       legislative and regulatory changes; and

•       unforeseen market closures or other disruptions in trading.

General economic conditions affect options trading in a variety of ways, from influencing availability of capital to affecting investor confidence. The economic climate in recent years has been characterized by challenging business, economic and political conditions throughout the world. Adverse changes in the economy can have a negative impact on the CBOE’s revenues by causing a decline in trading volume or in the demand for options market data. Because the CBOE’s management structure and overhead will be based on assumptions of certain levels of market activity, significant declines in trading volumes or demand for market data may have a material adverse effect on the business, financial condition and operating results of the CBOE and of CBOE Holdings.

A significant portion of CBOE Holdings’ revenues will depend, either directly or indirectly, on our transaction-based business, which, in turn, is dependent on our ability to attract and maintain order flow, both in absolute terms and relative to other market centers. If the amount of trading volume on the CBOE decreases, CBOE Holdings’ revenue from transaction fees will decrease. There may also be a reduction in revenue from market data fees or other sources of revenue. If the CBOE’s share of total trading volumes decreases relative to our competitors, it may be less attractive to market participants and may lose trading volume and associated transaction fees and market data fees as a result. In addition, declines in the CBOE’s share of trading volume could adversely affect the growth, viability and importance of several of our market information products, which will constitute an important portion of CBOE Holdings’ revenues.

The financial services industry and particularly the options and futures business are dynamic and uncertain environments, and we expect a highly competitive environment, as well as exchange consolidation and member firm consolidation in the future. This environment has encouraged the introduction of alternative trading venues with varying market structures and new business models. Well-capitalized competitors from outside the United States may seek to expand their operations in the U.S. market. In addition, the financial services industry is subject to extensive regulation, which may change dramatically in ways that affect industry market structure. If the CBOE is unable to adjust to structural changes within our markets, technological and financial innovation, and other competitive factors, the business will suffer and competitors will take advantage of opportunities to our detriment.

Risks Relating to Regulation and Litigation

We are subject to the following risks in connection with the regulation of, and litigation relating to, our business.

We may not be able to maintain our self-regulatory responsibilities.

Some financial services regulators have publicly stated their concerns about the ability of a securities exchange, organized as a for-profit corporation, to adequately discharge its self-regulatory responsibilities. Our regulatory programs and capabilities contribute significantly to our brand name and reputation. Although we believe that we will be permitted to maintain these responsibilities, we cannot assure you that we will not be required to modify or restructure our regulatory functions in order to address these or other concerns. Any such modifications or restructuring of our regulatory functions could entail material costs for which we have not currently planned.

Damage to the reputation of the CBOE could have a material adverse effect on the businesses of CBOE Holdings.

One of our competitive strengths is our strong reputation and brand name. This reputation could be harmed in many different ways, including by regulatory failures, governance failures or technology failures. Damage to the reputation of the CBOE could adversely affect our ability to attract liquidity providers and order flow, which in turn could impair the competitiveness of our market. This, in turn, may have a material adverse effect on the business, financial condition and operating results of CBOE Holdings.

We are subject to significant risks of litigation.

Many aspects of our business involve substantial risks of liability. For example, dissatisfied customers may make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their brokers. We may become subject to these claims as the result of failures or malfunctions, or alleged failures or malfunctions, of systems and services provided by us. We could incur significant legal expenses defending claims, even those without merit. An adverse resolution of any lawsuits or claims against us could have a material adverse effect on our reputation, business, financial condition and/or operating results. We are currently subject to various litigation matters. For a discussion of litigation involving the CBOE, please see “Business—Legal Proceedings” on page 90.

Any infringement by us on patent rights of others could result in litigation and could have a material adverse effect on our operations.

Our competitors as well as other companies and individuals may have obtained, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we offer or plan to offer. We might not be aware of all patents containing claims that may pose a risk of infringement by our products, services or technologies. Claims of infringement are not uncommon in our industry. For instance, in a lawsuit filed on November 22, 2006, ISE claims that the CBOE’s hybrid trading system infringes ISE’s patent directed towards an automated exchange for trading derivative securities. If any portion of our hybrid trading system or one or more of our other products, services or technologies were determined to infringe a patent held by another party, we might be required to stop developing or marketing those products, services or technologies, to obtain a license to develop and market those services from the holders of the patents or to redesign those products, services or technologies in such a way as to avoid infringing the patent. If we were unable to obtain these licenses, we might not be able to redesign our products, services or technologies to avoid infringement, which could materially adversely affect our business, financial condition and operating results. For a discussion of patent litigation involving the CBOE, please see “Business—Legal Proceedings—Patent Litigation” on page 93.

Member misconduct could harm us and is difficult to detect.

Although we perform significant self-regulatory functions, we run the risk that the members of the CBOE, other persons who use our markets or our employees will engage in fraud or other misconduct, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

Risks Relating to Changes in Our Corporate Governance Structure

The following risks relate to the significant changes to our corporate governance structure that will occur as part of the restructuring transaction.

CBOE Holdings stockholders will have reduced influence in the day-to-day management and operation of our business from that enjoyed by former members.

If we complete the restructuring transaction, the CBOE Holdings stockholders will have less ability to influence the day-to-day management and operation of our business than our members currently do. Holders of CBOE Holdings common stock will not be stockholders of the CBOE and will not, therefore, have any vote with respect to matters acted on at the CBOE. CBOE Holdings, as the holder of all of the outstanding stock of the CBOE, will have the right to vote on all matters affecting the CBOE, such as any proposal to merge the CBOE with a third party, to sell a significant amount of the CBOE assets to a third party, to cause the CBOE to acquire, invest in or enter into a business in competition with the then existing business of the CBOE or to dissolve or liquidate the CBOE.

In addition to these changes to voting rights and the manner of amending the certificate of incorporation and bylaws of CBOE Holdings, we will be making changes to the size and classification of our board of directors and the manner in which directors are nominated. Also, we will eliminate the ability of our members to take action by written consent.

Collectively, these changes will reduce the influence of our members and may lead to decisions and outcomes that differ from those made under our current certificate of incorporation, Constitution and Rules and regulations. Moreover, additional changes to our corporate governance and capital structure may be required upon the occurrence of a public offering of CBOE Holdings which could reduce even further the influence of holders of CBOE Holdings stock.

Effects of certain provisions in the CBOE and CBOE Holdings organizational documents could enable the board of directors of CBOE Holdings to prevent or delay a change of control.

Following the restructuring, CBOE Holdings’ organizational documents will contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, CBOE Holdings that a stockholder might consider favorable. These include provisions:

•       vesting the CBOE Holdings board of directors with sole power to set the number of directors;

•       limiting the persons that may call special stockholders’ meetings; and

•       staggering the CBOE Holdings board of directors.

In addition, CBOE Holdings’ organizational documents will include provisions that:

•       restrict any person (either alone or together with its related persons) from voting or causing the voting of shares of stock representing more than 10% of CBOE Holdings’ outstanding voting capital stock (including as a result of any agreement by any other persons not to vote shares of stock); and

•       restrict any person (either alone or together with its related persons) from beneficially owning shares of stock representing more than 10% of the outstanding shares of any class or series of CBOE Holdings’ capital stock. In the case of each of these restrictions, the percentage thresholds would increase to 20% of the outstanding shares of any class or series of CBOE Holdings’ capital stock following a public offering of CBOE Holdings’ capital stock, should such an offering occur.

For a more detailed description of these provisions, see “Description of CBOE Holdings Capital Stock” on page 126, as well as the form of CBOE Holdings certificate of incorporation and bylaws attached as Annexes C and D, respectively, to this document.

Furthermore, the CBOE Holdings board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares without stockholder approval. Any series of CBOE Holdings preferred stock is likely to be senior to the CBOE Holdings common stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability of the CBOE Holdings board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the common stock.

In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation’s board of directors.

Certain aspects of the certificate of incorporation, bylaws and structure of CBOE Holdings and its subsidiaries will be subject to SEC oversight. See “Regulation” on page 94.

If CBOE Holdings is unable to favorably assess the effectiveness of its internal controls over financial reporting, or if its Independent Registered Public Accounting Firm is unable to provide an unqualified attestation report on CBOE Holdings’ assessment, the stock price of CBOE Holdings could be adversely affected.

The rules governing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 that must be met for management to assess CBOE Holdings’ internal controls over financial reporting are new and complex, and require significant documentation, testing and possible remediation. The CBOE currently is in the process of reviewing, documenting and testing their internal controls over financial reporting. The continuing effort to comply with regulatory requirements relating to internal controls will likely cause us to incur increased expenses and will cause a diversion of management’s time and other internal resources. We also may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by CBOE Holdings’ Independent Registered Public Accounting Firm, CBOE Holdings may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If CBOE Holdings cannot favorably assess the effectiveness of its internal controls over financial reporting, or if its Independent Registered Public Accounting Firm is unable to provide an unqualified attestation report on its assessment, investor confidence and the stock price of CBOE Holdings common stock could be adversely affected.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Information About the CBOE,” “Information About CBOE Holdings,” “CBOE Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other sections of this document, as well as in other documents and sources of information that may be made a part of this document by appearing in other documents that we file with the SEC and incorporated by reference into this document. These statements may include statements regarding the period following completion of the restructuring transaction. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this document describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this document to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•       our business’ possible or assumed future results of operations and operating cash flows;

•       our business’ strategies and investment policies;

•       our business’ financing plans and the availability of capital;

•       our business’ competitive position;

•       potential growth opportunities available to our business;

•       the risks associated with potential acquisitions or alliances by us;

•       the recruitment and retention of our officers and employees;

•       our expected levels of compensation;

•       our business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts;

•       the likelihood of success and impact of litigation;

•       our protection or enforcement of our intellectual property rights;

•       our expectation with respect to securities, options and future markets and general economic conditions;

•       our ability to keep up with rapid technological change;

•       the effects of competition on our business; and

•       the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this document in the case of forward-looking statements contained in this document, or the dates of the documents incorporated by reference into this document in the case of forward-looking statements made in those incorporated documents.

WE EXPRESSLY QUALIFY IN THEIR ENTIRETY ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE CBOE OR CBOE HOLDINGS OR ANY PERSON ACTING ON OUR BEHALF BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

SPECIAL MEETING OF CBOE MEMBERS

Time, Place and Purpose of the CBOE Special Meeting

The special meeting of the CBOE members will be held in the               at 400 South LaSalle Street, Chicago, Illinois 60605, on                 , 2007 at      :      a.m., local time, for the following purposes:

(1)   to vote on the adoption of the Agreement and Plan of Merger that will facilitate the restructuring of the CBOE;

(2)   to consider and vote on any proposal that may be made by the Vice Chairman of the CBOE board of directors to adjourn or postpone the CBOE special meeting for the purpose of soliciting proxies with respect to the proposal to adopt the Agreement and Plan of Merger; and

(3)   to transact any other business that may properly come before the CBOE special meeting or any adjournment or postponement of the CBOE special meeting.

The CBOE board of directors recommends that you vote “for” the adoption of the Agreement and Plan of Merger to accomplish the restructuring transaction and for any proposal that may be made by the Vice Chairman of the Board of the CBOE to adjourn or postpone the CBOE special meeting for the purpose of soliciting proxies.

Who Can Vote at the CBOE Special Meeting

Each Voting Member of the CBOE of record and in good standing as of the close of business on                        , 2007, the record date for the meeting, will be entitled to vote on the matters presented at the meeting and at any adjournment thereof. On each proposal set forth at the CBOE special meeting, each Voting Member of the CBOE is entitled to one vote with respect to each membership for which the Voting Member has the right to vote. As of the date of this document, there are 930 total memberships entitled to vote.

Vote Required

The proposal to adopt the Agreement and Plan of Merger requires the affirmative vote of a majority of the memberships entitled to vote on such matter. As a result, if a CBOE member does not vote or abstains from voting on this proposal, it will have the same effect as a vote against the proposal.

The presence in person or by proxy of CBOE members entitled to cast a majority of the total number of votes entitled to be cast at the meeting constitutes a quorum at the meeting.

Adjournments

If no quorum of the CBOE members is present at the CBOE special meeting, the CBOE special meeting may be adjourned by the majority of the members present and entitled to vote at that meeting from time to time, without notice other than announcement at the meeting, unless otherwise required by statute. If the Vice Chairman of the CBOE board of directors proposes to adjourn the CBOE special meeting and this proposal is approved by the CBOE members, the CBOE special meeting will be adjourned. At any adjourned meeting of the special meeting at which a quorum is present, any business may be transacted which might have been transacted at the special meeting as originally notified. No proxy that is voted against the proposal described in this document will be voted in favor of any such adjournment.

Manner of Voting

If you are a Voting Member of the CBOE, you may cast your vote for or against the proposals submitted at the CBOE special meeting in person or by proxy. You may submit your ballot and proxy at any time prior to the time the special meeting is called to order by mail, fax or hand delivery to the Office of the Secretary on the 7th floor of the CBOE.

The Election Committee (or their designees) will collect ballots in-person on the trading floor beginning                ,                , 2007. Two voting stations will be set up on the trading floor—near the escalators on the North and South walls (or at such other location as the Election Committee may designate).

To vote by proxy, and avoid the inconvenience of in-person voting at the Special Meeting, the following materials are enclosed with this notice: a ballot and a postage paid return envelope. Members may vote by proxy in any of the following ways (voting instructions are also noted on your ballot):

By Telephone (Available only until 3:30 p.m. Central Standard Time on                , 2007.)

•       This method of voting is available for residents of the U.S. and Canada.

•       On a touch tone telephone, call TOLL FREE 1-877-450-9556, 24 hours a day, 7 days a week.

•       You will be asked to enter ONLY the CONTROL NUMBER shown on the ballot.

•       Have your ballot ready, and then follow the simple instructions. For your convenience, an enlarged version of the official ballot is found on page 3 of this Notice.

•       Your vote will be confirmed and cast as you directed.

**If you are voting by telephone, please do not mail your ballot.

By Internet (Available only until 3:30 p.m. Central Standard Time on             , 2007.)

•       Visit the internet voting Website at http://            .

•       Enter the COMPANY NUMBER AND CONTROL NUMBER shown on the ballot and follow the instructions on your screen.

•       You will incur only your usual internet charges.

**If you are voting by internet, please do not mail your ballot.

By Mail

•       Mark the ballot. LEGIBLY PRINT the voting member name (Individual Member or Member Organization), acronym (if applicable), and the name of the authorized signatory (e.g., executive officer) voting for a firm (if applicable), on the ballot. Be sure to indicate the legal name in which your membership is held.

•       Sign and date your ballot and return it in the postage-paid envelope by             , 2007.

•       Only ballots sealed in the appropriate envelope (unless transmitted by fax) and accompanied by a legibly executed proxy or ballots cast in person at the meeting will be counted.

**If you are voting by telephone or the internet, please do not mail your ballot.

Members are encouraged to submit the ballot promptly in order to ensure timely receipt and an efficient election. You may verify receipt of your ballot at the voting stations on the trading floor or by contacting Georgeson at (866) 278-8941 or Jaime Galvan at (312) 786-7058 (galvanj@cboe.com).

Upon completion of the vote count, the vote results will be posted on the Member’s website at www.CBOE.com and on the Election Results Hotline at (312) 786-8150.

Ballots and proxies must be received at the Chicago Board Options Exchange, Incorporated, Office of the Secretary, at 400 South LaSalle Street, Chicago, Illinois 60605, prior to [      p.m.], Central Time, on                , 2007 in order to be counted.

All CBOE memberships represented by ballot and proxy (including those given by phone or through the Internet) received before the deadline stated above or by any later established deadline for any adjourned meeting, as the case may be, will, unless revoked, be voted in accordance with the instructions indicated in those ballots and proxies. If no instructions are indicated on a properly executed ballot and proxy card, the CBOE membership(s) represented by the ballot and proxy card will be voted in accordance with the recommendation of the CBOE board of directors and, therefore, “FOR” the adoption of the Agreement and Plan of Merger to affect the restructuring transaction.

If you return a properly executed ballot and proxy card and have indicated that you have abstained from voting on a proposal, your CBOE memberships represented by the ballot and proxy will be considered present at the CBOE special meeting for purposes of determining a quorum. We urge you to mark each applicable box on the ballot or voting instruction card to indicate how to vote your CBOE membership.

You may revoke your ballot and proxy at any time before it is voted by:

•       submitting a written revocation dated after the date of the proxy that is being revoked to Chicago Board Options Exchange, Incorporated, Office of the Secretary, at 400 South LaSalle Street, Chicago, Illinois 60605;

•       submitting a later-dated proxy by mail, fax, telephone or internet; or

•       attending the CBOE special meeting and voting by paper ballot in person.

Attendance at the CBOE special meeting will not, in and of itself, constitute revocation of a previously granted ballot or proxy. If the CBOE special meeting is adjourned or postponed, it will not affect the ability of CBOE members to exercise their voting rights or to revoke any previously granted ballot and proxy using the methods described above.

Returning your completed ballot and proxy will not prevent you from revoking your ballot or proxy and voting in person at the special meeting of Members. Please note, however, that if you vote by ballot, phone or internet, you will not need to attend the special meeting of Members or take any further action in connection with the special meeting because you already will have indicated how you wish to vote with respect to the proposal to be brought at the special meeting.

Confidential Voting

It is the CBOE’s policy that all proxies, ballots and voting tabulations that identify the CBOE members be kept confidential. The CBOE intends to engage a third-party firm to count the votes represented by proxies and ballots. The CBOE Election Committee will serve as the inspector of election and will oversee the third-party firm selected to count the proxies and ballots.

Solicitation of Proxies

The CBOE will pay the expenses incurred in connection with the printing and mailing of this document. To assist in the solicitation of proxies, the CBOE has retained                for a fee not to exceed $               plus reimbursement of out-of-pocket expenses. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of the CBOE. No additional compensation will be paid to our directors, officers or employees for solicitation.

THE RESTRUCTURING TRANSACTION

This section of the document describes material aspects of the proposed restructuring transaction. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the Agreement and Plan of Merger, which is attached as Annex G, and the other documents we refer you to for a more complete understanding of the restructuring transaction. In addition, we incorporate important business and financial data about us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions described under “Where You Can Find More Information,” which begins on page 147.

General

The restructuring transaction will be completed through the following steps:

•       The creation of CBOE Holdings, Inc. as a new Delaware stock, for-profit subsidiary corporation, and CBOE Merger Sub, Inc. as a second-tier, Delaware stock, for-profit corporation.

•       Pursuant to the Agreement and Plan of Merger to be entered into in the near future, CBOE Merger Sub, Inc. will merge with and into the CBOE, with the CBOE surviving the merger as a Delaware stock, for-profit corporation, which we refer to as the “Merger.”

•       Upon the effectiveness of the Merger, the outstanding stock of CBOE Merger Sub, Inc. will be converted into common stock of the CBOE, the memberships in the CBOE existing on the date of the restructuring transaction will be converted into CBOE Holdings common stock and the CBOE Holdings common stock held by the CBOE will be cancelled. As a result, CBOE Holdings will become the sole stockholder of the CBOE and will be entitled to the exclusive right to receive all dividends and distributions, including proceeds upon liquidation, from the CBOE and all associated voting rights.

•       Immediately following the Merger, the CBOE will dividend up to CBOE Holdings all of the shares or interests the CBOE owns in its subsidiaries other than CBOE Stock Exchange, LLC (CBOE Futures Exchange, LLC, Chicago Options Exchange Building Corporation, CBOE, LLC, CBOE II, LLC, DerivaTech Corporation, Market Data Express, LLC and The Options Exchange, Incorporated), making them first-tier, wholly-owned subsidiaries of CBOE Holdings. CBOE Stock Exchange, LLC will remain a facility of the CBOE in which the CBOE holds a 50% interest.

As part of the restructuring transaction, each membership in the CBOE existing as of the date of the restructuring transaction will be converted into                shares of Class A CBOE Holdings common stock, consisting of                shares of Series A-1 common stock,                shares of Series A-2 common stock and                shares of Series A-3 common stock. As a result, the owners of the CBOE memberships outstanding immediately prior to the restructuring transaction will own 100% of the outstanding shares of CBOE Holdings common stock immediately following the restructuring transaction.

The common stock of CBOE Holdings will represent an equity ownership interest in CBOE Holdings and will have traditional features of common stock, including equal per share dividend, voting and liquidation rights. The rights of holders of CBOE Holdings common stock will be different from the rights of the CBOE members because the CBOE Holdings certificate of incorporation and bylaws in effect immediately after the restructuring transaction will be different from the governing documents of the CBOE. See “Comparison of Rights Prior to and After the Restructuring Transaction” on page 136 for a description of material differences.

The CBOE Holdings common stock issued in the restructuring transaction, however, will not provide its holders with physical or electronic access to the CBOE’s trading facilities. Following the restructuring transaction, physical and electronic access to the CBOE trading facilities, subject to such limitations and requirements as will be specified in the rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE. For more information regarding trading access following the restructuring transaction, please see “—Trading Permits” on page 40.

Background of the Restructuring Transaction

Over the past several years, the CBOE has been faced with competition from both new and existing exchanges. Some of these competitors were established as for-profit exchanges, and others were converted from not-for-profit membership organizations to for-profit stock corporations. Along with changing their focus to that of a for-profit business, these demutualized exchanges typically have corporate and governance structures more like those of other for-profit businesses, which gives them greater flexibility in responding to the demands of the rapidly changing regulatory and business environment in which they conduct their activities. In addition, by being structured as stock, for-profit corporations, these other exchanges have opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to non-stock membership corporations.

In January 2005, responding to these changes, the CBOE’s board of directors authorized the formation of a Business Model Task Force, charged with the responsibility to develop a strategic plan that would respond to the challenges faced by the CBOE. Specifically, the Task Force was directed to consider the advantages and disadvantages of changing the business model of the CBOE to that of a for-profit business and making related changes to the ownership, corporate structure, and governance of the CBOE, possibly extending to the complete restructuring of the CBOE whereby it would be converted into a stock, for-profit corporation. The Task Force was directed to report its conclusions and recommendations to the full board.

The Business Model Task Force consisted of four independent directors and three member directors and was chaired by James Boris, an independent director. Although the Business Model Task Force often met in executive sessions at which only members of the Task Force were present, in conducting its review and analysis, the Task Force was assisted by the management of the CBOE and by Goldman, Sachs & Co., an investment banking firm hired by the Task Force for this purpose. The Task Force obtained legal support from Schiff Hardin LLP, legal counsel to the CBOE, Richards, Layton & Finger, special Delaware legal counsel to the Exchange, and Sullivan & Cromwell LLP, special counsel to the CBOE in matters pertaining to the restructuring transaction.

The Business Model Task Force held 12 formal meetings, beginning on February 17, 2005, and continuing until September 1, 2005. From the outset, the Task Force realized that any restructuring plan that it might recommend would have to deal with the valuation of the Exercise Right held by full members of the CBOT, pursuant to the CBOE’s certificate of incorporation. Nevertheless, the Task Force determined it should first consider what changes to the structure, ownership and governance of the CBOE it would recommend before giving consideration to the Exercise Right.

Accordingly, at its first few meetings the Task Force focused on how the CBOE should change its business model and how it should be organized and governed. Early in its deliberations, the Task Force concluded that formal changes to the corporate structure and ownership would take some time to put into effect, not only on account of the many steps required to accomplish this goal, but also because the implementation of these changes required that the Exercise Right be addressed. On the other hand, the Task Force also determined that several of the changes necessary to convert the CBOE to a for-profit business model could be put into effect prior to the time the CBOE would be in a position to implement a formal corporate restructuring. This determination was incorporated in the Task Force’s preliminary recommendation made to the CBOE’s board of directors at a meeting held on September 13 and 14, 2005. That recommendation included both near-term and long-term components, as follows:

For the near term, the Task Force recommended that, effective January 1, 2006, the CBOE should adopt a “for-profit” business model to the extent compatible with its current corporate structure. Under such a business model, the CBOE would modify its governance and otherwise conduct its business activities with a focus on maximizing its profit potential in a manner consistent with the fulfillment of its responsibilities as a self-regulatory organization, even though it would not yet be structured as a for-profit stock corporation. For the longer term, the Task Force recommended that the CBOE should move forward with a program designed to provide for the restructuring of the CBOE by separating ownership of the Exchange from trading access and by changing the Exchange’s corporate structure from that of a Delaware non-stock, corporation owned by its members to that of a Delaware stock, for-profit corporation that would be a subsidiary of a new Delaware stock, for-profit holding company owned by its stockholders.

On September 14, 2005, at a regularly scheduled meeting, the CBOE’s board of directors adopted these preliminary recommendations of the Task Force and directed the Exchange’s management to proceed with the development of a detailed plan to implement both the near-term and long-term components of the recommendations. Specifically, management was directed to start transitioning to a for-profit business model commencing January 1, 2006, by addressing both the budgetary and governance implications of such a change. The board also directed the development of the necessary corporate documents and regulatory filings needed to implement the restructuring recommended by the Task Force. The board also encouraged management to engage in discussions with other organizations regarding transactions that might further the goals articulated by the Business Model Task Force and adopted by the board. The board requested that management present a business plan and budget at its January 26, 2006 meeting that reflected the transition to a for-profit business model, including adjustments to the CBOE’s fee structure. Following the September 2005 board meeting, the CBOE engaged the Boston Consulting Group, or the BCG, to assist in a review of the CBOE’s strategy. Over the next eleven weeks BCG worked with management on pricing strategy, overall strategy and change management.

On October 27, 2005, at a regularly scheduled meeting of the board of directors of the CBOE, management reported to the board on the progress with respect to its plans to effect the conversion of the CBOE to a for-profit stock corporation and to start the transition to a for-profit operation beginning January 1, 2006.

At the regularly scheduled board meeting of December 8, 2005, the BCG presented to the board the results of their eleven-week review of the CBOE relating to strategy, pricing and managing change. Following discussion, the board of directors reaffirmed the goal of unlocking value for its members through the conversion of the CBOE to a for-profit stock corporation with the transition to a for-profit model to start January 1, 2006. The board also approved several governance changes designed to streamline decision-making and enhance the efficiency of the advisory committees.

On January 26, 2006 at a regularly scheduled meeting of the CBOE’s board of directors, the board approved the business plan and budget proposed by management that addressed the strategic priorities established during the December 8, 2005 board meeting and began the transition to a for-profit business model. Management also proposed and the board adopted the creation of a Strategy and Implementation Task Force, or the SITF. The SITF consisted of five independent directors, the Vice Chairman, one floor director, the lessor director and a member firm director. Its role was to oversee the implementation of the CBOE’s strategy with respect to its restructuring, including making recommendations to the board of directors regarding the details of the CBOE’s demutualization. Management also established a demutualization team that would be responsible for developing an S-4 Registration Statement for such a restructuring.

The SITF had six formal meetings between March and July 2006, as well as a number of less formal discussions among its members. At these meetings, the task force addressed various aspects of the CBOE’s demutualization, including the form the demutualization would take; the steps required to implement the demutualization; the consideration to be received by CBOE members; tax and accounting treatment; restrictions to be placed on the stock received by CBOE members; the centralization of access rights within the CBOE how access would be granted after the demutualization; special petition rights for members prior to an initial public offering, if any; ownership and voting limitations; potential organized sales of CBOE Holdings stock; the form governance would take after demutualization; and the amendments required to the CBOE’s Constitution and Rules. The Task Force was assisted in its deliberations by its financial advisors, Goldman Sachs, its legal counsel, Schiff Hardin, and special legal counsel, Sullivan & Cromwell and special Delaware counsel, Richards, Layton & Finger. The results of these deliberations are reflected in the transaction proposed in this document.

Over this same period of time, management also held discussions with several financial exchanges regarding potential transactions with the CBOE. These discussions included the potential for investments by the CBOE, the potential acquisition of other organizations by the CBOE and the potential acquisition of the CBOE by other organizations. Management was assisted in these explorations by the financial and legal advisors mentioned above. In one case, these exploratory discussion lead to an extensive due diligence process. Ultimately, management did not recommend, and the board of directors did not pursue, any of these potential transactions.

On March 23, 2006, at a regularly scheduled meeting of the board of directors of the CBOE, the board was briefed regarding the status of work on the restructuring transaction and was briefed by outside counsel regarding the registration process, the additional obligations that are applicable to registered companies, and various relevant provisions under the securities laws.

On May 11, 2006, at a regularly scheduled meeting of the board of directors of the CBOE, management described and discussed with the Board the primary components of the then-contemplated restructuring transaction and post-demutualization structure, as well as the next steps in the process and key open issues. The chairman of the SITF, discussed with the Board the transition from the current Board composition to the streamlined boards for the CBOE and CBOE Holdings contemplated under the post-demutualization structure. The chairman of the SITF noted that a SITF subcommittee composed of three independent directors had been formed to develop recommendations regarding the initial composition of these boards upon the completion of the demutualization. The chairman of the SITF indicated that the subcommittee would be individually meeting with all of the directors to obtain their input in this regard and would also be obtaining input from the Nominating Committee.

On July 27, 2006, at a regularly scheduled meeting of the CBOE board of directors, the SITF presented its recommendations regarding the demutualization of the CBOE. The board of directors approved the restructuring as recommended by the SITF, authorized the creation of CBOE Holdings and CBOE Merger Sub and authorized the preparation of an S-4 Registration Statement for purposes of implementing the demutualization of the CBOE. The board approved interim boards for CBOE Holdings and CBOE Merger Sub and authorized management to file an S-4 registration statement. The board also approved the creation of a Special Independent Directors Committee consisting of four independent directors (the “Special Committee”). The board delegated to the Special Committee the sole authority to determine the manner in which the membership interest held by CBOE exercise members and CBOE Seat owners would be converted into the consideration to be received in any demutualization of the CBOE. The Board resolved not to approve or recommend any demutualization providing for a conversion of membership interests in the CBOE into other interests unless the consideration to be received in such transaction is consistent with the conversion of membership interests as determined by the Special Committee. The Special Committee was empowered to engage its own legal counsel and its own financial advisor to assist it in discharging these duties.

Following the creation of the Special Committee at the July 27, 2006 board meeting through January 2007, the SITF met five times to consider open issues related to the restructuring transaction that had not been delegated to the Special Committee.

On August 23, 2006, the CBOT, in concert with others, initiated a purported class action lawsuit in Delaware against the CBOE and its directors regarding the demutualization of the CBOE. The CBOT lawsuit alleged that the CBOE board had already decided that the CBOE exercise members would not be entitled to the same consideration as other CBOE members in connection with the restructuring of the CBOE and sought to have the Delaware Chancery Court issue a declaratory judgment and an injunction to require that any CBOE exercise member would be entitled to the same consideration as a CBOE Seat owner. The CBOE’s position was that this suit was premature, as the Special Committee had not arrived at any conclusions regarding the consideration to be received by a CBOE exercise member.

On September 28, 2006, at a regularly scheduled meeting of the CBOE board of directors, the board was briefed regarding the work on the restructuring transaction. At the request of the Special Committee, the Special Committee’s charter was broadened to give the Special Committee the authority to determine whether any of the administrative or regulatory requirements the CBOE’s Rules impose upon persons who apply to become CBOE exercise members should be modified or waived in the event of a CBOE demutualization.

On October 17, 2006 the Chicago Mercantile Exchange Holdings, Inc., or CME Holdings, and CBOT Holdings Inc. announced that CME Holdings would acquire the CBOT. Because of the significant changes to the structure and ownership of the CBOT, and to the rights of CBOT members, that would result from the completion of this proposed transaction, its announcement required the CBOE board to consider the possible impact of the proposed acquisition transaction on the eligibility of CBOT members to become and remain members of the CBOE pursuant to the Exercise Right provided for in Article Fifth(b) of the CBOE’s certificate of incorporation.

On December 12, 2006, at a regularly scheduled meeting of the board of directors of the CBOE, lawyers from the CBOE’s outside legal counsel, Schiff Hardin, presented a legal analysis of the impact of the CME/CBOT Transaction on the CBOE Exercise Right. Following a discussion from which members of the Special Committee were recused, the board determined that CBOT would no longer have “members” as contemplated by Article Fifth(b) upon the completion of the CME/CBOT Transaction and authorized CBOE management to submit a rule filing to the SEC consisting of (1) an interpretation of Article Fifth(b) in a manner consistent with this determination and (2) authorization for the CBOE, upon completion of the CME/CBOT transaction, to grant temporary access to former CBOE exercise members who had exercised and were in good standing as members of the CBOE on December 11, 2006, to the extent and for the period of time necessary to avoid disruption to the CBOE’s market as a result of the ineligibility of such persons to maintain the status of CBOE exercise members. The CBOE submitted this rule filing on December 12, 2006, and amended it on January 17, 2007. The SEC published notice of the rule filing on February 6, 2007. Comments are due by February 27, 2007.

Following the approval of this action, the directors on the Special Committee were invited to rejoin the meeting and were informed of the board’s decision. The Special Committee informed the board that, based on the board’s interpretation of the impact of the CME Holdings’ acquisition on the Exercise Right and based on the board’s understanding that the acquisition would likely close prior to the demutualization of the CBOE, the Special Committee would defer further deliberations until such time as it becomes appropriate to either reinitiate the Special Committee’s deliberations, terminate the Special Committee’s existence, or take such other action as is warranted.

On January 4, 2007, the CBOT and the other plaintiffs in the Delaware action against the CBOE filed an amended complaint that challenged the interpretation of Article Fifth(b) that the CBOE had filed with the U.S. Securities and Exchange Commission on December 12, 2006. On January 11, 2007, plaintiffs submitted a motion for summary judgment on their claims. In addition to continuing to assert their claims about the amount of consideration to which exercise members would be entitled as part of the CBOE restructuring transaction, plaintiffs sought a declaratory judgment and an injunction to prevent the CBOE from implementing the interpretation of Article Fifth(b) that the CBOE had filed with the Commission. On January 16, 2007, CBOE and the director defendants moved to dismiss the amended complaint to the extent it challenges CBOE’s interpretation, on the ground that the U.S. Securities and Exchange Commission’s jurisdiction to consider such interpretations of Article Fifth(b) preempts any state law challenge to that interpretation. In this motion, defendants further moved to stay consideration of plaintiffs’ claims regarding the consideration to which exercise members otherwise would be entitled until it is known whether the CME Holdings acquisition of CBOT will close before CBOE’s restructuring.

On January 25, 2007, at a regular scheduled meeting of the CBOE board of directors, management made a presentation describing the restructuring transaction and the board approved the proposed terms of the restructuring transaction and authorized the board of CBOE Holdings to file the registration statement of which this prospectus is a part with the SEC.

The CBOE’s Reasons for the Restructuring Transaction

In approving the restructuring transaction, the CBOE board of directors considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the CBOE board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The CBOE board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the CBOE’s reasons for the proposed restructuring transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” on page 26.

In reaching its decision, the CBOE board of directors consulted with the CBOE management with respect to strategic, operational and regulatory matters, as well as with its outside legal counsel and financial advisors and the board’s special counsel.

The CBOE board of directors believes that changing the CBOE’s focus to that of a for-profit business along with modifying the CBOE’s corporate and governance structures to be more like those of other for-profit businesses will provide the CBOE with greater flexibility to respond to the demands of a rapidly changing business environment. In addition, by being structured as a stock, for-profit corporation, the CBOE will be able to pursue strategic opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to non-stock, membership corporations. We believe that the restructuring transaction will move us one step closer to achieving our key objectives of providing our owners a more liquid investment and creating a framework for a possible future public offering of CBOE Holdings common stock.

The CBOE board of directors also believes that the restructuring of the CBOE will enable the CBOE to enhance its competitiveness with other options exchanges, including both open outcry and electronic markets, while preserving the CBOE’s ability to provide trading benefits and opportunities to our members. The board believes that the restructuring transactions will also allow the CBOE to:

•       maximize the value of the CBOE’s business by adopting a for-profit approach to business with a view towards increasing volume, efficiency and liquidity in the markets it provides;

•       increase the CBOE’s ability to respond more efficiently to changes within the industry, markets and regulations that govern the CBOE by modernizing its corporate and governance structures;

•       continue to provide trading benefits and opportunities to the CBOE members;

•       increase the CBOE’s flexibility to diversify and expand its business;

•       segregate more easily the CBOE’s different lines of business into separate subsidiaries through a holding company structure, which could provide greater flexibility in administration and allow these subsidiaries to focus more effectively on particular markets, products or services; and

•       distribute profits from the operation of its business to its stockholders as determined by its board of directors and as permitted by applicable law.

As such, the restructuring transaction is designed to:

•       facilitate CBOE Holdings’ engaging in other businesses that are either unregulated, or are regulated differently from the CBOE’s current business;

•       provide greater flexibility to finance, acquire or dispose of individual businesses;

•       create a framework to facilitate public markets for equity securities of CBOE Holdings, capital-raising transactions and other securities issuances;

•       satisfy statutory requirements concerning exchange governance at the subsidiary level, while providing flexibility in governance at the holding company level; and

•       modernize our corporate governance structure by, among other things, providing for a reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors.

The board also considered the following potentially negative factors associated with the restructuring transaction:

•       the possibility that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the restructuring transaction;

•       the risks and costs to the CBOE if the restructuring transaction is not completed, including the potential diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•       the risk that the potential benefits of the restructuring transaction may not be fully or partially realized;

•       the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with the restructuring transaction;

•       the risk that CBOE members may fail to approve the restructuring transaction;

•       the risk that the restructuring transaction may be challenged in litigation brought against the CBOE by members of the CBOE, CBOT, CBOT Holdings, stockholders of CBOT Holdings or other persons;

•       the fees and expenses associated with completing the transaction; and

•       various other risks associated with the restructuring transaction described under “Risk Factors.”

Alternatives to the Restructuring Transaction

In considering the restructuring transaction, the CBOE board of directors also considered a number of strategic alternatives available to the CBOE, including:

•       remaining a not-for-profit, non-stock membership corporation;

•       converting to a for-profit, non-stock corporation;

•       pursuing one or more acquisitions of or by other U.S. or non-U.S. exchanges; and

•       exploring mergers, alliances and joint ventures with other entities.

The CBOE board of directors believed and continues to believe that these potential risks and drawbacks are outweighed by the potential benefits that the CBOE board expects the CBOE and its members to achieve as a result of the proposed restructuring transaction.

What You Will Receive in the Restructuring Transaction

CBOE Holdings, Inc. Common Stock.   In the restructuring transaction, each membership existing on the date of the restructuring transaction will be converted into the right to receive            shares of Class A common stock of CBOE Holdings, consisting of            shares of Series A-1 common stock,            shares of Series A-2 common stock and            shares of Series A-3 common stock.

Transfer of CBOE Holdings Common Stock Following the Restructuring Transaction.   Following the restructuring transaction and unless and until a public offering by CBOE Holdings of its common stock has been completed, pursuant to the certificate of incorporation of CBOE Holdings, transfers of the Series A-1, A-2 and A-3 common stock of CBOE Holdings may only take place through the CBOE membership department or through an agent of CBOE Holdings that has been designated by CBOE Holdings to manage such transfers. The membership department, or its agent, will maintain a record of the prices bid and offered by sellers and buyers and the time such bids and offers are submitted to the membership department. When a bid and offer match, the membership department or its agent will consummate the transaction and inform the parties. It is intended that this process will function much like the existing process for the sale and transfer of CBOE Seats.

Transfer Restrictions on CBOE Holdings Common Stock Following a Public Offering.   In the event CBOE Holdings engages in a public offering of its common stock in the future, the Series A-1, A-2 and A-3 common stock of CBOE Holdings automatically would become subject to certain transfer restrictions or “lock-up restrictions” under CBOE Holdings’ certificate of incorporation, with these lock-up restrictions expiring on the Series A-1, A-2 and A-3 common stock as of the 180th, 360th and 540th day, respectively, following the closing date of any such public offering. During any applicable lock-up period, shares of the affected series of CBOE Holdings Class A common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom. Subject to possible extension in the event of an organized sale, as set more fully in this proxy statement and prospectus, upon the expiration of the applicable lock-up period with respect to each of the Series A-1, A-2 and A-3 common stock, the shares of the Series A-1, A-2 and A-3 common stock then scheduled to expire will automatically convert from restricted Class A common stock to unrestricted common stock.

Who Will Receive the Restructuring Consideration

The CBOE Holdings common stock issued in the restructuring transaction will be issued to the owner of a CBOE Seat. Therefore, if you are currently a member who owns a CBOE Seat, you will receive the

CBOE Holdings common stock issued in the restructuring transaction in exchange for your current membership. On the other hand, because we permit owners of CBOE Seats to lease their CBOE memberships to other persons, it is possible that more than one person may have an interest in the same membership. For instance, during the term of a lease, the lessee is considered to be a member of the CBOE for trading purposes, although, under Delaware law, the owner of the CBOE Seat (or lessor) retains the equity right represented by the CBOE membership and is the member of the CBOE for purposes of ownership. The CBOE Holdings Class A common stock being issued in the restructuring transaction represents an equity interest in CBOE Holdings that is being issued in exchange for the former CBOE member’s equity interest in the CBOE. The CBOE Holdings common stock, therefore, will be issued to the owner of the CBOE Seat and not a lessee of a seat.

The Board of Directors of the CBOE has determined that following the CME/CBOT Transaction, there will no longer be members of the CBOT who qualify to become a member of the CBOE under Article Fifth(b) of CBOE’s certificate of incorporation without having to purchase a separate CBOE membership. Because the CME/CBOT Transaction is expected to close in mid-2007, prior to the date the registration statement of which this proxy statement is a part is expected to be declared effective, and because once that transaction closes there will no longer be members of the CBOT eligible to become exercise members of the CBOE, memberships formerly held by CBOT members pursuant to the Exercise Right under Article Fifth(b) will not be converted into shares of CBOE Holdings common stock in the restructuring transaction.

Effect of the Restructuring Transaction on Trading Access

In the restructuring transaction, memberships in the CBOE and the trading rights they represent will be cancelled when the CBOE memberships are exchanged for shares of common stock in CBOE Holdings. The CBOE Holdings common stock issued in the restructuring transaction will not provide the holder with any right to have physical or electronic access to the CBOE’s trading facilities. Following the restructuring transaction, physical and electronic access to the trading facilities of the CBOE, subject to such limitations and requirements as will be specified in the rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from the CBOE. For more information regarding trading access following the restructuring transaction, please see “—Trading Permits” below. In addition, effective upon completion of the restructuring transaction, each lease of a CBOE Seat will be voided, by operation of law or rule, and the lessee members will cease to have any trading rights under the lease after termination. Members who currently lease their memberships, however, will have the opportunity to apply for a trading permit following the restructuring transaction. See “Trading Permits” below

In the restructuring transaction, all CBOE memberships existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock, and the concept of a “member” of the CBOE under Delaware law (i.e., as a holder of equity) will cease to exist. The concept of “member” and “member organizations” of the CBOE for purposes of the Securities Exchange Act of 1934, however, will continue to exist after the restructuring transaction (generally including individuals and organizations that have direct access to the CBOE as a result of obtaining a trading permit in the CBOE and those individuals and organizations that are otherwise regulated by the CBOE). Such individuals or organizations, however, will not, by virtue of being a “member” for purposes of the Securities Exchange Act of 1934, be an equity owner of CBOE Holdings or any of its subsidiaries. Instead, such individuals and organizations will hold trading permits at the CBOE and, therefore, be subject to the rules and policies of the CBOE.

Trading Permits

Trading Permits Following the Restructuring Transaction.   While some of the details of the access plan following demutualization is still being developed we expect that trading permits following the restructuring transaction are likely to have the following attributes:

•       Duration. Initial trading permits will be issued prior to the restructuring transaction and will be valid from the closing date of the restructuring transaction for varying periods of time as established by the Exchange and at the election of the member.

•       Availability. The CBOE expects that the number of trading permits that will be outstanding, as well as the price for these permits, will be determined by the board, from time to time on the basis of a number of factors including: statutory requirements, liquidity requirements and demand. The CBOE will have the right to offer for lease additional or fewer trading permits during the year. Holders of trading permits will have the right to cancel their trading permits prior to the end of the year, subject to the terms of the permits, which will be established by the board of directors of the CBOE.

•       Pricing. The CBOE will determine the price of trading permits from time to time. The price at which all trading permits will be made available will be determined under procedures calculated to provide suitable revenue to the CBOE while providing fair access to its trading facilities to members and member organizations that wish to do business there.

•       Payment. The price for the trading permit would be payable in periodic installments by the holder of the trading permit. Each installment would be payable in advance of the period to which it relates.

•       Ability to Transfer or Assign. An organization or firm holding a trading permit may, subject to the approval of CBOE Regulation, change the individual designated as having the right to access the CBOE trading facilities, but a trading permit may not be transferred, leased or assigned to any other member organization or person.

•       Approval. Any individual or organization wishing to obtain a trading permit would be subject to applicable regulatory requirements under the Rules.

The CBOE’s program for providing trading access following the restructuring transaction will be in accordance with the CBOE’s rules as in effect at that time. Before the rules go into effect, they must be filed with and approved by the SEC. As part of that process, they will be published for comment by interested persons. Accordingly, the access rules as finally adopted may differ from those described above.

Procedure to Obtain Trading Permit Following the Restructuring Transaction.   Prior to the completion of the restructuring transaction, the CBOE will notify the current members of the CBOE (whether owners or lessees) of the timing of the proposed restructuring transaction as well as the terms and conditions then applicable to the trading permits, and will explain the manner and terms upon which an individual or organization may obtain a trading permit. Depending on the number of trading permits that the CBOE determines to make available and the level of interest indicated by the members, the CBOE may allow persons who did not previously have memberships to receive trading permits upon completion of the restructuring transaction. Conversely, subject to applicable legal requirements, the CBOE may decide to issue a number of permits that is fewer than the number of memberships outstanding prior to the restructuring transaction if the board determines that it is in the best business interest of the CBOE. Individuals and organizations who held memberships prior to the restructuring transaction will have priority over applicants who did not hold memberships prior to the restructuring transaction. The rules applicable to trading permits will be substantially similar to those in place today with respect to memberships. Subject to applicable legal requirements, the CBOE reserves the right to limit the number of trading permits to be made available at any time.

Organized Sales

After the completion of a public offering, CBOE Holdings will have the right to conduct organized sales of the Class A common stock of CBOE Holdings issued in the restructuring transactions when the transfer restriction period applicable to the Series A-1, A-2 and A-3 common stock of CBOE Holdings is scheduled to expire. The purpose of this right is to enable CBOE Holdings to facilitate a more orderly distribution of its common stock into the public market. If CBOE Holdings elects to conduct an organized sale, no shares of the Series A-1, A-2 or A-3 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse or of any other series that is subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the organized sale or in a permitted transfer. Holders of the Series A-1, A-2 and A-3 common stock may elect to participate in such organized sale but are not required to do so.

In the event CBOE Holdings elects to conduct an organized sale, it will provide the holders of Series A-1, A-2 and A-3 common stock of CBOE Holdings with a written notice of election to conduct an organized sale of the applicable Series of Class A common stock for which transfer restrictions are scheduled to expire at least 60 days prior to the scheduled expiration of the applicable transfer restriction period. Holders of Class A common stock of CBOE Holdings will have 20 days following receipt of that notice to provide CBOE Holdings with written notice of their intent to participate in the organized sale with respect to the series whose restrictions are next scheduled to expire, any other series that remain subject to transfer restrictions and any unrestricted common stock of CBOE Holdings. The written notice must specify the series of Class A common stock of CBOE Holdings and the number of shares thereof and the number of shares of unrestricted common stock of CBOE Holdings that the holder has elected to include in the applicable organized sale. If such holders do not provide written notice to CBOE Holdings during that 20-day period, they will be deemed to have elected not to include any shares in the organized sale.

The actual number of shares that may be sold in an organized sale will depend on, among other things, the number of primary shares the board of directors of CBOE Holdings determines that CBOE Holdings will offer for its own account, market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by stockholders to be included in the organized sale. In such event, there will be a reduction in the number of shares that each individual holder may sell based on a cut-back formula to be adopted by the board of directors of CBOE Holdings. In the event of a “cut-back,” priority will be given first to shares of the series next scheduled to be released, second to shares of a series scheduled to be released from transfer restrictions at a later date and finally to unrestricted common stock of CBOE Holdings. The organized sale may take the form of an underwritten secondary offering, a private placement of common stock to one or more purchasers, a repurchase of Class A common stock by CBOE Holdings or a similar process selected by the board of directors of CBOE Holdings. The stockholders’ right to participate in an organized sale will be contingent upon the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement, and payment of their share of the fees, expenses, commission, and other related costs.

CBOE Holdings may proceed with the sale of fewer than all of the shares that have been requested to be included in an organized sale, including less than all of the shares of the series scheduled for release at the expiration of the related transfer restriction period. Additionally, CBOE Holdings will be under no obligation to complete the organized sale.

If less than all of the shares of the series scheduled to be released that a stockholder requests be sold in the related organized sale are sold in such organized sale or the stockholder elects not to include all of the shares of the series scheduled for release in the applicable organized sale, the stockholder will be able to sell, on the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, any of those shares of the Series that were not sold or included (i.e., such shares will automatically convert into unrestricted shares of common stock of CBOE Holdings on such date).

If CBOE Holdings elects to conduct an organized sale and does not complete such organized sale before 60 days after the expiration date of the related transfer restriction period, the shares of the series then scheduled to be released will convert into unrestricted common stock of CBOE Holdings on the 61st day after the expiration date of the related transfer restriction period.

However, if CBOE Holdings elects to conduct an organized sale undertaken in conjunction with the scheduled expiration of transfer restrictions applicable to the Series A-3 common stock of CBOE Holdings and CBOE Holdings does not complete such organized sale before 540 days following the first initial public offering, the Series A-3 common stock shall automatically convert into unrestricted common stock of CBOE Holdings on the 541st day following a the initial public offering.

If CBOE Holdings does not elect to conduct an organized sale at the time of any scheduled expiration of transfer restriction applicable to a series of Class A common stock of CBOE Holdings, the shares of that series for which transfer restrictions are scheduled to expire will automatically convert into unrestricted Class A common stock of CBOE Holdings at the expiration of the applicable transfer restriction period.

Amendments to the CBOE Certificate of Incorporation, Constitution and Bylaws

As part of the restructuring transaction, you are being asked to approve new bylaws and an amended and restated certificate of incorporation for the CBOE as well as the technical amendments and proposed changes to the capital structure and governing structure contained in such documents. The new bylaws of the CBOE will replace the CBOE’s current Constitution, and following the restructuring transaction, the CBOE bylaws will no longer include the CBOE Rules. Please review carefully all the terms and conditions of the bylaws and certificate of incorporation of not only the CBOE, but also CBOE Holdings. We have included the form of certificate of incorporation for CBOE Holdings and form of bylaws for CBOE Holdings in this proxy statement and prospectus as Annex C and D, respectively. The form of amended and restated certificate of incorporation of the CBOE and form of bylaws of the CBOE are also included in this proxy statement and prospectus as Annex E and F, respectively.

Some of the more significant provisions of the CBOE and CBOE Holdings certificates of incorporation and bylaws are summarized below. For additional information on capital stock and corporate governance of the CBOE and CBOE Holdings see “Comparison Of Rights Prior to and After the Restructuring Transaction” on page 136.

Capital Stock.   Pursuant to its certificate of incorporation, CBOE Holdings is authorized to issue (i)               shares of unrestricted common stock, par value $0.01 per share, (ii)            shares of Class A common stock, par value $0.01 as per share and (iii) and 20,000,000 shares of preferred stock. After the restructuring transaction, the CBOE will be authorized to issue 1,000 shares of common stock, par value $0.01 per share. All CBOE shares will be held by CBOE Holdings.

Voting Rights.   After the restructuring transaction, you will hold ownership interests in CBOE Holdings and not the CBOE. These new ownership interests will entitle you to vote on matters pertaining to CBOE Holdings. You will no longer vote on matters at the CBOE. CBOE Holdings, as the sole stockholder of the CBOE, will have the right to vote generally with respect to CBOE matters, including for the election of directors and on other matters as required by the bylaws, certificate of incorporation and the law of the State of Delaware. As a stockholder of CBOE Holdings you will be entitled to vote along with all other holders of CBOE Holdings common stock generally with respect to CBOE Holdings matters, including for the election of directors and on other matters required by the bylaws, certificate of incorporation or the laws of the State of Delaware.

Voting Limitations.   No person, together with its related persons, may vote or cause to vote more than 10% of the voting power of CBOE Holdings without the prior approval of the board of directors of CBOE Holdings and, in certain circumstances, the SEC. In the event that CBOE Holdings completes a public offering of its common stock, the voting percentage that any person would be permitted to control, whether through beneficially ownership or other agreement, would increase from 10% to 20% of the total number of votes entitled to be cast on any matter. This limitation is described in more detail below at “Description Of CBOE Holdings Capital Stock.”

Ownership Limitations.   No person, together with its related persons, may directly or indirectly beneficially own more than 10% of any class of securities of CBOE Holdings without the prior approval of the board of directors of CBOE Holdings and, in certain circumstances, the SEC. In the event that CBOE Holdings completes a public offering of its common stock, the ownership percentage that a person would be permitted to beneficially own would increase from 10% to 20% of the total outstanding shares of CBOE Holdings common stock. For additional information about this limitation and additional information about the capital stock of CBOE Holdings see “Description of CBOE Holdings Capital Stock” on page 126.

Board of Directors.   There will be a separate board of directors for each of the CBOE and CBOE Holdings. It is anticipated that the same individuals will be on each board immediately following the restructuring transaction. After the restructuring transaction, the CBOE board will be reduced from 23 directors to 13 directors. The CBOE Holdings board will also have 13 directors. The CBOE Holdings board will consist of the CBOE Holdings’ chief executive officer and 12 other directors, no less than two-thirds of whom will at all times meet the independence requirements of CBOE Holdings and those established by the New York Stock Exchange, or the NYSE, listing standards. The CBOE board will consist of the CBOE’s chief executive officer as well as seven non-industry directors and five industry directors, as each term is defined in the applicable bylaws and certificate of incorporation. Failure of a director to maintain the categorical requirements of either a non-industry or an industry director may result in the director’s removal from the board. Directors of each of the CBOE and CBOE Holdings will be elected by a plurality of votes. The CBOE board will continue to be a classified board with staggered terms of office, however, the board will consist of two classes of directors, each of which will serve for two years, as opposed to the current board that consists of three classes of directors, each of which serves for a term of three years. There is no limit on the number of terms a director may serve on either board.

Nomination of Directors.   After the restructuring transaction, the Nominating and Governance Committee of the CBOE will be comprised solely of board members and will nominate all directors for election at the CBOE. It is currently anticipated that the members of the Nominating and Governance Committee of the CBOE will be the same as the members of the Nominating and Governance Committee of CBOE Holdings. At the CBOE, however, the Nominating and Governance Committee will have an Industry Director-Subcommittee, which will consist of all of the industry directors serving on the Nominating and Governance Committee. The Industry Director-Subcommittee shall select industry directors that equal at least 20% of the directors serving on the board of the CBOE. For a discussion of the nomination procedures at each of CBOE Holdings and the CBOE, please see “Directors and Management of the CBOE And CBOE Holdings After the Restructuring Transaction—Committees of the CBOE Holdings Board of Directors—Nominating and Governance Committee” on page 107.

Exercise Right.   The Board of Directors of the CBOE has determined that following the CME/CBOT Transaction, there will no longer be members of the CBOT who qualify to become a member of the CBOE under Article Fifth(b) of CBOE’s certificate of incorporation without having to purchase a separate CBOE membership. In connection with the other amendments being made to the CBOE’s certificate of incorporation, Article Fifth(b) of the CBOE’s certificate of incorporation, therefore, will be deleted as part of the restructuring transaction. As a result of the CME/CBOT Transaction, there will no longer be any reference in the CBOE certificate of incorporation to the Exercise Right described in the former certificate of incorporation of the CBOE.

Amendments to the CBOE Rules

As part of the restructuring transaction, the CBOE’s Rules will be amended to reflect that access to the CBOE’s trading facilities will be made available through the issuance of trading permits. The CBOE has not yet submitted its rule filing to the SEC with respect to these changes.

Shares of CBOE Holdings reserved for future issuance to CBOE Holdings Management

The CBOE is currently discussing the possible adoption of equity compensation plans pursuant to which management of CBOE Holdings would be granted equity compensation as determined by the board of directors of CBOE Holdings from time to time. As of January 31, 2007, however, no such equity compensation plans had been adopted.

Certain Relationships and Related-Party Transactions

Currently, 11 of the 23 CBOE directors are individuals who are members of the CBOE or are officers, directors or employees of or are affiliated with organizations that are members of the CBOE. Following the restructuring transaction, approximately five of the 13 directors of CBOE Holdings will be individuals who either will hold trading permits in the CBOE or will be officers, directors, employees or affiliates of organizations that will hold trading permits in the CBOE. These individuals and organizations that are currently members of the CBOE (and who will become holders of trading permits in the CBOE) derive a substantial portion of their income from their trading or clearing activities on or through the CBOE. The amount of income that a current member and a future holder of a trading permit may derive from its trading or clearing activities at the CBOE is in part dependent on the fees these individuals or organizations are charged to trade, clear and access our markets and the rules and structure of our markets. Current members and future holders of trading permits, many of whom do or will act as brokers and traders, benefit from trading rules, privileges and discounts that enhance their trading opportunities and profits. Current members pay fees (and future holders of CBOE trading permits will pay fees), either directly or indirectly, to the CBOE in connection with the services we provide, which in many cases could be substantial to the member (or future permit holder). The payments made by our directors that are currently members of the CBOE or affiliated with members of the CBOE (and who will become holders of trading permits or affiliated with holders of trading permits following the restructuring transaction) are on terms no more favorable than terms given to unaffiliated persons.

Over the past three years, three different CBOE directors, Edward T. Tilly, John E. Smollen and Bradley G. Griffith, served as the Vice Chairman of the CBOE and received compensation from the CBOE for such service. For a description of the compensation paid to these individuals as Vice Chairman, please see “Directors and Management of the CBOE and CBOE Holdings After the Restructuring Transaction—Compensation of Directors and Executive Officers” on page 116.

The CBOE has a one-year consulting arrangement, commencing on January 1, 2007, with Mark F. Duffy, one of its directors, under which Mr. Duffy advises the CBOE on various matters related to the restructuring and other business initiatives. Mr. Duffy is paid for services actually provided at an hourly rate, subject to a retainer for the year of $200,000.

Regulatory Approvals

SEC Approvals.   The CBOE is registered as a national securities exchange pursuant to Section 6 of the Exchange Act. As a registered national securities exchange, the CBOE must comply with certain obligations under the Exchange Act. Under Section 19 of the Exchange Act and the related rules of the SEC, all changes in the rules of an SRO, such as the CBOE, must be submitted to the SEC for approval, including proposed amendments to the certificate of incorporation, bylaws or Constitution of the CBOE. No proposed rule change can take effect unless approved by the SEC or otherwise permitted by Section 19. As such, the proposed amendments to the CBOE’s certificate of incorporation, Constitution and Rules that are a necessary part of the restructuring transaction will need to be approved by the SEC prior to the restructuring transaction and these amendments taking effect.

Under Section 19 of the Exchange Act, the text of the proposed rule changes, together with a concise general statement of the statutory basis and the purpose of the change, must be submitted to the SEC, which then gives interested parties the opportunity to comment by publishing the proposal in the Federal Register. Critical comment letters typically are forwarded to the SRO for response. Within a period of 35 days of the publication of the proposed rule change (or a longer period of up to 90 days of the publication, if the SEC considers it appropriate), the SEC must either approve the proposal, or institute proceedings to determine whether the proposed rule change should be disapproved. Such proceedings should be concluded within 180 days of the date of the publication of the proposed rule change, although the SEC may extend the deadline by another 60 days if necessary. The date of publication also may be delayed for reasons outside the control of the CBOE; therefore, the time periods provided above will not begin to run until the proposal is published. The SEC will approve a proposed rule change if it finds that the change is consistent with the requirements of the Exchange Act and the rules and regulations of the Exchange Act. SROs may consent to extensions of any of these periods and, as a practical matter, will generally do so while addressing any concerns raised by the SEC staff.

Pursuant to Rule 19b-4 under the Exchange Act, the SEC’s approval of the changes to the certificate of incorporation, Constitution and Rules of the CBOE as well as the forms of certificate of incorporation and bylaws of CBOE Holdings, is a condition to the completion of the restructuring transaction.

Approvals under State Securities and “Blue Sky” Laws.   Approvals or authorizations may be required under applicable state securities, or “blue sky,” laws in connection with the issuance of CBOE Holdings common stock in the restructuring transaction. Any approval of any governmental entity required for the consummation of the restructuring transaction is a condition to the completion of the restructuring transaction, unless the failure to obtain this approval would not reasonably be expected to result in a material adverse effect on the CBOE and its subsidiaries.

General.   While we believe that we will receive the requisite regulatory approvals for the changes to our certificate of incorporation, Constitution and Rules that will be part of the restructuring transaction, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state or foreign regulatory authorities will not attempt to challenge the restructuring transaction, or, if a challenge is made, as to the results of the challenge.

Restrictions on Sales of Shares by Affiliates of the CBOE

The shares of CBOE Holdings Class A common stock to be issued in connection with the restructuring transactionwill be registered under the Securities Act of 1933, as amended and will be freely transferable under the Securities Act, except for shares of CBOE Holdings common stock issued to any person who is deemed to be an “affiliate” of the CBOE at the time of the special meeting. While the CBOE Holdings Class A common stock issued in the restructuring transaction may be freely transferable under the Securities Act, it will be subject to transfer restrictions under the CBOE Holdings’ certificate of incorporation. For a description of these restrictions, see “—Amendments to the CBOE Certificate of Incorporation, Constitution and Bylaws” above. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the CBOE, and may include our executive officers and directors, as well as our significant stockholders. In addition to the other restrictions imposed on shares of CBOE Holdings stock, affiliates may not sell their shares of CBOE Holdings common stock acquired in connection with the restructuring transaction except pursuant to:

•        an effective registration statement under the Securities Act covering the resale of those shares;

•       an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•        any other applicable exemption under the Securities Act.

The CBOE expects that each of its affiliates will agree with CBOE Holdings that the affiliate will not transfer any shares of stock received in the restructuring transaction, except in compliance with the Securities Act. Resales of CBOE Holdings common stock by affiliates of the CBOE and CBOE Holdings are not being registered pursuant to the registration statement of which this document forms a part.

Material U.S. Federal Income Tax Consequences to U.S. Holders of CBOE Memberships

Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion of Schiff Hardin LLP, counsel to the CBOE, as to the material U.S. federal income tax consequences of the Merger to U.S. holders of CBOE memberships. We refer to this transaction as the “Merger.” This discussion is based on current provisions of the Internal Revenue Code, final, temporary or proposed U.S. Treasury regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect).

For purposes of this discussion, the term “U.S. holder” means:

•        a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state;

•        an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds CBOE memberships, the tax treatment of a partner in this partnership generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding CBOE memberships, you should consult your tax advisor. This discussion only addresses holders of CBOE memberships that hold their CBOE memberships as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, partnerships or other pass-through entities, holders subject to the alternative minimum tax provisions of the Internal Revenue Code, persons whose functional currency is not the U.S. dollar, and holders who hold their CBOE membership as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the federal income tax.

ALL HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Conditions to Closing

It is a condition to the obligation of the CBOE to consummate the Merger that it receives an opinion from its counsel, Schiff Hardin LLP, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion will be based on assumptions and representations set forth or referred to in the opinion. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions described in the following discussion.

The Merger

The U.S. federal income tax consequences of the Merger to U.S. holders of CBOE memberships are as follows:

A holder of a CBOE membership will not recognize gain or loss upon receipt of CBOE Holdings Class A common stock solely in exchange for the holder’s CBOE membership, except with respect to cash received in lieu of fractional shares of CBOE Holdings common stock (as discussed below). The aggregate tax basis of the shares of CBOE Holdings common stock received will be equal to the tax basis in the CBOE membership exchanged. The holding period of the CBOE Holdings common stock received will include the holding period of the CBOE membership exchanged.

Backup Withholding and Information Reporting

Payments of cash made in connection with the mergers may, under certain circumstances, be subject to information reporting and “backup withholding” at a rate of 28%, unless a holder of a CBOE membership provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Stock Exchange Listing

We do not currently intend to list the common stock of CBOE Holdings on any stock exchange immediately following the completion of the restructuring transaction. If CBOE Holdings engages in a public offering, the common stock of CBOE Holdings likely would be listed at that time. There can be no assurances, however, that a public offering of CBOE Holdings will occur or that the common stock of CBOE Holdings will ultimately be listed on any stock exchange.

Appraisal Rights of Dissenting Members

Holders of CBOE memberships are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”) in connection with the Merger, provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex H hereto. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex H. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that members exercise their appraisal rights under Section 262.

THIS DISCUSSION AND ANNEX H SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS.

Members of record who desire to exercise their appraisal rights must: (i) hold a CBOE membership on the date of making a demand for appraisal; (ii) continuously hold such CBOE membership through the effective time of the restructuring transaction; (iii) deliver a properly executed written demand for appraisal to the CBOE prior to the taking of the vote on the restructuring transaction at the special meeting of members; (iv) file any necessary petition in the Delaware Court of Chancery, as more fully described below, within 120 days after the effective time of the restructuring transaction; (v) not vote in favor of adoption of the restructuring transaction; and (vi) otherwise satisfy all of the conditions described more fully below and in Annex H.

A CBOE member who makes the demand described below with respect to a CBOE membership, who continuously is a member through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the restructuring transaction nor consents thereto in writing will be entitled, if the restructuring transaction is consummated, to have his or her membership appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the membership, exclusive of any element of value arising from the accomplishment or expectation of the restructuring transaction, together with a fair rate of interest, if any, as determined by the court. Pursuant to paragraph (a) of Section 262, all references to “stockholder” and “shares” in Section 262, to the extent applicable, apply to members and the membership interests held by such members, respectively. All references in this summary of appraisal rights to a “member” or “holders of CBOE memberships” are to the record holder or holders of CBOE memberships.

ANY HOLDER OF A CBOE MEMBERSHIP WHO DESIRES TO EXERCISE HIS OR HER RIGHT TO DISSENT FROM THE RESTRUCTURING TRANSACTION MUST DELIVER TO THE CBOE A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER MEMBERSHIP PRIOR TO THE TAKING OF THE VOTE ON THE RESTRUCTURING TRANSACTION AT THE SPECIAL MEETING OF MEMBERS. SUCH WRITTEN DEMAND MUST REASONABLY INFORM THE CBOE OF THE IDENTITY OF THE MEMBER OF RECORD AND OF SUCH MEMBER’S INTENTION TO DEMAND APPRAISAL OF ANY MEMBERSHIPS HELD BY SUCH MEMBER.

A demand for appraisal must be executed by or on behalf of the CBOE member of record.

A MEMBER WHO ELECTS TO EXERCISE APPRAISAL RIGHTS SHOULD MAIL OR DELIVER HIS OR HER WRITTEN DEMAND TO: CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED, 400 SOUTH LASALLE, CHICAGO, ILLINOIS 60605, ATTENTION: OFFICE OF THE SECRETARY.

Prior to or within ten days after the effective time of the restructuring transaction, the surviving corporation must provide notice of the effective time to all members who have complied with Section 262. Within 120 days after the effective time, either the surviving corporation or any member who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a member, demanding a determination of the fair value of the memberships of all dissenting members. The surviving corporation does not currently intend to file an appraisal petition, and members seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such memberships. Accordingly, members who desire to have their memberships appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time, any member who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of memberships not voted in favor of the merger and with respect to which demands for appraisal were received by the CBOE and the number of holders of such memberships. Such statement must be mailed within ten days after the written request thereof has been received by the surviving corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

If a petition for an appraisal is timely filed, by a holder of a membership and a copy thereof served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all members who have demanded an appraisal of their membership and with whom agreements as to the value of their membership have not been reached. After notice to the members as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the Petition to determine those members who have complied with Section 262 and who have become entitled to appraisal rights thereunder.

After determining the holders of memberships entitled to appraisal, the Delaware Court of Chancery will appraise the CBOE memberships owned by such members, determining the fair value of such memberships exclusive of any element of value arising from the accomplishment or expectation of the restructuring transaction, together with a fair rate of interest, if any, to be paid upon the amount to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding, and that, “fair price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the transaction that throw any light on future prospects of the surviving corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc., the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Members considering seeking appraisal should recognize that the fair value of their memberships as determined under Section 262 could be more than, the same as or less than the consideration to be received in the restructuring transaction if they did not seek appraisal of their memberships. The cost of the appraisal proceeding (which do not include attorneys fees or fees and expenses of experts) may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of dissenting members of the CBOE, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting members in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all memberships entitled to appraisal.

If any member who demands appraisal of his or her membership fails to perfect, or successfully withdraws or loses such holder’s right to appraisal, the holder’s membership will be deemed to have been converted at the effective time of the restructuring transaction into the right to receive the restructuring consideration applicable to other memberships. A member will fail to perfect, or effectively lose or withdraw, the member’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the restructuring transaction or if the member delivers to the surviving corporation a written withdrawal of the member’s demand for appraisal and an acceptance of the consideration in accordance with Section 262. Any holder of CBOE memberships who has duly demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote for any purpose any memberships subject to such demand or to receive payment of dividends or other distributions on such memberships, except for dividends or distributions payable to members of record at a date prior to the effective time.

Any member may withdraw a demand for appraisal and accept the restructuring transaction consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the restructuring transaction will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court will be dismissed as to any member without the approval of the Delaware Court, and the approval may be conditioned upon terms the Delaware Court deems just. If the member fails to perfect, successfully withdraws or loses the appraisal right, the member’s membership will be converted into solely the right to receive the restructuring transaction consideration.

FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW, MEMBERS WHO ARE CONSIDERING EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT WITH THEIR LEGAL ADVISORS.

Recommendation of the Restructuring Transactionby the CBOE Board of Directors

On January 25, 2006, the CBOE board of directors determined, by vote, that the restructuring transaction is advisable and in the best interests of the CBOE and its members and approved the associated amendments to the CBOE’s Constitution and Rules. The CBOE board of directors recommends that CBOE members vote “FOR” the adoption of the agreement and plan or merger to effect the restructuring transaction at the CBOE’s special meeting of members.

UNAUDITED SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial and other information for the CBOE. You should read the following selected consolidated financial and other information together with our consolidated financial statements and the related notes, the unaudited pro forma condensed consolidated financial statements and other financial information included elsewhere in this document and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this proxy statement and prospectus. We have derived the balance sheet data and operating data for the nine months ended September 30, 2006 and 2005 from unaudited condensed consolidated financial statements and related notes included in Annex A of this proxy statement and prospectus. We have derived the balance sheet data as of December 31, 2005 and 2004 and June 30, 2004, and operating data for the fiscal year ended December 31, 2005, the six month periods ended December 31, 2005 and 2004, and the fiscal years ended June 30, 2004 and 2003 from the audited consolidated financial statements and related notes included in Annex A of this proxy statement and prospectus. We have derived the balance sheet data for fiscal years ended June 30, 2003, 2002 and 2001 and the operating data for fiscal years ended June 30, 2002 and 2001 from our audited consolidated financial statements which are not included in this proxy statement and prospectus. In 2005 the CBOE converted from a fiscal year that ended on June 30 to a fiscal year that ends on December 31. Because of this conversion, it was necessary for the CBOE to have a six-month reporting period (2004 Stub) ending on December 31, 2004.

	Nine Mos.	Nine Mos.	Year	Six Mos.	Six Mos.
	Ended	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Dec 31,	Dec 31,	Dec 31, (1)	Year Ended June 30,
	2006	2005	2005	2005	2004	2004	2003	2002	2001
Operating Data	(dollars in thousands, except per share data)
Revenue
Transaction Fees	$139,622	$103,823	$143,254	$75,457	$60,763	$116,344	$104,827	$89,436	$96,165
Other Member Fees	16,838	17,651	23,347	11,544	12,035	25,465	26,642	24,641	24,613
Communication Fees	14,831	12,728	16,749	8,417	7,885	14,543	15,614	18,884	21,539
Regulatory Fees	10,381	8,938	11,835	6,085	5,730	11,289	10,800	11,231	10,835
Other	11,413	5,664	7,870	4,376	2,513	6,073	5,909	4,631	4,662
Total	193,085	148,804	203,055	105,879	88,926	173,714	163,792	148,823	157,814
Expenses
Employee Costs	59,841	54,862	74,678	38,545	33,155	69,304	64,094	68,419	67,412
Outside Services	15,659	12,811	18,404	10,730	8,934	15,242	11,794	13,458	17,451
Facilities Costs	3,262	2,795	3,925	2,272	1,978	4,389	4,240	4,351	3,993
Data Processing	13,990	14,385	19,304	9,736	9,169	18,022	17,771	17,492	15,264
Travel & Promotion	5,122	4,489	6,796	3,458	2,869	6,406	4,853	5,428	6,452
Equity in loss of OneChicago	688	2,131	2,569	1,046	1,391	4,359	4,165	1,483	0
Depreciation & Amortization	21,060	20,966	28,349	14,372	15,950	29,685	29,252	29,709	24,634
Royalty Fees	17,985	16,832	21,950	10,676	8,997	15,847	11,028	8,989	7,397
Other	7,164	5,342	7,187	3,827	4,050	7,805	3,204	2,922	3,300
Total Expense	144,771	134,613	183,162	94,662	86,493	171,059	150,401	152,251	145,903
Income Before Taxes	48,314	14,191	19,893	11,217	2,433	2,655	13,391	(3,428)	11,911
Provision for Taxes
Current	23,109	4,531	9,925	5,540	(1,454)	1,333	5,201	(3,102)	(2,943)
Deferred	(3,118)	(941)	(927)	(508)	2,694	(329)	798	5,294	7,718
Total Tax Provision	19,991	3,590	8,998	5,032	1,240	1,004	5,999	2,192	4,775
Net Income	28,323	10,601	10,895	6,185	1,193	1,651	7,392	(5,620)	7,136

	Nine Mos.	Nine Mos.	Year	Six Mos.	Six Mos.
	Ended	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Dec 31,	Dec 31,	Dec 31, (1)	Year Ended June 30,
	2006	2005	2005	2005	2004	2004	2003	2002	2001
Operating Data	(dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$242,237	$195,788	$202,185	$202,185	$198,967	$176,234	$175,784	$165,706	$177,030
Total liabilities	71,909	57,247	61,277	61,277	64,127	42,587	43,788	41,102	46,806
Total equity	170,328	138,541	140,908	140,908	134,840	133,647	131,996	124,604	130,224
Pro forma Data -
Net income (loss) per share (2)	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Working capital (3)	$85,434	$56,210	$59,912	$59,912	$42,911	$36,788	$30,143	$17,114	$17,595
Capital expenditures (4)	18,037	16,937	21,011	10,948	15,462	23,334	25,047	21,871	37,663
Number of full time employees at the end of the period	622	670	673	673	686	698	725	720	801
Sales price per CBOE membership
High	$1,400	$755	$875	$875	$420	$340	$210	$381	$439
Low	$850	$299	$299	$600	$270	$190	$132	$160	$340

(1)             In 2004, the CBOE converted its fiscal year from the year ending June 30 to the year ending December 31. Because of this transition, the CBOE reported results for the six months ended December 31, 2004.

(2)    Based on [                        ] shares issued and outstanding immediately following the completion of the restructuring transactions.

(3)             Equals current assets minus current liabilities.

(4)             Does not include new investments in affiliates or the disposition of interests in affiliates.

CBOE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the CBOE’s financial condition and results of operations should be read in conjunction with the consolidated financial statements of the CBOE and the notes thereto included in this document. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Forward-Looking Statements” above.

Overview

The primary business of the CBOE is the operation of markets for the trading of listed options contracts for two broad product categories: the stocks of individual corporations and stock market indices. In addition to traditional open outcry markets, we offer electronic trading through our hybrid trading model that was developed and implemented, beginning in June 2003. Until June 2003, the majority of all of our options trading was conducted in an open outcry environment. We derive a substantial portion of our revenue from exchange fees relating to the trading in our markets; these fees accounted for 70% of our total revenues in 2005. Other revenues are generated by dues payments and user fees from our members, from the sale of market data generated by trading in our markets, and regulatory related fees, which accounted for 11%, 8% and 6%, respectively, of our total revenue in calendar year 2005. In general, our revenues are primarily driven by the number of contracts traded on the exchange. In order to increase the volume of contracts traded on our markets, we strive to develop and promote contracts designed to satisfy the trading, hedging and risk-management needs of our market participants.

It is important to note that up until January 1, 2006, the CBOE operated generally as a non-profit organization. Our fee schedules and expense budgets were designed to achieve a break even operation. When volume and revenue exceeded budgeted levels, transaction fees were generally reduced to avoid generating surpluses beyond the CBOE’s needs for working capital. As of January 1, 2006, the Board of Directors of the CBOE instructed management to begin a transition to operating the CBOE on a for-profit basis. Therefore, the historical financial information provided herein will not necessarily be indicative of future performance and should be read in that context.

Transaction Fees

The largest source of the CBOE’s operating revenues is transaction fee revenue. Transaction fee revenue is a function of three variables: (1) exchange fee rates, determined for the most part by contract type; (2) trading volume; and (3) transaction mix between contract type (member versus non-member). Because our trading fees are assessed on a per contract basis, our exchange fee revenues are highly correlated to the volume of contracts traded on our markets. While exchange fee rates are established by the CBOE, trading volume and transaction mix are primarily influenced by factors outside the CBOE’s control. These external factors include: price volatility in the underlying securities and national and international economic and political conditions. This category of revenue accounted for 70.5%, 68.3% and 67.0% of our total revenue in 2005, 2004 Stub and 2004, respectively.

Recent years have seen a steady increase in the total trading volume on U.S. options exchanges. According to the Options Clearing Corporation, or OCC, total option contract volume in 2003, 2004, 2005 and 2006 was, respectively 0.9 billion, 1.2 billion, 1.5 billion and 2.0 billion contracts, representing year-over-year growth of 30% in 2004, 28% in 2005 and 35% in 2006. The CBOE has also experienced consistent increases in trading volumes over the last several years. Total volume at the CBOE was 283.9 million, 361.1 million, 468.2 million and 674.7 million contracts traded in 2003, 2004, 2005 and 2006, respectively, representing annual growth of 27% in 2004, 30% in 2005 and 44% in 2006. Contract trading volume levels in 2004, 2005 and 2006 were consecutive CBOE record highs. Revenue is recorded as transactions occur on a trade-date basis.

The following chart illustrates trading volume across the different categories of products traded at the CBOE:

	Annual Options Contract Volume
	2006	2005	2004	2003
Equity	390,657,577	275,646,980	224,316,863	173,033,965
Index	284,056,441	192,536,695	136,679,303	110,822,092
Interest Rate	21,330	65,626	90,608	90,438
Total	674,735,348	468,249,301	361,086,774	283,946,495

The equity category reflects trading in options contracts on the stocks of individual companies. Index options include options contracts on all indices whether settled in cash or in an exchange traded fund. Interest rate options are cash settled options that are based on the interest rates of treasury securities. The growth in trading volume at the CBOE is attributable to growth in trading volume of both index and equity based securities. Within our index products, 37% of the volume and 36% of the increase in volume from 2005 to 2006 is attributable to contracts on our S&P 500, or SPX, contract, our largest product. We believe that the recent growth in trading volume is due to industry-wide factors, as well as CBOE-specific factors.

Increasing investor sophistication and focus on risk management and improved accessibility through continued technological improvements have resulted in an increase in the use of options by those institutions and individuals who have traditionally invested in cash-based security markets. In addition, our markets have attracted a number of new investors focused on non-traditional forms of investments, including hedge funds.

For CBOE specifically, our strong product offerings, as well as the implementation of our hybrid trading platform, resulted in greater than industry average growth and increased market share for 2006 as CBOE’s options contract volume grew by 44%, while the industry grew by 35% according to data from OCC.

While there is no certainty, we expect that the industry-wide and CBOE-specific factors that contributed to past volume increases will continue to contribute to future volume levels. Therefore, if these same factors continue to exist, we may experience similar increases in contract trading volume. However, additional factors may arise that could offset future increases in contract trading volume or result in a decline in contract trading volume, such as new or existing competition or other events. Accordingly, our recent contract trading volume history may not be an indicator of future contract trading volume results.

Other Member Fees

Other member fees include membership dues, user fees related to certain services provided to members on our trading floor, and application fees charged to new members and existing members under certain circumstances. This source of revenue has been flat to trending down as a greater number of our market participants access CBOE through electronic means rather than in an open outcry environment. This category of revenue accounted for 11.5%, 13.5% and 14.7% of our total revenue in 2005, 2004 Stub and 2004, respectively.

Communication Fees

Market data fees represent the sale of our transaction information, often referred to as market data, through OPRA. OPRA is not consolidated with the CBOE. OPRA gathers market data from various options exchanges and, in turn, disseminates this data to third parties who pay fees to OPRA to access the data. As a participant exchange, we sit on a committee with other participant exchanges that administers the OPRA Plan. Revenue generated by OPRA from the dissemination of market data is shared among OPRA’s participants according to the relative number of trades executed by each of the participant exchanges as calculated each quarter. A trade consists of a single transaction, but may consist of several contracts. Each participant exchange’s share of market data revenue generated by OPRA is calculated on a per trade basis and is not based on the underlying number of contracts. This category of revenue accounted for 8.2%, 8.9% and 8.4% of our total revenue in 2005, 2004 Stub and 2004, respectively.

Regulatory Fees

We charge fees to our members and member firms in support of our regulatory responsibilities as a self regulatory organization under the Exchange Act of 1934. Most of this revenue is based on the number of registered representatives of each of our member firms. This source of revenue could decline if the number of CBOE member firms declines or if the number of registered representatives in total declines. This category of revenue accounted for 5.8%, 6.4% and 6.5% of our total revenue in 2005, 2004 Stub and 2004, respectively.

Other Revenues

Other revenues accounted for 4.0%, 2.9% and 3.4% of our total revenue in 2005, 2004 Stub and 2004, respectively. The following sub-categories represent the largest source of revenue within Other Revenues:

•       Interest income generated from short-term money market accounts and investments of our excess cash in corporate bonds and in U.S. Treasuries;

•       Revenue associated with advertisements through our corporate web site, www.CBOE.com;

•       Fees charged to members who trade our proprietary products who are also subject to a monthly transaction fee cap;

•       Revenue generated through our order routing cancel fee; and

•       Rental of commercial space in the lobby of our building.

Components of Expenses

Our expenses generally support our open outcry markets and hybrid trading systems and are mainly fixed in nature, meaning that the overall expense structure is generally independent of trading volume. Salaries and benefits represent our largest expense category and tends to be driven by both our staffing requirements and the general dynamics of the employment market. Other significant operating expenses in recent years have been expenses associated with enhancements to our trading systems, royalty fees to licensors of proprietary products and litigation expenses.

Results of Operations

The following table sets forth our unaudited condensed consolidated statements of income data for periods presented as a percentage of total revenue.

	Nine Mos.	Nine Mos.	Year	Six Mos.	Six Mos.	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Sept 30,	Sept 30,	Dec 31,	Dec 31,	Dec 31,	June 30,	June 30,
	2006	2005	2005	2005	2004	2004	2003
Operating Data
Revenue
Transaction Fees	72.3%	69.8%	70.5%	71.3%	68.3%	67.0%	64.0%
Other Member Fees	8.7%	11.9%	11.5%	10.9%	13.5%	14.7%	16.3%
Communication Fees	7.7%	8.6%	8.2%	7.9%	8.9%	8.4%	9.5%
Regulatory Fees	5.4%	6.0%	5.8%	5.7%	6.4%	6.5%	6.6%
Other	5.9%	3.7%	4.0%	4.2%	2.9%	3.4%	3.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Expenses
Employee Costs	31.0%	36.9%	36.8%	36.4%	37.3%	39.9%	39.1%
Outside Services	8.1%	8.6%	9.1%	10.1%	10.0%	8.8%	7.2%
Facilities Costs	1.7%	1.9%	1.9%	2.1%	2.2%	2.5%	2.6%
Data Processing	7.2%	9.7%	9.5%	9.2%	10.3%	10.4%	10.8%
Travel & Promotion	2.7%	3.0%	3.3%	3.3%	3.2%	3.7%	3.0%
Equity in loss of OneChicago	0.4%	1.4%	1.3%	1.0%	1.6%	2.5%	2.5%
Depreciation & Amortization	10.9%	14.1%	14.0%	13.6%	17.9%	17.1%	17.9%
Royalty Fees	9.3%	11.3%	10.8%	10.1%	10.1%	9.1%	6.7%
Other	3.7%	3.6%	3.5%	3.6%	4.6%	4.5%	2.0%
Total Expense	75.0%	90.5%	90.2%	89.4%	97.2%	98.5%	91.8%
Income Before Taxes	25.0%	9.5%	9.8%	10.6%	2.8%	1.5%	8.2%
Provision for Taxes	10.4%	2.4%	4.4%	4.8%	1.4%	0.5%	3.7%
Net Income	14.6%	7.1%	5.4%	5.8%	1.4%	1.0%	4.5%

Year ended December 31, 2005 compared to year ended June 30, 2004

Overview

Net income increased from $1.7 million in the year ended June 30, 2004 (1.0% of gross revenue) to $10.9 million in the year ended December 31, 2005 (5.4% of gross revenue) mainly because of increased trading volume. Options contract volume totaled 468.2 million contracts traded in 2005, compared to 329.6 million contracts during the year ended June 30, 2004.

Revenues

Consolidated operating revenues for the year ended December 31, 2005 were $203.1 million, an increase of 16.9% from the $173.7 million in the year ended June 30, 2004. Of the total $29.4 million increase, $27 million is from the volume-related transaction fee category.

Transaction Fees

Transaction fees totaled $143.3 million in the year ended December 31, 2005 (70.5% of gross revenue for the period) compared to $116.3 million in the year ended June 30, 2004 (67.0% of gross revenue for the period). Trading volume during the year ended December 31, 2005 averaged 1.85 million contracts per day, a 41% increase from the 1.31 million contracts per day that we averaged during the year ended June 30, 2004. This increase in trading volume caused transaction fees, which are mostly variable with contract volume, to be a larger percentage of gross revenue in the year ended December 31, 2005 compared to the year ended June 30, 2004.

Other Member Fees

Other member fees totaled $23.3 million in the year ended December 31, 2005 (11.5% of gross revenue for the period) compared to $25.5 million in the year ended June 30, 2004 (14.7% of gross revenue for the period). Other member fees declined as a percentage of gross revenue in the year ended December 31, 2005 because this revenue category is represented by member dues and member user fees, which are mainly fixed and do not vary directly with trading volume. In addition, the total amount of revenue declined because, in the year ended December 31, 2005 compared to the year ended June 30, 2004, a higher percentage of our members accessed our trading environment remotely rather than through open-outcry on our trading floor. This decline in the number of members on our trading floor is the main reason revenue from user-based fees, such as trading floor booths and CBOE-provided telecommunications services declined.

Communication Fees

Communication fees totaled $16.7 million in the year ended December 31, 2005 compared to $14.5 million in the year ended June 30, 2004. Communication fees increased because the CBOE’s overall share of OPRA revenue increased with our market share and because total net distributable revenue for OPRA increased from the year ended June 30, 2004 to the year ended December 31, 2005.

Regulatory Fees

Regulatory fees totaled $11.8 million in the year ended December 31, 2005 compared to $11.3 million for the year ended June 30, 2004. As a percent of total revenue this category accounted for 5.8% of gross revenue for the year ended December 31, 2005 compared to 6.5% in the year ended June 30, 2004. Regulatory fees increased in the year ended December 31, 2005 compared to the year ended June 30, 2004 because the number of registered representatives in our member firms increased. This change in registered representatives resulted in additional revenue of $0.4 million. In addition, a certain portion of this revenue source is directly tied to gross revenue of those firms that the CBOE regulates. In the year ended December 31, 2005, in conjunction with overall volume, the gross revenue of those member firms also increased. Total regulatory fees decreased as a percentage of total revenue because transaction fees grew relatively faster than regulatory fees when comparing the two years.

Other Revenue Sources

All other revenue sources totaled $7.9 million (4.0% of gross revenue for the period) for the year ended December 31, 2005 compared to $6.1 million (3.4% of gross revenue for the period) for the year ended June 30, 2004. The most significant other revenue source was investment income, which increased to $2.0 million in the year ended December 31, 2005 compared to $0.3 million in the year ended June 30, 2004. The increase in revenue is attributable to increased excess cash and higher interest rates.

Expenses

Operating expenses totaled $183.2 million for the year ended December 31, 2005, compared to $171.1 million in the year ended June 30, 2004. Operating expenses, as a percent of total revenues decreased from 98.5% in the year ended June 30, 2004 to 90.2% for the year ended December 31, 2005 thereby increasing the operating margin to 9.8% in the year ended December 31, 2005 from 1.5% in the year ended June 30, 2004. This increase in operating margin was due entirely to significant increases in average daily contract volume and the positive operating leverage inherent in our business. This operating leverage results from the fact that as the CBOE generates more revenue through increased trading volume while its expenses change very little and are relatively fixed.

Employee costs were $74.7 million in the year ended December 31, 2005, representing 36.8% of gross revenue for the period. For the year ended June 30, 2004 employee costs totaled $69.3 million or 39.9% of gross revenue for the period. CBOE employed 673 employees at the end of 2005 compared to 698 at the end of 2004. Incentive compensation costs totaled $6.7 million in the year ended December 31, 2005 compared to $4.7 million in the year ended June 30, 2004. Incentive compensation increased because the CBOE’s trading volume and profitability significantly increased from 2004 to 2005. In addition, salary expense increased by $2.7 million due to merit based adjustments and by $1.0 million due to an increase in the cost of employee benefits.

Outside services costs were $18.4 million in the year ended December 31, 2005, representing 9.1% of gross revenue for the period. For the year ended June 30, 2004, outside services totaled $15.2 million or 8.8% of gross revenue for the period. In 2004 and 2005, consulting fees related to development costs for new software applications totaled $6.1 million and $6.7 million, respectively. Of those expenditures, $1.6 million was capitalized in 2005 and $4.2 million was capitalized in 2004. While total spending decreased by $0.6 million, the amount that was not capitalized increased by $2.6 million when comparing the two periods, resulting in a significantly higher expense level in 2005 versus 2004.

Data processing costs which represent expenses for systems hardware maintenance, software licenses, high speed communications lines, and data information fees amounted to $19.3 million for the year ended December 31, 2005 and $18.0 million for the year ended June 30, 2004. This increase was due to increased costs for hardware maintenance ($3.9 million in 2005 versus $3.4 million in 2004) as well as increased costs for market information purchased from other exchanges ($3.6 million in 2005 versus $3.0 million in 2004). As a percentage of gross revenue, these expenses represent 9.5% and 10.4% for the year ended December 31, 2005 and the year ended June 30, 2004, respectively.

Depreciation and amortization charges for the year ended December 31, 2005 equaled $28.3 million and $29.7 million for the year ended June 30, 2004, representing 14.0% and 17.1% of gross revenue for their respective years. Capital acquisitions for the year ended June 30, 2004 amounted to $23.3 million compared to $21.0 million in the year ended December 31, 2005.

Royalty fee expense for the year ended December 31, 2005 was $22.0 million (10.8% of gross revenue) compared to $15.8 million (9.1% of gross revenue) in the year ended June 30, 2004. Royalty fees increased because options contract volume in licensed products was higher. Royalty fees increased as a percent of gross revenue because volume in licensed products increased at a higher rate relative to non-licensed products when comparing the two periods.

All other expenses totaled $20.5 million or 10.0% of gross revenue in the year ended December 31, 2005 and $23.0 million or 13.2% of gross revenue in the year ended June 30, 2004. In the year ended June 30, 2004, the CBOE’s share of the losses of OneChicago, LLC (“OneChicago”) was $4.4 million compared to $2.6 million in the year ended December 31, 2005. The loss was reduced as a result of increased revenue combined with cost cutting efforts at OneChicago. Also, we reduced our book value in our investment in the National Stock Exchange, or the NSX, to reflect the expected proceeds from our sale of most of the NSX certificates held by us, which resulted in an expense of $1.8 million in the year ended June 30, 2004.

The provision for income taxes was $9.0 million for the year ended December 31, 2005 compared to $1.0 million for the year ended June 30, 2004. The effective tax rate was 45% and 38% for the year ended December 31, 2005 and the year ended June 30, 2004, respectively. The 2005 rate is higher than the corporate federal and state combined rate of 40% due to expenses that are non-deductible for tax purposes, such as lobbying costs, certain travel and meeting expenses, and political contributions.

Six Months ended December 31, 2005 compared to six months ended December 31, 2004

Overview

Net income increased from $1.2 million in the six months ended December 31, 2004 (1.4% of gross revenue) to $6.2 million for the six months ended December 31, 2005 (5.8% of gross revenue) mainly because of increased trading volume. Options contract volume totaled 180.3 million contracts traded in the 2004 period compared to 251.1 million contracts during the 2005 period.

Revenues

Consolidated operating revenues for the six months ended December 31, 2005 were $105.9 million, an increase of 19.1% from the $88.9 million in the six months ended December 31, 2004. Of the total $17.0 million increase, $14.7 million is from the volume related transaction fee category. The majority ($1.9 million) of the remainder of the increase occurred in other revenue because of increased investment income (increase of $0.8 million) and license fee recovery revenue ($0.7 million).

Transaction Fees

Transaction fees totaled $75.5 million in the six months ended December 31, 2005 (71.3% of gross revenue for the period) compared to $60.8 million (68.3% of gross revenue for the period) in the six months ended December 31, 2004. Trading volume during the six months ended December 31, 2005 averaged 1.98 million contracts per day, a 40.4% increase from the 1.41 million contracts per day that we averaged during the six months ended December 31, 2004. This increase in trading volume caused transaction fees, which are mostly variable with contract volume, to be a larger percentage of gross revenue in 2005 compared to 2004.

Other Member Fees

Other member fees totaled $11.5 million in the six months ended December 31, 2005 (10.9% of gross revenue for the period) compared to $12.0 million (13.5% of gross revenue for the period) in the six months ended December 31, 2004. Other member fees declined as a percentage of gross revenue in the six months ended December 31, 2005 because this revenue category is comprised of member dues and member user fees which are mainly fixed and do not vary directly with trading volume. In addition, the total amount of revenue declined because, in the six months ended December 31, 2005 compared to the six months ended December 31, 2004, a higher percentage of our members accessed our trading environment remotely rather than through open-outcry on our trading floor. This decline in the number of members on our trading floor is the main reason why revenue from user-based fees such as trading floor booths, and the CBOE provided telecommunications services has declined.

Communication Fees

Communication fees totaled $8.4 million in the six months ended December 31, 2005 compared to $7.9 million in the six months ended December 31, 2004. Communication fees increased because the CBOE’s overall share of OPRA revenue increased with our market share and because total net distributable revenue for OPRA increased from the six months ended December 31, 2004 to the six months ended December 31, 2005.

Regulatory Fees

Regulatory fees totaled $6.1 million in the six months ended December 31, 2005 compared to $5.7 million in the six months ended December 31, 2004. As a percent of total revenue this category accounted for 5.7% of gross revenue for the six months ended December 31, 2005 compared to 6.4% in the six months ended December 31, 2004. Regulatory fees increased in the six months ended December 31,

2005 compared to the six months ended December 31, 2004 because a certain portion of this revenue source is directly tied to the gross revenue of those firms that the CBOE regulates. In the six months ended December 31, 2005, in conjunction with overall volume, the gross revenue of those member firms also increased. It decreased as a percentage of total revenue because transaction fees grew relatively faster than regulatory fees when comparing the two periods.

Other Revenue Sources

All other revenue sources totaled $4.4 million (4.2% of gross revenue for the period) for the six months ended December 31, 2005 compared to $2.5 million (2.9% of gross revenue for the period) for the six months ended December 31, 2004. The most significant other revenue sources were investment income which increased to $1.2 million in the six months ended December 31, 2005 compared to $0.4 million in the six months ended December 31, 2004 and license fee surcharges which increased to $0.9 in the six months ended December 31, 2005 compared to $0.2 in the six months ended December 31, 2004. The increase in investment income is attributable to increased excess cash and higher interest rates, while the increase in license fee surcharges is due to increased overall volume.

Expenses

Operating expenses totaled $94.7 million for the six months ended December 31, 2005, compared to $86.5 million in the six months ended December 31, 2004. Operating expenses, as a percent of total revenues, decreased from 97.2% in the six months ended December 31, 2004 to 89.4% for the six months ended December 31, 2005 thereby increasing the operating margin to 10.6% in the six months ended December 31, 2005 from 2.8% in the six months ended December 31, 2004. This increase in operating margin was due entirely to significant increases in average daily contract volume and the positive operating leverage inherent in our business model.

Employee costs were $38.5 million, representing 36.4% of gross revenue for the six-month period ended December 31, 2005. For the six months ended December 31, 2004 employee costs totaled $33.2 million or 37.3% of gross revenue. The CBOE employed 673 employees at the end of 2005 compared to 686 at the end of 2004. Incentive compensation costs totaled $3.2 million in 2005 compared to $1.0 million in 2004. In addition, salary expense increased by $1.7 million due to merit based adjustments and the cost of employee benefits increased by $1.5 million.

Outside services costs were $10.7 million in the six months ended December 31, 2005, representing 10.1% of gross revenue for the period. For the six months ended December 31, 2004 outside services totaled $8.9 million or 10.0% of gross revenue for the period. Consulting fees related to development costs for new software applications that were not capitalized increased by $2.5 million when comparing the two periods. The reason for the increase related to the increased number of software application development projects undertaken in the six months ended December 31, 2005 compared to the six months ended December 31, 2004.

Equity in loss of OneChicago amounted to $1.0 million in the six months ended December 31, 2005 (1.0% of gross revenue) compared to $1.4 million in the six months ended December 31, 2004 (1.6% of gross revenue). The reduction in our loss in OneChicago reflects the improved financial performance of OneChicago from the six months ended December 31, 2004 to the six months ended December 31, 2005. The CBOE’s share of OneChicago’s loss was approximately 40% during both periods.

Depreciation and amortization charges for the six months ended December 31, 2005 equaled $14.4 million and $16.0 million for the six months ended December 31, 2004 representing 13.6% and 17.9% of gross revenue for their respective years. Capital acquisitions for the six months ended December 31, 2004 amounted to $15.5 million compared to $10.9 million in the six months ended December 31, 2005.

Royalty fee expense for the six months ended December 31, 2005 was $10.7 million (10.1% of gross revenue) compared to $9.0 million (10.1% of gross revenue) in the six months ended December 31, 2004. Royalty fees increased because options contract volume in licensed products was higher in the latter period. Royalty fees as a percentage of gross revenue did not change because volume in licensed products increased at the same rate relative to non-licensed products when comparing the two periods.

The provision for income taxes was $5.0 million for the six months ended December 31, 2005 compared to $1.2 million for the six months ended December 31, 2004. The effective tax rate was 45% and 51% for the six months ended December 31, 2005 and the six months ended December 31, 2004, respectively. The rates for both years is higher than the corporate federal and state combined rate of 40% due to expenses that are non-deductible for tax purposes, such as lobbying costs, certain travel and meeting expenses, and political contributions as a percentage of income before taxes.

Year ended June 30, 2004 compared to year ended June 30, 2003

Overview

Net income decreased from $7.4 million in the year ended June 30, 2003 (4.5% of gross revenue) to $1.7 million in the year ended June 30, 2004 (1.0% of gross revenue) mainly because of increased expense levels. Options contract volume totaled 329.6 million contracts traded in the year ended June 30, 2004 compared to 269.7 million contracts during the year ended June 30, 2003. Expenses increased at a higher rate than total revenue resulting in lower level of profitability in the year ended June 30, 2004 ($1.7 million) compared to the year ended June 30, 2003 ($7.4 million).

Revenues

Consolidated operating revenues for the fiscal year ended June 30, 2004 were $173.7 million, an increase of 6.1% from the $163.8 million in the year ended June 30, 2003. Within the total $9.9 million increase, volume related transaction fees increased by $11.5 million while other member fees and communication fees decreased by $1.2 million and $1.1 million, respectively.

Transaction Fees

Transaction fees totaled $116.3 million in the year ended June 30, 2004 (67.0% of gross revenue for the period) compared to $104.8 million (64.0% of gross revenue for the period) in the year ended June 30, 2003. Trading volume during the year ended June 30, 2004 averaged 1.31 million contracts per day, a 22% increase from the 1.07 million contracts per day that we averaged during the year ended June 30, 2003. This increase in trading volume caused transaction fees, which are mostly variable with contract volume, to be a larger percentage of gross revenue in the year ended June 30, 2004 compared to the year ended June 30, 2003.

Other Member Fees

Other member fees totaled $25.5 million in the year ended June 30, 2004 (14.7% of gross revenue for the period) compared to $26.6 million (16.3% of gross revenue for the period) in the year ended June 30, 2003. Other member fees declined as a percentage of gross revenue in the year ended June 30, 2004 because this revenue category is represented by member dues and member user fees which are mainly fixed and do not vary directly with trading volume. In addition, the total amount of revenue declined because the percentage of our members accessing our trading environment remotely rather than through open outcry on our trading floor increased. This decline in the number of members on our trading floor is the main reason why revenue from user-based fees such as trading floor booths, and the CBOE provided telecommunications services declined.

Communication Fees

Communication fees totaled $14.5 million in the year ended June 30, 2004 compared to $15.6 million in the year ended June 30, 2003. Communication fees decreased because the CBOE’s overall share of OPRA revenue decreased with our market share.

Other Revenue Sources

All other revenue sources totaled $17.4 million for the year ended June 30, 2004 and $16.7 million for the year ended June 30, 2003. In the year ended June 30, 2004 this revenue represented 9.9% of revenue as compared to 10.2% for the year ended June 30, 2003. The reason for the percentage decline is again related to trading volume and the resulting transaction fees. Because volume and transaction fee revenue is higher in the year ended June 30, 2004, other revenue, which does not vary with volume, represents a smaller percentage of the total.

Expenses

Operating expenses totaled $171.1 million for the year ended June 30, 2004 compared to $150.4 million in the year ended June 30, 2003. Operating expenses, as a percent of total revenues increased from 91.8% in the year ended June 30, 2003 to 98.5% for the year ended June 30, 2004 thereby decreasing the operating margin to 1.5% in 2004 from 8.2% in the year ended June 30, 2003. This decrease in operating margin was due to significant increases in expenses in the year ended June 30, 2004 as compared to the year ended June 30, 2003.

Employee costs were $69.3 million in the year ended June 30, 2004, representing 39.9% of gross revenue for the period. For the year ended June 30, 2003 employee costs totaled $64.1 million or 39.1% of gross revenue for the period. The CBOE employed 698 employees at the end of the year ended June 30, 2004 compared to 725 at the end of the year ended June 30, 2003. Incentive compensation costs totaled $4.7 million in the year ended June 30, 2004 compared to $3.1 million in the year ended June 30, 2003. In addition, salary and payroll tax expense increased by $2.5 million due to merit-based adjustments. Also, the CBOE incurred $0.6 million in severance expense in the year ended June 30, 2004 to implement a reduction in staffing levels.

Outside services costs were $15.2 million in the year ended June 30, 2004, representing 8.8% of gross revenue for the period. For the year ended June 30, 2003 outside services totaled $11.8 million or 7.2% of gross revenue for the period. Consulting fees mostly related to development costs for new software applications increased by $0.9 million while outside legal fees increased from $2.3 million in the year ended June 30, 2003 to $4.5 million in the year ended June 30, 2004.

Travel and promotion expense for the year ended June 30, 2004 totaled $6.4 million (3.7% of gross revenue) compared to $4.9 million (3.0% of gross revenue) for the fiscal year ended June 30, 2003. The majority of the increased cost occurred because of increased advertising costs related to the marketing of our index products.

Royalty fee expense for the year ended June 30, 2004 was $15.8 million (9.1% of gross revenue) compared to $11.0 million (6.7% of gross revenue) in the year ended June 30, 2003. Royalty fees increased because options contract volume in licensed products was higher. Royalty fees increased as a percent of gross revenue because volume in licensed products increased at a higher rate relative to non-licensed products when comparing the two periods. In addition, the CBOE entered into a new license agreement related to the exclusive trading of certain products, which significantly increased our costs in the year ended June 30, 2004.

Other expense totaled $7.8 million or 4.5% of gross revenue in the year ended June 30, 2004 and $3.2 million or 2.0% of gross revenue in the year ended June 30, 2003. The reason for this increase is due mainly to four specific issues.

•       Impairment Charge for the NSX—As is necessary under APB 18, which requires an adjustment to the carrying value of an asset when there is a decline (other than temporary) in the value of an asset that causes its current fair market value to be less than the carrying amount, the CBOE determined in the year ended June 30, 2004 that the value of its equity investment in the NSX was impaired by $1.8 million and consequently lowered the value of its investment to reflect the estimated fair market value of its ownership interest in the NSX. The fair market value of the investment was based on the sale price for 153 (94% of all certificates owned at the time) NSX certificates of proprietary membership.

•       Impairment Charge for NYSE Options Program Goodwill—The CBOE purchased the NYSE options program in 1997. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and separately identified intangible assets with indefinite lives no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. As a result of its review of goodwill, the CBOE recorded $0.7 million of impairment of other assets due to an increase in competition and the April 2004 expiration of the options trading permit program. The impairment review included an estimate of fair value of the intangible asset based on the expected present value of future cash flows ($0.7 million).

•       Lead Market Maker Autoquote Payment—In December 2002 the CBOE began a program in which certain market maker organizations would be compensated for providing market quotes for specific index products. This program was extended to the S&P 500 option in July 2003 causing expenses to increase by $0.8 million in the year ended June 30, 2004 as compared to the year ended June 30, 2003.

•       $0.9 million in increased expense was incurred in the year ended June 30, 2004 because of system errors related to the aggressive rollout of our Hybrid trading system.

The provision for income taxes was $1.0 million for the year ended June 30, 2004 compared to $6.0 million for the year ended June 30, 2003. The effective tax rate was 38% and 45% for the year ended June 30, 2004 and the year ended June 30, 2003, respectively. The 2003 rate is higher than the corporate federal and state combined rate of 40% due to expenses that are non-deductible for tax purposes, such as lobbying costs, certain travel and meeting expenses, and political contributions.

Nine Months ended September 30, 2006 compared to the nine months ended September 30, 2005

Overview

Net income increased from $10.6 million in the nine months ended September 30, 2005 (7.1% of gross revenue) to $28.3 million in the nine months ended September 30, 2006 (14.6% of gross revenue) mainly because of increased trading volume. Options contract volume totaled 498.7 million contracts traded in the 2006 nine-month period compared to 335.0 million contracts during the 2005 nine-month period.

Revenues

Consolidated operating revenues for the nine months ended September 30, 2006 were $193.1 million, an increase of 29.8% from the $148.8 million in the nine months ended September 30, 2005. Of the total $44.3 million increase, $35.8 million is from the volume related transaction fee category.

Transaction Fees

Transaction fees totaled $139.6 million in the nine months ended September 30, 2006 (72.3% of gross revenue for the period) compared to $103.8 million (69.8% of gross revenue for the period) in the nine months ended September 30, 2005. Trading volume during the nine months ended September 30, 2006 averaged 2.65 million contracts per day, a 49.7% increase from the 1.77 million contracts per day that we averaged during the nine months ended September 30, 2005. This increase in trading volume caused transaction fees, which are mostly variable with contract volume, to be a larger percentage of gross revenue in the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005.

Other Member Fees

Other member fees totaled $16.8 million in the nine months ended September 30, 2006 (8.7% of gross revenue for the period) compared to $17.7 million (11.9% of gross revenue for the period) in the nine months ended September 30, 2005. Other member fees declined as a percentage of gross revenue in the nine months ended September 30, 2006 because this revenue category is represented by member dues and member user fees which are mainly fixed and do not vary directly with trading volume. In addition, the total amount of revenue declined because more of our members accessing our trading environment remotely rather than through open-outcry on our trading floor. This decline in the number of members on our trading floor is the main reason why revenue from user-based fees such as trading floor booths, and the CBOE provided telecommunications services has declined.

Communication Fees

Communication fees totaled $14.8 million in 2006 compared to $12.7 million in the nine months ended September 30, 2005. Communication fees increased because the CBOE’s overall share of OPRA revenue increased with our market share and because total net distributable revenue for OPRA increased from the nine months ended September 30, 2005 to the nine months ended September 30, 2006.

Regulatory Fees

Regulatory fees totaled $10.4 million for the nine months ended September 30, 2006 compared to $8.9 million for the same period in 2005. As a percent of total revenue this category accounted for 5.4% of gross revenue the nine months ended September 30, 2006 compared to 6.0% in the nine months ended September 30, 2005. Regulatory fees increased in 2006 compared to 2005 because a certain portion of this revenue source is directly tied to the gross revenue of those firms that CBOE regulates. In the nine months ended September 30, 2006, in conjunction with overall volume, the gross revenue of those member firms also increased.

Other Revenue Sources

All other revenue sources totaled $11.4 million (5.9% of gross revenue for the period) for the nine months ended September 30, 2006 compared to $5.7 million (3.7% of gross revenue for the period) for the same period in 2005. The most significant other revenue sources were investment income which increased to $3.4 million in the nine months ended September 30, 2006 compared to $1.3 million in the nine months ended September 30, 2005; and license fee surcharges which increased to $2.9 in the nine months ended September 30, 2006 compared to $1.3 in the nine months ended September 30, 2005. The increase in investment income is attributable to increased excess cash and higher interest rates, while the increase in license fee surcharges is due to increased overall volume.

Expenses

Operating expenses totaled $144.8 million for the nine months ended September 30, 2006 compared to $134.6 million in the nine months ended September 30, 2005. Operating expenses, as a percent of total revenues decreased from 90.5% in 2005 to 75.0% for 2006 thereby increasing the operating margin to 25.0% in the nine months ended September 30, 2006 from 9.5% in the nine months ended September 30, 2005. This increase in operating margin was due entirely to significant increases in average daily contract volume and the positive operating leverage inherent in our business model.

Employee costs were $59.8 million in the nine months ended September 30, 2006, representing 31.0% of gross revenue for the period. For the nine months ended September 30, 2005 employee costs totaled $54.9 million or 36.9% of gross revenue for the period. The CBOE employed 670 employees at September 30, 2005 compared to 622 at September 30, 2006. In February 2006, the CBOE implemented a reduction-in-force and eliminated 76 positions. The severance expense related to this program totaled $3.7 million. No comparable program was implemented during the nine months ended September 30, 2005.

Outside services costs were $15.7 million in the nine months ended September 30, 2006, representing 8.1% of gross revenue for the period. In the nine months ended September 30, 2005 outside services totaled $12.8 million or 8.6% of gross revenue for the period. Consulting fees related to development costs for new software applications that were not capitalized increased by $1.2 million when comparing the two periods. In addition, work related to new litigation resulted in a $0.9 million increase in legal fees when comparing the nine months ended September 30, 2006 to the same period in 2005.

Travel and promotion expense increased from $4.5 million in 2005 to $5.1 million in 2006. The increase was due to increased advertising costs related to new product introduction. As a percentage of gross revenue travel and promotion represented 2.7% in 2006 compared to 3.0% in 2005.

Equity in loss in OneChicago decreased from $2.1 million in the nine months ended September 30, 2005 to $0.7 million in the nine months ended September 30, 2006. This decrease reflected improved operating results on the part of OneChicago as well as the fact that OneChicago took on another significant investor in early 2006 which had the effect of decreasing the CBOE’s share of OneChicago’s profit or loss from 40% to 24%.

Royalty fee expense for the nine months ended September 30, 2006 was $18.0 million (9.3% of gross revenue) compared to $16.8 million (11.3% of gross revenue) in the same nine month period in 2005. Royalty fees increased because options contract volume in licensed products was higher. Royalty fees decreased as a percent of gross revenue because volume in licensed products increased at a lower rate relative to non-licensed products when comparing the two periods.

Other expense totaled $7.2 million or 3.7% of gross revenue in the nine months ended September 30, 2006 and $5.3 million or 3.6% of gross revenue in the nine months ended September 30, 2005. Most of the change occurred as a result of an increase in payments made to lead market makers for providing quotes in some of our index products. In the nine months ended September 30, 2006, $2.2 million was expensed compared to $1.2 million in the nine months ended September 30, 2005 within this category.

The provision for income taxes was $20.0 million for the nine months ended September 30, 2006 compared to $3.6 million for the nine months ended September 30, 2005. The effective tax rate was 41% and 25% for the nine months ended September 30, 2006 and the nine months ended September 30, 2005, respectively. The 2006 rate is higher than the corporate federal and state combined rate of 40% due to expenses that are non-deductible for tax purposes, such as lobbying costs, certain travel and meeting expenses, and political contributions. The 2005 rate is considerably lower than the statutory rate because a portion of the $6.9 million disbursed in acquiring exercise right privileges from full members of the CBOT was deductible for income tax purposes.

Financial Position at September 30, 2006 and December 31, 2005

At September 30, 2006, total assets were $242.2 million, a $40.0 million increase from the December 31, 2005 balance of $202.2 million. Cash and cash equivalents increased by $27.7 million, which reflects cash generated from operations of $47.5 million and $18.0 million for capital expenditures, mostly related to new systems application development and hardware for capacity-related needs. In addition, the CBOE received $3.0 million from the sale of a portion of its investment in the NSX, contributed $2.0 million as an investment in HedgeStreet, Inc., paid $1.2 million as an additional capital contribution to OneChicago and used $1.4 million to purchase a CBOE membership. Investments in affiliates increased by $3.8 million to $11.0 million reflecting a bonus relating to a significant investment by a new partner in OneChicago.

At December 31, 2005, total assets were $202.2 million, a $3.2 million increase from the December 31, 2004 balance of $199.0 million. Cash and cash equivalents increased by $19.4 million reflecting cash generated from operations of $37.3 million. In addition, $4.8 million was received from the sale of some of our NSX membership certificates; $6.9 million was paid for the purchase of CBOT exercise right privileges, and $21.0 million was disbursed for capital expenditures during 2005. In addition, $6.0 million of investments available for sale on December 31, 2004 were sold and converted to cash and cash equivalents during 2005.

At September 30, 2006, total liabilities were $71.9 million, an increase of $10.6 million compared to December 31, 2005. This increase is the result of an increase in the current amounts owed related to our marketing fee, membership transfer deposits and deferred revenue. Non-current deferred income taxes decreased by $3.1 million during the nine-month period.

Total liabilities at December 31, 2005 decreased $2.8 million from December 31, 2004 to $61.3 million. While current liabilities remained virtually unchanged, deferred income tax liability declined by $3.4 million to $23.7 million at December 31, 2005.

Liquidity and Capital Resources

Cash generated through our operations provides the major source of our liquidity. Cash requirements principally consist of capital expenditures for technology enhancements. At December 31, 2005 we had $65.1 million in cash. At December 31, 2004, we had $45.7 million in cash as well as $6.0 million in investments available for sale for cash.

We anticipate that current cash balances and future funds generated through operations will be sufficient to meet cash requirements currently and in the long term. If the cash flows from operations are significantly affected due to increased competition, we currently have a variety of capital options for satisfying short-term cash needs, such as obtaining a revolving line of credit. As of December 31, 2005, the CBOE is debt free.

Net Cash Flows from Operating Activities

Net cash provided by operating activities totaled $37.3 million, $37.6 million and $38.1 million for 2005, 2004 Stub and 2004, respectively. Although the net cash generated does not vary significantly in the three periods, significant changes within these totals occurred. In October 2004 the CBOE allowed certain members to fix their transaction fees for the year by prepaying them a year in advance. In October 2004, a total of $10.5 million was paid to the CBOE for transaction fees incurred in 2005. This prepayment was amortized during 2005. In 2005 net income increased by $9.7 million to $10.9 million reflecting increased trading activity during 2005. Offsetting this increase was a decrease in deferred revenue of $11.4 million.

Net Cash Flows used in Investing Activities

Net cash used in investing activities totaled $11.0 million, $15.7 million and $28.4 million for 2005, 2004 Stub and 2004, respectively. These amounts primarily related to capital acquisitions in each year. In 2005 the CBOE sold $6 million of investments available for sale for cash. In 2005, we sold 69 NSX certificates of proprietary memberships to the NSX, netting $4.8 million.

Capital Expenditures

Capital acquisitions totaled $21.0 million, $15.5 million and $23.3 million for 2005, 2004 Stub and 2004, respectively. The majority of all of these capital expenditures were for the enhancement or the expansion of the CBOE trading technology and applications.

Net Cash Flows used in Financing Activities

Net cash used in financing activities totaled $6.9 million for 2005. No cash was used for financing activities in 2004 Stub and 2004. The $6.9 million figure for 2005 occurred as a result of the purchase of 69 exercise right privileges from full members of the CBOT for $100,000 each.

Lease and Contractual Obligations

The CBOE leases office space for its Regulatory Division and certain marketing activities with lease terms remaining from seventeen months to twenty-five months as of December 31, 2005. Rent expenses related to leases for the year ended December 31, 2005 were $802,000.

The following table shows the future minimum lease payments (in thousands) under these non-cancellable operating leases as of December 31, 2005:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$1,030	$694	$336	$0	$0

OneChicago Venture

In August 2001, we became a minority interest holder in the venture OneChicago with the CBOT and the Chicago Mercantile Exchange, or CME. OneChicago is a for-profit company whose business is to facilitate the electronic trading of securities futures, including futures on single stocks. Pursuant to the joint venture agreement, we were obligated to make capital contributions totaling approximately $4.3 million, which was satisfied in February 2002. While not obligated to make further capital contributions to OneChicago, we made subsequent capital contributions of approximately $11.3 million for a total investment of $15.7 million as of June 30, 2006. We may elect to participate in additional capital requests in the future to maintain our relative ownership in OneChicago.

Legal Issues

In September 2000, the CBOE reached an agreement in principle to settle a consolidated civil class action lawsuit filed against the CBOE and other U.S. options exchanges and certain market maker firms. The CBOE agreed to pay $16.0 million, which has been paid in full and held in escrow pending approval of the settlement agreement by the U.S. District Court for the Southern District of New York. In October 2005, the CBOE and other settling parties reached a revised settlement that resolved certain disputes concerning the interpretation of certain provisions of the original settlement agreement. As a result of the revised settlement, the CBOE’s settlement amount was reduced to $9.3 million. In February 2006, the U.S. District Court preliminarily approved the revised settlement, and the CBOE received a refund on its original settlement amount of $7.1 million, including accrued interest. The district court granted final approval to the settlement, and entered final judgment in the case, in December 2006. The deadline to appeal the settlement has passed. No appeals were filed; therefore, this settlement is now final and binding. For a further discussion, please see “Business—Legal Proceedings” on page 90.

The CBOE is currently a party to various legal proceedings. Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. For a description of current CBOE litigation please see “Business—Legal Proceedings” on page 90.

Critical Accounting Policies

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual amounts could differ from those estimates. The following represents those critical accounting policies where materially different amounts would be reported under different conditions or using different assumptions.

Revenue Recognition

Transaction fees revenue is considered earned upon the execution of the trade and is recognized on a trade date basis. In the event members pay for services in a lump-sum payment, revenue is recognized as services are provided. Other member fees revenue is recognized during the period the service is provided. The OPRA income is allocated based upon the market share of the OPRA members and is received quarterly. Estimates of OPRA’s quarterly revenue are made and accrued each month. Regulatory Fees are predominately received in the month of December and are amortized monthly to coincide with the services rendered during the period July through June.

Long-lived Assets

Long-lived assets to be held and used by us are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We base our evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present that would indicate that the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. In the event of impairment, we recognize a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

Investments in Affiliates

Investments in affiliates represent investments in OCC, OneChicago, and the NSX. The investment in OCC (20% of its outstanding stock) is carried at cost because of the CBOE’s inability to exercise significant influence. The CBOE accounts for the investments in NSX (22.9% of its total stock outstanding as of September 30, 2006) and OneChicago (approximately 24% of its outstanding stock as of September 30, 2006) under the equity method due to the lack of effective control over the operating and financing activities of each affiliate. In addition, CBOE made a $2.0 million investment in HedgeStreet, Inc. in early 2006. This capital contribution represents 17.6% of the total stock outstanding and is accounted for under the equity method. Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may be other than temporarily impaired. In the event of impairment, the CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

Software Development

We account for software development costs under AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and other related guidance. We expense software development costs as incurred during the preliminary project stage, while we capitalize costs incurred during the application development stage, which included design, coding, installation and testing activities.

Market Risk

We provide markets for trading securities options. However, we do not trade options for our own account. We invest available cash in highly liquid, short-term investment grade paper. We do not believe there is significant risk associated with these short-term investments. The CBOE has no long-term or short-term debt.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. (“Fin”) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized under SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. FIN 48 is effective with the Company’s fiscal year beginning January 1, 2007. CBOE expects that the financial impact, if any, of applying the provisions of FIN 48 to all tax positions will not be material upon the initial adoption of FIN 48.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early application is encouraged, provided that the reporting entity has not yet issued financial statements for an interim period within that fiscal year. CBOE estimates that the initial application of SFAS No. 157 will not be material.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS No. 158 amends SFAS No. 87, Employer’s Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132(R), Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 158 requires the recognition of the funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in the statement of financial position and the recognition of changes in the funded status through comprehensive income in the year in which such changes occur. The CBOE has not yet determined the financial impact that the initial recognition of the funded status of its defined benefit postretirement plans will have on its financial position.

Quarterly Comparisons

In the securities industry, quarterly revenue fluctuations are common and are due primarily to seasonal variations in trading volumes, competition and technological and regulatory changes. Typically, revenues are lowest in the third quarter, primarily in August, due to reduced trading activity during the summer months.

BUSINESS

Overview

Founded in 1973, the CBOE was the first organized marketplace for the trading of standardized, listed options on equity securities. Since its inception, the CBOE has grown to become one of the world’s leading exchanges for the trading of derivatives and is recognized globally for its leadership role in the trading of options on individual equities and equity indexes. Currently, the CBOE operates as a member-owned, non-stock Delaware corporation. As of December 31, 2006 we employed 632 individuals.

The following chart shows our trading volume by quarter for the period January 2001 through December 2006.

Our volume of contracts traded in 2006 was over 674 million contracts, representing an increase of 44% over our volume in 2005, for a daily average of 2,688,189 contracts. In 2005, our volume of contracts traded was over 468 million contracts, with an average of 1,858,132 contracts per day, representing an increase of 29.7% over 2004. In 2004, our volume of contracts traded was over 361 million contracts for an average of 1,432,884 contracts per day. In 2006, 2005 and 2004, trades at the CBOE represented 33.3%, 31.1% and 30.5%, respectively, of the total contracts traded on all U.S. options markets. For the twelve months ended December 31, 2006 and 2005, we generated revenue of approximately $255 million and $203 million, respectively. We generate revenue primarily from the following sources:

•        Transaction fees;

•        Market data fees;

•        Systems services;

•        Regulatory fees;

•        Facilities and equipment fees; and

•        Membership fees.

The CBOE is an SRO, which is regulated by the SEC. As an SRO, the CBOE plays a critical role in the U.S. securities markets: the CBOE conducts market surveillance and examines members and member organizations for, and enforces compliance with, federal securities laws and the CBOE Rules. Since March 26, 2004, the CBOE has also operated the CBOE Futures Exchange, LLC, or CFE, a wholly-owned subsidiary of the CBOE, which is a designated contract market under the oversight of the CFTC. On July 27, 2006, the CBOE announced the creation of the CBOE Stock Exchange, LLC, a facility of the CBOE in which the CBOE holds a 50% interest, which is scheduled to begin trading stocks in March 2007.

History

The CBOE was created by the CBOT in 1973 as a result of the CBOT’s efforts to develop new products. Prior to that time, there was no organized, regulated marketplace for the trading of options on equities. Rather, there was a community of “put and call dealers” that conducted the trading of non-standardized options on an “over-the-counter” basis. When it became clear that options on equities would fall under the regulatory jurisdiction of the SEC, the CBOT decided to create a separate SRO for their trading. The CBOT ultimately spun this entity off as a separate, independent organization, while providing an Exercise Right pursuant to which full members of the CBOT would have the right to become members with trading rights on the CBOE.

The original products, call options on the common stock of 16 major U.S. corporations listed on the NYSE, began trading on April 26, 1973 through an open outcry, floor-based trading system. Trading in these call options grew quickly. Additional options markets were soon created by existing stock exchanges, including the American Stock Exchange, or AMEX, the Midwest Stock Exchange (now known as the Chicago Stock Exchange), or CHX, the Pacific Exchange (now part of NYSE/Arca) and the Philadelphia Stock Exchange, or PHLX.

Put options were introduced in 1977, and by the end of the year, annual volume reached 25 million contracts. That same year, the SEC imposed a moratorium on further expansion of the options markets, pending an in-depth review of the regulatory structure and procedures.

The moratorium ended on March 26, 1980, and the CBOE responded by increasing the number of stocks on which it traded options from 59 to 120. That same year, the options business of the CHX was consolidated into the CBOE.

On March 11, 1983, ten years after it created the first options marketplace, the CBOE introduced the first options based on a stock index—the CBOE 100 (also known by its symbol, OEX). Subsequently, the CBOE entered into an agreement with Standard & Poor’s in which the CBOE 100 became the S&P 100 and CBOE acquired the rights to trade options based on the S&P 500 Index. On July 1, 1983, options were introduced on the S&P 500 Index, which has grown to be the CBOE’s largest single product and the most actively traded index option in the U.S. Since 1983, index option trading has expanded to cover many other broad-based indexes and myriad other indexes covering market segments, industry sectors and trading styles.

Option volume continued to grow and in 1984 the CBOE volume exceeded 100 million contracts. With the continuing growth in options trading, the CBOE outgrew its leased space in the CBOT building and decided to build its own facilities. In 1984, the CBOE moved into a 350,000 square foot trading facility, which we continue to occupy. That same year, the rapid growth in index options trading prompted the CBOE to introduce the first automated execution system for options. Shortly thereafter, in April 1985, the exchange established The Options Institute as an industry resource for the education of options users, including account executives, institutional money managers, pension fund sponsors and individual investors.

The CBOE continues to play a leading role in options product innovation. In 1990, we introduced Long-term Equity AnticiPation Securities, or LEAPS. LEAPS are long-term option contracts that allow investors to establish positions that can be maintained for a period of up to three years for equity options and five years for index options. The development and introduction of LEAPS by the CBOE in 1990 added a new range of options possibilities. In 1993, the CBOE introduced FLEX options, which allow investors to customize certain terms on options contracts. In that same year, the CBOE unveiled “VIX,” a proprietary market volatility index that gauges investor sentiment. VIX has since become widely known as the market “fear gauge.”

In 1997, the CBOE acquired the options business of the NYSE and relocated it to the CBOE. That same year the CBOE was selected by Dow Jones & Co. to introduce the first options on the DJIA.

In 1999, the CBOE modified the structure of its market making system to expand use of Designated Primary Market Makers, or DPMs, to all equity options. This modification assured that a specialist would be available to oversee trading and provide customer service to member firms in every equity option class. Shortly thereafter, the CBOE multiply listed additional options classes that had previously been traded only on a single exchange.

In 2000, a number of changes took place, including the opening for business of a newly created screen-based options exchange, the ISE, and the SEC’s adoption of a plan to link the options exchanges so as to reduce the potential that a trade would occur at a price inferior to a better bid or offer in another marketplace.

After a relatively slow start, the new screen-based ISE eventually was able to generate volume and capture market share from the existing exchanges. Following a decline in volume and market share from the 2000—2002 period, we introduced several innovations to our own market model, and our trading volume began to grow at a rapid pace. In 2004, competition increased further as a second all-electronic competitor, the Boston Options Exchange, or the BOX, was launched. The increased competition among exchanges combined with business model and product innovations have all contributed to the continued growth in industry and company trading volumes. The chart below shows the CBOE total annual volume for the period 1995 through 2006.

An essential part of the CBOE’s history has been its role as an innovator in trading systems since the beginning of the CBOE. During the 1980’s, the CBOE introduced a variety of technological innovations, including an Electronic Customer Order Book and a Retail Automated Execution System, both of which increased the efficiency of options trading. In 2001, the CBOE completed the development of CBOEdirect, a fully integrated screen-based trading system. In 2003, CBOEdirect formed the basis for the CBOE’s new market model, the Hybrid Trading System, which married the screen-based trading capabilities of CBOEdirect with the floor-trading environment. Hybrid serves as the trading platform for most of the CBOE’s products today, and has been expanded to allow for Remote Market Makers, or RMMs, automated complex order processing and enhanced institutional order handling capability.

The Global Derivatives Industry

Our primary business, providing a marketplace for the execution of transactions in exchange-traded options, is part of the large and growing global derivatives industry. Derivatives are financial contracts that derive their value from some other underlying asset or reference value. These underlying assets and reference values include individual stocks, stock indexes, debt instruments, interest rates, currencies and commodities. In recent years derivatives have also been developed on economic indicators and “artificial” assets such as pollution rights. The global derivatives industry includes both exchange traded products and a large over-the-counter market. The most common types of derivatives are options, futures and swap contracts. These products allow for various types of risk to be isolated and transferred. They can be used for hedging, income generation, speculation and leveraged position taking.

Over the past 10-15 years, the use of financial derivatives has expanded dramatically and evolved into a key tool with which money managers and investors attempt to transfer risk and achieve higher risk-adjusted returns. As a result, exchange-traded derivatives have experienced strong growth and in 2004 the notional turnover exceeded $1,100 trillion. According to data from the Bank for International Settlement, or BIS, this total was up 300% over the previous ten years. At the end of 2004, the open interest of contracts that had not been closed out was $46.6 trillion, which consisted of over 431 million futures and options contracts. Approximately 64% of these contracts (277 million) were options on individual stocks. At the end of 2005, the open interest of contracts that had not been closed out was $57.8 trillion, which consisted of over 675 million futures and options contracts. Over two-thirds of these contracts (456 million) were options on individual stocks.

Exchange-Traded Options

Exchange-traded options are derivative securities products that provide the means for hedging, speculation and income generation. The vast majority of derivatives traded on U.S. securities exchanges are options on individual stocks, exchange-traded funds and stock indexes. An option is a contract with standardized terms giving the buyer the right, but not the obligation, to buy or sell a specified quantity of an underlying security or index at a specific price for a specific period of time.

Stock option contracts are generally for 100 shares of underlying stock. In the case of an equity call option, the buyer purchases the right to buy 100 shares of the underlying stock at the strike price on or before the expiration date. The seller of the call option is obligated to sell 100 shares of the underlying stock at the strike price if the buyer exercises the option. An investor generally buys a call option with the expectation that the stock’s price will increase, and the stock purchased at the lower strike price will have a higher market value. A call might also be used as a hedge against a short stock position. The writer of a call option may expect the price to stay below the strike price or may use calls as a way of selling the asset if a certain price point is reached.

In the case of an equity put option, the buyer purchases the right to sell 100 shares of the underlying stock at the strike price on or before the expiration date. The seller of a put option is obligated to buy 100 shares of the underlying stock at the strike price if the buyer exercises the option. An investor buys a put option with the expectation that the stock’s price will decrease, and the stock will be sold at a value higher than might be obtained in the equity markets. The writer of a put option expects the price to stay above the strike price. Put options can be thought of as a form of insurance on the value of the investment.

The price of an option is referred to as the “premium.” The buyer of a call or a put pays the premium to the seller for the contract. Regardless of the performance of the underlying asset, the buyer’s maximum exposure is the premium paid. The seller of a call, on the other hand, has open-ended exposure with respect to the increase in the value of the underlying asset; the seller of a put has the risk that the asset can become worthless. In return for the premium received, the seller of the option has assumed the risk associated with the change in the value of the underlying asset beyond the strike price. If the buyer exercises a call option on a stock, the seller may be assigned and, if so, is obligated to deliver the stock at the strike price, regardless of the cost of acquiring it. If a buyer exercises a put option on a stock, the seller, if assigned, is required to purchase the stock for the strike price, regardless of its current market value.

The market for exchange-traded options has increased dramatically since their introduction by the CBOE in 1973. In 1974, the first full year of trading, the average daily volume on the CBOE was 22,462 contracts. By 1981, annual volume on all options exchanges exceeded 100 million contracts, representing average daily volume of over 430,000 contracts. In 1983, ten years after its start, the CBOE alone traded over 82 million contracts for an average daily volume of 325,963. By 1993, the CBOE volume had grown to over 140 million contracts with index options alone trading in excess of 80 million contracts. The chart below shows total contract trading volume for the U.S. options industry from its inception in 1973 through 2006.

During the period 1995 to 2005 industry volume expanded at a compound annual rate of 18.3% and by 2004 it exceeded one billion contracts. Over the period from 2002 through 2005, options industry volume has grown at a compound annual rate of 24.5% and has outpaced that of the stock and futures markets, as can be seen in the chart below.

The continued growth in options trading can be attributed to a variety of factors including increased familiarity with options among retail investors; increased use of options by institutions and industry professionals; increased use of technology, including the increased use of computer-driven trading strategies; the use of options by hedge funds; the continued introduction of new products; and intense competition among options exchanges leading to a narrowing of bid/ask spreads and the lowering of transaction fees.

The number of investors that use options represents a relatively small but growing proportion of the total investing public and is estimated to be no more than 15% of all stock investors. We believe that the growth in the use of options represents a long-term trend that will continue in the future. In particular, we believe significant opportunities exist to expand the use of options by both institutional and professional investors and for the migration of activity from the over-the-counter market to exchanges.

Trading

Trading in options products on U.S. options exchanges traditionally occurred primarily on physical trading floors in areas called “pits” and through an auction process known as “open outcry,” which is conducted face-to-face. Only members have access to the trading floor. Individuals and firms have historically become members by owning or leasing a seat. The member traders have direct access to the trading floor and may stand in the pit and make bids and offers to one another. Orders are sent to these members on the trading floor, usually through a broker. This trading is conducted subject to rules that are designed to promote fair and orderly markets. Traders have certain obligations with respect to providing bids and offers and they receive certain privileges in exchange. More recently, electronic access has allowed members to provide electronic bids and offers without being physically present on the trading floor.

The presence of dedicated liquidity providers, including both specialists and market makers, is a key distinguishing feature of the options markets. Presently, there are available in the listed options market over 125,000 different individual options contracts, called series, covering nearly 2,000 underlying stocks, ETFs, or indexes. Given the number of different securities that can be traded, there is a low likelihood that natural buyers and sellers of the same contract would enter the market simultaneously. Therefore, specialists and market makers are employed to provide continuous bids and offers for all listed option series. In return for these commitments, specialists and market makers receive margin exemptions as well as the benefit of lower trading costs.

Over the last five years, all of the U.S. options exchanges, either exclusively or in combination with open outcry trading, have begun to provide electronic trading platforms that allow members to submit bids, offers and orders directly into the exchange’s trading system. In addition, many exchanges also have rules that allow, under certain circumstances, for large transactions to be negotiated away from the trading floor and brought to the floor for execution or effected on electronic platforms.

In 2007, there will be two notable changes to options market structure. One is the expansion of “portfolio margining” to most or all customer groups. Previously available only to market professionals, portfolio margining will significantly reduce margin requirements by examining the combined risk of a portfolio of financial instruments instead of margining each instrument separately. Portfolio margining will make trading more efficient by freeing up margin capital for other purposes.

The second notable change is the introduction of penny pricing in the options markets. The listed options markets currently quote options in either nickel or dime increments, unlike stocks, which trade in penny increments. The pilot started on January 26, 2007. Effective February 2007, options on 13 different stocks and ETFs will be trading in penny increments as part of an industry wide pilot program. If successful, the industry will likely begin moving towards pricing of additional options in penny increments.

Clearing and Settlement

After securities options are sold on an exchange in the U.S., they are cleared and settled by a clearinghouse. Following the incorporation of the CBOE in 1973, the CBOE Clearing Corporation was founded to clear all options contracts. The role of a clearinghouse is to act as a guarantor for options contracts to ensure that the obligations of the contracts are fulfilled. Shortly after its founding, the CBOE Clearing Corporation became OCC and was approved by the SEC to be the central clearinghouse for all exchange-listed securities options in the U.S. OCC is the world’s largest equity derivatives clearing organization and currently clears a multitude of diverse and sophisticated products, including options, futures, and options on futures. Due to the multitude of products cleared by OCC, it falls under the jurisdiction of both the SEC and the CFTC. The OCC is owned equally by five participant exchanges: the CBOE, the AMEX, the ISE, the NYSE/Arca, and the PHLX. Standard & Poor’s has given OCC a credit rating of “AAA.”

Recent Trends and Developments in Options Industry

Broadening of Customer Base

Institutional interest in the options markets has increased as a result of the options markets’ increased liquidity and transparency. Additionally, the shift towards active investment strategies has amplified the need for more sophisticated risk management techniques and for additional sources of income generation. Financial institutions, hedge funds and proprietary trading firms continue to commit increasing amounts of capital to trading options contracts.

Technological Advances

Technological advances have enabled U.S. options exchanges, either exclusively or in combination with open-auction trading facilities, to provide electronic trading platforms. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communication networks and protocols. This has created conditions that have improved liquidity and pricing opportunities and has been conducive to superior trade executions. In addition, the growing use of technology has decreased costs, enabling exchanges to lower fees.

Competition

As competition has become increasingly intense, exchanges have adopted a number of strategies to effectively compete with their exchange counterparts, including technological and product innovation, more stringent cost controls, diversification of revenue streams and changes in corporate structure to provide enhanced strategic flexibility, streamlined corporate governance and greater access to sources of capital. Economies of scale have also become a crucial competitive factor. A number of exchanges have seen demutualization and going public as the path to competing successfully in this more challenging environment.

Payment for Order Flow

“Payment for order flow” has become an important consideration in options order routing decisions by brokerage firms. Payment for order flow began when some market makers within the industry started to pay order entry firms for their customer orders, independently from any exchange on which they traded. Certain firms, in particular online and discount brokers, solicit or accept payment for their order flow. These payments have become an integral part of their business models and firms that accept payment argue that it allows them to charge their customers lower commissions.

Under a typical payment for order flow arrangement, a firm that has order flow receives cash or other economic incentives to route its customers’ orders to an exchange that has been designated by the provider of payment. Individuals or firms are willing to pay for the routing of order flow because they knows, if certain other conditions are met, that they will be able to trade with a portion of all incoming orders, including those from firms with which it has payment for order flow arrangements. This trend has become increasingly common as competition for trading volume intensifies.

Internalization

Internalization occurs when a broker-dealer acts as principal and takes the other side of its customer’s transaction and takes two forms. One form occurs when a full-service brokerage firms trades options as principal either to facilitate customer transactions when there was insufficient liquidity in the market, or simply to participate in the trade. These firms generally do not accept payment for order flow. As the options markets have grown, a number of these brokerage firms have entered the market making business, generally by acquiring specialist firms. This has lead to a second form of internalization in which these firms direct their order flow to their own specialist units whenever possible. This type of internalization allows the firm to both earn a commission and capture the bid/ask spread, thereby increasing the profitability of the order flow they gather through their distribution system.

In response to increased demand for the ability to internalize, exchanges have developed various market models and trading procedures to facilitate the ability of firms to direct their order flow to themselves or otherwise increase the opportunities the firm may have to interact with its own customers.

Products And Markets

The CBOE provides a marketplace for the trading of options contracts on various underlying securities that meet criteria established in our Rules and approved by the SEC. The options contracts we list for trading include options on individual equities, options on exchange-traded funds and options on equity indexes.

•       Equity options.   We trade options on the stocks of over 1,900 corporations. The stocks underlying our individual equity options are traded on the NYSE, the AMEX and the Nasdaq. In addition to the standardized options contracts of up to nine months we also trade long-term options known as LEAPS (Long-term Equity Appreciation Securities) on 1,000 different stocks. LEAPS can have a term of up to five years.

•       Index Options.   We trade options on 20 different broad- and narrow-based market indexes. All of our index options are cash settled. The index options we trade include the most widely accepted measures of the U.S. equity markets including the S&P 500, the DJIA, the Nasdaq 100 and the Russell 2000. These cash-settled index options based on the S&P 500, the S&P 100 and the DJIA are among our most actively traded products and are traded exclusively on the CBOE.

•       Options on ETFs.   We trade options on 99 exchange-traded funds, or ETFs, based on various market indexes, including both domestic and foreign markets. All of our options on ETFs are physically settled.

The CBOE also provides a marketplace for trading futures through its wholly-owned subsidiary, the CFE and is scheduled to commence providing a marketplace for equity trading when it launches the CBOE Stock Exchange, or CBSX, in 2007.

•       Futures.   The CFE provides a marketplace for the trading of futures contracts. To date it has focused on the trading of futures related to CBOE-created benchmarks such as the CBOE volatility indexes, variance benchmarks and the CBOE BuyWrite Index. BuyWrite Indexes are passive total return benchmark indexes that reflect an investment strategy of buying a portfolio of stocks that make up an index and then selling covered call index options to generate income.

•       Equities.   In early 2007, the CBOE is scheduled to commence providing a marketplace for individual equity securities. This stock exchange, to be known as CBSX, is expected within the first year to provide a marketplace for trading stocks on approximately 2,800 companies listed on the NYSE, Nasdaq and AMEX.

The CBOE has developed several of its own proprietary indexes and index methodologies. These include volatility and/or variance indexes based on various broad-based market indexes, such as the S&P 500, the DJIA, the Nasdaq 100, the Russell 2000, a number of sector indexes and BuyWrite indexes based on both the S&P 500 and the DJIA. We also have licensed others to use some of these indexes to create products and have entered into agreements whereby we have granted to others the rights to sub-license some of these indexes. The CBOE generates revenue from the calculation and dissemination of 16 real-time index values for third party licensors, from the licensing of the CBOE indexes and from support services provided to OneChicago.

Competition

The CBOE is the largest options exchange in the U.S. based on both contract volume and dollar value of options traded for the year ended December 31, 2006. We compete with a number of registered national securities exchanges and may compete with other exchanges or other trading venues in the future. The other five U.S. options exchanges are our primary direct competitors: the AMEX, the BOX, the ISE, the NYSE/Arca and the PHLX. Recently Nasdaq announced that it will offer a marketplace for options as well. The total market share based on contract volume for each exchange for 2006 is shown below.

Our challenge is to convince broker-dealers to route options orders to the CBOE rather than to our competitors and to convince liquidity providers to concentrate their market making activity on the CBOE. This is particularly true with respect to options on individual equity securities, which tend to be traded on multiple exchanges. We compete through a variety of methods, including:

•       Offering market participants an efficient, transparent and liquid marketplace for trading options both through traditional open outcry methods and through our electronic platform, CBOEdirect;

•       Providing advanced technology that offers broad functionality, high bandwidth, fast execution, ease of use, scalability, reliability and security;

•       Offering participants access to a broad array of products and services, including proprietary products;

•       Offering customers execution and the national best bid and offer with the additional potential for price improvement;

•       Offering a cost-effective trading venue to order flow providers;

•       Facilitating payment for order flow through the administration of marketing fees;

•       Offering market makers and specialists cost-effective access to customer order flow, including potential participation rights that guarantee them a portion of certain trades provided they have met certain obligations;and

•       Providing brokers and their customers with a complete source of information on options and extensive options education.

Competitive Strengths

We believe that the CBOE has established itself as a global leader in the options industry. We believe we are well positioned to maintain and expand our status through several key competitive strengths:

•       Strong Brand Name.   As the world’s first options exchange, the CBOE’s leadership role in options is recognized worldwide. The CBOE has been the originator of many product and market structure innovations in the U.S. options market. As a result, the CBOE has developed strong brand recognition for the exchange and its products both in the U.S. and globally. Our website and our educational programs are considered the industry standard for options education and information, and our positions on industry issues are highly sought by regulators and officials worldwide.

•       Highly Competitive Quotes.   The CBOE generally provides quotes in multiply traded options that represent the national best bid or offer more than 95% of the time. In an expanding and increasingly competitive industry, we have retained overall market leadership and have experienced significant growth in volume.

•       Innovation and Product Development.   In addition to being the original marketplace for standardized, exchange-traded options, the CBOE also created the world’s first index option and has been the source of many innovations with respect to products, systems and market structure in the options industry. We continue to introduce new products and services to meet the evolving needs of the derivatives industry.

•       Proprietary Products.   The CBOE enjoys long-term relationships with the providers of several market indexes that are industry benchmarks. Our exclusive licenses to provide options based on the S&P 500, the S&P 100 and the DJIA index have allowed us to create centralized markets that provide the depth and liquidity that the industry needs and relies on for executing many trading and hedging strategies. In addition, the CBOE has created its own proprietary indexes and index methodologies, which provide benchmarks for options users, serve as the basis for products and provide licensing revenue to the exchange.

•       Leading Technology Platform.   The CBOEdirect trading platform is among the most advanced trading platforms in the world. It can simultaneously support multiple trading models, multiple products and multiple matching algorithms. The technology underlying CBOEdirect is designed for extremely high performance. It is built on open standards providing platform independence and is designed to be scalable for both capacity and throughput.

•       Technological Independence.   The CBOE owns its systems and has strong internal resources for the ongoing development and implementation of systems capabilities. Market participants rely on the technology and infrastructure of the CBOE, and we have worked to provide a high level of availability and reliability of our systems.

•       Hybrid Trading Model.   Unlike other markets that offer both open outcry and screen-based trading, our Hybrid System integrates open outcry and electronic trading into a single market. We believe that this innovative integration offers our users more choices, a diverse pool of liquidity and an ability to execute complex strategies that is not available on purely screen-based systems.

•       Strong Regulatory Reputation.   We believe that the CBOE’s reputation as a strong but fair regulator enhances its reputation and helps it maintain a strong brand name.

•       Industry’s Most Experienced Management Team.   The CBOE’s management team has extensive experience in the options industry and the technology required to support options trading. The CBOE Chairman and Chief Executive Officer, William J. Brodsky, has over 35 years experience with exchanges and derivative products. Edward J. Joyce, our President and Chief Operating Officer, has over 30 years experience in options and exchange management. The remaining seven members of the senior management team have an average of over 25 years experience in the options industry, and many of them have worked together since 1990 or earlier. We believe that our management team has demonstrated an ability to continue to grow the options business through continued product and technological innovations and has evidenced the ability to respond to changing industry dynamics through ongoing adaptation of the CBOE’s market model.

•       Premier Membership Community.   The CBOE supports the trading activities of over 1,000 different members on a daily basis, and the CBOE’s member firm community includes over 200 leading financial securities firms. The CBOE’s member firm community is represented on our board and governance structure.

Growth Strategy

Trading in derivative products continues to expand at a rapid pace as a result of a number of factors including increased investor access as a result of technological advances, declining costs to users, globalization and greater understanding of the products by increasingly sophisticated market participants. The CBOE is well positioned to leverage its competitive strengths to take advantage of these trends. Our growth strategy has several key components:

•       Conversion of the CBOE business model.   The initial step in the CBOE’s growth strategy is the conversion of our business model from a member-owned, non-stock corporation to a for-profit, stock corporation, as described elsewhere in this document. This type of restructuring is sometimes referred to as a “demutualization.” We believe that changing our focus to that of a for-profit business and adopting a corporate and governance structure more like that of a for-profit business will provide us with greater flexibility to respond to the demands of a rapidly changing business and regulatory environment. This conversion will create a common criterion for decision-making, namely, the creation of stockholder value. It will also allow for more rapid decision making in a highly competitive environment. In addition, by being structured like a for-profit, stock corporation, we will be able to pursue opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to membership corporations.

•       Continuing enhancement of our market model and trading platform.   As we convert our business model, our market model is also evolving to provide more open access. We intend to continue to expand customer access and product distribution through the expansion of remote electronic access for both existing and new market participants. In addition, we recognize that the opportunity to participate in the growth of the derivative markets will be driven in great part by the trading functionality and systems capabilities that an exchange offers to market participants. We believe that our market model offers unparalleled flexibility to market participants while the CBOEdirect trading platform offers industry leading functionality, speed, performance, capacity and reliability. We intend to use our strong in-house development capabilities to continue to expand the products the CBOE offers, the functionality of the CBOE trading systems and the capacity of our systems.

•       Product Innovation.   We intend to build on our reputation as industry innovator through the continued development of new products. This will include the use of both licensed products and the CBOE proprietary intellectual property to create exclusive products that meet the needs of the derivatives industry and enhance the CBOE brand. We believe that we will be able to develop new, value-added products in both equity and non-equity asset classes. Furthermore, the combination of screen-based trading systems and an evolving regulatory structure will allow us to better compete with over-the-counter markets for trading in customized products and product structures. We also hope to expand our volume and trading activity through products that attract customers from outside our traditional core business. These products include stocks, futures, OTC derivatives and products based on other asset classes.

•       New Service Offerings.   We believe there may be opportunities to derive revenue from expanded services in three distinct areas: licensing of the CBOE systems, licensing of the CBOE intellectual property and the sale of value-added information to market users. As a for-profit entity, we intend to generate stockholder value by exploiting existing capabilities and pursuing new opportunities in these areas.

•       Selective Expansion Across Value Chain.   In addition to broadening the CBOE’s product and service offerings across different asset classes and product types, we believe there are significant opportunities to develop new revenue sources through selective expansion across products and services. These include the provision of additional technology to users of the markets and the provision of exchange-based services to participants in the over-the-counter markets.

•       Selective Pursuit of Alliances.   Technology, globalization and competition have lead to the emergence of a number of world-class exchanges offering large pools of liquidity across multiple asset classes and product types. At the same time, the Internet has also created a fertile testing ground for new risk management products and new market models. We expect these trends to continue and to prompt consolidations and alliances among existing organizations. The CBOE intends to pursue consolidation and strategic alliances both domestically and abroad where they will allow us to generate value for our stockholders.

Market Model

The CBOE provides a reliable, orderly, liquid and efficient marketplace for the trading of securities options. We operate a quote-driven auction market that employs a combination of specialists, market makers and floor brokers. At the CBOE, DPMs are specialists that are charged with maintaining fair, orderly and continuous markets in specific option classes, with multiple specialists assigned to the most heavily traded options classes. DPMs trade for their own account and are not permitted to act as agent on behalf of customers. Market makers, operating in-person on the trading floor and/or from remote locations, supplement the liquidity provided by the specialists by quoting both bids and offers for their own accounts, electronically streaming their individual quotes in their assigned classes. Floor brokers act as agents on the trading floor to facilitate primarily large or complicated orders that customers choose not to direct to the electronic system.

Market Participants

Members typically perform one or more of the functions described below in their roles as members of the CBOE.

•       Market Maker.   A market maker is an individual that engages in trading the exchange’s products either for his own account or for the account of his firm. Market makers do not act as an agent representing customer orders. Market makers have certain quoting obligations in their appointed classes. Like stock specialists, they are granted margin relief to ensure they can conduct business without requiring excessive amounts of capital. Market makers must have a relationship with a clearing firm that will hold and guarantee their positions. When a person is referred to as a “trader,” it typically implies that the individual acts as a market maker.

•       Floor Broker.   An individual who represents customers’ orders on the CBOE trading floor as their agent is known as a floor broker. Less than 10% of the memberships in use at the CBOE are for floor broker purposes, but the orders they represent constitute a significant portion of the CBOE’s total volume. Floor brokers generally do not trade for their own account and do not receive any margin benefit. They generate revenue by charging commissions to their customers for their services. A floor broker may represent orders for his firm’s proprietary account provided it is done in accordance with the CBOE Rules.

•       Designated Primary Market Maker, or DPM.   A DPM is a member firm that has been assigned specialist responsibilities in certain options classes at the CBOE. As such, the term “DPM” and “specialist” are used interchangeably in this document. DPMs trade for their own account and are not permitted to act as agent on behalf of customers. DPMs are obligated to provide continuous quotes in their appointed classes but at a notably higher standard than that of regular market makers. DPMs have traditionally been required to maintain a constant physical presence in the trading crowds of their appointed classes. However, with the growth of electronic trading, the CBOE is now in the process of removing this requirement and will soon allow DPMs to operate either from the CBOE floor or remotely at their discretion. This will significantly expand the universe of liquidity providers who could operate as DPMs and will improve the attractiveness of being a DPM, especially for major liquidity providers based in other areas of the country. DPMs that operate remotely will still have the full quoting obligations of a floor-based DPM. DPMs are also expected to participate in business development efforts to attract business to the CBOE for their appointed classes. Like market makers, they receive margin relief, but unlike market makers, DPMs also are granted “participation rights” in their appointed classes. Participation rights guarantee DPMs a greater share of a trade than they would typically receive as a market maker. There are 23 different DPM firms covering 46 different DPM trading crowds. Over 130 memberships are employed for DPM purposes.

•       Electronic Designated Primary Market Maker, or eDPM.   An eDPM is a member firm that has been assigned specialist responsibilities similar to a DPM but operates remotely, not in person. They also are granted participation rights in their appointed classes but at a lower level than that of DPMs, reflecting their slightly lesser obligations. There may be up to four eDPMs assigned to a class in addition to the DPM, with an average of 3.3 eDPMs across eligible classes. eDPMs serve to supplement the role of the DPM and are also motivated to engage in business development efforts in their appointed classes. The appointments and class allocations granted to DPMs and eDPMs are not permanent and may be revoked or reassigned for cause. There are six eDPM firms at the CBOE, each having between 200 and 500 appointed classes. Eighty-two memberships are currently employed for eDPM purposes.

•       Remote Market Maker, or RMM.   RMMs are identical to a market maker except that they do not maintain a physical presence on the CBOE floor. RMMs operate only remotely and, thus, only in the electronically executed portion of the Exchange’s volume. They select classes for their appointment based on their individual business objectives and are required to own or lease sufficient memberships to quote all these appointments. An RMM may employ multiple memberships but be operated only by a single individual. Over 250 memberships are currently employed for RMM purposes.

•       Lead Market Maker, or LMM.   An LLM is a firm that assumes special obligations with respect to providing quotes for the opening rotation or at other specified times during the trading day. LMMs have been appointed in specific index option classes, such as OEX and SPX, where they manage the single pricing model that generates options values for the trading crowd. In OEX and SPX multiple LMMs are appointed and then rotate each expiration cycle, with one firm operating as the LMM at a time. LMMs are also required to maintain a physical presence in the trading crowd of their appointed classes.

•       Member Firm.   The term “member firm” is typically used to refer to those firms that bring customer order flow to the exchange and that are members of the exchange for the purpose of executing their customers’ orders on the CBOE marketplace. These firms are also referred to as “order flow providers.” They generate revenue by charging commissions for their services to their customers and in some cases through the receipt of payment for their order flow. Most traditional brokerage firms fall into this category. Other firms that are members of the exchange are technically member firms but are usually referred to by one or the functions described above (i.e., DPM, Market Maker, etc.).

Several of the functions described above, namely, market maker, DPM, eDPM, RMM and LMM, are often grouped together as “liquidity providers.” This name refers to the fact that they all provide liquidity to the options market through various obligations to provide to the marketplace firm quotes at which they are obligated to trade.

Direct access to the CBOE marketplace is granted to individuals and firms that are CBOE members. A membership entitles the member to conduct business on the exchange in one of the participant roles described above. As of December 31, 2006, the CBOE had 1,174 active memberships, utilized by 241 active trading firms. There were 858 memberships being used on the CBOE trading floor, with another 316 memberships being utilized by remote participants. A membership is required for any individual or firm that wishes to have direct access to the CBOE. There are 931 CBOE memberships that were created through the sale of CBOE “seats.” In addition, the CBOE certificate of incorporation granted to 1,402 CBOT full members a non-transferable exercise right allowing them to become a CBOE member without acquiring a CBOE seat. As of December 31, 2006, there were 288 Exerciser Members. Non-Members (e.g., institutional and retail investors) access the exchange as customers of brokers who are CBOE members.

Hybrid Trading System

Most options are traded on the CBOE both electronically and in open outcry using its Hybrid Trading System. The CBOE developed the first hybrid-trading model, in which aspects of both open-outcry and electronic trading are integrated to function as a single market. This trading model is supported by state-of-the-art technology, including the CBOEdirect trading platform. Over the past two years the CBOE has migrated all of its options on individual equities to the CBOE Hybrid System. Since the CBOE equity option trading migrated to the Hybrid Trading System, a significant portion of the volume in products traded on the Hybrid System has moved to electronic execution. As of January 31, 2007, most of the index products have also been moved to the Hybrid System. Three of our most active index products continue to trade in open-outcry, supported by automated execution of certain types of orders. It is anticipated that several of these products will move to the Hybrid System during 2007.

The Hybrid Trading System enables the CBOE market makers to each employ their own, individual pricing models and to stream their own individual quotes into the CBOE trading engine. The CBOE market makers present on the trading floor are able to both stream their quotes into the CBOE’s central trading engine and to participate in open-outcry transactions effected in their trading crowd. The Hybrid System allowed the CBOE to pursue both electronic and open-outcry trading models simultaneously without sacrificing the benefits each brings.

At the core of the Hybrid Trading System is the matching algorithm, which is the means by which trades are executed and allocated to market participants. The CBOE’s technology and rules provide for a variety of different algorithms for matching buyers and sellers, e.g. price/time priority. The CBOE has the ability to apply different matching algorithms to different products, and currently has three different algorithms in operation for various products. Each matching algorithm is designed to meet the needs of a particular market segment. The setting of the matching algorithm affects the share of each trade that a quoting participant receives, and is central to the opportunity and profit potential of market makers and other liquidity providers.

The CBOE’s matching algorithms reward price, depth and liquidity. The Hybrid Trading System calculates the national best bid and offer (NBBO), and no order is executed at a price worse than the NBBO. The system scans all other option marketplaces, and it has the capability to route orders to other marketplaces for execution if a better price exists elsewhere, via an inter-exchange system known as the Options Intermarket Linkage Plan. In classes traded on the Hybrid Trading System, approximately 96% of total orders and 70% of total volume is executed in the electronic environment by CBOEdirect.

The Hybrid Trading System also supports off-floor participants, including RMMs and eDPMs. In June 2004, the CBOE introduced eDPMs into 400 of the most actively traded options classes, which accounted in the aggregate for approximately 90% of average daily contract volume. At the end of 2006, eDPMs had expanded to over 600 classes. In April 2005, the CBOE introduced RMMs to the top 600 option classes, which accounted for 95% of the average daily volume. The RMM program has since been expanded to all Hybrid classes, including several of the CBOE’s proprietary products.

The CBOE’s market model continues to evolve as we innovate and adapt to changes in the marketplace. Details on the CBOE’s technological capabilities, as well as key systems offerings employed by the CBOE members, are described below.

Technology

The CBOE’s technology supports trading on multiple exchanges: CBOE, CFE, and OneChicago. The CBOE’s systems can simultaneously support multiple trading models and multiple matching algorithms per exchange. For example, different products could trade simultaneously using open outcry, screen based or a hybrid model. Within these trading models, different products can be traded using different matching algorithms. CBOEdirect is currently being enhanced to support trading options on futures.

Trading Platform

CBOEdirect is the central platform for the CBOE’s Hybrid Trading System. The CBOEdirect platform integrates the CBOEdirect trading engine with the routing, display systems and broker handling systems that support the trading floor. It provides features of screen-based and floor-based trading in what we believe is a “best of both worlds” market model. Hybrid trading was launched in June 2003 and has been rolled out to over 1,900 equity, ETF and index options classes.

The CBOE uses a quote-driven market model where liquidity providers have quoting obligations. The CBOEdirect trade engine includes the match engine, the order book, and the quote processor. CBOEdirect enables the users to stream live quotes, to post quotes with size and expedite order execution. CBOEdirect accepts streaming quotes from individual Market Makers, DPMs, eDPMs and RMMs automatically executes marketable orders and opens the book to non-customers.

CBOEdirect functionality includes: quote trigger, quote lock, Quote Risk Monitor, numerous matching and allocation algorithms, a complex order book, preferenced orders and several auction mechanisms. The various matching and allocation algorithms are configurable by product. Auction mechanisms exist for an automated internalization mechanism, complex orders, and for marketable orders whether or not the CBOE is at the NBBO.

CBOEdirect’s underlying technology is a Java application with an infrastructure designed for high performance.

The technology is designed to be scalable for capacity and throughput.

The CBOE’s trading platform is capable of accommodating the more than 1,900 options classes and 125,000 options series curretly trading on the exchange. In addition to simple orders, the CBOE’s systems support trading spreads and other complex orders, as well as options that expire weekly.

The CBOE’s system is scalable to accommodate the increasing needs of the industry. As of January 2007, the industry has seen peaks of over 182,000 messages per second through OPRA.

The CBOE’s mainframe-based Electronic Customer Order Book and Retail Automatic Execution System provide electronic support and execution services for open outcry trading in a number of index products, including OEX and SPX. The CBOE also has client/server-based trading floor display systems and broker order handling systems, which support both hybrid and non-hybrid trading.

The CBOE has a session-based system design that allows for a quick introduction of different types of derivative and securities products, including options, futures, options on futures and stock products. In addition, the CBOE’s systems facilitate different trading models, allowing the CBOE to move from a floor-based model to a screen-based model.

The CBOE and each of the other U.S. options exchanges have electronic support for multiple quoters, trade entry by order flow providers and specific algorithms to allocate trades. CBOE uses multiple matching algorithms, configurable by product. The CBOE accepts from its users and disseminates to OPRA more quotes than any other exchange.

The CBOE provides multiple application programming interfaces, or APIs, to facilitate both quote and order entry as well as auction processing. These include a proprietary API called CBOE Member interface, or CMi, and the industry-standard Financial Information Exchange, or FIX API and a customized version of the Common Message Switch, or CMS.

Order Routing, Trade Match, Ticker Plant and Market Data

The CBOE’s order routing system allows members to use COMPASS, which uses the CMS format for orders, FIX or CMi. The CBOE began to migrate the order routing system, electronic market linkage and functions that support non-hybrid trading from the mainframe to the CBOEdirect platform starting in 2006.

The CBOE’s Trade Match system was recently migrated to use CBOEdirect technology. It sends matched trades to the OCC, which then settles and clears the trades. The Trade Match system currently provides matched trade information to clearing firms via their mainframe-based communication links. These interfaces are being migrated to CBOEdirect technology. The new Trade Match interface to clearing firms was migrated to CBOEdirect technology in 2006. This new web-based interface also gives brokers access to their trades and related account information.

The CBOE’s ticker plant, XTP was migrated to CBOEdirect technology in 2006. XTP takes in market data feeds from CTS/CQS, Nasdaq, CBOT, the CME and other sources and disseminates the data internally to other systems on a publish/subscribe basis. XTP’s recent processing peak was 107,000 messages per second, or MPS, inbound from the OPRA, with over one billion messages per day. Its current capacity is over 160,000 MPS.

The CBOE disseminates options market data to OPRA and to its members via FIX and CMi. The CBOE also uses Ticker Express to provide fast, accurate market data to its members. CFE disseminates futures market data via the CBOE Financial Network, or CFN, CBOE’s futures market data network. The CBOE has a fully integrated real-time system to track electronic trading for Help Desk troubleshooting and Regulatory analysis. The CBOE also has an extensive data warehouse with terabytes of historical trading data that provides fast and easy access to data for analysis.

Disaster Recovery

The CBOE has developed an off-site disaster recovery facility to help ensure continuity of trading of its exclusively listed products on a next-day basis in the event of a disaster that would require closing the CBOE’s building. CBOEdirect is the disaster recovery platform. The disaster recovery site will be expanded over the next two years to include support for futures, options on futures, equities and all equity options.

Clearing System

OCC clears the CBOE’s options products. OCC acts as the issuer, counter party and guarantor for all options contracts traded on the CBOE and other U.S. securities exchanges. Upon execution of an option trade, we transmit to OCC a record of all trading activity for clearing and settlement purposes. OCC fulfills these same functions for futures products traded on the CBOE’s wholly-owned futures subsidiary, CFE. The National Securities Clearing Corporation clears the CBOE’s stock and ETF products.

Market Data

Our markets generate valuable information regarding the prices of our products and the trading activity in those markets. Market data relating to price and size of market quotations and the price and size of trades is collected and consolidated by OPRA. OPRA disseminates the information to vendors who redistribute the data to brokers, investors and other persons or entities that use our markets or that monitor general economic conditions, such as financial information providers, broker-dealers, banks, futures commission merchants, public and private pension funds, investment companies, mutual funds, insurance companies, hedge funds, commodity pools, individual investors and other financial services companies or organizations. After costs are deducted the fees collected are distributed among exchange participants based on their transaction volumes pursuant to the OPRA Plan. Revenues from market data represented about 7.8% of our total revenues in 2006.

As of December 31, 2006, our market data was displayed on approximately 208,000 terminals worldwide.

Through our subsidiary, Market Data Express, LLC, or MDX, we are expanding our market data offerings. MDX is an OPRA vendor and can provide the consolidated OPRA data. MDX also offers, or may in the future offer, a range of additional data services, including information on market depth, information on specialized indexes with related settlement values, time and sales information and specialized reports of historical market data.

Other Business Relationships

In addition to its options operation, the CBOE is an owner of or an investor in several related organizations:

•       The Options Clearing Corporation, or OCC.   The CBOE is a one-fifth owner of OCC, which is the sole entity providing clearing and settlement of exchange-traded securities options in the U.S. OCC also clears securities futures for OneChicago and futures for CFE. The other owners of OCC, in equal one-fifth proportions, are the AMEX, the ISE, the NYSE/Arca and the PHLX. Our OCC ownership is not a source of dividend income to us.

•       The National Stock Exchange, or the NSX.   TheCBOE owns an equity interest in and provides systems support for the NSX. In January 2005, the CBOE entered into an agreement with the NSX to sell the majority of the CBOE’s ownership in the NSX back to the NSX for $11 million over a four-year period, subject to certain minimum NSX working capital levels. Subsequent to the January 2005 agreement, the NSX converted into a holding company structure consisting of NSX Holdings, Inc. and National Stock Exchange, Inc., both Delaware for-profit corporations. As part of this demutualization, the CBOE will receive 8,428 shares of Class A common stock and 58,698 shares of Class B common stock in NSX Holdings, Inc. At the conclusion of the last of the payments required under the 2005 agreement, the CBOE will have sold all of its Class B common stock in NSX Holdings. The CBOE will continue to hold its Class A common stock in NSX Holdings, representing an equity interest of approximately 4.5%.

•       OneChicago, LLC.   The CBOE owns an equity interest in OneChicago, a joint venture created with the CME and the CBOT for the trading of securities futures, which are jointly regulated by both the SEC and the CFTC. On March 15, 2006, Interactive Brokers Group, or IBG, made a major investment in OneChicago and became an owner of a 40% interest. Prior to the IBG investment, the CBOE held a 39.81% interest in OneChicago. The IBG investment reduced the CBOE’s equity interest to 24.01%.

•       CBOE Futures Exchange, or CFE.   In 2004, the CBOE began to operate a futures subsidiary, CFE, which is regulated by the CFTC. As a wholly-owned subsidiary, the results of operations, assets and liabilities of CFE are consolidated with the CBOE. The primary products traded on CFE are futures on various measures of market volatility. The volumes of trading, revenues and expenses associated with CFE are not significant in the CBOE’s overall operation.

•       HedgeStreet.   In February 2006, the CBOE purchased a 17.6% stake in HedgeStreet, a designated contract market and registered clearing organization subject to the regulatory oversight of the CFTC, and entered into a strategic alliance with HedgeStreet. HedgeStreet, which was launched in 2004, offers derivatives that allow a trader to speculate on or hedge the outcome of economic events and commodity price movements. Under the alliance, the CBOE and HedgeStreet will collaborate on retail distribution of products via joint marketing initiatives and will share certain technologies and hosting facilities to achieve cost and distribution synergies. The alliance is not expected to have a material impact on the results of the CBOE for the foreseeable future. The CBOE has recently made an additional capital contribution of $1.8 million to HedgeStreet to maintain our ownership level and may do so again in the future. Our current equity is 17.7%.

•       CBOE Stock Exchange, or CBSX.   In July 2006, the CBOE announced that it would enter the stock trading business through a new facility jointly owned with several broker/dealers: VDM Chicago, LLC, LaBranche & Co., Inc., IB Exchange Corp., and Susquehanna International Group, LLP. This new entity, CBSX, has been organized as a Delaware limited liability company in which CBOE holds a 50% equity interest. CBSX will use CBOE Hybrid technology to trade approximately 2800 stocks listed on the NYSE, Nasdaq and AMEX. CBSX is projected to launch in the first quarter of 2007 and will operate an electronic market model utilizing the CBOEdirect trade engine and a simple price-time matching algorithm. Each security traded will have a DPM and one or more RMMs all of whom will have affirmative obligations to assure that a continuous two-sided market is disseminated at all times in their assigned securities. It is currently anticipated that CBSX will have five to eight DPM organizations each trading between 300 and 600 securities. In conjunction with the launch of CBSX, CBOE will issue up to 100 CBSX permits. These permits do not carry any equity interest in the CBOE.

CBOE also has long-term business relationships with several providers of market indexes. CBOE licenses these indexes as the basis for cash-settled index options. In some instances, these licenses provide CBOE with the exclusive right to trade cash-settled options contracts based on these indexes. Of particular note are the following:

•       Standard & Poor’s Corporation.   We are able to offer contracts on the S&P 500 Index as a result of a licensing arrangement with Standard & Poor’s. This license provides us a license to use the S&P 500, the S&P 100, and several other indexes published by Standard & Poor’s as the basis for standardized, exchange-traded options contracts. Under its license with Standard & Poor’s, the CBOE has the exclusive right to trade cash-settled options on the S&P 500 Index and S&P 100 Index.

•       Dow Jones & Co.   We are able to offer contracts on the DJIA as a result of a licensing arrangement with Dow Jones & Co.. This license provides us the right to use the DJIA and several other indexes published by Dow Jones & Co. as the basis for standardized, exchange-traded options contracts. Under its license with Dow Jones & Co., CBOE has the exclusive right to trade cash-settled options on the DJIA during standard U.S. trading hours.

•       NASDAQ.   We are able to offer contracts on the Nasdaq 100 Index as a result of a licensing arrangement with Nasdaq. This license provides us the right to use the Nasdaq 100 as the basis for standardized, exchange-traded contracts. The license with Nasdaq is non-exclusive.

•       Frank Russell Co.   We are able to offer contracts on the Russell 2000 and other indexes in the Russell index family, as a result of a licensing arrangement with Frank Russell Co. This license provides us the right to use the Russell indexes as the basis for standardized, exchange-traded contracts. This license is non-exclusive.

The CBOE is also a party to licenses granting us the right to create options contracts based on indexes calculated by Morgan Stanley and Morgan Stanley Capital International, or MSCI.

Information Sharing

The CBOE has Information Sharing Agreements, Market Surveillance Agreements and Memoranda of Understanding with over 20 exchanges outside the U.S. for the purpose of sharing information related to specific regulatory investigations. These agreements also facilitate the listing of options on indexes on foreign stocks and options on exchange-traded funds based on those indexes. In addition to these bilateral agreements, the CBOE is a member of the Intermarket Surveillance Group, which consists of over 30 exchanges and regulatory organizations both within and outside the U.S. The Intermarket Surveillance Group serves this same purpose of providing for the sharing of information under specific circumstances related to the enforcement of regulations.

In 2005, the CBOE entered into a series of Memorandums of Understanding with the three futures exchanges and the two stock exchanges in the Peoples Republic of China. As of January 1, 2007, no options or other financial derivatives are traded on these markets. These agreements govern the sharing of information on market and product development and provide for the CBOE to potentially work with these exchanges toward the development of new markets for derivative products.

Intellectual Property

The CBOE’s intellectual property assets include the above-referenced license rights, proprietary indexes created and calculated by the CBOE and the methodologies used to calculate several of the CBOE’s proprietary indexes, patents pending on certain CBOE technologies and products, the CBOE market data, trade secrets and various trademarks, service marks and internet domain names that are used in conjunction with the CBOE, its products and services. We attempt to protect this intellectual property by seeking patents, applying for trademark registrations, taking steps to protect our trade secrets, entering into appropriate contract provisions and other methods.

We review our systems, products and methods of doing business to identify properties that should be protected, and we undertake to establish appropriate protections. As a result, we have rights to a number of pending patent applications in the United States, as well as several pending foreign patent applications.

We own or have trademark rights in many of the product names, trade names, trademarks and service marks that we use in conjunction with our services. CHICAGO BOARD OPTIONS EXCHANGE®, CBOE®, CBOEDIRECT®, CBOE VOLATILITY INDEX®, BE A BETTER INVESTOR®, CAPS®, CFE®, FLEX®, FLEXIBLE EXCHANGE®, GAS AT THE PUMP®, HYTS®, IT’S ABOUT TIME®, LEAPS®, MNX®, OEX®, POWERPACKS®, THE OPTIONS INSTITUTE®, THE OPTONS TOOLBOX®, VIX®, WHY BUY A STOCK WHEN YOU CAN LEASE IT?® and XEO®are our registered U.S. trademarks or servicemarks. We also have filed applications to register trademarks in the U.S. that are currently pending and/or have common law rights in numerous marks, including, among others, ACCEPT NO SUBSTITUTESM, ASK THE INSTITUTESM, BEST EXECUTION ASSURANCE PROGRAMSM, BIGSM, BXMSM, CBSXSM, CBOE STOCK EXCHANGESM, CBOEFLEX.NETSM, CFLEXSM, CEBOSM, CESOSM, CEFLEXSM, CHICAGO FUTURES EXCHANGESM, COBRASSM, THE EXCHANGESM, GAPPSM, HYBRIDSM, INDEX WORKBENCHTM, LASRSSM, LONG-TERM EQUITY ANTICIPATION SECURITIESSM, MAKE I CONTACTSM, MARKET DATA EXPRESSSM, MDXSM, NO SUBSTITUTESM, OPTIONSINSTITUTEPLUSSM, SPXSM, THE EXCHANGE OF VISIONSM, THE OPTIONS INITIATIVESM, THE OPTIONS INTENSIVESM, THE OPTIONS TOOLBOXSM, THE

OPTIONS TRANSITIONSM, ULTIMATE MATCHING ALGORITHMSM, VARB-XSM, VXNSM, WEEKLYSSM and WE GIVE YOU OPTIONSSM.

We also use many trademarks that are owned by third parties, either pursuant to licenses granted to us or merely to refer factually to products that are traded on our markets, among them: Standard & Poor’s®, S&P®, S&P 500®, Standard & Poor’s Depositary Receipts®, SPDR®, Standard & Poor’s 500, Russell 1000®, Russell 2000®, Russell 3000®, Russell MidCap, Dow Jones, DJIA, Dow Jones Industrial Average, Dow Jones Transportation Average, Dow Jones Utility Average, DIAMONDS, The Nasdaq-100 Index®, Nasdaq-100®, The Nasdaq National Market®, Nasdaq®, Nasdaq-100 Shares, Nasdaq-100 Trust, Morgan Stanley Multinational Index, Morgan Stanley Oil Services Index, Morgan Stanley Retail Index, Morgan Stanley Biotech Index, MSCI, EAFE, iShares, BGI and the MSCI index names.

Employees

As of December 31, 2006, we employed 632 individuals. Of these employees, 248 were involved in systems development or operations, 156 were involved in direct support of trading operations; and 88 were involved in regulatory activities. The remaining 140 personnel provide marketing, education, financial, legal, administrative and managerial support. Our seven building engineers are the only employees covered by a collective bargaining agreement. Management believes that we have strong relationships with our employees.

Facilities

Our principal offices are located at 400 South LaSalle Street, Chicago, Illinois 60605. We own the building in which our principal offices are located and occupy approximately 350,000 square feet of this building. We also lease 23,828 square feet of office space at 111 West Jackson Boulevard, which houses our Regulatory Division. The lease on this space expires in 2007. In addition, the CBOE maintains a New York representative office at 61 Broadway, New York, New York 10006. That lease on 2,881 square feet expires in 2007. Finally, we lease 3,300 square feet of space outside the City of Chicago for our disaster recovery facility. The lease on that facility expires in 2008, but we have an option to extend it for two years. We believe the space we occupy is sufficient to meet our future needs.

Legal Proceedings

The CBOE is currently a party to the following legal proceedings:

Litigation with Respect to the Restructuring Transaction.

On August 23, 2006, the CBOE and its directors were sued in the Court of Chancery of the State of Delaware, New Castle County, by the CBOT, CBOT Holdings and two members of the CBOT who purport to represent a class of individuals (“exercise members”), who are, or have the right to become, members of the CBOE pursuant to the Exercise Right granted to CBOT members pursuant to paragraph (b) of Article Fifth of the CBOE’s certificate of incorporation. Plaintiffs seek a judicial declaration that exercise members are entitled to receive the same consideration in the CBOE’s restructuring transaction as all other CBOE members, and plaintiffs also seek an injunction to bar CBOE and CBOE’s directors from issuing any stock to CBOE members as part of the restructuring transaction, unless exercise members receive the same stock and other consideration as other CBOE members. On October 2, 2006, the CBOE and the individual director defendants moved to dismiss the complaint on the grounds that the complaint failed to present a ripe controversy between the parties, in that the CBOE had not yet made any decisions about the terms of the potential restructuring transaction or about the nature or the amount of the consideration that the members of the supposed class will receive in connection with that restructuring transaction, and the Court lacked jurisdiction over certain individuals.

On October 17, 2006 CBOT Holdings announced its intention to merge with and into CME Holdings (the “CME/CBOT Transaction”). In response to that announcement, the CBOE determined that the proper interpretation of Article Fifth(b) was that, upon the closing of the CME/CBOT Transaction, no one would qualify as a CBOT “member” for purposes of Article Fifth(b) or therefore as a person eligible to be an exerciser member of the CBOE. The CBOE submitted its interpretation for review and approval by the SEC on December 12, 2006, as required because of the CBOE’s status as a national securities exchange. On January 4, 2007, plaintiffs filed a second amended complaint that challenged the CBOE’s interpretation of Article Fifth(b). On January 11, 2007, plaintiffs submitted a motion for summary judgment on their claims. In addition to continuing to assert their claims about the amount of consideration to which exercise members would be entitled as part of the CBOE restructuring transaction, plaintiffs sought a declaratory judgment and an injunction to prevent the CBOE from implementing the interpretation of Article Fifth(b) that the CBOE had filed with the Commission. On January 16, 2007, the CBOE and the director defendants moved to dismiss the second amended complaint to the extent it challenges the CBOE’s interpretation, on the ground that the U.S. Securities and Exchange Commission’s jurisdiction to consider such interpretations of Article Fifth(b) preempts any state law challenge to that interpretation. In this motion, defendants further moved to dismiss or stay consideration of plaintiffs’ claims regarding the consideration to which exercise members otherwise would be entitled until it is known whether the CME/CBOT Transaction will close before the CBOE’s restructuring transaction on the grounds that such claims remain unripe for judicial determination. The court has not decided either defendants’ motion to dismiss or plaintiffs’ motion for summary judgment.

Class Action Litigation.

In September 2000, the CBOE reached an agreement in principle to settle a consolidated civil class action lawsuit filed against the CBOE and other U.S. options exchanges and certain market maker firms. The CBOE agreed to pay $16.0 million, which has been paid in full and held in escrow pending approval of the settlement agreement by the U.S. District Court for the Southern District of New York. In October 2005, the CBOE and other settling parties reached a revised settlement that resolved certain disputes concerning the interpretation of certain provisions of the original settlement agreement. As a result of the revised settlement, the CBOE’s settlement amount was reduced to $9.3 million. In February 2006, the U.S. District Court preliminarily approved the revised settlement, and CBOE received a refund on its original settlement amount of $7.1 million, including accrued interest. The district court granted final approval to the settlement, and entered final judgment in the case, in December 2006. The deadline to appeal the settlement passed on January 12, 2007, and no appeals were filed.

Last Atlantis Litigation.

On November 7, 2005, an amended and consolidated complaint, which we refer to as the “consolidated complaint,” was filed on behalf of Last Atlantis Capital LLC, Lola L.L.C., Lulu L.L.C., Goodbuddy Society L.L.C., Friendly Trading L.L.C., Speed Trading, LLC, Bryan Rule, Brad Martin and River North Investors LLC in the U.S. District Court for the Northern District of Illinois against the CBOE, three other options exchanges and 35 market maker defendant groups, or Specialist Defendants. The consolidated complaint combined complaints that recently had been filed by Bryan Rule and Brad Martin with an amendment of a previously dismissed complaint, which we refer to as the “original complaint,” that originally had been brought by a number of the other plaintiffs. The consolidated complaint raised claims for securities fraud, breach of contract, common law fraud, breach of fiduciary duty, violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and tortious interference with plaintiffs’ business and contracts. The previously dismissed original complaint also had brought claims under the antitrust laws, and the dismissal of those claims remains subject to appeal. With regard to the CBOE, the consolidated complaint alleged that the CBOE and the other exchange defendants knowingly allowed the specialist defendants to discriminate against the plaintiffs’ electronic orders or facilitated such discrimination, failed adequately to investigate complaints about such alleged discrimination, allowed the specialist defendants to violate CBOE’s Rules and the rules of the SEC, failed to discipline the specialist defendants, falsely represented and guaranteed that electronically entered orders would be executed immediately and knowingly or recklessly participated in, assisted and concealed a fraudulent scheme by which the defendants supposedly denied the customers the electronic executions to which they claim they were entitled. Plaintiffs sought unspecified compensatory damages, related injunctive relief, attorneys’ fees and other fees and costs. On September 13, 2006, the Court dismissed the consolidated complaint in its entirety and entered judgment in favor of all defendants. On September 29, 2006, plaintiffs moved to amend or vacate that judgment to allow them to file a further amended consolidated complaint, and they simultaneously appealed the dismissal of both the consolidated complaint and the original complaint. The appeal is stayed pending resolution of plaintiffs’ motion to amend or vacate the judgment. Defendants have filed briefs in opposition to that motion.

Index Options Litigation.

On November 2, 2006, the ISE and its parent company filed a lawsuit in federal court in the Southern District of New York against The McGraw-Hill Companies, Inc. (“McGraw-Hill”) and Dow Jones & Co. (“Dow Jones”), the owners, respectively, of the S&P 500 Index and the DJIA, which are the basis for index options, or “SPX options” and “DJX options,” respectively, that the CBOE trades pursuant to exclusive licenses from McGraw-Hill and Dow Jones. The CBOE is not a party in this lawsuit. The ISE seeks a judicial declaration that it may list and trade SPX and DJX options without a license and without regard to the CBOE’s exclusive licenses to trade options on those indexes, on the ground that any state-law claims based on the unlicensed listing of SPX and DJX options allegedly would be preempted by the federal Copyright Act and because McGraw-Hill and Dow Jones supposedly cannot state an actionable copyright claim. McGraw-Hill and Dow Jones filed a motion to dismiss this action on December 22, 2006, on the ground that there is no federal jurisdiction over this dispute. This jurisdictional issue has not been decided. Consistent with the jurisdictional position of McGraw-Hill and Dow Jones, those parties joined with the CBOE to file a state court action in Illinois on November 15, 2006 against the ISE and OCC, or the Illinois action. In the Illinois action, the CBOE and the other plaintiffs seek a judicial declaration that the ISE may not list, or offer trading of, SPX or DJX options because of both the proprietary rights of McGraw-Hill and Dow Jones in the underlying indexes and the CBOE’s exclusive license rights to trade such options. The Illinois action alleges that the ISE’s threatened action would misappropriate the proprietary interests of McGraw-Hill and Dow Jones and the exclusive license rights of the CBOE, would interfere with the CBOE’s prospective business relationships with its members firms and customers and would constitute unfair competition. On December 12, 2006, the ISE removed the Illinois action to federal court in the Northern District of Illinois. On December 15, 2006, the CBOE and the other plaintiffs in the Illinois action moved to remand the matter to the Illinois state court on the ground that there is no federal jurisdiction over the claims. This jurisdictional issue remains pending, and the court is tentatively scheduled to rule on this issue on February 22, 2007.

Patent Litigation.

On November 22, 2006, the ISE filed an action in federal court in the Southern District of New York claiming that CBOE’s Hybrid trading system infringes ISE’s patent directed towards an automated exchange for trading derivative securities. On January 31, 2007, the CBOE filed an action in federal court in the Northern District of Illinois seeking a declaratory judgment that the ISE patent that is the subject of the action in New York, and two other patents that the ISE had raised in communications with the CBOE, are either not infringed and/or not valid and/or not enforceable against the CBOE. The ISE has not yet responded to this complaint. On February 5, 2007, the CBOE filed a motion to transfer the matter pending in the Southern District of New York to federal court in the Northern District of Illinois. The venue issue remains pending.

Other.

As a self-regulatory organization under the jurisdiction of the SEC, and as a designated contract market under the jurisdiction of the CFTC, we are subject to routine reviews and inspections by the SEC and the CFTC. In addition, we are subject to legal proceedings that occur in the ordinary course of business. As of the date of this document, we are a party to other legal proceedings, the outcome of which cannot reasonably be determined at this time. The CBOE believes that the aggregate losses, if any, from these other legal proceedings will not have a material adverse effect on our business, cash flows, operating results or financial condition.

REGULATION

Federal securities laws have established a two-tiered system for the regulation of securities markets and market participants. The first tier consists of the SEC, which has primary responsibility for enforcing federal securities laws. The second tier consists of SROs, which are non-governmental entities that must register with and are regulated by the SEC. The CBOE is an SRO, registered under Section 6 of the Exchange Act as a “national securities exchange” and is subject to oversight by the SEC.

SROs in the securities industry are an essential component of the regulatory scheme of the Exchange Act for providing fair and orderly markets and protecting investors. To be registered as a national securities exchange, an exchange must successfully undergo a rigorous application and review process with the SEC before beginning operations. Among other things, the SEC must determine that the exchange is organized and has the capacity to carry out the purposes of the Exchange Act. An SRO must comply with the Exchange Act and have the ability to enforce compliance by its members and persons associated with its members, with the provisions of the Exchange Act, the rules and regulations thereunder and the rules of the exchange. The CBOE obtained SEC approval and began operations on April 26, 1973.

In general, an SRO is responsible for regulating its members through the adoption and enforcement of rules governing the business conduct of its members. The rules of the exchange must also assure fair representation of its members in the selection of its directors and administration of its affairs and, among other things, provide that one or more directors be representative of issuers and investors and not be associated with a member of the exchange or with a broker or dealer. Additionally, the rules of the exchange must be adequate to ensure fair dealing and to protect investors and may not impose any burden on competition not necessary or appropriate in furtherance of the purposes of the Exchange Act.

As a registered national securities exchange, virtually all facets of our operation are subject to the SEC’s oversight, as prescribed by the Exchange Act. The Exchange Act and the rules thereunder impose on us many regulatory and operational responsibilities, including the day-to-day responsibilities for market and broker-dealer oversight. We are also subject to periodic and special examinations by the SEC. Furthermore, as an SRO, we are potentially subject to regulatory or legal action by the SEC or other interested parties. The SEC also has broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses, suspend or revoke our designation as a registered securities exchange or revoke the registration of any of our officers or employees who violate applicable laws or regulations.

As part of its regulatory oversight, the SEC conducts periodic reviews and inspections of exchanges, and we have been subject to a number of routine reviews and inspections by the SEC since we began operations. To the extent such reviews and inspections result in regulatory or other changes, we may be required to modify the manner in which we conduct our business, which may adversely affect our business.

In November 2004, the SEC proposed corporate governance, transparency, oversight and ownership rules for SROs akin to standards required of public companies under the Sarbanes-Oxley Act of 2002. The SEC also issued a concept release examining the efficacy of self-regulation by SROs. See “—Recent Regulatory Developments” for a discussion of these proposals and the concept release.

We are also subject to the record keeping requirements of Section 17 of the Exchange Act, including the requirement pursuant to Section 17(b) of the Exchange Act to make certain records available to the SEC for examination. If we complete our proposed reorganization, CBOE Holdings may also be subject to similar requirements imposed by the Exchange Act.

Section 19 of the Exchange Act also provides that we must submit proposed changes to any of our Rules, policies and practices, including revisions of our certificate of incorporation and Constitution. The SEC will typically publish the proposal for public comment, following which the SEC may approve or disapprove the proposal, as it deems appropriate. The SEC’s action is designed to ensure that our Rules and procedures are consistent with the Exchange Act and the rules and regulations under the Exchange Act.

If we complete our reorganization as proposed, certain aspects of CBOE Holdings may be subject to SEC oversight, including certain ownership and voting restrictions on its stockholders. The focus of the SEC’s regulation of CBOE Holdings will be to assure adequate representation of members and public market participants in the governance of our exchange, as well as to ensure that our exchange can satisfy its regulatory responsibilities under the Exchange Act. See “Description of CBOE Holdings Capital Stock” above. Furthermore, if we complete our proposed reorganization, the SEC will require that CBOE Holdings give due regard to the preservation of the independence of the self-regulatory function of our exchange and to CBOE Holdings’ obligations to investors and the general public. The SEC will also require that we not take any actions that would interfere with the effectuation of any decisions by the board of directors of our exchange relating to its regulatory functions or the structure of the market that it regulates or that would interfere with the ability of our exchange to carry out its responsibilities under the Exchange Act. To the extent that CBOE Holdings’ business activities involve or relate to our exchange, the officers and directors of CBOE Holdings may be deemed to be officers and directors of the exchange for purposes of and subject to oversight under the federal securities laws. Accordingly, the SEC may exercise direct supervision and disciplinary authority over certain CBOE Holdings’ activities, and those activities may be subject to SEC approval and, in some cases, public notice and comment. See “The Restructuring Transaction—Regulatory Approvals” above.

Regulatory Responsibilities

The CBOE is responsible for taking steps to ensure that its members comply with the CBOE’s Rules and with the applicable rules of the SEC. The main activities that the CBOE engages in to measure member compliance with these rules include: (1) the review of surveillance exception reports designed to detect violations of CBOE trading rules; (2) the review of surveillance exception reports designed to detect possible manipulation; (3) the further investigation of matters deemed to be problematic upon review of the exception reports or matters deemed to be problematic as a result of examinations; (4) the investigation of complaints about possible rule violations brought by customers, members or other SROs; and (5) the examination of CBOE members for compliance with rules related to net capital, short sales, books and records and other related matters. As further described below, the CBOE is also responsible for reviewing its members’ activities related to the conduct of business directly with public customers or sales practice. The CBOE has delegated its responsibility to conduct sales practice examinations for options to the NASD.

The CBOE’s Regulatory Division will perform the same types of regulatory functions for the CBSXas it does for the CBOE itself. As it has done for options, the CBOE has delegated its responsibilities to conduct sale practice examinations to the NASD with respect to CBSX trading permit holders.

Section 17(d) of the Exchange Act and the related Exchange Act rules permit SROs to allocate certain regulatory responsibilities to avoid duplicative oversight and regulation. Under Exchange Act Rule 17d-1, the SEC designates one SRO to be the Designated Examining Authority, or DEA, for each broker-dealer that is a member of more than one SRO. The DEA is responsible for the regulatory oversight of the financial aspects of that broker-dealer. We are the designated DEA for many of our members.

Exchange Act Rule 17d-2 permits SROs to enter into agreements, commonly called Rule 17d-2 agreements, which are approved by the SEC and concern the enforcement of rules applicable to all of those SROs and relating to members those SROs have in common. In November 2006, all of the options exchanges, the National Association of Securities Dealers, or the NASD, and the NYSE entered into an Options Sales Practices Agreement, or the “New 17d-2 Agreement,” which is a Rule 17d-2 agreement.

Under the New 17d-2 Agreement, the NASD and the NYSE are the only SROs responsible for enforcing rules related to options sales practices for any members that are members of either NASD or NYSE or both. Under this agreement (which is not yet approved by the SEC), the CBOE would be relieved of regulatory responsibility with respect to sales practice for members that are allocated to the NASD or to the NYSE under the New 17d-2 Agreement. Until the New 17d-2 Agreement is approved by the SEC and becomes effective, the CBOE is a party to another 17d-2 agreement, or current 17d-2 Agreement, which allocates sales practice regulatory responsibility for certain members to each options exchange, to the NASD, and to the NYSE. Under the terms of the current 17d-2 Agreement, the CBOE has re-allocated to the NASD responsibility for those members allocated to the CBOE.

On June 5, 2006, the SEC approved a national market system plan named the Options Regulatory Surveillance Authority, or ORSA, Plan. The purpose of the ORSA Plan is to permit the six U.S. securities options exchanges to act jointly in the administration, operation, and maintenance of a regulatory system for the surveillance, investigation and detection of the unlawful use of undisclosed, material information in trading in one or more of their markets. Through the sharing of the costs of these regulatory activities and the sharing the regulatory information generated under the ORSA Plan, the ORSA Plan is intended to enhance the effectiveness and efficiency with which the exchanges regulate their respective markets and the national market system for options and to avoid duplication of certain regulatory efforts. The ORSA Policy Committee has determined to delegate the operation of the surveillance and investigative facility contemplated by the ORSA Plan to the CBOE. The exchanges have entered into a Regulatory Services Agreement with the CBOE, as service provider, pursuant to which the CBOE performs certain regulatory and surveillance functions under the ORSA Plan and uses its automated insider trading surveillance system to perform these functions on behalf of the exchanges. The ORSA Plan permits the exchanges to provide for the joint performance of other regulatory or surveillance functions or activities that the exchanges determine to bring within the scope of the ORSA Plan, but any determination to expand the functions or activities under the ORSA Plan would require an amendment to the ORSA Plan subject to SEC approval.

On November 28, 2006, it was announced that the NYSE and the NASD were planning to merge their member firm regulation areas. The NYSE and NASD member firm areas are responsible for examining members firms for compliance with requirements related to financial, books and records and other matters. At this time, it is not clear that this merger will have any direct impact on CBOE’s regulatory efforts. However, because this merger was strongly supported by the SEC, it does give an indication that the SEC may seek further consolidation of regulatory efforts in the future.

In order to ensure market integrity, we engage as an SRO in extensive regulation and monitoring of our members and of trading activities. We believe our exchange is an efficient regulator, which is vital to attracting and retaining the confidence and participation of market makers, broker-dealers and institutional and retail investors.

We expend considerable time, financial resources and effort to ensure that our internal rules and regulations conform to regulatory “best practices” within the securities exchange industry and within the regulatory regime overseen by the SEC, our primary regulator. In order to support our efforts and those of our market participants to comply with applicable law and our own exchange rules, we have developed our own automated market surveillance system to monitor market activity on our exchange.

We operate the surveillance system and are responsible for conducting all aspects of the daily surveillance of trading and market activities, including among other things, monitoring trading on the exchange, reviewing trading alerts and reports and conducting investigations into potential violations of our Rules and federal securities laws. Our automated system produces alerts established by pre-defined criteria and ad hoc reports. These alerts and reports are analyzed by the staff of our Department of Market Regulation, which consists of over 40 employees most of whose primary function is to review market surveillance data. Approximately twelve of these employees are assigned to fulfill the CBOE’s regulatory and surveillance responsibilities under the ORSA Plan. We also open investigations based on customer complaints and the findings of financial examinations of our members.

As part of the self-regulatory process, disciplinary matters, other than minor matters covered by our Minor Rule Violation Plan, are reviewed by our Business Conduct Committee, which includes both members and public representatives. In the future we may incur significant financial costs and expend considerable human resources in connection with our surveillance and enforcement obligations, particularly to the extent we bear responsibility for pursuing disciplinary actions against our members and member firms. Due to our status as an SRO, we have a statutory duty to allocate the necessary resources to these functions, and this may limit our ability to dedicate funds and human resources in other areas.

We are also a participant in the Intermarket Surveillance Group, or ISG. The ISG is an information-sharing cooperative governed by a written agreement. The purpose of the ISG is to provide a framework for the sharing of information and the coordination of regulatory efforts among exchanges trading securities and related products to address potential intermarket manipulations and trading abuses.

In recent years, there has been increasing public and SEC scrutiny of the issue of self-regulation by SROs and, in particular, as to whether the regulatory function of SROs should be separated from the business function. In November 2004, the SEC issued a concept release examining the efficacy of self-regulation in SROs. See “—Recent Regulatory Developments” below. We cannot predict whether the SEC will take any action with respect to self-regulation by SROs and what effect, if any, such action would have on us. The SEC staff has also expressed concern about potential conflicts of interest of for-profit exchanges in performing the regulatory functions of SROs, such as the payment of dividends from regulatory fees and from fines received from an SRO’s members.

OPRA Plan, CTA Plan, CQ Plan and Nasdaq Unlisted Trading Privileges Plan

We are a participating exchange in OPRA. The OPRA Plan, which has been approved by the SEC, provides that any securities exchange approved by the SEC for the trading of securities options may become a participant exchange of OPRA. The Plan sets forth a system for reporting options information that is administered by the participant exchanges through OPRA, a committee consisting of representatives of the participant exchanges. OPRA is the designated securities information processor for market information that is generated through the trading of securities options in the U.S., and it disseminates certain core trading information, such as last sale reports and quotations. We also participate in the Consolidated Tape Association, or CTA, the Consolidated Quotation Plan, or CQ Plan, and the Nasdaq Unlisted Trading Privileges Plan, which perform analogous services for the U.S. equities markets. The Securities Industry Automation Corporation, or SIAC, acts as the “processor” for OPRA, CTA and the CQ Plan. The NYSE owns SIAC jointly. The Nasdaq acts as the processor for the Nasdaq Unlisted Trading Plan.

Options Intermarket Linkage Plan

The SEC approved the Options Intermarket Linkage Plan, or Linkage Plan, in 2000. The Linkage Plan is designed to facilitate the routing of orders between exchanges in furtherance of a national market system. One of the principal purposes of a national market system is to assure that brokers may execute investors’ orders at the best market price. The Linkage Plan generally is designed to enable the options exchanges and their members to avoid executing a trade at a price inferior to the best price displayed by any of the options exchanges, referred to as a “trade-through,” by providing exchange market-makers with electronic access to the automatic execution systems of the away options markets. If penny quoting (described below under the heading “Recent Regulatory Developments—The Penny Pilot Program”)

becomes widely used, it is likely that the current Linkage Plan will need to be replaced or substantially modified.

Options Listing Procedures Plan

We are a party to the Options Listing Procedures Plan, which sets forth the procedures that the options exchanges must follow to list new options.

Recent Regulatory Developments

In February 2004, the SEC published a concept release regarding the market structure for the options market. The SEC sought comment on whether it should take any action to improve the efficiency of the options markets and to mitigate the possible conflicts of interest that may be impeding price competition among those markets. In particular, the SEC focused on concerns related to payment for order flow, specialist guarantees and internalization and preferencing.

Payment for Order Flow

“Payment for order flow” began when some market makers started to pay order entry providers for their customer orders. Under a typical payment for order flow arrangement with a market maker, the market maker offers an order entry provider cash or other economic incentives to route its customer orders to that market maker’s designated exchange because the market maker expects that it will be able to trade with a portion of all incoming orders, including those from firms with which it has made arrangements to pay for order flow. Exchanges administer collective payment for order flow programs, under which the exchanges impose a marketing fee on market makers for some or all customer transactions, creating a pool of money for use by DPMs to pay for order flow.

While those firms accepting payment for order flow assert that investors benefit from these types of programs in the form of lower transaction costs, the SEC does not require firms to pass these payments on to their customers. Critics of these programs have argued that, because the programs ensure order flow, market makers will not quote as aggressively to attract order flow. Critics also contend that the costs incurred by market makers supporting payment for order flow adversely affects the competitiveness of those market makers’ quotes because quoting strategies must generally take into account expenses such as transaction fees and other costs. Payment for order flow programs have also been subject to the criticism that they create a conflict for SROs.

The SEC sought comment on whether it should ban the practice of payment for order flow entirely or only should ban exchange-administered programs and whether it should permit market makers to petition to be exempt from paying into exchange-administered programs. In our comment letter to the SEC on the concept release, we explicitly stated that we are opposed to all forms of payment for order flow and recommended that the SEC ban all payment for order flow programs. Nonetheless, we have stated that, as long as payment for order flow is permitted, in order to remain competitive we too need the ability to have an exchange-administered marketing fee program to facilitate payment for order flow. However, we believe that the abolition of such programs will ultimately place proper emphasis on market quality and that, in such an environment we are well placed to provide a superior marketplace to investors and market makers that will attract order flow without the need for a payment for order flow program.

In July 2005, the SEC’s Office of Compliance, Investigations and Examinations, or OCIE, sent a letter to brokerage firms requesting information on how their customer orders are routed to exchanges and whether their firms receive payment for order flow for such orders. We believe this letter is part of the SEC’s examination of order-routing and trade-execution practices in the options industry. While not banning the practice, the SEC has stated that receiving payments for orders may create a conflict of interest between a broker’s duty to obtain best execution for its customers’ orders and a broker’s own interest in increasing profits. It is not clear at this point what, if any, action the SEC will take with respect to payment for order flow.

Participation Right andPreferencing

Most options exchanges, including the CBOE, have rules that guarantee specialists (in our case, our DPMs and eDPMs) a portion of each type of trade when that specialist’s quote is equal to the best price on the exchange. These “specialist guarantees” reward market-making firms willing to perform the obligations of a specialist by ensuring that they will be able to interact as principal with a certain percentage of incoming orders when the specialist is already quoting at the best price at the time the order arrives. In addition, we and other exchanges have introduced “preferencing,” which allows order entry firms to direct order flow to certain market makers when they are quoting at the NBBO. Preferencing provides an enhanced allocation to those preferred market makers in order to reward them for attracting order flow to the exchange. Preferencing may also increase the opportunity for some order flow providers to internalize their order flow as well as encourage payment for order flow arrangements on our exchange or on other options exchanges. The SEC is concerned that participation rights affect quote competition and has asked for comment on the subject, including the effect of “removing” the guaranteed percentage of the order from the auction process. We do not believe that participation rights have degraded quote competition on the CBOE.We cannot predict what action, if any, the SEC may take with respect to participation rights, or whether any action by the SEC will have an effect on our business.

Internalization

Internalization of order flow refers to the concept of a broker-dealer trading as a principal to fill its own customers’ orders. Our Rules, like those of other options exchanges, permit a broker-dealer to trade with its own customer’s orders but only after an auction in which other members have an opportunity to participate in the trade at the proposed price or at an improved price. In addition, until recently, the SEC limited internalization to large orders (i.e., 50 or more contracts). The SEC recently approved a plan for BOX to allow internalization of orders of any size, as long as the member guarantees that the order being internalized receives a price at least a penny better than the NBBO. The SEC also recently approved a CBOE electronic auction that does not require price improvement for orders over 50 contracts.

Internalization has been criticized as adversely affecting quote competition and creating a conflict between an exchange’s desire to profit and its obligation to ensure that its members fulfill their best execution duties. As a result, in February 2004, the SEC sought comment with respect to what action, if any, it should take with respect to internalization of order flow. While we believe that most concerns regarding internalization for large orders are lessened by the fact that the transaction occurs on an exchange after exposure, we cannot predict what action the SEC may take with respect to internalization or whether any SEC action might have an effect on the options exchange business, including our business.

SEC Proposals Relating to Governance, Transparency, Oversight and Ownership

In November 2004, the SEC published for comment certain proposals that would require SROs such as us to implement certain rules relating to corporate governance, transparency, oversight and ownership. The proposals, which are similar to those imposed on public companies by the Sarbanes-Oxley Act of 2002, are outlined below.

The SEC proposals would require that a majority of the members of each SRO’s board of directors be “independent.” The proposed rules would define “independent” to mean a director who has no material relationship with the SRO or its affiliates, with any member (or its affiliates) of an SRO or with any issuer of securities that are listed or traded on the SRO or its facilities. The proposed rules would also require that the SRO’s members select at least 20% of the total number of directors of an SRO, and the SRO must establish a process for the nomination of alternative director candidates by members or users of the exchange through a petition process. Moreover, at least one director would need to be representative of issuers and at least one director would be required to be representative of investors, and in each case, such director could not be associated with a member or broker or dealer.

In addition, the SEC proposes to require that SROs have certain “standing” committees—namely, an Audit Committee, Compensation Committee, Corporate Governance Committee, Nominating Committee and Regulatory Oversight Committee—each composed solely of independent directors. If any other committee (whether or not a committee of the board of directors) is responsible for conducting hearings, rendering decisions and imposing sanctions with respect to member disciplinary matters or providing advice with respect to trading or disciplinary rules, at least 20% of the committee’s members must also be members or users of the SRO. Further, for these committees, a majority of committee members voting on any matter would need to be independent. Any other board committees that have the authority to act on behalf of the board would be required to be composed of a majority of independent directors. The SEC proposals would also require that the independent directors of an SRO meet regularly in executive session and that, if the SRO’s chief executive officer is not also the chairman of the board, the chairman be independent. The proposals would also require that an SRO’s rules prohibit any person subject to a “statutory disqualification,” as defined in Section 3(a)(39) of the Exchange Act, from being a director or officer of the SRO. Furthermore, the directors of an SRO would be explicitly required to reasonably consider all requirements applicable to the SRO under the Exchange Act.

The SEC proposals also would require SROs to establish policies and procedures to maintain a separation between their regulatory functions and their market operations and other commercial interests and require that funds received from regulatory fines, fees and penalties be used for regulatory purposes. The SEC also proposes to require that an SRO’s board appoint a chief regulatory officer who would report directly to the Regulatory Oversight Committee and administer the SRO’s regulatory program. In addition, the proposals would require SROs to establish policies and procedures reasonably designed to prevent the dissemination of regulatory information to any person other than officers, directors, employees and agents of the SRO directly involved in carrying out the SRO’s regulatory obligations under the Exchange Act and to prevent the use of regulatory information for any purpose other than carrying out the SRO’s regulatory obligations. Except in certain circumstances, SROs would also be required to implement policies and procedures reasonably designed to maintain the confidentiality of information that must be submitted to the SRO in order to effect any transaction on or through the SRO or its facilities.

The SEC proposals would require SROs to prohibit any member that is a broker or dealer from beneficially owning and voting more than 20% of the ownership interest in an SRO or a facility of an SRO, either alone or together with its related persons, except with respect to the solicitation or receipt of revocable proxies pursuant to Regulation 14A under the Exchange Act. Either upon request or on a regular basis, all stockholders of an SRO would be required to provide information to the SRO relating to their ownership and voting interest in the SRO or its facilities. Any member of an SRO who acquires more than 5% of any ownership interest in the SRO would be required to file a report with the SEC. SROs would be required to take action to reduce the ownership share of any stockholder (and its related persons) that exceeded the 20% limitation noted above and to restrict the voting of the portion of the ownership interest that exceeded the 20% limitation. The SEC is not proposing to require any ownership or voting limits on other SRO stakeholders. The SEC proposes to require that SROs maintain their books and records in the United States.

The SEC proposals also would require that each SRO have a code of conduct and ethics addressing certain topics, such as conflicts of interest and corporate opportunities. No employee or officer of an SRO would be permitted to be a member of the board of directors of an issuer whose securities would be traded on that SRO or be an exchange member. In addition, each SRO would be required to adopt governance guidelines.

The SEC is proposing that SROs file with the SEC and publicly disclose (e.g., via Internet web site postings) enhanced information relating to their governance, regulatory programs, finances, ownership structure and other matters and that SROs be required to revise and update this information on a more frequent basis. The proposals would also require SROs to file electronically with the SEC quarterly and annual reports on particular aspects of their regulatory programs to enhance the SEC’s oversight and surveillance of SROs. The SEC also proposes that an exchange that owns, operates or sponsors an electronic trading facility must file, as part of an annual report, a report of an independent audit designed to assess whether the operations of any such facility comply with the rules governing the facility.

The SEC proposes that any SRO that chooses to list or trade its own security, the securities of any trading facility or the securities of an affiliate of the SRO or the SRO’s facility be subject to additional requirements to ensure that the SRO effectively enforces its listing standards and trading rules.

We do not know whether the proposals will be adopted and, if adopted, adopted as proposed or modified in response to public comment or for other reasons. As other exchanges have demutualized, the SEC has generally required that they adopt many of these proposed policies and procedures. The governance structure and policies proposed for our demutualization generally conform to the policies and procedures advocated in these proposed rules. While these changes result in changes in the manner in which we conduct business and govern ourselves, we do not expect them to adversely affect CBOE’s ability to operate as a for-profit entity. See also “Description of CBOE Holdings Capital Stock” below.

Concept Release

Simultaneous with the publication of proposed rules, as outlined above, the SEC published a concept release exploring the efficacy of self-regulation by SROs and seeking public comment on the topic. The SEC believes that SROs have faced vigorous competition from foreign trading markets, other U.S. markets and electronic communications networks, or ECNs, that have shifted market share dramatically. While competition has resulted in innovation in trading, lower trading costs and increased responsiveness to customers, the SEC notes that it has also placed greater strain on the self-regulatory system and the perceived or actual conflicts inherent in the SRO model between the regulation of members and the realization of profits. The concept release discusses the inherent conflicts of interest between SRO regulatory operations and members, market operations, issuers and stockholders, the costs and inefficiencies of multiple SROs arising from multiple and sometimes overlapping rules, inspection regimes and staff, the challenges of surveiling cross market trading by multiple SROs, the funding SROs have available for regulatory operations and the manner in which SROs allocate revenue to regulatory operations.

The concept release then sets forth alternative regulatory approaches and analyzes the strengths and weaknesses of each approach, including (a) the proposed enhancements to the current system discussed above, (b) implementation of several models, such as an independent regulatory and market corporate subsidiary model, a hybrid model, a competing hybrid model, universal industry self-regulator model or universal non-industry regulator model and (c) establishment of direct SEC regulation of the securities industry. The independent regulatory and market corporate subsidiary model, which could resemble NASD corporate structure, would mandate that all SROs create independent subsidiaries for regulatory and market operations. In the hybrid model, the SEC would designate a market neutral single SRO to regulate all SRO members. This “single member SRO” would be solely responsible for promulgating membership rules, inspecting members for compliance and taking enforcement action against members. Each other SRO that operates a market, or a market SRO, would be solely responsible for its own market operations and regulation. The competing hybrid model is a variation of the hybrid model, permitting the existence of multiple competing member SROs instead of requiring a single member SRO. Market SROs would retain market regulatory responsibility under this model, as in the hybrid model.

The universal industry self-regulator model contemplates one universal industry SRO responsible for all market and member rules for all members and all markets. Under this model, all members would be registered directly with the universal industry SRO and all markets would be non-SROs registered with the universal industry SRO and not have any self-regulatory authority. The universal non-industry regulator would be similar to the universal industry self-regulator model in most respects, except that the regulator would not be part of the industry, in much the same way the Public Company Accounting Oversight Board was established as an independent, not-for-profit corporation pursuant to the Sarbanes-Oxley Act of 2002 to oversee the audits of public companies subject to securities laws. Finally, the concept release discusses the possibility of terminating the SRO system in favor of direct SEC regulation of the industry. The SEC has not yet acted on this concept release. We cannot predict what, if any, action the SEC may take with respect to the concept release or whether any action by the SEC will have an effect on our business.

Regulation NMS

In April 2005, the SEC adopted Regulation NMS, which addressed order protection, intermarket access, sub-penny pricing and market data. While Regulation NMS specifically addresses the equities marketplace and does not apply to the options exchanges, it serves as a further example of SEC interest in market oversight issues.

The Penny Pilot Program

At the instigation of the SEC, the CBOE and the other options exchanges will commence a Penny Pilot Program early in 2007. Under the Penny Pilot, 13 options classes will be eligible for quoting in penny increments, as opposed to the five and ten cent increments allowed under existing rules. The SEC has expressed the view that quoting in pennies would benefit investors in two ways: 1) penny increments would allow for a narrower bid/ask spread; 2) the pricing pressure would reduce the role of payment for order flow in options. Both of these effects were evident in the shift to quoting in penny increments in the equity markets. Although equities have been trading in penny increments for a number of years, the SEC and the exchanges have been reluctant to allow the quoting of options in pennies due to the potential impact on quote traffic. Options quotes already represent a significant portion of total market data traffic (See discussion below regarding quote mitigation.) If the Penny Pilot is successful in achieving the projected benefits and the impact on quote traffic is acceptable, then we expect quoting and trading in penny increments to be expanded to additional options classes, and potentially to all options classes. The impact of penny quoting on the options industry is likely to be multi-faceted. Various arguments can be made that it will put pressure on market maker profitability, lead to a reduction in liquidity, increase the use of options by investors and increase brokerage commissions. We cannot predict what the net impact of the various forces will be, but we expect to learn from the pilot.

Quote Mitigation

As indicated above, options with their multiple series for each options class, when combined with the multiple quoters inherent in the market model of the CBOE and other options exchanges, result in massive amounts of quote traffic from each exchange being funneled into the OPRA and then disseminated to market data vendors. While the exchanges and OPRA have continued to add capacity to handle this information flow, the resources needed to take in and re-disseminate the data has posed a burden on market data vendors.

As a result of the potential impact of penny quoting on options quote traffic, the SEC has required that each options exchange submit a quote mitigation plan in conjunction with their rules for penny quoting. CBOE has implemented several quote mitigation strategies, including modifications to market maker quoting obligations, charges for excessive quoting, delisting of less active equity option classes and limiting the number of messages sent by members who access CBOE electronically. The net impact of penny quoting combined with these quote mitigation strategies will not be known until the Penny Pilot commences and the results are analyzed.

Portfolio Margining

In 2007, a notable change to options market structure will be the expansion of “portfolio margining.” The SEC approved portfolio margining for broad-based index options in July 2005. In the past, portfolio margining was available only to market professionals. The SEC has now approved CBOE and NYSE rules that allow for expanded portfolio margining for customer accounts effective April 2, 2007. The scope of portfolio margining is also being expanded to include equities, equity options, narrow-based index options and certain securities futures products such as single stock futures. U.S. futures markets and most European and Asian exchanges have employed risk-based margining similar to these new rules for many years.

The new portfolio margining rules will have the effect of aligning the amount of margin money required to be held in a customer’s account to the risk of the portfolio as a whole. The risk is calculated through simulation of market moves while accounting for offsets among different products held in the account. Portfolio margining is expected to significantly reduce margin requirements by examining the combined risk of a portfolio of financial instruments instead of margining each instrument separately. Portfolio margining will make trading more efficient by freeing up margin capital for other purposes.

Regulation of the U.S. Futures Exchange Industry

The operations of our wholly-owned subsidiary, CFE, are subject to regulation by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act generally requires that futures trading in the United States be conducted on a commodity exchange designated as a contract market by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act and CFTC regulations establish non-financial criteria for an exchange to be designated as a contract market on which futures and futures options contracts may be traded. Designation as a contract market for the trading of a specified futures contract is non-exclusive. This means that the CFTC may designate additional exchanges as contract markets for trading the same or similar contracts.

CFE is an SRO that is subject to the oversight of the CFTC and to a variety of ongoing regulatory and reporting responsibilities under the Commodity Exchange Act. CFE has surveillance and compliance operations and procedures to monitor and enforce compliance with rules pertaining to the trading, position sizes, delivery obligations and financial condition of members.

As of April 11, 2006, the National Futures Association, or NFA, is performing most of these functions pursuant to a Regulatory Services Agreement with CFE. CFE retains overall responsibility for the regulation of its marketplace. The CFE will also remain responsible for bringing disciplinary actions against members and member firms, including the ability to issue fines in the case of serious rule violations. In the case of a financially distressed firm, CFE may take various emergency actions to protect customers, other member firms and the CFE.

On February 1, 2007, the CFTC adopted Acceptable Practices that provide futures exchanges with a safe harbor for compliance with the requirement under Section 5(d)(15) of the Commodity Exchange Act that they minimize conflicts of interest in their decision making. The Acceptable Practices have the following general components. First, the Board Composition Acceptable Practice provides that futures exchanges minimize potential conflicts of interest by maintaining governing boards composed of at least thirty-five percent public directors. Second, the Regulatory Oversight Committee Acceptable Practice provides that futures exchanges establish a board-level Regulatory Oversight Committee, composed solely of public directors, to oversee regulatory functions. Third, the Disciplinary Panel Acceptable Practice provides that each disciplinary panel at all futures exchanges include at least one public participant, and that no panel be dominated by any group or class of futures exchange members. Finally, the Acceptable Practices provide a definition of “public” for futures exchange directors and for members of futures exchange disciplinary panels. The Acceptable Practices will result in changes in the manner in which CFE conducts business and governs itself. We are presently evaluating the impact of the adoption of the Acceptable Practices and cannot predict or estimate the full extent to which the Acceptable Practices may affect CFE or its operations or the amount of the additional costs CFE may incur in implementing them or the timing of such costs.

DIRECTORS AND MANAGEMENT OF THE CBOE AND CBOE HOLDINGS AFTER THE RESTRUCTURING TRANSACTION

Directors of the CBOE and CBOE Holdings after the Restructuring Transaction

CBOE Holdings Board of Directors.   Following the restructuring transaction, the CBOE Holdings board of directors will consist of 13 directors, one of whom will be CBOE Holdings’ chief executive officer. At all times no less than two-thirds of the directors of CBOE Holdings will be independent as defined by CBOE Holdings’ board of directors, which definition will satisfy the NYSE’s listing standards for independence. The CBOE Holdings board will be a classified board with staggered terms of office, consisting of two classes of directors, each of which will serve for two-year terms. There is no limit on the number of terms a director may serve on either board.

CBOE Board of Directors.   The CBOE’s board of directors also will consist of 13 directors, one of whom will be the CBOE’s chief executive officer, at least seven of whom will be non-industry directors and the remainder of whom will be industry directors. At the CBOE, a “non-industry director” is defined as a director who is not an industry director. An “industry director” is any director who (i) is a holder of a CBOE trading permit or otherwise subject to regulation by the CBOE, (ii) is a broker-dealer or an officer, director or employee of a broker-dealer or has been employed in any such capacity at any time within the prior three years or (iii) has a consulting or employment relationship with or has provided professional services to the CBOE or has had such a relationship or has provided such services at any time within the prior three years. Notwithstanding the foregoing, a director shall not be deemed to be an “industry director” solely because the person is or was an officer, director or employee of a broker-dealer (A) when the only function of the broker-dealer is to engage in securities-related activities of affiliates of the broker-dealer or (B) when the revenues of the broker-dealer do not account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated; provided that the broker-dealer is not a holder of a CBOE trading permit or otherwise subject to regulation by CBOE.

The number of non-industry directors and industry directors may be increased from time to time by resolution adopted by the board of directors of the CBOE but in no event shall the number of industry directors constitute less than 30% of the members of the board and in no event shall the number of non-industry directors constitute less than a majority of the members of the board. In addition, at all times at least 20% of directors serving on the board shall be industry directors nominated by the Industry Director Subcommittee (or otherwise through the petition process discussed below) as provided in the CBOE bylaws. Of the industry directors on the CBOE board, at least two will represent entities that are significantly engaged in conducting a securities business with public customers.

Initial Members of the CBOE and CBOE Holdings Boards of Directors.   Although the requirements for the two boards are different, the initial boards of directors of CBOE Holdings and the CBOE immediately following the restructuring transaction will consist of the same directors. Under CBOE Holdings independence standards, it is possible that an individual serving as an industry director at the CBOE may nonetheless qualify as an independent director at CBOE Holdings. It is intended that each of the directors selected to serve on the initial boards of directors following the restructuring transaction will be directors serving on the board of directors of the CBOE immediately prior to the restructuring transaction. While it is currently intended that the two initial boards will consist of the same members, there is no requirement for that to remain the case. The CBOE board will continue to be a classified board with staggered terms of office, however, the board will consist of two classes of directors, each of which serve for two years, as opposed to the current board that consists of three classes of directors, each of which serve for terms of three years. There is no limit on the number of terms a director may serve on either board.

Committees of the CBOE Holdings Board of Directors

Upon completion of the restructuring transaction, the CBOE Holdings board of directors will initially have the following four board committees:

•       the Audit Committee;

•       the Compensation Committee;

•      the Executive Committee; and

•       the Nominating and Governance Committee;

Each of these committees, other than the Executive Committee will comply with the independence requirements of CBOE Holdings, which requirements either meet or exceed the independence requirements as defined in the listing standards of the NYSE. For a description of the CBOE’s current independence standards for directors, see “Director Independence.”

Audit Committee.   The Audit Committee will consist of at least three directors, all of whom must be independent directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the board of directors. The members of the Audit Committee are                     , who will chair the committee, and                      and                     . The Audit Committee consists exclusively of directors who are financially literate. In addition,                      will be considered audit committee financial expert(s) as defined by the SEC.

The Audit Committee responsibilities will include:

•       assisting the CBOE Holdings board in its oversight of the integrity of the group’s financial statements;

•       assisting the CBOE Holdings board in monitoring the company’s compliance with legal and regulatory requirements;

•       assessing the performance of CBOE Holding’s internal audit function;

•       assessing the independent auditor’s qualifications and independence;

•       hiring, firing and compensating the independent auditor;

•       overseeing the independent auditor’s engagement;

•       meeting regularly in separate executive session with the independent and internal auditors;

•       reviewing the independent auditor’s reports and the internal auditor’s reports with respect to the CBOE Holdings internal controls;

•      approving all audit and non-audit services performed by the independent auditor; and

•       determining the budget and staffing for the corporate audit department of CBOE Holdings.

Compensation Committee.   The Compensation Committee will consist of at least three directors, all of whom must be independent directors, and all of whom shall be recommended by the Nominating and Governance Committee for approval by the board of directors. At all times at least one director on the Compensation Committee must be a stockholder of CBOE Holdings. The members of the Compensation Committee are                     , who will chair the committee, and                      and                     . The committee will have primary responsibility for:

•       reviewing and approving corporate goals and objectives relevant to the CEO;

•       evaluating the performance of the CEO in light of the approved performance goals and objectives;

•       setting the compensation of the CEO based upon the evaluation of the performance of the CEO;

•       making recommendations to the board of directors with respect to non-CEO executive officer compensation;

•       reporting annually to the stockholders and the public on the compensation of the five most highly compensated officers of CBOE Holdings (as well as director compensation) and on the compensation philosophy and methodology used to award that compensation (including information relating to appropriate comparisons, benchmarks, performance measures and evaluation processes consistent with the mission of CBOE Holdings);

•       making recommendations to the board of directors with respect to new cash-based incentive compensation plans and equity-based compensation plans;

•      reporting periodically to the board on succession planning; and

•       preparing an annual performance self-evaluation of the Compensation Committee.

Executive Committee.   The Executive Committee will include the Chairman of the Board, the Lead Director, if any, and such other number of directors that the board deems appropriate, provided that at all times the majority of the directors serving on the Executive Committee must be independent directors. Members of the Executive Committee (other than those specified) shall be recommended by the Nominating and Governance Committee for approval by the board of directors. The members of the Executive Committee are director                     , who will chair the committee, and                     ,                      and                     . The committee will have primary responsibility for meeting and taking action at such times as action is required between regularly scheduled meetings of the full board of directors.

Nominating and Governance Committee.   The Nominating and Governance Committee will consist of at least seven directors, all of whom must be independent directors, and all of whom shall be approved by the board of directors. The members of the Nominating and Governance Committee are                     , who will chair the committee, and directors                     ,                     ,                     ,                     ,                          and                       . The Nominating and Governance Committee’s responsibilities will include:

•       identifying candidates for nomination or appointment as directors, consistent with criteria approved by the board;

•       reviewing annually the assignments to board committees and making recommendations to the board concerning such assignments;

•       establishing and recommending to the board for its approval a process for the nomination of individuals to the board, and administer such process;

•       developing and recommending to the board for its approval a set of corporate governance principles applicable to CBOE Holdings;

•       reviewing, at least annually, the adequacy of the corporate governance guidelines and recommending any changes to the board that the committee believes desirable;

•       establish criteria, under the CBOE Holdings’ corporate governance guidelines, for membership on the board of directors, such as depth of experience, balance of business interests and other experience;

•       reviewing, from time to time, CBOE Holdings’ Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by CBOE Holdings with its legal and ethical obligations, and recommending to the board any changes to the Code and such policies and programs;

•       making recommendations to the board as to determinations of director independence;

•       overseeing the board’s annual evaluation of its own performance and oversee the evaluation of management;

•       reviewing the adequacy of the procedures through which material information about CBOE Holdings is brought to the attention of the board and its committees and recommending to the board any changes in those procedures;

•       establishing procedures requiring management to disclose to the committee any transaction between CBOE Holdings and any of its officers or directors or their affiliates that is outside the normal course of business or is inconsistent with past practice and advise the board with respect to such transactions; and

•       recommending to the board an independent director to serve as CBOE Holding’s Lead Director on an annual basis.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the CBOE Holdings board of directors.

The CBOE Holdings bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before the an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary, CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605 no earlier than 120 days prior to the one year anniversary date of the prior year’s annual meeting and no later than 90 days prior to the one year anniversary date of the prior year’s annual meeting.

Committees of the CBOE Board of Directors

Following the restructuring transaction, the Audit Committee, Compensation Committee, Executive Committee and the Nominating and Governance Committee of CBOE Holdings, will serve as the same for the CBOE. At the CBOE, the Vice Chairman will be a member of the Executive Committee, as will the other members of that committee as described above. In addition to these committees, the CBOE will have a Regulatory Oversight Committee and a Trading Advisory Committee.

Nominating and Governance.   At the CBOE, all candidates for election as director of the CBOE must be nominated by the Nominating and Governance Committee.

Industry directors representing at least 20% of the total number of directors serving on the board of directors of the CBOE shall be selected by the Industry Director-Subcommittee of the Nominating and Governance Committee, provided that if 20% of the directors then serving on the board is not a whole number, such number of directors to be selected by the Industry Director-Subcommittee shall be rounded up to the next whole number. Those industry directors not selected by the Industry Director Subcommittee shall be selected by the Nominating and Governance Committee. The Industry Director Subcommittee shall consist of all of the industry directors then serving on the Nominating and Governance Committee. The Nominating and Governance Committee shall be bound to accept and nominate either (a) the individual(s) recommended by the Industry Director Subcommittee for nomination as industry director, provided that the individuals so nominated by the Industry Director Subcommittee are not opposed by a petition candidate or (b) if the individuals nominated by the Industry Director Subcommittee are opposed by a petition candidate, the individual(s) who receive the most votes pursuant to a petition election as set forth in the CBOE bylaws.

In any given year, holders of trading permits of the CBOE may nominate candidates for election to one of the open industry director positions to be selected by the Industry Director Subcommittee by submitting a petition signed by individuals representing not less than 10% of the total outstanding number of trading permits at that time. If one or more valid petitions are received, the Exchange shall conduct an election in which each holder of a trading permit of the CBOE shall have one vote with respect to each permit held by such person or organization for each Industry Director position that is to be selected by the Industry Director Subcommittee that year. The number of individual nominees equal to the number of Industry Director positions to be selected by the Industry Director Subcommittee that year receiving the largest number of votes shall be the persons approved by the members as the Industry Director nominees and shall be the persons that the Industry Director Subcommittee must recommend to the Nominating and Governance Committee as the Industry Director nominees for that year.

Regulatory Oversight Committee.   TheRegulatory Oversight Committee will be a committee of the CBOE that will consist of at least four directors, all of whom shall be independent directors and all of whom shall be recommended by the independent directors on the Nominating and Governance Committee for approval by the Board of Directors. The expected members of the Regulatory Oversight Committee following the restructuring transaction will be                   , who will chair the committee, and directors                 ,                            and                     . The Regulatory Oversight Committee’s responsibilities will include:

•       overseeing the independence and integrity of the regulatory functions of the Exchange;

•       ensuring that the regulatory functions of the Exchange remain free from inappropriate influence;

•       meeting regularly with the Chief Regulatory Officer and members of the CBOE’s regulatory staff to stay informed as to developments and issues confronting the CBOE, and to hear their reports and concerns;

•       reviewing and making recommendations to the board of directors regarding the staffing and budget for regulatory operations, including the budget for needed technology or technology support;

•       meeting regularly with the Internal Regulatory Auditor;

•       reviewing decisions by the CBOE’s Business Conduct Committee not to authorize the issuance of statements of charges that were recommended by the CBOE staff, and referring these matters to the board of directors for further review in accordance with the CBOE Rules; and

•       making a full report, no less frequently than once per year to the board of directors regarding the Regulatory Services Division and the manner in which the CBOE is performing its regulatory functions.

Trading Advisory Committee.   The Trading Advisory Committee shall advise the Office of the Chairman regarding matters of interest to trading permit holders. It shall consist of such number of committee members as set by the board of directors from time to time. The majority of the members of the Trading Advisory Committee shall be individuals involved in trading either directly or through their firms. The Vice Chairman shall be the Chairman of the Trading Advisory Committee and shall recommend to the board who the other committee members should be.

Directors and Executive Officers

Set forth below are the names, ages and positions of the persons currently serving as directors and executive officers of each of CBOE Holdings and the CBOE. As stated above, immediately following the completion of the restructuring transactions, the boards of directors of both CBOE Holdings and the CBOE will consist of the same individuals, all of whom will have been members of the board of directors of the CBOE immediately prior to the completion of the restructuring transactions. At this time, the exact composition of the two boards has not been decided.

CBOE Holdings
Name	Age	Position
William J. Brodsky	63	President, Chief Executive Officer and Director
Richard G. DuFour	63	Vice President
Joanne-Moffic-Silver	54	Vice President and Secretary
Alan J. Dean	52	Vice President and Treasurer
Edward J. Joyce	54	Director
Bradley G. Griffith	50	Director
Edward T. Tilly	43	Director

CBOE
Name	Age	Position
William J. Brodsky	63	Chairman, Chief Executive Officer and Director
Edward J. Joyce	54	President and Chief Operating Officer
Edward T. Tilly	43	Executive Vice Chairman
Bradley G. Griffith	50	Vice Chairman and Director
Alan J. Dean	52	Executive Vice President and Chief Financial Officer
Richard G. DuFour	63	Executive Vice President
Joanne Moffic-Silver	54	Executive Vice President,
		General Counsel and Corporate Secretary
Gerald T. O’Connell	55	Executive Vice President
Edward L. Provost	54	Executive Vice President
Phillip M. Slocum	54	Executive Vice President
Timothy H. Thompson	44	Senior Vice President and Chief Regulatory Officer
Patrick J. Fay	47	Vice President for Member and Regulatory Services
Robert J. Birnbaum	79	Director
James R. Boris	62	Director
Mark F. Duffy	56	Director
Jonathan G. Flatow	46	Director
Janet P. Froetscher	47	Director
Paul J. Jiganti	43	Director
Stuart J. Kipnes	40	Director
Duane R. Kullberg	74	Director
James P. MacGilvray	61	Director
R. Eden Martin	66	Director
Anthony D. McCormick	53	Director
Roderick Palmore	54	Director
Thomas H. Patrick, Jr.	36	Director
Susan M. Phillips	62	Director
William R. Power	61	Director
Samuel K. Skinner	68	Director
John E. Smollen	46	Director
Carole Stone	59	Director
Howard L. Stone	71	Director
Eugene S. Sunshine	57	Director

Set forth below is biographical information about each of the individuals named in the tables above:

William J. Brodsky.   Mr. Brodsky is Chairman and Chief Executive Officer of the CBOE. He has served in that capacity since 1997. Prior to joining the CBOE in 1997, Mr. Brodsky was president and chief executive officer of the Chicago Mercantile Exchange from 1985 to 1997. Mr. Brodsky is a director of Peoples Energy Corporation, Sustainable Forestry Management, One Chicago, LLC and the CBOE Futures Exchange. He also is chairman of the International Markets & Options Association, and is Vice Chairman of the World Federation of Exchanges and a director of the Swiss Futures and Options Association. He is a member of the Federal Reserve Bank of New York’s International Advisory Committee. Mr. Brodsky also serves on the Kellogg School of Management Advisory Council and as a trustee of Syracuse University. He is a member of the board of trustees of Northwestern Memorial Hospital. Mr. Brodsky holds an A.B. degree and a J.D. degree from Syracuse University and is a member of the bar in Illinois and New York.

Edward J. Joyce.   Mr. Joyce is President and Chief Operating Officer of the CBOE. He has served in that capacity since 2000. Mr. Joyce has been employed at the CBOE in various capacities since 1974. Mr. Joyce serves on the board of directors of the Options Clearing Corporation and the CBOE Futures Exchange. He holds a B.S. degree in Business Administration from Illinois State University and an M.B.A. from DePaul University.

Edward T. Tilly.   Mr. Tilly is Executive Vice Chairman of the CBOE. He has served in that capacity since August 2006. He was a member of the CBOE from 1989 until 2006, and served as Vice Chairman of the CBOE from 2004 through July 2006. Mr. Tilly serves on the board of directors of the CBOE Stock Exchange. He holds a B.A. degree in Economics from Northwestern University.

Bradley G. Griffith.   Mr. Griffith is the managing member of Specialists DPM, LLC. He has been a member of the CBOE since 1980. Mr. Griffith serves on the board of directors of the CBOE Stock Exchange. He is also a principal in Edge Capture, LLC, a proprietary software provider. Mr. Griffith is the co-founder of the Tiffani Kim Institute, the country’s first Medi-Spa. Additionally, he owns several real estate companies that operate and manage properties in Illinois, Indiana and Michigan. Mr. Griffith holds a B.S. in Business from Indiana University.

Alan J. Dean.   Mr. Dean is Executive Vice President and Chief Financial Officer of the CBOE. He has served in that capacity since 1988, and has been employed at the CBOE in the financial area since 1979. Mr. Dean holds a B.S. degree in Accounting from Western Illinois University and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management.

Richard G. DuFour.   Mr. DuFour is Executive Vice President of Corporate Planning and Development of the CBOE. He has served in that capacity since 1999, and has been employed at the CBOE since 1980. He serves on the board of OneChicago, and as secretary of the International Options Markets Association. Mr. DuFour is the president and a director of the Lincoln Park Renewal Corporation. Mr. DuFour holds a B.A. degree from the University of Notre Dame and an M.B.A. from the University of Michigan.

Joanne-Moffic-Silver.   Ms. Moffic-Silver is Executive Vice President, General Counsel and Corporate Secretary of the CBOE. She has served in that capacity since 1997, and has been employed at the CBOE since 1980. She is currently a member of the board of visitors of Northwestern University School of Law. Ms. Moffic-Silver received her B.A. degree with high honors, and was elected a member of Phi Beta Kappa, from the University of Wisconsin-Madison. Joanne received her J.D. degree with honors from Northwestern University School of Law.

Gerald T. O’Connell.   Mr. O’Connell is Executive Vice President and Chief Information Officer of the CBOE. He has served in that capacity since 1993, and has been employed at the CBOE since 1984. Mr. O’Connell serves on the board of directors of the CBOE Stock Exchange. He holds a B.S. degree in Mathematics from Lewis University, and a J.D. degree from John Marshall Law.

Edward L. Provost.   Mr. Provost is Executive Vice President of Business Development of the CBOE. He has served in that capacity since 2000, and has been employed at the CBOE since 1975. Mr. Provost serves on the board of directors of the CBOE Stock Exchange. He holds a B.B.A. in Finance from Loyola University of Chicago and an M.B.A. from the University of Chicago Graduate School of Business.

Phillip M. Slocum.   Mr. Slocum is Executive Vice President of Trading Operations of the CBOE. He has served in that capacity since 1999, and has been employed at the CBOE since 1975. Mr. Slocum holds a B.A. degree in Psychology from Carthage College, and a Master of Science in Organizational Behavior from George Williams College.

Timothy H. Thompson.   Mr. Thompson is Senior Vice President and Chief Regulatory Officer of the CBOE. He has served in that capacity since June 2003 and served as special assistant to the CBOE’s Chief Regulatory Officer during the previous year. He also serves as the chairman of the Options Regulatory Surveillance Authority. Prior to joining the CBOE, Mr. Thompson was General Counsel and Chief Compliance Officer for Botta Capital Management, LLC. Earlier in his career, Mr. Thompson spent four years at the SEC, where he became Branch Chief in the Division of Market Regulation. Mr. Thompson received his B.S. in Finance from the University of Notre Dame, and a J.D. degree from the University of Michigan Law School.

Patrick J. Fay.   Mr. Fay was recently appointed as Vice President for Member and Regulatory Services. Previously he served as the Managing Director of the CBOE Futures Exchange. Mr. Fay rejoined the CBOE in January 2004 from NQLX, LLC, where he served for nineteen months as executive vice president. Prior to his position at NQLX, Mr. Fay spent eighteen years at the CBOE, where he was involved in systems development, trading operations and marketing. Mr. Fay serves as CBOE’s representative on the Board of HedgeStreet, Inc. He holds a B.S. in Business from Eastern Illinois University and a M.B.A. in Business Economics from DePaul University.

Robert J. Birnbaum.   Mr. Birnbaum (retired) served as special counsel for Dechert Price and Rhoads from 1989 to 1994. Prior to that, he served as the president and chief operating officer of the New York Stock Exchange, Inc. from 1985 to 1988, and as president and chief operating officer of the American Stock Exchange from 1977 to 1985. Mr. Birnbaum holds a B.S. degree from New York University and a L.L.B. from Georgetown University Law School.

James R. Boris.   Mr. Boris is the retired chairman and chief executive officer of EVEREN Capital Corporation and its predecessor Kemper Securities, Inc. He is a member of the boards of directors of Smurfit-Stone Container Corporation, Peoples Energy Corporation, and Midwest Air Group, Inc. He holds a B.A. and M.B.A from Gannon University.

Mark F. Duffy.   Mr. Duffy is a nominee, floor broker, market-maker and managing member of the CBOE member firm Cornerstone Trading, L.L.C. In addition, he is general partner of Fugue, a CBOE member lessor organization. Mr. Duffy has been a CBOE member since 1985. Mr. Duffy served as Vice Chairman of the CBOE from 2001 through 2003. He holds a B.A. degree in Education and a Master of

Arts degree from the University of Michigan. He also holds a J. D. and L.L.M., Master of Laws in Taxation, from The John Marshall Law School.

Jonathan G. Flatow.   Mr. Flatow is a nominee and vice president of S.G. Marx & Associates, Inc., a CBOE member firm. He has been a CBOE member since 1986. Mr. Flatow holds a B.S. degree in Regional Science from the University of Pennsylvania.

Janet P. Froetscher.   Ms. Froetscher is president and chief executive officer of the United Way of Metropolitan Chicago. Previously, she served in a variety of roles at the Aspen Institute, most recently as chief operating officer. From 1992 to 2000 Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. She is a member of the board of the Chicago Chamber of Commerce, and a member of the Chicago Network and Commercial Club of Chicago. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University’s Kellogg Graduate School of Management.

Paul J. Jiganti.   Mr. Jiganti has been a CBOE member since 1986 and directly owns or controls a CBOE membership. He is an associate director of Susquehanna Investment Group, a CBOE member firm and has served in that capacity since 1996. Mr. Jiganti holds a B.B.A. in Economics from the University of San Diego.

Stuart J. Kipnes.   Mr. Kipnes is the president and sole shareholder of Associated Options, Inc., an options brokerage firm that operates on the CBOE trading floor. He has served in that capacity since 1995. Mr. Kipnes holds a B.S. degree in Finance from the University of Maryland.

Duane R. Kullberg.   Mr. Kullberg (retired) was managing partner and chief executive officer of Arthur Andersen & Co., S.C. from 1980 until 1989. Mr. Kullberg is a member of the National Association of Corporate Directors. He currently serves on the board of Nuveen Investments, Inc, and is chairman and CEO of LaSalle Street Holdings, Inc. and is a Life Trustee of Northwestern University. He is a member of the Commercial Club of Chicago, the Art Institute of Chicago and the University of Minnesota Foundation. Mr. Kullberg holds a B.B.A. degree from the University of Minnesota.

James P. MacGilvray.   Mr. MacGilvray is executive vice president of Fidelity Brokerage Co., Inc. He has served in that capacity since July 2003. Mr. MacGilvray served as president of Fidelity Capital Markets from January 2004 to October 2004 and as president of Fidelity Registered Investment Advisory Group from January 2005 to July 2005. Prior to joining Fidelity, Mr. MacGilvray was an executive vice president of the Transaction Services Division for UBS Financial Services from December 1973 to July 2003, and was chairman and chief executive officer of its Correspondent Services Corporation, a wholly-owned subsidiary. He currently serves on the board of trustees of the New York Foundling Hospital and the Alfred E. Smith Memorial Foundation. He also serves on the board of the St. Vincent’s Hospital Foundation and the Ronald McDonald House.

R. Eden Martin.   Mr. Martin currently serves as the CBOE’s lead director. Mr. Martin is Counsel to the law firm Sidley Austin LLP, having served as a Partner from 1975 to 2004, and as Chairman of the Management Committee from 1989 until 1999. Mr. Martin is the President of The Commercial Club of Chicago and President of its Civic Committee since 1999. Mr. Martin is a member of the boards of directors of Nicor Inc. and Aon Corporation. He also is a member of the board of trustees of Northwestern University and the United Way of Metropolitan Chicago. Mr. Martin holds a B.A. from the University of Illinois and an L.L.B. degree from Harvard University.

Anthony D. McCormick.   Mr. McCormick is the vice president of derivative markets of Charles Schwab & Co., Inc. He has served in that capacity since April 1998. Mr. McCormick holds a B.A. degree from the University of Virginia and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management.

Roderick Palmore.   Mr. Palmore is executive vice president, general counsel and secretary of Sara Lee Corporation. He has served in that capacity since August 1999. Mr. Palmore is a member of the boards of directors of Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.

Thomas H. Patrick, Jr.   Mr. Patrick is a managing director of Merrill Lynch and Head of Equity Linked Trading. He is responsible for all of Merrill Lynch’s business that relates to global options markets. Mr. Patrick holds a B.A. degree in Economics from Columbia University.

Susan M. Phillips.   Dr. Phillips is the Dean of The George Washington University School of Business, and a Professor of Finance. She has served in that capacity since 1998. Previously she served as Chairman of the CFTC from 1983 to 1987, and as a member of the board of governors of the Federal Reserve System from 1991 to 1998. Dr. Phillips is a member of the boards of directors of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, the Kroger Company, the National Futures Association, and the Financial Accounting Foundation. Dr. Phillips holds a B.A. in Mathematics from Agnes Scott College, a M.S. in Finance and Insurance from Louisiana State University, or LSU, and a Ph.D. in Finance and Economics from LSU.

William R. Power.   Mr. Power is a lessor member of the CBOE, and has been a CBOE member since 1973. He operated an options trading firm, Commercial Crush, Inc., from 1978 until early 2002. Mr. Power traded on the floor of the CBOE from 1973 to 1991.

Samuel K. Skinner.   Mr. Skinner is of counsel to the law firm Greenberg Traurig, LLP. From 2000 to 2003, Mr. Skinner was President and CEO of USF Corporation, and Chairman from January 1, 2003 through May 2003. Mr. Skinner previously served as president of Commonwealth Edison Company and its holding company, Unicom Corporation. He also was formerly chief of staff to President George H.W. Bush, and, prior to that, served as U.S. Secretary of Transportation from February 1989 to December 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977.Mr. Skinner serves as a director for Dade Behring, Inc., Diamond Management and Technology Consultants, Inc., Express Scripts, Inc., Midwest Air Group, Inc. and Navigant Consulting, Inc. He holds a B.S. in Accounting from the University of Illinois and a J.D. from DePaul University Law School.

John E. Smollen.   Mr. Smollen is a managing director of Goldman Sachs, and has been with Goldman Sachs since its acquisition in 2000 of Spear, Leads and Kellogg. Mr. Smollen has been a CBOE member since 1997. Mr. Smollen served as the interim Vice Chairman of the CBOE from August 4, 2006 until December 31, 2006.

Carole Stone.   Ms. Stone served as director of the New York State Division of the Budget from June 2000 to October 2004. She currently serves as chairman of the New York Racing Association Oversight Board and as a commissioner on the New York State Commission on Public Authority Reform. She also currently serves on the board of directors of Nuveen Funds. Ms. Stone holds a B.A. in Business Administration from Skidmore College.

Howard L. Stone.   From December 1998 until his retirement in March 2005, Mr. Stone was the senior managing director of American Express Tax and Business Services. He is a certified public accountant. Mr. Stone serves on the board of trustees and as treasurer of the Rush North Shore Medical Center. Mr. Stone is also a member of the board of managers of Arbour Group and a director of the Norseman Group. Mr. Stone holds a B.S. in Accounting from the University of Illinois.

Eugene S. Sunshine.   Mr. Sunshine is the senior vice president for Business and Finance at Northwestern University. He currently is a member of the boards of directors of the Nuveen Funds and of the Pathways Awareness Foundation. He is also a member of the Board of the District 65 Educational Foundation. He currently serves as chairman of the board of Rubicon, an insurance affiliate of

Northwestern University, and as a member of the boards of the Evanston Chamber of Commerce and Evanston Inventure. He holds a B.A. from Northwestern University, and a Master of Public Administration from the Maxwell Graduate School of Citizenship and Public Affairs at Syracuse University.

Director Independence

The experience and qualifications of our directors is critical to our success. The CBOE Holdings board of directors intends to adopt independence standards as part of CBOE Holdings’ Corporate Governance Principles. A copy of our Corporate Governance Principles will be posted on our website, www.CBOE.com. The CBOE Holdings bylaws provide that at least two-thirds of all of the directors of CBOE Holdings must meet the current tests of independence, which are based on government regulations (including those of the SEC) and Section 303A of the NYSE Listed Company Manual. The Corporate Governance Guidelines require that the board of directors affirmatively determine the independence of CBOE Holding’s directors based on all relevant facts and circumstances that bear upon such director’s independence.

Under the CBOE Holdings Guidelines, a person shall not qualify as independent under any of the following circumstances:

•       if the person is, or has been within the last three years, an employee of CBOE Holdings or the CBOE;

•       if an immediate family member of the person is, or has been within the last three years, an executive officer of CBOE Holdings or the CBOE;

•       if the person has received, or if an immediate family member has received, during any twelve-month period within the last three years more than $100,000 in direct compensation from CBOE Holdings or the CBOE, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on further service);

•       if the person is a current partner of a firm that is the internal or external auditor of CBOE Holdings or the CBOE, or is a current employee of such a firm, or if the person has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•       if the person or an immediate family member was within the last three years (but is no longer) a partner or employee of the internal or external auditor of CBOE Holdings or the CBOE and personally worked on CBOE Holdings’ or the CBOE’s audit within that time;

•       if the person or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of CBOE Holdings’ or the CBOE’s present executive officers at the same time serves or served on that company’s Compensation Committee;

•       if the person is a current employee, or if an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CBOE Holdings or the CBOE for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•       if the person provides, or has provided within the last three years (directly or indirectly as a partner, shareholder or officer of another company) consulting, legal or financial advisory services to CBOE Holdings or the CBOE or CBOE Holdings’ or the CBOE’s present or former auditors;

•       if the person or any member of his or her immediate family owns, or has the right to acquire, more than 5% of the outstanding Common Stock of CBOE Holdings; or

•       if the person or any member of his or her immediate family serves as an executive officer, director or trustee of a civic or charitable organization that receives significant financial contributions from CBOE Holdings or the CBOE or any foundation established by CBOE Holdings or the CBOE. For purposes of this independence standard, the Board of Directors shall determine whether a financial contribution is considered significant on a case-by-case basis; provided, however, that any contribution less than $100,000 or two percent (2%) of that entity’s total annual charitable receipts and other revenues, whichever is greater, shall be presumed to be insignificant.

The CBOE Holdings board of directors has determined that a director who is a CBOE permit holder or is affiliated with a CBOE permit holder or otherwise uses CBOE products and services shall be presumed to be “independent,” if he or she otherwise satisfies all of the above categorical standards and the independence standards of the NYSE and The Nasdaq Stock Market, Inc. and the transactions on CBOE made by the director or CBOE permit holder with which the director is affiliated are made in the ordinary course of business of the CBOE on terms consistent with those prevailing at the time for corresponding transactions by similarly situated, unrelated third parties.

Compensation of Directors and Executive Officers

CBOE Holdings has not yet paid any compensation to its directors, executive officers or other managers. The form and amount of the compensation to be paid to each of CBOE Holdings’ directors, executive officers and other managers will be determined by the CBOE Holdings board of directors as soon as practicable prior to or following the completion of the restructuring transaction.

Director Compensation

CBOE directors currently receive an annual retainer of $25,000, plus a meeting attendance fee of $2,500 for each meeting of the board that they attend. All directors of the CBOE will receive reimbursement of expenses for travel to meetings. In addition, each director receives $2,500 for each board committee meeting they attend and the committee chair shall receive an additional annual retainer of $10,000. The lead director of the board receives an additional $25,000 annual retainer.

We currently anticipate that CBOE Holdings directors will be compensated on the same terms as stated above; however, we do not expect that directors who serve on the board of both the CBOE and CBOE Holdings following the restructuring transaction will receive any additional compensation for service on the CBOE board or directors, except that all directors of the CBOE will receive reimbursement of expenses for travel to meetings of the CBOE to the extent such meetings do not coincide with meetings of the board of directors of CBOE Holdings.

Our current Vice Chairman of the Board, Bradley G. Griffith is paid a base annual compensation of $250,000. Mr. Griffith is eligible to receive an incentive compensation award for 2007 which would be paid in early 2008.

John J. Smollen, served as Vice Chairman of the Board from August 4, 2006 until December 31, 2006. Mr. Smollen’s base compensation as Vice Chairman was $103,177. His incentive compensation for the period was $48,390.

Edward T. Tilly, our Executive Vice Chairman served as the Vice Chairman from 2004 until August 4, 2006 and was paid $237,948 in base compensation and $275,000 in incentive compensation for his services as Vice Chairman in 2006. Mr. Tilly received $33,500 in director’s fees in 2006.

Executive Compensation

Compensation Discussion & Analysis

The primary goals of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual incentives to achievement of specified performance objectives and to align executives’ incentives with member value creation. To achieve these goals, the compensation committee has implemented and will maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as our financial and operational performance as measured by profitability. The compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other exchanges as well as other companies within the financial services industry while taking into account our relative performance and our own strategic goals.

In 2006 we retained a compensation consultant to review our policies and procedures with respect to executive compensation. As a result of their recommendations the compensation committee restructured our annual incentive compensation system for senior executives. Also, as a result of the work of the outside consultant, we are considering implementing a long-term equity based compensation program. We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In 2006, this review was based on data available through proxies filed by 13 other exchanges, financial services industry data for companies size adjusted to $1.75 billion in assets, and general industry data for companies with a market capitalization in the $1.0 to $2.0 billion range. Companies in the exchange reference group for compensation included, American Stock Exchange LLC, CBOT Holdings, Inc., CME Holdings, Inc., Intercontinental Exchange Inc., International Securities Exchange Inc., NASD, Nasdaq Stock Market Inc., National Futures Association, New York Mercantile Exchange, NYSE Group Inc., Options Clearing Corporation, Pacific Stock Exchange, and the Philadelphia Stock Exchange. Reference points were also obtained from Towers Perrin Compensation Database, Watson Wyatt Surveys, Hewitt Associates Custom Exchange Survey and the Altman Weil Law Survey.

The compensation committee meets at least four times per year and is currently comprised of six directors, five of whom would be independent under CBOE Holdings independence criteria. In addition, the Chairman and CEO, the Chief Financial Officer, and the vice president of human resources generally attend all meetings to provide information and assistance to the committee.

Elements of Compensation

Executive compensation consists of following elements:

Base Salary.   Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as described above. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities and experience at comparable companies. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2007, this review will occur in the third quarter.

Discretionary Annual Bonus.   The compensation committee has the authority to recommend to the board of directors discretionary annual bonuses for our executive officers. The annual incentive bonuses are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors specific to the job responsibilities of each executive.

Our discretionary annual bonus is paid in cash in an amount reviewed and approved by the compensation committee and the board of directors and ordinarily is paid in a single installment in January following the completion of a given fiscal year. At the beginning of each fiscal year, the compensation committee and the board of directors approve corporate objectives for the coming fiscal year. Attached to each objective are a threshold, target and maximum goals tied to a specific potential bonus level customized for each senior executive to reflect market practices. At the end of the year, the compensation committee reviews corporate and individual results against the previously approved objectives and makes a recommendation to the board of directors for bonus awards based on these results. The board of directors may approve, disapprove, or modify the recommendations of the compensation committee. The compensation committee targeted discretionary bonus amounts to be paid in 2007 for performance in 2006 at 40% of base salary for Mr. Brodsky, 37.5% for Messrs. Joyce and Tilly and 35% for all other senior executives. The actual amount of discretionary bonus was determined following a review of each executive’s individual performance conducted during the fourth quarter in 2006. The compensation committee did set a maximum payout for the 2006 annual discretionary bonus of 60% for Mr. Brodsky, 56% for Messrs. Joyce and Tilly and 52.5% for all other senior officers.

Long-Term Incentive Programs.   We believe that long-term positive performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock or stock-based awards. With the help of our outside consultant, the compensation committee considered implementing various long-term incentive plan structures in 2006 but decided not to adopt a specific plan at this time. It is likely, but not certain that the board of directors will reconsider this issue in the second or third quarter of 2007. Based on the input of our outside consultant, we believe that the absence of a long-term incentive program means that our total compensation for senior executives is considerably below market.

Other Compensation.   Our executive officers who were parties to employment agreements prior to this offering will continue, following this offering, to be parties to such employment agreements in their current form until such time as the compensation committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently at the median competitive levels for comparable companies, and we have no current intentions to revise our existing agreements with senior executives.

Summary Compensation Table

The following table and the related notes set forth information relating to the compensation paid to each of the named executive officers of the CBOE, consisting of the CBOE’s Chief Executive Officer and Chief Financial Officer and each of the next three most highly compensated of CBOE’s executive officers, serving as such as of December 31, 2006.

Name and Principal Position	Year	Salary	Bonus (1)	All Other Compensation (2) (3)	Total
William J. Brodsky Chairman and Chief Executive Officer	2006	$1,350,000	$675,000	$619,188	$2,644,188
Edward J. Joyce President and Chief Operating Officer	2006	$712,500	$365,100	$245,045	$1,322,645
Edward T. Tilly (4) Executive Vice Chairman	2006	$492,217	$379,500	$77,949	$949,666
Richard G. DuFour Executive Vice President	2006	$490,487	$240,000	$190,280	$920,767
Alan J. Dean Executive Vice President and Chief Financial Officer	2006	$357,444	$172,564	$113,239	$643,246

(1)          Bonuses for services performed in 2006 by named executive officers were paid in January 2007.

(2)          The amounts shown represent benefits as are from time to time made available to the senior management of the CBOE, including life insurance, club memberships, financial services, parking, tax gross-ups and certain other perquisites, including payment of health care expenses not covered by insurance.

(3)          The CBOE executives are entitled to participate in all employee benefit plans, which include the CBOE contribution to a qualified 401(k) savings plan and the CBOE contribution to non-qualified plans. The amount shown includes the CBOE’s contribution to its qualified 401(k) plan on behalf of each of the officers listed above as well as CBOE’s contribution to its non-qualified defined contribution plan on behalf of each officer. The amounts shown below with respect to the Non-Qualified Defined Contributions made by the CBOE are the same amounts shown in the Nonqualified Deferred Compensation Table which follows.

(4)          Includes compensation earned as Vice Chairman of the CBOE from January 2006 to August 2006 and as Executive Vice Chairman from August 2006 through December 2006.

All Other Compensation Detail

Name	Qualified Defined Contributions	Non-Qualified Defined Contributions	Insurance	Club Memberships	Financial Services	Parking	Tax Gross Ups	Other (1)	Total
William J. Brodsky	$17,600	$265,900	$29,646	$21,088	$11,200	$5,460	$20,838	$247,456	$619,188
Edward J. Joyce	$17,600	$197,920	$966	$9,739	$1,750	$4,800	$4,770	$7,500	$245,045
Edward T. Tilly	$0	$22,769	$105	$49,985	$2,590			$2,500	$77,949
Richard G. DuFour	$17,600	$165,022	$2,772	$0	$0	$0	$4,886	$0	$190,280
Alan J. Dean	$17,600	$88,402	$966	$0	$0	$0	$1,271	$5,000	$113,239

(1)             The amount shown for Mr. Brodsky includes $24,500 paid to Mr. Brodsky by the National Stock Exchange for his service as one of its directors, which the CBOE has the right to appoint and $222,956 representing a payment of 10% of his 2006 base salary, grossed up for taxes, pursuant to his employment contract.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions In last FY (b)	Registrant Contributions In last FY (c)	Aggregate Earnings in Last FY (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE (f)
William J. Brodsky	Suppl Ret	$234,650	$144,400	$53,884	$0	$863,011
	Exec Ret	$0	$121,500	$19,714	$0	$311,514
Edward J. Joyce	Suppl Ret	$111,488	$68,608	$34,304	$0	$453,731
	Exec Ret	$0	$129,312	$26,675	$0	$338,270
Edward T. Tilly	Exec Ret	$0	$22,769	$0	$0	$44,287
Richard G. DuFour	Suppl Ret	$47,371	$40,839	$6,609	$0	$159,278
	Exec Ret	$0	$124,183	$17,253	$0	$283,053
	Def Comp	$146,097	$0	$12,531	$0	$308,287
Alan J. Dean	Suppl Ret	$18,600	$24,801	$2,384	$0	$92,044
	Exec Ret	$0	$63,601	$7,798	$0	$148,563

(1)         The amount of executive contributions made by each named executive and reported in column (b) is included in each named executive officer’s compensation reported on the Summary Compensation Table as Salary.

(2)         The amount of Company contributions reported in column (c) for each named executive officer is also included in each named executive officer’s All Other Compensation reported on the Summary Compensation Table.

Non-Qualified Defined Contribution income consists of (i) 401(k) excess payments made by the CBOE to compensate the executive as a result of participation limitations imposed under federal law and (ii) payments made under other non-qualified plan provisions that are described more fully below.

Employee Benefit Plans

401(k) Plan

CBOE Holdings and its subsidiaries will maintain the 401(k)-type plan currently sponsored by the CBOE. This is a defined contribution retirement plan intended to qualify under Section 401 of the Internal Revenue Code. Employees of CBOE Holdings and its subsidiaries will be eligible to participate in this plan after completing one month of continuous employment. CBOE matching contributions do not begin until the employee has completed one year of service. The CBOE does not provide any form of defined benefit retirement plan to our employees.

The following table describes the elective employee and matching employer contributions as defined under this plan, and the vesting of employer contributions:

Employee Contributions*	Employer Contributions
Basic Pre-or After Tax 1-4%	200% Match up to 4% of employee contributions
Voluntary Pre-Tax 5-13%	None
Voluntary After-Tax 5-13%	None
Vesting of Employer Contributions	20% each year. Participants become fully vested after completing four years of service.

*                    Subject to statutory annual limits

CBOE Non-Qualified Defined Contribution Plans

CBOE Holdings and its subsidiaries will maintain the non-qualified plans currently in place at the CBOE that are not subject to the Employee Retirement Income Security Act of 1974. Employees of the CBOE whose level of compensation limits their benefits under certain sections of federal law receive matching contributions to a non-qualified plan on the same basis and matching level granted by the CBOE under the 401(k) plan. Participation in the 401(k) excess plan begins when an employee is no longer eligible to participate in the 401(k) plan and ends at the end of each calendar year.

Messrs. Brodsky, Joyce and Tilly plus the next eight highest-ranking CBOE employees are eligible to participate in the executive variable defined contribution plan. This non-qualified plan is not subject to the Employee Retirement Income Security Act of 1974. At the end of each fiscal year, the CBOE contributes an amount equal to a certain percentage of the employee’s base salary and bonus for the year then ended. In past years the percentage has ranged from 4% to 8% depending on the CBOE’s success at achieving its goals during the year and is subject to the approval of the board of directors. In 2006 the percentage awarded was 6%. For future years the CBOE has determined to fix the percentage award at 6%.

Messrs. Joyce, Tilly and the next eight highest-ranking CBOE employees are eligible to participate in the executive defined contribution plan. This non-qualified plan is not subject to the Employee Retirement Income Security Act of 1974. Each eligible employee receives an amount equal to a certain percentage of the employee’s base salary and bonus. The percentage is dependent on the age of the eligible participant. The following table defines the percentage contribution for each age group. Mr. Brodsky is not eligible to participate in this plan. Under the terms of his employment agreement, Mr. Brodsky receives an amount equal to 10% of his base pay, grossed-up for tax effects, at the end of each fiscal year.

Age of Participant	Contribution Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None

All CBOE officers are eligible to participate in CBOE’s deferred compensation plan. The plan allows officers to defer up to 20% of their base compensation and cash bonus award annually. The deferred funds are then contributed by CBOE allowing each officer to self-direct their investment choice. This fund allows for the tax free build-up of deferred compensation for officers participating in this plan.

All CBOE contributions to non-qualified defined contribution plans vest 20% for each year of service, identical to the qualified 401(k) plan.

Health Plan

CBOE Holdings and its subsidiaries will maintain the health plan currently sponsored by us which provides multiple medical and dental coverage options covering qualified participants and their eligible dependents. New employees are eligible to participate in the plan if working on a full-time basis after one month of consecutive active service. The plan is funded through a combination of fully insured and self-funded arrangements. Employees contribute specified amounts to the plan, depending on the medical or dental option elected and the number of dependents covered. Insurance carriers and paid claims administrators perform the administration of claims.

Former CBOE employees with 10 or more years of service who leave the CBOE after reaching the age of 50 are eligible to participate in the CBOE Retired Employees Health Plan. The plan allows former employees to obtain health care coverage under approximately the same terms provided to current CBOE employees. All participants in the plan are required to contribute amounts approximately equal to the CBOE’s cost of providing the health insurance benefit.

Insurance Benefit Plan

CBOE holdings and its subsidiaries will maintain the benefit plan providing life, disability and accidental death and dismemberment benefits to eligible participants. New employees are eligible to participate in the plan if working on a full-time basis after one month of consecutive active service. The plan pays certain insurance carrier premiums through which designated benefits are paid. CBOE employees whose base annual salary exceeds $50,000 are obligated to pay the full cost of the disability insurance.

Severance, Change in Control and Employment-Related Agreements

The CBOE entered into an employment contract with William J. Brodsky, our Chairman and Chief Executive Officer, in January 2007. The three-year agreement began on January 1, 2007, and terminates on December 31, 2009. The agreement provides for a base salary of $1,400,000. Mr. Brodsky is eligible to receive a bonus each fiscal year at the sole discretion of the board of directors. The agreement also provides for an annual retirement payment equal to 10% of Mr. Brodsky’s base salary grossed-up for tax effects. He is entitled to participate in all of our employee benefit plans that are generally available to senior management, except for the age-based non-qualified retirement plan described previously. This employment agreement may be terminated for cause. If the agreement is terminated without cause by the CBOE or for good reason by Mr. Brodsky, the CBOE will pay Mr. Brodsky a severance payment equal to the greater of (1) one times his then current annual base plus an amount equal to one times the annual target bonus or (2) a prorated base and target bonus for the remainder of his contract term. If this agreement is terminated by CBOE or a successor as a result of a change in control, CBOE will pay Mr. Brodsky a severance payment equal to three times his then current annual base and annual target bonus if his contract is terminated in 2007, two times if his contract is terminated in 2008, and one times if his contract is terminated in 2009. Pursuant to the agreement, Mr. Brodsky agrees to certain non-competition provisions during the employment term and for two years thereafter.

We also have an Employment Agreement with Edward J. Joyce, our President and Chief Operating Officer. The term of the agreement began January 1, 2007, and runs until December 31, 2009. The agreement provides for a base salary of $750,000. Mr. Joyce is eligible to receive a bonus each fiscal year at the sole discretion of the board of directors. The agreement provides that Mr. Joyce is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. Joyce agrees to certain non-competition provisions during the employment term and for two years thereafter. This employment agreement may be terminated for cause. If the agreement is terminated without cause by the CBOE or for good reason by Mr. Joyce, the CBOE will pay

Mr. Joyce a severance payment equal to two times his then current annual base salary plus two times his annual target bonus. If this agreement is terminated by the CBOE as a result of a change in control, the CBOE will pay Mr. Joyce a severance payment equal to three times his then-current annual base salary and annual target bonus. This agreement will automatically renew for successive two year terms unless either CBOE or Mr. Joyce give 180 day notice not to renew.

We also have an Employment Agreement with Edward T. Tilly, our Executive Vice Chairman. The term of the agreement began January 1, 2007 and runs until December 31, 2008. The agreement provides for a base salary of $600,000. Mr. Tilly is eligible to receive a bonus each fiscal year at the sole discretion of the board of directors. The agreement provides that Mr. Tilly is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. Tilly agrees to certain non-competition provisions during the employment term and for two years thereafter. This employment agreement may be terminated for cause. If the agreement is terminated without cause by the CBOE or for good reason by Mr. Tilly, the CBOE will pay Mr. Tilly a severance payment equal to two times his then current annual base salary plus two times his annual target bonus. This agreement will automatically renew for successive one year terms unless either the CBOE or Mr. Tilly give 180 day notice not to renew.

We also have an Employment Agreement with Richard G. DuFour. The term of the agreement began January 1, 2007 and runs until December 31, 2008. The agreement provides for a starting base salary of $499,000. Mr. DuFour is eligible to receive a bonus each fiscal year at the sole discretion of the board of directors. The agreement provides that Mr. DuFour is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. DuFour agreed to certain non-competition provisions during the term of his employment and for two years thereafter. The employment agreement may be terminated for cause. If the agreement is terminated without cause by the CBOE or for good reason by Mr. DuFour, the CBOE will pay a severance payment to Mr. DuFour equal to two times his then current annual base salary and annual target bonus. The agreement will automatically renew for successive one year terms unless either CBOE or Mr. Dufour gives 180 day notice not to renew.

The CBOE has also entered into a Letter of Agreement with Alan J. Dean. The Letter of Agreement stipulates that the CBOE will pay a severance payment equal to two times his then current annual base salary and annual target bonus if he is terminated without cause by CBOE or if Mr. Dean terminates his employments for good reason.

The following table shows the potential payment to each officer pursuant to each individual’s agreement discussed above upon (i) the termination of the executive’s employment either without cause by the CBOE or for good reason by the executive or (ii) the termination of the executive’s employment by the CBOE upon a change in control of the CBOE:

Name			Salary	Bonus	Other (3)	Total
William J. Brodsky	(1	)(2)	$4,200,000	$1,680,000	$1,171,722	$7,051,722
Edward J. Joyce	(1)		$1,500,000	$562,500	$296,430	$2,358,930
	(2)		$2,250,000	$843,750	$440,805	$3,534,555
Edward T. Tilly	(1	)(2)	$1,200,000	$450,000	$238,680	$1,888,680
Richard G. DuFour	(1	)(2)	$997,846	$349,246	$263,628	$1,610,720
Alan J. Dean	(1	)(2)	$769,698	$269,394	$153,153	$1,192,245

(1)   Represents amounts to be paid in connection with a termination of the executive’s employment by the CBOE without cause or a termination of employment by the executive for good reason.

(2)   Represents amounts to be paid in connection with a termination of the executive’s employment upon a change in control. In each case, because the current agreements were newly adopted in 2007, for purposes of these calculations, we have assumed that such termination or change in control occurred on January 1, 2007, rather than on December 31, 2006.

(3)   The amounts shown represent amounts contributed on behalf of the executive under the CBOE’s qualified and non-qualified defined contribution plans in connection with such executive’s termination.

Pension Benefits

The CBOE does not currently have any defined benefit plans.

Compensation Committee Interlocks and Insider Participation

None of the members of CBOE’s compensation committee is an executive officer or employee of the CBOE. None of the CBOE’s executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving on the CBOE’s compensation committee. This will continue to be true of CBOE Holdings immediately following the restructuring transaction.

Beneficial Ownership of Management and Directors

The following table lists the shares of capital stock of CBOE Holdings that will be beneficially owned following the completion of the restructuring transaction by each of the directors, each of the executive officers named in the summary compensation table included at “—Executive Compensation” above and CBOE Holdings’ directors and executive officers as a group. Except as otherwise indicated below, this information is based on the beneficial ownership known to us by those persons of CBOE memberships as of December 31, 2006. There was no person known to us to be the beneficial owner of more than five percent of the membership interests of the CBOE as of such date and none of the persons listed in the table below are currently expected to beneficially own one percent or more of any of the shares of common stock of CBOE Holdings.

Name	Number of Shares of Class A common stock of CBOE Holdings (1)	Percent of Class
William J. Brodsky	[ ]	**
Edward J. Joyce	[ ]	**
Edward T. Tilly	[ ]	**
John E. Smollen	[ ]	**
Alan J. Dean	[ ]	**
Richard G. DuFour	[ ]	**
Joanne Moffic-Silver	[ ]	**
Gerald T. O’Connell	[ ]	**
Edward L. Provost	[ ]	**
Phillip M. Slocum	[ ]	**
Timothy H. Thompson	[ ]	**
Robert J. Birnbaum	[ ]	**
James R. Boris	[ ]	**
Mark F. Duffy	[ ]	**
Jonathan G. Flatnow	[ ]	**
Janet P. Froetscher	[ ]	**
Bradley G. Griffith	[ ]	**
Paul J. Jiganti	[ ]	**
Stuart J. Kipnes	[ ]	**
Duane R. Kullberg	[ ]	**
James P. MacGilvray	[ ]	**
Anthony D. McCormick	[ ]	**
R. Eden Martin	[ ]	**
Roderick Palmore	[ ]	**
Thomas H. Patrick, Jr.	[ ]	**
Thomas A. Petrone	[ ]	**
Susan M. Phillips	[ ]	**
William R. Power	[ ]	**
Samuel K. Skinner	[ ]	**
Carole Stone	[ ]	**
Howard L. Stone	[ ]	**
Eugene S. Sunshine	[ ]	**
All directors and executive officers as a group	[ ]	[ ]

(1)          Stock holdings indicated represent the number of shares such individual will receive upon completion of the restructuring transaction.

DESCRIPTION OF CBOE HOLDINGS CAPITAL STOCK

The following summary is a description of the material terms of CBOE Holdings’ capital stock as of the effective time of the restructuring transaction and is not complete. You should also refer to (1) the form of CBOE Holdings amended and restated certificate of incorporation that will be in effect as of the completion of the restructuring transaction, which is included as Annex C to this proxy statement and prospectus, (2) the form of CBOE Holdings amended and restated bylaws that will be in effect as of the completion of the restructuring transaction, which is included as Annex D to this proxy statement and prospectus and (3) the applicable provisions of the Delaware General Corporation Law.

As of the effective time of the restructuring transaction, CBOE Holdings will be authorized to issue (i) up to              shares of unrestricted common stock, par value $0.01 per share, (ii) up to              shares of Class A common stock, $0.01 par value per share, initially divided into three series of restricted Class A common stock, designated Series A-1, Series A-2 and Series A-3 and (iii) 20,000,000 shares of preferred stock, $0.01 par value per share. Immediately following the restructuring transaction, CBOE Holdings expects there to be approximately              shares of restricted Class A common stock, consisting of an equal number of Series A-1, Series A-2 and Series A-3 shares, and no shares of preferred stock outstanding.

Common Stock

All common stock, regardless of class or series will have the same rights and privileges, except that the Class A common stock issued in the restructuring transaction will be subject to certain transfer restrictions as set forth herein. The three series of restricted Class A common stock will be identical, except that the transfer restrictions associated with each series will be of a different duration. CBOE Holdings will have the ability to issue the unrestricted common stock, including in connection with a public offering of shares of stock to investors who were not members of the CBOE prior to the restructuring transaction or holders of trading permits in the CBOE following the restructuring transaction.

Dividends

Holders of CBOE Holdings common stock are entitled to receive dividends when, as and if declared by the CBOE Holdings board of directors out of funds legally available for payment, subject to the rights of holders, if any, of CBOE Holdings preferred stock. For more information about CBOE Holdings’ dividends, see “Risk Factors—Risks Relating to the Restructuring Transaction” on page 15. CBOE Holdings does not expect to pay dividends on common stock in the short term.

Voting Rights

Each holder of CBOE Holdings common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, the holders of common stock will have the right to vote on all matters upon which the stockholders of CBOE Holdings will be entitled to vote generally, including the election of directors.

There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so, subject to any voting rights of holders, if any, of preferred stock to elect directors.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of CBOE Holdings, the holders of CBOE Holdings common stock will be entitled to share equally in any of the assets available for distribution after CBOE Holdings has paid in full all of its debts and after the holders of all outstanding series of CBOE Holdings preferred stock, if any, have received their liquidation preferences in full.

Other

The issued and outstanding shares of CBOE Holdings common stock are fully paid and nonassessable. Holders of shares of CBOE Holdings common stock are not entitled to preemptive rights. Shares of CBOE Holdings common stock are not convertible into shares of any other class of capital stock.

Preferred Stock

CBOE Holdings will be authorized to issue up to 20,000,000 shares of preferred stock. The amended and restated certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. The board of directors of CBOE Holdings could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

Transfer Restrictions on the Restricted Class A Common Stock of CBOE Holdings Common Stock

The CBOE Holdings certificate of incorporation subjects the Series A-1, A-2 and A-3 common stock of CBOE Holdings common stock issued to CBOE members in the restructuring transaction to certain transfer restrictions.

Following the restructuring transaction and unless and until a public offering by CBOE Holdings of its common stock has been completed, pursuant to the certificate of incorporation of CBOE Holdings, transfers of Series A-1, A-2 and A-3 common stock of CBOE Holdings common stock may only take place through the CBOE membership department or through an agent of CBOE Holdings that has been designated by CBOE Holdings to manage such transfers. The membership department, or its agent, will maintain a record of the prices bid and offered by sellers and buyers and the time such bids and offers are submitted to the membership department. When a bid and offer match, the membership department or its agent will consummate the transaction and inform the parties. It is intended that this process will function much like the existing process for the sale and transfer of CBOE Seats.

In the event CBOE Holdings engages in a public offering of its common stock in the future, the Series A-1, A-2 and A-3 common stock of CBOE Holdings common stock automatically would become subject to certain transfer restrictions or “lock-up restrictions” under CBOE Holdings’ certificate of incorporation, with these lock-up restrictions expiring on the Series A-1, A-2 and A-3 common stock as of the 180th, 360th and 540th day, respectively, following the closing date of any such public offering. During any applicable lock-up period, shares of the affected series of CBOE Holdings common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom. Subject to possible extension in the event of an organized sale, as set more fully in this proxy statement and prospectus, upon the expiration of the applicable lock-up period with respect to each of the Series A-1, A-2 and A-3 common stock, the shares of the Series A-1, A-2 and A-3 common stock then scheduled to expire will automatically convert from restricted Class A common stock to unrestricted common stock.

A public offering of CBOE Holdings means a public offering of CBOE Holdings common stock that has been underwritten by one or more nationally recognized underwriting firms, following which shares of CBOE Holdings common stock are listed on a national securities exchange. A public offering of CBOE Holdings could be an offering of newly-issued shares by CBOE Holdings, an offering of shares owned by CBOE Holdings stockholders or a combination of both, as determined by the board of directors of CBOE Holdings.

After the completion of the restructuring transaction, the CBOE Holdings board of directors may, at its discretion, remove the transfer restrictions applicable to any number of shares of CBOE Holdings common stock on terms and conditions and in ratios and numbers that it may fix in its sole discretion.

Prior to the removal of the transfer restrictions from any such share, neither any record owner nor any beneficial owner of such share may, directly or indirectly, assign, sell, transfer or otherwise dispose of such share, except pursuant to one of the following limited exceptions set forth in our certificate of incorporation:

•       if the owner of such share is an entity (including a corporation, partnership, limited liability company or limited liability partnership), such owner may transfer the share to:

•        any person of which such owner directly or indirectly owns all of the common voting and equity interest;

•        any other entity if a person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity;

•        any person that directly owns all of the common voting and equity interest of such owner;

•        the equity holders of such owner upon a bona fide liquidation or dissolution of such owner; or

•        a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

•       the owner may pledge or hypothecate, or grant a security interest in, such share, and may transfer such share as a result of any bona fide foreclosure resulting therefrom;

•       if the owner of such share is a natural person, such owner may transfer the share to:

•        any family member of such owner (including such owner’s spouse, domestic partner, children, stepchildren, grandchildren, parents, parents-in-law, grandparents, brothers, sisters, uncles, aunts, cousins, nephews and nieces);

•        any trust or foundation solely for the benefit of such owner and/or such owner’s family members (which we refer to as a “qualified trust,; or

•        a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

•        the owner may pledge or hypothecate, or grant a security interest in, such share, and may transfer such share as a result of any bona fide foreclosure resulting therefrom;

•       if the owner is a qualified trust, the owner may transfer the share to any beneficiary of such qualified trust (including a trust for the benefit of such beneficiary) or transfer the share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such qualified trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument; or

•       if the owner is a fiduciary of the estate of a deceased person, and is holding such share on behalf of such estate, such owner may transfer such share to the beneficiaries of such estate or in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased person.

In addition, if all of the beneficial owners of a share of our common stock die, the transfer restrictions will automatically be removed from such share.

In addition to the rules with respect to the transfers described in the previous paragraph, any Series A-1, A-2 and A-3 common stock that is transferred pursuant to the exceptions above will remain subject to the transfer restrictions and other terms of the certificate of incorporation.

The CBOE Holdings board of directors may, as and if it determines appropriate, provide holders of the Series A-1, A-2 and A-3 common stock of CBOE Holdings with opportunities, from time to time, to sell such stock pursuant to registered offerings. If the board of directors determines to do so, it will remove the transfer restrictions from the shares of our common stock that are sold in these offerings. The CBOE Holdings board of directors expects to determine whether to conduct any future offerings, the number of such offerings (if any), the maximum number of shares of our common stock eligible to be sold in any offering and the timing of these offerings based upon its view at the time of the market’s ability to absorb the newly unrestricted shares to be sold in the offering without an adverse impact on the market price of shares of our common stock, should such a market develop. See “—Organized Sales.”

These provisions of the CBOE Holdings certificate of incorporation could delay or deter a change of control of CBOE Holdings, which could adversely affect the price of CBOE Holdings common stock.

Ownership and Voting Limits on CBOE Holdings Common Stock

The CBOE Holdings certificate of incorporation places certain ownership and voting limits on the holders of CBOE common stock:

•       No person (either alone or together with its related persons) may beneficially own shares of our stock representing in the aggregate more than 10% of the total outstanding shares of CBOE Holdings common stock; provided, that, in the event we complete a public offering of our common stock, the ownership percentage that a person is permitted to beneficially own shall increase from 10% to 20% of the total outstanding shares of CBOE Holdings common stock; and

•       No person (either alone or together with its related persons) shall be entitled to vote or cause the voting of shares of our stock beneficially owned by that person or those related persons to the extent that those shares would represent in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and no person (either alone or together with its related persons) shall be entitled to vote more than 10% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by that person or those related persons with other persons not to vote shares of our outstanding capital stock; provided, that, in the event we complete a public offering of our common stock, the voting percentage that any person is permitted to control, whether through beneficially ownership or other agreement, shall increase from 10% to 20% of the total number of votes entitled to be cast on any matter.

The term “related persons” means, with respect to any person:

•       any “affiliate” of such person (as such term is defined in Rule 12b-2 under the Exchange Act);

•       any other person with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of our stock;

•       in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or a limited liability company, any general partner, managing member or manager of such person, as applicable;

•       in the case of a person that is a “member organization” (as defined in the Rules of the CBOE, as such Rules may be in effect from time to time), any “member” (as defined in the Rules of the CBOE, as such Rules may be in effect from time to time) that is associated with such person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

•       in the case of a person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of CBOE Holdings or any of our parents or subsidiaries;

•       in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; or

•       in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability, as applicable.

In the event that a person, either alone or together with its related persons, beneficially owns shares of our stock representing more than 10% of the outstanding shares of common stock (or, in the event that we have completed a public offering of our common stock, 20% of the outstanding shares of common stock), such person and its related persons shall be obligated to sell promptly, and CBOE Holdings will be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such purchase, that number of shares of our stock necessary so that such person, together with its related persons, shall beneficially own shares of our stock representing in the aggregate no more than 10% of the outstanding shares of common stock (or, in the event that we have completed a public offering of our common stock, 20% of the outstanding shares of common stock), after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

In the event that a person, either alone or together with its related persons, is entitled to vote or cause the voting of shares representing in the aggregate more than 10% (or, in the event that we have completed a public offering of our common stock, 20%) of the total number of votes entitled to be cast on any matter (including if it and its related persons possess this voting power by virtue of agreements entered into with other persons not to vote shares of our capital stock), then such person, either alone or together with its related persons, will not be entitled to vote or cause the voting of these shares of our capital stock to the extent that such shares represent in the aggregate more than 10% (or, in the event that we have completed a public offering of our common stock, 20%) of the total number of votes entitled to be cast on any matter, and we shall disregard any such votes purported to be cast in excess of this percentage.

The CBOE Holdings board of directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the SEC prior to being effective), subject to a determination of the board that:

•       the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the ability of the CBOE to discharge its responsibilities under the Exchange Act and the rules and regulations under the Exchange Act and is otherwise in the best interests of CBOE Holdings and its stockholders and the CBOE;

•       the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the SEC’s ability to enforce the Exchange Act;

•       neither the person obtaining the waiver nor any of its related persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such person is seeking to obtain a waiver above the applicable ownership or voting percentage level; and

•       for so long as CBOE Holdings directly or indirectly control the CBOE, neither the person obtaining the waiver nor any of its related persons is a member or member organization of the CBOE if such person is seeking to obtain a waiver above the applicable ownership or voting percentage level.

In making these determinations, our board of directors may impose conditions and restrictions on the relevant stockholder or its related persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of CBOE Holdings.

The voting limitation does not apply to a solicitation of a revocable proxy by us or by our directors or officers on our behalf or to a solicitation of a revocable proxy by a stockholder in accordance with Regulation 14A under the Exchange Act. This exception, however, does not apply to a solicitation by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of CBOE Holdings where the total number of persons solicited is not more than 10.

The CBOE Holdings certificate of incorporation also provides that the CBOE Holdings board of directors has the right to require any person and its related persons that our board of directors reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including related persons) that at any time beneficially owns 5% or more of our then outstanding capital stock entitled to vote on any matter (and has not reported that ownership to us), to provide to us complete information as to all shares of our capital stock that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above as may reasonably be requested.

Organized Sales

After the completion of a public offering, CBOE Holdings will have the right to conduct organized sales of the Class A common stock of CBOE Holdings issued in the restructuring transactions when the transfer restriction period applicable to the Series A-1, A-2 and A-3 common stock of CBOE Holdings is scheduled to expire. The purpose of this right is to enable CBOE Holdings to facilitate a more orderly distribution of its common stock into the public market. If CBOE Holdings elects to conduct an organized sale, no shares of the Series A-1, A-2 or A-3 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse or of any other series that is subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the organized sale or in a permitted transfer.

In the event CBOE Holdings elects to conduct an organized sale, it will provide the holders of Series A-1, A-2 and A-3 common stock of CBOE Holdings with a written notice of election to conduct an organized sale of the Class A common stock of CBOE Holdings at least 60 days prior to the next scheduled expiration of an applicable transfer restriction period. Holders of Class A common stock of CBOE Holdings will have 20 days following receipt of that notice to provide CBOE Holdings with written notice of their intent to participate in the organized sale with respect to the series whose restrictions are scheduled to expire, any other series that remain subject to transfer restrictions and any unrestricted common stock of CBOE Holdings. The written notice must specify the series of Class A common stock of

CBOE Holdings and the number of shares thereof and the number of shares of unrestricted common stock of CBOE Holdings that the holder has elected to include in the applicable organized sale. If such holders do not provide written notice to CBOE Holdings during that 20-day period, they will be deemed to have elected not to include any shares in the organized sale.

The actual number of shares that may be sold in an organized sale will depend on, among other things, the number of primary shares the board of directors of CBOE Holdings determines that CBOE Holdings will offer for its own account, market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by stockholders to be included in the organized sale. In such event, there will be a reduction in the number of shares that each individual holder may sell based on a cut-back formula to be adopted by the board of directors of CBOE Holdings. In the event of a “cut-back,” priority will be given first to shares of the series next scheduled to be released, second to shares of a series scheduled to be released from transfer restrictions at a later date and finally to unrestricted common stock of CBOE Holdings. The organized sale may take the form of an underwritten secondary offering, a private placement of unrestricted common stock to one or more purchasers, a repurchase of Class A common stock by CBOE Holdings or a similar process selected by the board of directors of CBOE Holdings. The stockholders’ right to participate in an organized sale will be contingent upon the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement, and payment of their share of the fees, expenses, commission, and other related costs.

CBOE Holdings may proceed with the sale of fewer than all of the shares that have been requested to be included in an organized sale, including less than all of the shares of the series scheduled for release at the expiration of the related transfer restriction period. Additionally, CBOE Holdings will be under no obligation to complete the organized sale.

If less than all of the shares of the series scheduled to be released that a stockholder requests be sold in the related organized sale are sold in such organized sale or the stockholder elects not to include all of the shares of the series scheduled for release in the applicable organized sale, the stockholder will be able to sell, on the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, any of those shares that were not sold or included (i.e., such shares will automatically convert into unrestricted shares of common stock of CBOE Holdings on such date).

If CBOE Holdings elects to conduct an organized sale and does not complete such organized sale before 60 days after the expiration date of the related transfer restriction period, the shares of the series then scheduled to be released will convert into unrestricted common stock of CBOE Holdings on the 61st day after the expiration date of the related transfer restriction period.

However, if CBOE Holdings elects to conduct an organized sale undertaken in conjunction with the scheduled expiration of transfer restrictions applicable to the Series A-3 common stock of CBOE Holdings and CBOE Holdings does not complete such organized sale before 540 days following the first initial public offering, the Series A-3 common stock shall automatically convert into unrestricted common stock of CBOE Holdings on the 541st day following a the initial public offering.

If CBOE Holdings does not elect to conduct an organized sale at the time of any scheduled expiration of transfer restriction applicable to a series of Class A common stock of CBOE Holdings, the shares of that series for which transfer restrictions are scheduled to expire will automatically convert into unrestricted common stock of CBOE Holdings at the expiration of the applicable transfer restriction period.

U.S. Federal Income Tax Considerations for Non-U.S. Holders of CBOE Holdings Common Stock

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of CBOE Holdings common stock applicable to non-U.S.

holders. This discussion is based on current provisions of the Internal Revenue Code, final temporary or proposed U.S. Treasury regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). In general, a “non-U.S. holder” is any holder other than:

•       a citizen or resident of the United States;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state;

•       an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•       a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Internal Revenue Code, final, temporary or proposed U.S. Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of CBOE Holdings common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances. In addition, except to the extent provided below, this discussion does not address federal tax laws other than those pertaining to the federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, partnerships or other pass-through entities, owners of 5% or more of our common stock and certain U.S. expatriates). Accordingly, we urge prospective non-U.S. holders of shares of CBOE Holdings common stock to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of CBOE Holdings common stock.

Dividends

In general, dividends, if any, paid by CBOE Holdings to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non- U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. Under applicable U.S. Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of these entities) is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

Gain on Sale or Other Disposition of CBOE Holdings Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder’s shares of CBOE Holdings common stock unless:

•       the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation) and, if required by an applicable income tax treaty as a condition to subjecting a non U.S. holder to U.S. federal income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•       the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met; or

•       CBOE Holdings is or has been a U.S. real property holding corporation (a “USRPHC, for U.S. federal income tax purposes (which we do not believe that we have been, currently are, or will become) at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period. If we were or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of CBOE Holdings common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that CBOE Holdings common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code).

U.S. Federal Estate Tax

Shares of CBOE Holdings common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

Generally, CBOE Holdings must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty.

Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S.backup withholding tax (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of shares of CBOE Holdings common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of CBOE Holdings common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of CBOE Holdings common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•       a U.S. person,

•       a “controlled foreign corporation” for U.S. federal income tax purposes,

•       a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business or

•       a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge (or reason to know) to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective non-U.S. holder of shares of CBOE Holdings common stock should consult his, her or its own tax adviser with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of CBOE Holdings common stock.

COMPARISON OF RIGHTS PRIOR TO AND AFTER THE RESTRUCTURING TRANSACTION

This section describes the material differences between the rights of holders of CBOE memberships prior to the restructuring transaction and the rights of holders of CBOE Holdings common stock after the restructuring transaction. If the restructuring transaction occurs, an owner of a membership interest in the CBOE will give up his or her ownership in the CBOE, a Delaware non-stock, membership corporation, and become a stockholder of CBOE Holdings, a Delaware stock, for-profit holding company. As a result of the merger required to effect the restructuring, the CBOE will become a stock corporation and will be solely owned by CBOE Holdings. The common stock of CBOE Holdings that former members of the CBOE will receive in the restructuring transaction will carry different rights than a membership in the CBOE currently has.

As part of approving the restructuring transaction, you will effectively be approving amendments to the CBOE’s certificate of incorporation, Constitution and Rules, which will become effective following the merger. These amendments will include technical amendments to the CBOE’s current certificate of incorporation, Constitution and Rules to reflect differences in the corporation law applicable to the different types of organizations, such as non-stock vs. stock corporations as well as substantive amendments to the eliminate reference to the Exercise Right and to revise our corporate and governance structure. In addition, as part of approving the restructuring transaction, you will be approving the certificate of incorporation and bylaws for CBOE Holdings. While the certificate of incorporation and bylaws of CBOE Holdings became effective prior to the time the merger becomes effective, the changes to the CBOE’s certificate of incorporation, Constitution and Rules will become effective at the time the merger becomes effective.

As part of the restructuring transaction, CBOE members will no longer have access rights to the CBOE’s trading floor and other facilities as a part of their ownership interest in the CBOE. Rather members will have the opportunity to obtain trading permits that will entitle them to have access to the CBOE’s trading facilities. Trading access will be separate from the former member’s stock ownership. The right to trading access will be subject to dues and fees and will be subject to the suspension and termination rules comparable to those that currently apply to CBOE memberships. For more information on the terms and restrictions relating to trading access, please see “The Restructuring Transaction—Trading Permits” above.

Owners of memberships in CBOE should carefully consider the differences in the rights and obligations that will result from these changes in corporate structure before voting on the restructuring transaction.

This section does not include a complete description of all differences among the rights of the CBOE members and the CBOE Holdings stockholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences in these rights as material is not intended to indicate that other differences that may be equally important do not exist. All CBOE members are urged to read carefully the relevant provisions of the Delaware General Corporation Law, as well as the proposed forms of the CBOE amended and restated certificate of incorporation and bylaws (which forms are included as Annexes E and F, respectively, to this proxy statement and prospectus) and the form of CBOE Holdings amended and restated certificate of incorporation and bylaws that will be in effect upon completion of the restructuring transaction (which forms are included as Annexes C and D, respectively, to this proxy statement and prospectus).

Copies of the current CBOE certificate of incorporation and Constitution are available to CBOE members at CBOE’s website at www.CBOE.com or will be provided to you upon request. See “Where You Can Find More Information.”

Equity Interests

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•The CBOE is a non-stock corporation without the authority to issue capital stock.

•The CBOE is authorized to issue transferable CBOE memberships subject to board and membership approval. There are 930 transferable CBOE memberships (which we sometimes refer to in this prospectus as “seats”) outstanding.

CBOE Holdings:

•  Common Stock. CBOE Holdings will be authorized to issue (i) up to                shares of unrestricted common stock, par value $0.01 per share and (ii) up to                 shares of Class A common stock, par value $0.01 per share. Immediately following the restructuring transaction, CBOE Holdings expects there to be approximately                  shares of CBOE Holdings Class A common stock issued and outstanding and no unrestricted common stock issued and outstanding. The remaining authorized but unissued shares of common stock will be available for possible future issuance.

•  Preferred Stock. As of the effective time of the restructuring transaction, CBOE Holdings will be authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share. CBOE Holdings expects that no shares of preferred stock will be issued or outstanding immediately following completion of the restructuring transaction.

CBOE:

•  The CBOE will have the authority to issue a total of 1,000 shares of common stock, all of which will be issued and outstanding and owned by CBOE Holdings immediately following the demutualization transaction.

Ownership and Transfer of Equity Interests

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•Except as provided below, owners of CBOE Seats must transfer their memberships pursuant to specified rules, including that any offer to sell must be submitted to CBOE’s Membership Department and that any offers will be matched with bids by the CBOE’s Membership Department as provided in the CBOE’s rules.

•Owners of CBOE Seats may transfer their membership (i) to their spouse, brother, sister, parent, child, grandparent, or grandchild (ii) to a successor entity of the transferring member, (iii) to an organization in which the transferring member will maintain an interest at least equal in value to the current market price of the membership or (iv) an individual or organization which is a partner or shareholder with a 50% or greater interest in the transferring member as part or all of a distribution of the transferor, in each case only if the transferee is approved as a member of the CBOE.

•No individual CBOE Member may own or have registered for it more memberships than are reasonably necessary to carry on that member’s CBOE activities.

CBOE Holdings

•  In the event CBOE Holdings engages in a public offering, the common stock of CBOE Holdings automatically would become subject to “lock-up restrictions” under CBOE Holdings’ certificate of incorporation. The lock-up restrictions would expire as to one-third of the shares held by each stockholder as of the 180th, 360th and 540th day following the closing date of the public offering.

•  Subject to certain exception, during any applicable lock-up period, shares of CBOE Holdings common stock may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of. For a list of the applicable exceptions, please see “Description of CBOE Holdings Capital Stock—Transfer Restrictions on the Restricted Class A Common Stock of CBOE Holdings Common Stock” above

•  The board of directors of CBOE Holdings may remove the transfer restrictions, in whole or part, at any time in its sole discretion.

•  No person, together with its related persons, may own, directly or indirectly, more than 10% of any class of stock; provided that, following a public offering of CBOE Holdings common stock, this limit would increase to 20%.

•  If any sale or transfer of shares in violation of the above restrictions occurs, then CBOE Holdings shall have the right to repurchase such shares at their par value.

CBOE:

•  All shares of the CBOE common stock will be issued to and owned by CBOE Holdings.

Voting Rights

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•CBOE Members in good standing and otherwise entitled to vote have a right to vote on matters presented to CBOE Members for their vote. A member is entitled to one vote, either in person or by proxy, for each membership that the member owns.

CBOE Holdings:

•  Holders of the common stock of CBOE Holdings will be entitled to one vote per share.

•  Subject to the rights, if any, of the holders of any series of preferred stock issued and subject to applicable law, holders of CBOE Holdings common stock will have the right to vote on all matters upon which stockholders of CBOE Holdings are entitled to vote generally, including the election of directors, amendments to the certificate of incorporation, mergers, sales of all or substantially all of the corporate assets or property or dissolution.

•  No person, together with its related persons, may directly or indirectly or pursuant to any arrangement (i) vote or cause the voting (or non-voting) of shares or (ii) give any consent or proxy with respect to shares representing more than 10% of the voting power of then issued and outstanding capital stock of CBOE Holdings; provided that, following a public offering of CBOE Holdings common stock, this limitation shall increase to 20%.

CBOE:

•  All of the shares of the CBOE will be voted by CBOE Holdings, as the sole stockholder.

Quorum and Vote Required

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•  A majority of the CBOE Members entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the members for the transaction of business.

•  Subject to provisions of Delaware law, the CBOE certificate of incorporation and/or Constitution requiring a higher vote, the act of CBOE Members holding a majority of the membership interests present in person or represented at a meeting, assuming the presence of a quorum, constitutes the action of the members.

•  Under Delaware law and the CBOE’s certificate of incorporation and/or Constitution, approval for a merger, amendment of the certificate of incorporation, sale of all or substantially all assets or dissolution requires the approval of CBOE Members owning a majority of all membership interests in the CBOE.

•  Directors are elected by a plurality of votes cast.

CBOE Holdings:

•  The holders of stock of CBOE Holdings representing a majority of the total votes entitled to be cast at a meeting, present in person or by proxy, constitute a quorum entitled to take action with respect to the vote on any matter.

•  Subject to any voting rights of holders of preferred stock, if any, and subject to provisions of Delaware law requiring a higher vote, the act of the holders of a majority of the shares present in person or represented at a meeting, assuming the presence of a quorum, constitutes the action of the stockholders.

•  Under Delaware law, approval of a merger, amendment of the certificate of incorporation, sale of all or substantially all assets or dissolution requires the approval of a majority of the outstanding shares of CBOE Holdings.

•  Directors are elected by a plurality of votes cast.

CBOE:

•  Since the CBOE has only one stockholder, the approval of CBOE Holdings constitutes the action of the stockholder of the CBOE.

Dividends

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•  Subject to Delaware law, CBOE members would be entitled to receive such dividends or other distributions out of funds legally available for those purposes, as may be declared by the board of directors of the CBOE.

•  The CBOE has determined as a matter of corporate policy, however, not to pay dividends to its members.

CBOE Holdings:

•  Subject to Delaware law, holders of CBOE Holdings common stock will be entitled to receive such dividends or other distributions out of funds legally available for those purposes, as may be declared by the board of directors of CBOE Holdings payment, subject to the rights of holders, if any, of CBOE Holdings preferred stock.

•  Following the restructuring transaction and consistent with CBOE Holdings for-profit focus, CBOE Holdings may determine to declare dividends in the future, however, as of the date of this prospectus, the board of directors had not yet established a dividend policy.

CBOE:

•  Subject to Delaware law, CBOE Holdings, as sole stockholder of the CBOE, will be entitled to receive any dividends or other distributions declared by the board of directors of the CBOE.

Trading Rights

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•  All persons and firms that qualify for membership under the CBOE rules and either own or lease a membership have trading privileges at the CBOE.

•  CBOE Members are responsible for paying dues and fees set out in the CBOE Fee Schedule.

CBOE Holdings:

•  The right to access the trading facilities of the CBOE will be provided through trading permits made available by the CBOE.

•  Trading permits will be subject to substantially the same rules and regulations that are applicable to memberships today.

•  Trading permits will not be leasable or transferable.

•  Trading permits will be subject to fees to be established by the CBOE board of directors and specified in the CBOE Rules.

•  Prior to the closing of the restructuring transaction, the CBOE will notify the CBOE Members of the proposed closing date of the restructuring transaction. In addition, the CBOE will notify current members of the terms and conditions of trading permits and will instruct current members as to how and when to notify the CBOE of their desire to receive a trading permit following the restructuring transaction.

Governance Structure—Board Composition

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•The board of directors is composed of 22 directors and the Chairman of the Board.

•In addition to the CEO, the board of directors consists of 11 public directors, 4 floor directors, 4 off-floor directors, 2 at-large directors and one lessor director.

CBOE Holdings:

•  The initial board of directors of CBOE Holdings will consist of 13 directors.

•  The board of directors will consist of the Chief Executive Officer and twelve other directors.

•  At all times no less than two-thirds of the directors on the board will be independent (as defined by the Board of the CBOE and consistent with the NYSE’s listing standards for independence).

CBOE:

•  The initial board of directors of the CBOE will be identical to CBOE Holdings initial board of directors and will consist of 13 directors.

•  The CBOE board of directors will consist of the Chief Executive Officer, seven non-industry directors and five industry directors.

Governance Structure—Terms and Term Limits

Before the Restructuring Transaction	After the Restructuring Transaction
CBOE: • The 22 directors are divided into three classes serving staggered three-year terms. • There are no limitations on the number of terms a director may serve.

CBOE Holdings:

•  The CBOE Holdings board will be divided into two classes serving staggered two-year terms.

•  There is no limit on the number of terms a director may serve on either board.

CBOE:

•  The CBOE and CBOE Holdings boards will have the same classified structure and directors will serve for a two-year term.

•  There is no limit on the number of terms a director may serve on either board.

Nominating and Governance Committee—Responsibilities and Composition

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•Nominees for directors and for positions on the Nominating Committee are selected by the Nominating Committee.

•The Nominating Committee is composed of 10 persons, who are elected to three-year terms by the CBOE Members. The members of the Nominating Committee consist of 4 floor members, 2 firm members, 2 lessor members and 2 public members. Nominating Committee members are ineligible to run for reelection until three years following the expiration of their most recent term, except for those members whose most recent term was less than three years.

CBOE Holdings:

•  CBOE Holdings Nominating and Governance Committee will consist of at least 7 directors, all of whom must be independent directors.

•  Nominees for director will be selected by the CBOE Holdings Nominating and Governance Committee.

•  There are no term limits for individuals serving on the Nominating and Governance Committee.

CBOE:

•  Nominees for director will be selected by the Nominating and Governance Committee.

•  The Nominating and Governance Committee will consist of 7 directors, 4 of whom will be non-industry directors and 3 of whom will be industry directors.

•  The Nominating and Governance Committee will be obligated to nominate the three industry directors identified by the Industry Director Subcommittee pursuant to the procedure described below.

•  The Industry Director Subcommittee shall consist of all of the industry directors then serving on the Nominating and Governance Committee.

Nominating and Governance Committee—Candidate Section Process

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•  Prior to nominating persons to fill positions on the board of directors or the Nominating Committee, the Nominating Committee must hold at least three meetings, at least two of which must be open to the CBOE membership.

•  The Nominating Committee must select nominees to fill positions with an obligation to have various interests of the CBOE membership represented on the board of directors and Nominating Committee.

•  Nominations of candidates for election to the board or the Nomination Committee may be made by petition, signed by not less than 100 voting members of the exchange and filed by the applicable deadline.

CBOE Holdings:

•  The Nominating and Governance Committee of CBOE Holdings will nominate the directors to be submitted to the CBOE stockholder for election each year.

CBOE:

•  The CBOE Nominating and Governance Committee will be the same committee as that at CBOE Holdings.

•  The Industry Director Subcommittee of the Nominating and Governance Committee shall select industry directors representing at least 20% of the total number of directors serving on the board.

•  Those industry directors not selected by the Industry Director Subcommittee shall be selected by the full Nominating and Governance Committee.

•  The Nominating and Governance Committee shall be bound to accept and nominate (a) the individual(s) recommended by the Industry Director Subcommittee for nomination as industry director, provided that the individuals so nominated by the Industry Director-Subcommittee are not opposed by a petition candidate or (b) the individual(s) who receive the most votes in the event of a petition election.

•  Holders of trading permits of the CBOE may nominate candidates for election to one of the industry director positions to be selected by the Industry Director Subcommittee and open in a given year by submitting a petition signed by individuals representing not less than 10% of the total outstanding trading permits at that time.

•  If one or more valid petitions are received, the CBOE shall conduct a petition election in which each holder of a trading permit of the CBOE shall have one vote with respect to each permit held by such member for each Industry Director position that is to be selected by the Industry Director Subcommittee that year.

Petition Right

Before the Restructuring Transaction	After the Restructuring Transaction

CBOE:

•  Promptly upon the adoption of an amendment to the Rules, notice of the amendment shall be sent to each member of the exchange, and within 15 days after such notice has been given, 150 or more voting members may request in writing that a special meeting of members be held to vote upon whether the amendment to the Rules shall be approved. The notice of the meeting shall state that the approval of such a proposed amendment will be considered.

•  Member may call a special meetings of members, upon the request in writing of 150 voting members, provided that such request shall state the purpose or purposes of the proposed meeting and the day and hour at which such meeting shall be held.

CBOE Holdings:

•  Holders of CBOE Holdings common stock will have the right to amend the bylaws of CBOE Holdings by the vote of the majority of the outstanding CBOE Holdings stock, subject to the rights, if any, of holders of CBOE Holdings preferred stock.

•  Holders of CBOE Holdings common stock will not have any right to vote on matters at the CBOE.

CBOE:

•  Holders of trading permits of the CBOE will not be stockholders of the CBOE and will therefore not have the right to vote on matters at the CBOE or other petition rights.

LEGAL MATTERS

Schiff Hardin LLP, counsel for the CBOE and CBOE Holdings, has provided an opinion for CBOE Holdings regarding the validity of the shares of CBOE Holdings offered by this document. As described herein, Schiff Hardin LLP also has issued an opinion of counsel with respect to the tax consequences of the receipt by CBOE Holdings of the stock of the CBOE and the receipt by members of CBOE of the common stock of CBOE Holdings. Schiff Hardin LLP has in the past represented the CBOE and its board of directors and in the future will represent the CBOE and CBOE Holdings and their respective boards of directors, including with respect to the tax aspects of the restructuring transaction.

EXPERTS

The consolidated financial statements of the CBOE as of December 31, 2005 and 2004 and June 30, 2004 and for the year ended December 31, 2005, the six-month period ended December 31, 2004 and the fiscal years ended June 30, 2004 and 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As a result of the restructuring transaction, CBOE Holdings will become subject to the information and reporting requirements of the Securities Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that CBOE Holdings files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov. Copies of documents filed by CBOE Holdings with the SEC are also available on the CBOE website, www.CBOE.com and at the offices of The Chicago Board Options Exchange, 400 South LaSalle Street, Chicago, Illinois 60605, (312) 786-5600 Attn: Jaime Galvan, Office of the Secretary.

CBOE Holdings has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the CBOE Holdings common stock to be issued in the restructuring transaction. This document constitutes the prospectus of CBOE Holdings filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

ANNEX A

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS*

Page
Report of Independent Registered Public Accounting Firm	A-2
Consolidated Statements of Financial Condition as of December 31, 2005, 2004, and June 30, 2004	A-3
Consolidated Statements of Income for the Year Ended December 31, 2005, the Six Months Ended December 31, 2004 and the Years Ended June 30, 2004 and 2003	A-4
Consolidated Statements of Cash Flows for the Year Ended December 31, 2005, the Six Months Ended December 31, 2004 and the Years Ended June 30, 2004 and 2003	A-5
Notes to Consolidated Financial Statements	A-6
Consolidated Statements of Financial Condition as of September 30, 2006 and December 31, 2005 (Unaudited)	A-13
Consolidated Statements of Income for the Nine Months Ended September 30, 2006 and 2005 (Unaudited)	A-14
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2006 and 2005 (Unaudited)	A-15
Notes to Consolidated Financial Statements (Unaudited)	A-16

*                    Prior to the completion of the restructuring transactions, CBOE Holdings has not begun doing business as a separate entity and, therefore, does not have its own set of financial statements. As a result, the financial statements included are those of the CBOE, which will continue to operate the exchange after the restructuring transactions as a subsidiary of CBOE Holdings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AUDITORS’ REPORT

To the Board of Directors and Members of
the Chicago Board Options Exchange, Incorporated and Subsidiaries:

We have audited the accompanying consolidated balance sheets of the Chicago Board Options Exchange, Incorporated and subsidiaries (the “Exchange”), as of December 31, 2005, 2004 and June 30, 2004 and the related consolidated statements of income and retained earnings and of cash flows for the year ended December 31, 2005, for the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003. These financial statements are the responsibility of the Exchange’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Exchange’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Exchange at December 31, 2005, 2004, and June 30, 2004 and the results of its operations and its cash flows for the year ended December 31, 2005 and for the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 6, 2006

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Financial Condition
December 31, 2005 and 2004 and June 30, 2004
(in thousands)

	Dec 31, 2005	Dec 31, 2004	June 30, 2004
Assets
Current Assets:
Cash and cash equivalents	$65,080	$45,703	$30,254
Investments—available for sale	0	6,000	0
Accounts receivable—net allowances of $73, $62, and $39	21,722	16,900	17,937
Marketing fee receivable	3,634	2,840	0
Income taxes receivable	0	2,401	1,266
Prepaid medical benefits	2,837	1,849	1,780
Other prepaid expenses	3,534	3,767	3,015
Other current assets	663	504	724
Total Current Assets	97,470	79,964	54,976
Investments in Affiliates	7,178	14,128	15,194
Land	4,914	4,914	4,914
Property and Equipment:
Building	57,609	57,609	57,609
Furniture and equipment	147,350	133,966	123,144
Less accumulated depreciation and amortization	(146,568)	(131,616)	(122,186)
Total Property and Equipment—Net	58,391	59,959	58,567
Other Assets:
Software development work in progress	8,446	7,489	5,588
Goodwill	0	0	698
Data processing software and other assets (less accumulated amortization—$51,300, $37,903, $43,938)	25,786	32,513	36,297
Total Other Assets—Net	34,232	40,002	42,583
Total	$202,185	$198,967	$176,234
Liabilities and Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$26,676	$17,144	$16,610
Marketing fee payable	5,622	3,491	66
Deferred revenue	4,493	15,846	1,500
Membership transfer and other deposits	0	572	12
Income taxes payable	768	0	0
Total Current Liabilities	37,559	37,053	18,188
Long-term Liabilities:
Unearned income	0	0	500
Deferred income taxes	23,718	27,074	23,899
Total Long-term Liabilities	23,718	27,074	24,399
Total Liabilities	61,277	64,127	42,587
Members’ Equity:
Memberships	20,934	20,934	20,934
Retained earnings	119,974	113,906	112,713
Total Members’ Equity	140,908	134,840	133,647
Total	$202,185	$198,967	$176,234

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Income and Retained Earnings
Year Ended December 31, 2005, the Six Months Ended December 31, 2004 and
the Years Ended June 30, 2004 and 2003

(in thousands)	Year Ended December 31, 2005	Six Months Ended December 31, 2004	Year Ended June 30, 2004	Year Ended June 30, 2003
Revenues:
Transaction fees	$143,254	$60,763	$116,344	$104,827
Other member fees	23,347	12,035	25,465	26,642
Options Price Reporting Authority income	16,749	7,885	14,543	15,614
Regulatory fees	11,835	5,730	11,289	10,800
Investment income	2,016	369	338	368
Other	5,854	2,144	5,735	5,541
Total Revenues	203,055	88,926	173,714	163,792
Expenses:
Employee costs	74,678	33,155	69,304	64,094
Depreciation and amortization	28,349	15,950	29,685	29,252
Data processing	19,304	9,169	18,022	17,771
Outside services	18,404	8,934	15,242	11,794
Royalty fees	21,950	8,997	15,847	11,028
Travel and promotional expenses	6,796	2,869	6,406	4,853
Facilities costs	3,925	1,978	4,389	4,240
Net loss from investment in affiliates	203	1,391	4,359	4,165
Impairment of investment in affiliate and other assets	2,757	1,169	2,453	0
Other	6,796	2,881	5,352	3,204
Total Expenses	183,162	86,493	171,059	150,401
Income Before Income Taxes	19,893	2,433	2,655	13,391
Provision for Income Taxes:
Current	9,925	(1,454)	1,333	5,201
Deferred	(927)	2,694	(329)	798
Total Provision for Income Taxes	8,998	1,240	1,004	5,999
Net Income	10,895	1,193	1,651	7,392
Retained Earnings at Beginning of Year	113,906	112,713	111,062	103,670
CBOT Exercise Rights Purchased—net of tax benefits of $2,073	(4,827)	0	0	0
Retained Earnings at End of Year	$119,974	$113,906	$112,713	$111,062

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
Year Ended December 31, 2005, the Six Months Ended December 31, 2004 and
the Years Ended June 30, 2004 and 2003
(in thousands)

	Year Ended December 31, 2005	Six Months Ended December 31, 2004	Year Ended June 30, 2004	Year Ended June 30, 2003
Cash Flows from Operating Activities:
Net Income	$10,895	$1,193	$1,651	$7,392
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	28,349	15,950	29,685	29,252
Deferred income taxes	(3,356)	3,175	(329)	798
Equity in loss of OneChicago	2,569	1,787	4,359	4,165
Equity in income of NSX	(2,366)	(471)	(1,235)	(1,867)
Impairment of investment in affiliates and other assets	2,757	1,169	2,453	0
Loss on disposition of property	0	3	0	0
Changes in assets and liabilities:
Accounts receivable	(4,822)	1,688	536	(1,266)
Marketing fee receivable	(794)	(3,491)
Net income taxes receivable	5,243	(1,135)	253	2,842
Prepaid medical benefits	(988)	(69)	(3)	(749)
Other prepaid expenses	233	(752)	1,449	(58)
Other current assets	(159)	220	188	(239)
Accounts payable and accrued expenses	9,532	665	1,437	737
Marketing fee payable	2,131	3,425	(621)	(392)
Deferred revenue	(11,354)	13,703	(1,500)	2,000
Membership transfer and other deposits	(572)	572	(188)	(457)
Net Cash Flows from Operating Activities	37,298	37,632	38,135	42,158
Cash Flows from Investing Activities:
Sales (purchases) of investments available for sale	6,000	(6,000)
Capital and other assets expenditures	(21,011)	(15,462)	(23,334)	(25,047)
Sale of NSX certificates of proprietary membership, net of fees	4,834	0	0	0
OneChicago investment	(844)	(721)	(5,105)	(3,414)
Net Cash Flows from Investing Activities	(11,021)	(22,183)	(28,439)	(28,461)
Cash Flows from Financing Activities:
CBOT exercise right purchases	(6,900)	0	0	0
Net Cash Flows from Financing Activities	(6,900)	0	0	0
Net Increase in Cash and Cash Equivalents	19,377	15,449	9,696	13,697
Cash and Cash Equivalents at Beginning of Period	45,703	30,254	20,558	6,861
Cash and Cash Equivalents at End of Period	$65,080	$45,703	$30,254	$20,558
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$7,525	$100	$3,847	$3,875

See notes to consolidated financial statements

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2005 the Six Months Ended December 31, 2004 and the Years Ended June 30, 2004 and 2003

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business—The Chicago Board Options Exchange, Incorporated and Subsidiaries (the “CBOE”) is a registered securities exchange, subject to oversight by the Securities and Exchange Commission. The CBOE’s principal business is providing a marketplace for trading equity and index options.

Basis of Presentation—During 2004, the CBOE changed its year-end from June 30 to December 31. The consolidated financial statements include the accounts and results of operations of the Chicago Board Options Exchange, Incorporated, Chicago Options Exchange Building Corporation, CBOE, LLC and CBOE Futures Exchange, LLC. Inter-company balances and transactions are eliminated.

Use of Estimates—Thepreparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—TransactionFees revenue is considered earned upon the execution of the trade and is recognized on a trade date basis. In the event members pay for services in a lump-sum payment, revenue is recognized as services are provided. Other Member Fees revenue is recognized during the period the service is provided. The Options Price Reporting Authority (“OPRA”) income is allocated based upon the OPRA members’ share of trades and is received quarterly. Estimates of OPRA’s quarterly revenue are made and accrued each month. Regulatory Fees are predominately received in the month of December and are amortized monthly to coincide with the services rendered during the period July through June.

Cash and Cash Equivalents—Cash and cash equivalents include highly liquid investments with maturities of three months or less from the date of purchase.

Investments—All investments are classified as available-for-sale and are reported at cost which approximates their fair market value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Accounts Receivable—Accountsreceivable consist primarily of transaction, marketing and other fees receivable from The Options Clearing Corporation (“OCC”) and the CBOE’s share of distributable revenue receivable from OPRA.

Investments in Affiliates—Investments in affiliates represent investments in OCC, OneChicago, LLC (“OneChicago”) and The National Stock Exchange (the “NSX”). The investment in OCC (20% of its outstanding stock) is carried at cost because of the CBOE’s inability to exercise significant influence. The CBOE accounts for the investments in the NSX (55% of its total certificates of proprietary membership) and OneChicago (approximately 40% of its outstanding stock) under the equity method due to the lack of effective control over the operating and financing activities of each affiliate. Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

be other than temporarily impaired. In the event of an impairment, the CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

Property and Equipment—Property and equipment are carried at cost, net of accumulated depreciation. Depreciation on building, furniture and equipment is provided on the straight-line method. Estimated useful lives are 40 years for the building and five to ten years for furniture and equipment. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases.

Data Processing Software & Software Development Work in Progress—Data processing software and software development work in progress are capitalized in accordance with Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and are carried at cost. Software development work in progress is reclassified to data processing software when the software is ready for its intended use. Data processing software is amortized over five years using the straight-line method commencing with the date the software is put in service.

Goodwill—SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and separately identified intangible assets with indefinite lives no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Separately identified intangible assets not deemed to have indefinite lives will continue to be amortized over their useful lives.

Income Taxes—Income taxes are determined using the liability method, under which deferred tax assets and liabilities are recorded based on differences between the financial accounting and tax bases of assets and liabilities.

Deferred Revenue—Deferred revenue represents amounts received by the CBOE for which services have not been provided.

Fair Value of Financial Instruments—SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The carrying values of financial instruments included in assets and liabilities are reasonable estimates of their fair value.

2. INVESTMENT IN AFFILIATES

The investment in the NSX is accounted for using the equity method. Condensed financial statements of the NSX as of and for the year ended December 31, 2005 the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003 are as follows (in thousands):

BALANCE SHEET

	December 31, 2005	Six Months Ended December 31, 2004	June 30, 2004	June 30, 2003
Assets	$87,000	$61,548	$79,232	$45,078
Liabilities	68,095	41,986	60,370	27,870
Member’s Equity	18,905	19,562	18,862	17,208
The CBOE’s share of members’ equity after impairment	$6,738	$11,647	$11,647	$12,175

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVESTMENT IN AFFILIATES (Continued)

STATEMENT OF OPERATIONS

	Year Ended December 31, 2005	Six Months Ended December 31, 2004	Year Ended June 30, 2004	Year Ended June 30, 2003
Total revenues	$24,863	$27,459	$21,906	$19,045
Total expenses	20,538	26,764	20,084	16,290
Net income	$4,325	$695	$1,822	$2,755
The CBOE’s equity in net income	$2,366	$471	$1,235	$1,867

The CBOE and NSX executed a Termination of Rights Agreement (“TORA”), on September 27, 2004. Pursuant to the TORA, the NSX will purchase 153 (94%) of the NSX certificates of proprietary membership currently owned by the CBOE. Certificates of proprietary membership will be surrendered by the CBOE and the NSX will pay the CBOE a total of $11 million over a period of four years on the anniversary of the initial closing date, subject to NSX minimum working capital levels after deducting the cost of buying the certificates. The present value of the sale price is $10.7 million. The CBOE will ultimately retain nine certificates of proprietary membership (10% of the total outstanding certificates of proprietary membership). After the sale of 153 certificates, the CBOE will account for its remaining investment in NSX on the cost basis. The initial closing transaction was held on January 18, 2005. On this date, the CBOE surrendered 69 certificates of proprietary membership, and the NSX paid $5.0 million to the CBOE. The CBOE also gave up three of six seats on the NSX Board on the date of the initial closing. The CBOE’s percentage of ownership of the remaining NSX outstanding certificates of proprietary membership was reduced to 54.7% after of the initial closing. On March 10, 2006, the CBOE exercised its first put right under the TORA. On this date, the CBOE surrendered an additional 21 certificates of proprietary membership, and the NSX paid the CBOE $1.5 million. The CBOE’s percentage of ownership of the remaining NSX outstanding certificates of proprietary membership was reduced to 48.3% after the March 10, 2006 exercise of its first put right.

The CBOE, Interactive Brokers Group, LLC, the Chicago Mercantile Exchange Holdings, Inc. and the Board of Trade of the City of Chicago, Inc. (the “CBOT”), are partners in OneChicago, a joint venture created to trade single stock futures. Certain OneChicago employees also have minority interests in the joint venture. OneChicago is a for-profit entity with its own management and board of directors, and is separately organized as a regulated exchange. The CBOE contributed $0.8 million, $0.7 million, $5.1 million, and $3.4 million in capital to OneChicago during the years ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003, respectively. The CBOE had a receivable due from OneChicago of $0.9 million, $0.2 million, $0.9 million, and $1.0 million at December 31, 2005, December 31, 2004, June 30, 2004 and 2003, respectively. At December 31, 2005, December 31, 2004, June 30, 2004 and June 30, 2003, the CBOE’s investment in OneChicago was $0.1 million, $1.8 million, $2.9 million, and $2.1 million, respectively, after deducting our equity in OneChicago operating losses.

Impairment Charge for NSX—As   is necessary under APB 18, which requires an adjustment to the carrying value of an asset when there is a decline (other than temporary) in the value of an asset that causes its current fair market value to be less than the carrying amount, the CBOE determined in the year ended December 31, 2005, the six months ended December 31, 2004, and the year ended June 30, 2004

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVESTMENT IN AFFILIATES (Continued)

that the value of its equity investment in the NSX was impaired by $2.4 million, $0.5 million, and $1.8 million, respectively, and consequently lowered the value of its investment to reflect the estimated fair market value of its ownership interest in the NSX. The fair market value of the investment was based on the sale price for 153 (94% of its current investment) of the NSX certificates of proprietary membership it currently owns. Management believes this sales price is a basis for approximating the fair value of its investment in the NSX.

Impairment Charge for New York Stock Exchange (NYSE) Options Program Goodwill—The Exchange purchased the NYSE options program in 1997. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and separately identified intangible assets with indefinite lives no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. As a result of its review of goodwill, the Exchange recorded $698 thousand and $690 thousand in the six months ended December 31, 2004 and the year ended June 30, 2004, respectively, of impairment of other assets due to an increase in competition and the April 2004 expiration of the options trading permit program. The impairment review included an estimate of fair value of the intangible asset based on the expected present value of future cash flows. As a result, the NYSE Options Program goodwill has a zero balance as of December 31, 2004.

Impairment Charge for Investment in DerivaTech, Corporation.—The   CBOE executed a stock purchase agreement with DerivaTech, Corporation on February 12, 1997 for the purpose of acquiring The Options Toolbox software education code. Since that time, the investment was carried at the cost of $315 thousand on the CBOE’s balance sheet. An impairment review concluded it was prudent to recognize the full impairment of the asset in 2005.

3. RELATED PARTIES

The CBOE collected transaction and other fees of $191.2 million, $75.7 million, $146.7 million, and $129.0 million in the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003, respectively, by drawing on accounts of the CBOE’s members held at OCC. The amount collected during the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003 included $42.1 million, $5.9 million, $14.1 million, and $8.2 million, respectively, of marketing fees (see note 8). The CBOE had a receivable due from OCC of $15.2 million, $13.9 million, $11.5 million, and $11.9 million at December 31, 2005, December 31, 2004, June 30, 2004, and June 30, 2003, respectively.

The CBOE incurred rebillable expenses on behalf of the NSX, for expenses such as employee costs, computer equipment and office space of $3.8 million, $2.2 million, $3.9 million, and $3.7 million during the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003, respectively. The CBOE had a receivable from the NSX of $0.9 million, $0.9 million, $1.0 million, and $0.9 million at December 31, 2005, December 31, 2004, June 30, 2004 and June 30, 2003, respectively.

OPRA is a committee administered jointly by the six options exchanges and is authorized by the Securities and Exchange Commission to provide consolidated options information. This information is provided by the exchanges and is sold to outside news services and customers. OPRA’s operating income is distributed among the exchanges based on their relative volume of total transactions. Operating income distributed to the CBOE was $16.7 million, $7.9 million, $14.5 million, and $15.6 million during the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. RELATED PARTIES (Continued)

and 2003, respectively. The CBOE had a receivable from OPRA of $4.4 million, $4.2 million, $4.1 million, and $4.1 million at December 31, 2005, December 31, 2004, June 30, 2004 and June 30, 2003, respectively.

The CBOE incurred administrative expenses of $3,600 and $4,700 for its affiliate, the Chicago Board Options Exchange Political Action Committee (the “Committee”), during the year ended December 31, 2005 and six months ended December 31, 2004. The Committee is organized under the Federal Election Campaign Act as a voluntary, not-for-profit, unincorporated political association. The Committee is empowered to solicit and accept voluntary contributions from members and employees of the CBOE and to contribute funds to the election campaigns of candidates for federal offices.

4. LEASES

The CBOE leases office space with lease terms remaining from seventeen months to twenty-five months as of December 31, 2005. Rent expenses related to leases for the year ended December 31, 2005 were $802,000. Future minimum lease payments under these non-cancellable operating leases are as the date indicated (in thousands):

	December 31, 2005	December 31, 2004	June 30, 2004
2005		$785	$776
2006	$694	396	736
2007	326	113	112
2008	10	9	66
Thereafter	0
Total	$1,030	$1,303	$1,690

5. EMPLOYEE BENEFITS

Eligible employees participate in the Chicago Board Options Exchange SMART Plan (“SMART Plan”). The SMART Plan is a defined contribution plan, which is qualified under Internal Revenue Code Section 401(k). The CBOE contributed $4.3 million, $1.8 million, $3.7 million, and $3.5 million to the SMART Plan for the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003, respectively.

Eligible employees may participate in the Supplemental Employee Retirement Plan (“SERP”), and Deferred Compensation Plan. The SERP and Deferred Compensation Plan are defined contribution plans that are nonqualified by Internal Revenue Code regulations. The CBOE contributed $1.3 million, $0.4 million, $1.0 million, and $0.8 million to the SERP for the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003, respectively.

The CBOE also has a Voluntary Employees’ Beneficiary Association (“VEBA”). The VEBA is a trust, qualifying under Internal Revenue Code Section 501(c)(9), created to provide certain medical, dental, severance, and short-term disability benefits to employees of the CBOE. Contributions to the trust are based on reserve levels established by Section 419(a) of the Internal Revenue Code. During the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 and 2003, the CBOE contributed $5.6 million, $2.7 million, $2.6 million, and $2.7 million, respectively, to the trust.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. COMMITMENTS AND CONTINGENCIES

In September 2000, the CBOE reached an agreement in principle to settle a consolidated civil class action lawsuit filed against the CBOE and other U.S. options exchanges and certain market maker firms. The CBOE agreed to pay $16.0 million, which has been paid in full and held in escrow pending approval of the settlement agreement by the U.S. District Court for the Southern District of New York. In October 2005, the CBOE and other settling parties reached a revised settlement that resolved certain disputes concerning the interpretation of certain provisions of the original settlement agreement. On February 8, 2006, the U.S. District Court preliminarily approved the revised settlement. Final approval is pending. As a result of the revised settlement, the CBOE’s settlement amount was reduced to $9.3 million. On February 22, 2006, the CBOE received a refund of $7.1 million, including accrued interest. If final approval is denied, the settling parties will revert to their positions regarding the original settlement.

The CBOE is currently a party to various legal proceedings. Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. After discussions with counsel, it is the opinion of management that the outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations or cash flows in the CBOE.

7. INCOME TAXES

A reconciliation of the statutory federal income tax rate to the effective income tax rate, for the year ended December 31, 2005, the six months ended December 31, 2004, and the years ended June 30, 2004 is as follows:

	2005	Six Months Ended December 31, 2004	2004	2003
Statutory federal income tax rate	35.0%	34.0%	34.0%	35.0%
State income tax rate, net of federal income tax effect	4.8	4.8	4.8	4.7%
Other permanent differences, net	5.4	12.1	(1.0)	5.1%
Effective income tax rate	45.2%	50.9%	37.8%	44.8%

At December 31, 2005 and 2004, and at June 30, 2004 the net deferred income tax liability approximated (in thousands):

	December 31, 2005	December 31, 2004	June 30, 2004
Deferred tax assets	$6,561	$7,448	$10,940
Deferred tax liabilities	30,279	34,522	34,839
Net deferred income tax liability	$23,718	$27,074	$23,899

Deferred income taxes arise principally from temporary differences relating to the use of accelerated depreciation methods for income tax purposes, capitalization of software, funding of the VEBA trust and undistributed earnings from the CBOE’s investment in the NSX.

8. MARKETING FEE

Effective November 1, 2004, the CBOE re-instituted a new marketing fee program. As of December 31, 2005 and December 31, 2004, amounts held by the CBOE on behalf of others included an accounts receivable balance of $3.6 million and $2.8 million.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. PURCHASE OF CBOT EXERCISE RIGHT PRIVILEGES

On April 26, 2005, the CBOE initiated a purchase offer for a significant number of CBOT exercise right privileges. The exercise right privilege is a separately transferable interest representing the exercise right component of a CBOT Full Membership. The exercise right refers to the right of all CBOT Full Members to become CBOE members without the need to purchase a CBOE membership. In order to utilize the exercise right, the holder of an exercise right privilege must also hold all other rights and privileges represented by a CBOT Full Membership (including the interests issued in exchange for CBOT full memberships in the corporate restructuring of CBOT implemented effective April 22, 2005). The purchase offer was made in order to give regular members of the CBOE a greater interest in and control over the CBOE, to limit the number of members able to have access to the CBOE and to provide the CBOE with more flexibility in managing its affairs. In May and June 2005, a total of 69 exercise right privileges were purchased at a price of $100,000 per right. The $6.9 million total purchase price was paid utilizing working capital reserves. This amount is reflected net of tax benefits of $2.1 million on the consolidated statements of income and retained earnings.

10. DEFERRED REVENUE

Effective October 1, 2004, the CBOE instituted a fixed transaction fee program. Under the plan, Designated Primary Market-Makers (“DPMs”), and electronic DPMs (“eDPMs”), may elect to pay a fixed annual fee instead of being assessed transaction fees on a per contract basis for their DPM, eDPM, and Remote Market Maker transactions only in equity option classes. Six DPMs participated in the 2005 fixed fee program. The prepayment of the 2005 associated transaction fees totaled $10.5 million as of December 31, 2004, was recorded as unearned income. This amount was amortized and recorded as transaction revenues monthly during 2005. Prepayments for the 2006 fixed fee program were received in 2006.

In December 2005, the CBOE collected $7.9 million representing annual regulatory fees amortized over the twelve-month period of July 2005 through June 2006. The amount included in unearned income as of December 31, 2005 and December 31, 2004 equaled $3.9 million for each year. The CBOE did not have any unamortized regulatory fees at June 30, 2004 and 2003.

11. SUBSEQUENT EVENTS

On February 3, 2006, OneChicago issued a capital call to the owners of OneChicago for a total amount of $2.7 million. On February 10, 2006, the CBOE paid $1.1 million to OneChicago, representing the CBOE’s share of the capital call.

On March 15, 2006, Interactive Brokers Group LLC (“IB”), made a significant equity investment in OneChicago. IB is an electronic broker-dealer (see note 2).

On February 22, 2006 the CBOE and HedgeStreet Inc. announced a strategic alliance for the joint development of new products, sharing of technology services, and marketing and support of HedgeStreet’s products. Launched in 2004, HedgeStreet is a Commodity Futures Trading Commission-regulated exchange, a designated contract market, and a registered derivatives clearing organization. The CBOE also made an equity investment in HedgeStreet.

12. RECLASSIFICATIONS

Certain reclassifications have been made to prior period financial statements to conform to the current presentation. These reclassifications were not material, individually or in the aggregate, and had no impact on net income or members’ equity as previously reported.

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Financial Condition
September 30, 2006 and December 31, 2005
(in thousands)

	(unaudited) Sept 30, 2006	Dec 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$92,799	$65,080
Accounts receivable - net allowances of $69 and $73	31,173	21,722
Marketing fee receivable	7,417	3,634
Income Taxes Receivable	1,540
Prepaid medical benefits	30	2,837
Other prepaid expenses	3,290	3,534
Other current assets	494	663
Total Current Assets	136,743	97,470
Investments in Affiliates	10,980	7,178
Land	4,914	4,914
Property and Equipment:
Building	57,609	57,609
Furniture and equipment	158,632	147,350
Less accumulated depreciation and amortization	(157,309)	(146,568)
Total Property and Equipment—Net	58,932	58,391
Other Assets:
Software development work in progress	11,769	8,446
Data processing software and other assets (less accumulated amortization of $61,620 and $51,300)	18,899	25,786
Total Other Assets—Net	30,668	34,232
Total	$242,237	$202,185
Liabilities and Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$28,725	$26,676
Marketing fee payable	7,829	5,622
Deferred revenue	10,715	4,493
Membership transfer and other deposits	4,040	0
Income taxes payable	0	768
Total Current Liabilities	51,309	37,559
Long-term Liabilities:
Deferred income taxes	20,600	23,718
Total Long-term Liabilities	20,600	23,718
Total Liabilities	71,909	61,277
Members’ Equity:
Memberships	19,573	20,934
Add’l Paid-in-Capital	2,592	0
Retained earnings	148,163	119,974
Total Members’ Equity	170,328	140,908
Total	$242,237	$202,185

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Income and Retained Earnings
Nine Months Ended September 30, 2006 and 2005
(unaudited, in thousands)

	Nine Months Ended	Nine Months Ended
	Sept 30, 2006	Sept 30, 2005
Revenues:
Transaction fees	$139,622	$103,823
Other member fees	16,838	17,651
Options Price Reporting Authority income	14,831	12,728
Regulatory fees	10,381	8,938
Investment income	3,361	1,332
Other	8,052	4,332
Total Revenues	193,085	148,804
Expenses:
Employee costs	59,841	54,862
Depreciation and amortization	21,060	20,966
Data processing	13,990	14,385
Outside services	15,659	12,811
Royalty fees	17,985	16,832
Travel and promotional expenses	5,122	4,489
Facilities costs	3,262	2,795
Net loss from investment in OneChicago	688	2,131
Impairment of investment in affiliate and other assets	333	1,861
Other	6,831	3,481
Total Expenses	144,771	134,613
Income Before Income Taxes	48,314	14,191
Provision for Income Taxes:
Current	23,109	4,531
Deferred	(3,118)	(941)
Total Provision for Income Taxes	19,991	3,590
Net Income	$28,323	$10,601

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2006 and 2005
(unaudited, in thousands)

	Nine Months Ended	Nine Months Ended
	Sept 30, 2006	Sept 30, 2005
Cash Flows from Operating Activities:
Net Income	$28,323	$10,601
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	21,060	20,966
Deferred income taxes	(3,118)	(941)
Equity in loss of OneChicago	688	2,131
Equity in income of NSX	(287)	(1,470)
Equity bonus in OneChicago, LLC as a result of New Partner (IBG)	(4,320)	0
Add’l paid-in-capital—OneChicago bonus, net of deferred taxes	2,591	0
Impairment of investment in affiliates and other assets	332	1,861
Loss on disposition of property
Changes in assets and liabilities:
Accounts receivable	(9,451)	(7,655)
Marketing fee receivable	(3,783)	695
Net income taxes receivable	(2,307)	732
Prepaid medical benefits	2,807	1,802
Other prepaid expenses	244	444
Other current assets	169	54
Accounts payable and accrued expenses	2,049	5,980
Marketing fee payable	2,207	720
Deferred revenue	6,222	(12,718)
Membership transfer and other deposits	4,040	78
Net Cash Flows from Operating Activities	47,466	23,280
Cash Flows from Investing Activities:
Sale of investments available for sale		6,000
Capital and other assets expenditures	(18,037)	(16,937)
Sale of NSX certificates of proprietary membership, net of fees	3,000	4,834
HedgeStreet, Inc. investment	(2,000)	0
Seat purchase	(1,360)	0
OneChicago investment	(1,215)	(844)
Net Cash Flows from Investing Activities	(19,612)	(6,947)
Cash Flows from Financing Activities:
CBOT Exercise Right purchases	(135)	(6,900)
Net Cash Flows from Financing Activities	(135)	(6,900)
Net Increase in Cash and Cash Equivalents	27,719	9,433
Cash and Cash Equivalents at Beginning of Period	65,080	45,703
Cash and Cash Equivalents at End of Period	$92,799	$55,136
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$27,100	$4,203
Non-cash investing activities:
Sale of membership shares by OneChicago, LLC	4,320	0

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Chicago Board Options Exchange, Incorporated and Subsidiaries
For the nine months ended September 30, 2006 and 2005

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business—TheChicago Board Options Exchange, Incorporated and Subsidiaries (the “CBOE”) is a registered securities exchange, subject to oversight by the SEC. The CBOE’s principal business is providing a marketplace for trading equity and index options.

Basis of Presentation—The consolidated financial statements include the accounts and results of operations of the CBOE, Chicago Options Exchange Building Corporation, CBOE, LLC and CBOE Futures Exchange, LLC. Inter-company balances and transactions are eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—Transaction Fees revenue is considered earned upon the execution of the trade and is recognized on a trade date basis. In the event members pay for services in a lump-sum payment, revenue is recognized as services are provided. Other Member Fees revenue is recognized during the period the service is provided. The Options Price Reporting Authority (“OPRA”), income is allocated based upon the market share of the OPRA members and is received quarterly. Estimates of OPRA’s quarterly revenue are made and accrued each month. Regulatory Fees are predominately received in the month of December and are amortized monthly to coincide with the services rendered during the period July through June.

Cash and Cash Equivalents—Cash and cash equivalents include highly liquid investments with maturities of three months or less from the date of purchase.

Investments—All investments are classified as available-for-sale and are reported at cost which approximates their fair market value in accordance with Statement of Financial Accounting Standards (“SFAS”), No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Accounts Receivable—Accounts receivable consist primarily of transaction, marketing and other fees receivable from The Options Clearing Corporation (“OCC”), and the CBOE’s share of distributable revenue receivable from OPRA.

Investments in Affiliates—Investments in affiliates represent investments in OCC, OneChicago, LLC (“OneChicago”) and The National Stock Exchange (the “NSX”). The investment in OCC (20% of its outstanding stock) is carried at cost because of the CBOE’s inability to exercise significant influence. The CBOE owns 8,424 shares of Class A stock (4.98% of the total outstanding) and 39,312 shares of Class B stock (100% of the total outstanding) of the NSX as of September 30, 2006. As of July 1, 2006, the CBOE began accounting for the investment in the NSX using the cost method as the NSX reacquired stock from the CBOE and sold additional stock to new investors thereby diluting the CBOE’s ownership percentage (see note 2).The CBOE accounts for the investment in OneChicago (approximately 24% of its outstanding stock) under the equity method due to the lack of effective control over the operating and financing activities of each affiliate. Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may be other than temporarily impaired. In the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Chicago Board Options Exchange, Incorporated and Subsidiaries (Continued)
For the nine months ended September 30, 2006 and 2005

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

event of an impairment, the CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

Property and Equipment—Property and equipment are carried at cost, net of accumulated depreciation. Depreciation on building, furniture and equipment is provided on the straight-line method. Estimated useful lives are 40 years for the building and five to ten years for furniture and equipment. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases.

Data Processing Software & Software Development Work in Progress—Data processing software and software development work in progress are capitalized in accordance with Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and are carried at cost. Software development work in progress is reclassified to data processing software when the software is ready for its intended use. Data processing software is amortized over five years using the straight-line method commencing with the date the software is put in service.

Income Taxes—Income taxes are determined using the liability method, under which deferred tax assets and liabilities are recorded based on differences between the financial accounting and tax bases of assets and liabilities.

Deferred Revenue—Deferred revenue represents amounts received by the CBOE for which services have not been provided.

Fair Value of Financial Instruments—SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The carrying values of financial instruments included in assets and liabilities are reasonable estimates of their fair value.

2.   INVESTMENT IN AFFILIATES

The CBOE and NSX executed a Termination of Rights Agreement (“TORA”), on September 27, 2004. Pursuant to the TORA, the NSX will purchase 153 (94%) of the NSX certificates of proprietary membership currently owned by the CBOE. Certificates of proprietary membership will be surrendered by the CBOE, and the NSX will pay the CBOE a total of $11 million over a period of four years on the anniversary of the initial closing date, subject to the NSX minimum working capital levels after deducting the cost of buying the certificates. The present value of the sale price is $10.7 million. The CBOE will ultimately retain nine certificates of proprietary membership (10% of the total outstanding certificates of proprietary membership). After the sale of 153 certificates, the CBOE will account for its remaining investment in the NSX on the cost basis. The initial closing transaction was held on January 18, 2005. On this date, the CBOE surrendered 69 certificates of proprietary membership, and the NSX paid $5.0 million to the CBOE. The CBOE also gave up three of six seats on the NSX Board on the date of the initial closing. The CBOE’s percentage of ownership of the remaining NSX outstanding certificates of proprietary membership was reduced to 54.7% after the initial closing. On March 10, 2006, the CBOE exercised its first put right under the TORA. On this date, the CBOE surrendered an additional 21 certificates of proprietary membership, and the NSX paid the CBOE $1.5 million. The CBOE’s percentage of ownership of the remaining NSX outstanding certificates of proprietary membership was reduced to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Chicago Board Options Exchange, Incorporated and Subsidiaries (Continued)
For the nine months ended September 30, 2006 and 2005

2.   INVESTMENT IN AFFILIATES (Continued)

48.3% after the March 10, 2006 exercise of its first put right. In September 2006, the NSX converted from a membership organization to a stock-based corporation. In the demutualization, the certificates of proprietary membership held by the CBOE were converted to 8,424 shares of Class A stock of NSX Holdings, Inc. and 58,968 shares of Class B stock of NSX Holdings, Inc. On September 15, 2006, the NSX exercised a call pursuant to the TORA and purchased 19,656 shares of Class B stock and paid the CBOE $1.5 million. At September 30, 2006, the CBOE’s investment in the NSX was $3.7 million.

The CBOE, Interactive Brokers Group, LLC, the Chicago Mercantile Exchange Holdings, Inc. and the Board of Trade of the City of Chicago, Inc. (the “CBOT”), are partners in OneChicago, a joint venture created to trade single stock futures. Certain OneChicago employees also have minority interests in the joint venture. OneChicago is a for-profit entity with its own management and board of directors, and is separately organized as a regulated exchange. The CBOE contributed $1.2 million and $0.8 million in capital to OneChicago during the nine months ended September 30, 2006 and 2005, respectively. At September 30, 2006, the CBOE’s investment in OneChicago was $5.0 million after deducting our equity in OneChicago operating losses.

3.   RELATED PARTIES

The CBOE collected transaction and other fees of $222.9 million and $138.9 million by drawing on accounts of the CBOE’s members held at OCC for the nine-month period ended September 30, 2006 and 2005. The amount collected during this period included $71.4 million and $29.3 million of marketing fees during the nine months ended September 30, 2006 and 2005 (see note 8). The CBOE had a receivable due from OCC of $23.3 million and $16.4 million at September 30, 2006 and 2005.

The CBOE incurred rebillable expenses on behalf of the NSX, for expenses such as employee costs, computer equipment and office space of $2.3 million and $3.0 million during the nine months ended September 30, 2006 and 2005. The CBOE had a receivable from the NSX of $1.4 million and $0.9 million at September 30, 2006 and 2005.

OPRA is a committee administered jointly by the six options exchanges and is authorized by the Securities and Exchange Commission to provide consolidated options information. This information is provided by the exchanges and is sold to outside news services and customers. OPRA’s operating income is distributed among the exchanges based on their relative volume of total transactions. Operating income distributed to the CBOE was $14.9 million and $12.7 million during the nine months ended September 30, 2006 and 2005. The CBOE had a receivable from OPRA of $5.2 million and $4.7 million at September 30, 2006 and 2005.

The CBOE incurred administrative expenses of $5,500 and $2,400 for its affiliate, the Chicago Board Options Exchange Political Action Committee (the “Committee”), during the nine months ended September 30, 2006 and 2005. The Committee is organized under the Federal Election Campaign Act as a voluntary, not-for-profit, unincorporated political association. The Committee is empowered to solicit and accept voluntary contributions from members and employees of the CBOE and to contribute funds to the election campaigns of candidates for federal offices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Chicago Board Options Exchange, Incorporated and Subsidiaries (Continued)
For the nine months ended September 30, 2006 and 2005

4.   LEASES

The CBOE leases office space with lease terms remaining from sixteen months to thirty-two months as of September 30, 2006. Rent expenses related to leases for the nine months ended September 30, 2006 were $0.5 million. Future minimum lease payments under these non-cancellable operating leases are as follows at September 30, 2006 (in thousands):

Year	Amount
2006	$156
2007	577
2008	446
2009	184
Thereafter	0
Total	$1,363

5.   EMPLOYEE BENEFITS

Eligible employees participate in the Chicago Board Options Exchange SMART Plan (“SMART Plan”). The SMART Plan is a defined contribution plan, which is qualified under Internal Revenue Code Section 401(k). The CBOE contributed $2.8 million and $2.8 million to the SMART Plan for the nine months ended September 30, 2006 and 2005.

Eligible employees may participate in the Supplemental Employee Retirement Plan (“SERP”), and Deferred Compensation Plan. The SERP and Deferred Compensation Plan are defined contribution plans that are nonqualified by Internal Revenue Code regulations. The CBOE contributed $0.4 million and $0.3 million to the SERP for the nine months ended September 30, 2006 and 2005.

The CBOE also has a Voluntary Employees’ Beneficiary Association (“VEBA”). The VEBA is a trust, qualifying under Internal Revenue Code Section 501(c)(9), created to provide certain medical, dental, severance, and short-term disability benefits to employees of the CBOE. Contributions to the trust are based on reserve levels established by Section 419(a) of the Internal Revenue Code. During the nine months ended September 30, 2006 and 2005, the CBOE contributed $1.6 million and $1.4 million to the trust.

6.   COMMITMENTS AND CONTINGENCIES

In September 2000, the CBOE reached an agreement in principle to settle a consolidated civil class action lawsuit filed against the CBOE and other U.S. options exchanges and certain market maker firms. The CBOE agreed to pay $16.0 million, which has been paid in full and held in escrow pending approval of the settlement agreement by the U.S. District Court for the Southern District of New York. In October 2005, the CBOE and other settling parties reached a revised settlement that resolved certain disputes concerning the interpretation of certain provisions of the original settlement agreement. On February 8, 2006, the U.S. District Court preliminarily approved the revised settlement. As a result of the revised settlement, CBOE’s settlement amount was reduced to $9.3 million. On February 22, 2006 CBOE received a refund of $7.1 million, including accrued interest. The district court granted final approval to the settlement, and entered final judgment in the case, in December 2006. The deadline to appeal the settlement passed on January 12, 2007. No appeals were filed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Chicago Board Options Exchange, Incorporated and Subsidiaries (Continued)
For the nine months ended September 30, 2006 and 2005

6.   COMMITMENTS AND CONTINGENCIES (Continued)

The CBOE is currently a party to various legal proceedings. It is management’s belief that the expected outcome of such matters will not have a material impact on the financial position of the CBOE; however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.

7.   INCOME TAXES

A reconciliation of the statutory federal income tax rate to the effective income tax rate, for the nine months ended September 30, 2006 and the year ended December 31, 2005 is as follows:

	2006	2005
Statutory federal income tax rate	35.0%	35.0%
State income tax rate, net of federal income tax effect	4.8%	4.8%
Other permanent differences, net	1.6%	5.4%
Effective income tax rate	41.4%	45.2%

At September 30, 2006 and December 31, 2005, the net deferred income tax liability approximated (in thousands):

Deferred tax assets	$5,504	$6,561
Deferred tax liabilities	26,104	30,279
Net deferred income tax liability	$20,600	$23,718

Deferred income taxes arise principally from temporary differences relating to the use of accelerated depreciation methods for income tax purposes, capitalization of internally developed software, funding of the VEBA trust and undistributed earnings from the CBOE’s investment in the NSX.

8.   MARKETING FEE

Effective November 1, 2004, the CBOE re-instituted a new marketing fee program. As of September 30, 2006 and 2005, amounts held by the CBOE on behalf of others included an accounts receivable balance of $7.4 million and $2.1 million.

9.   DEFERRED REVENUE

Effective October 1, 2004, the CBOE instituted a fixed transaction fee program. Under the plan, Designated Primary Market-Makers (“DPMs”), and electronic DPMs (“eDPMs”), may elect to pay a fixed annual fee instead of being assessed transaction fees on a per contract basis for their DPM, eDPM, and Remote Market Maker transactions only in equity option classes. Six DPMs participated in the 2005 fixed fee program. The prepayment of the 2005 associated transaction fees totaled $10.5 million as of December 31, 2005, was recorded as unearned income. This amount was amortized and recorded as transaction revenues monthly during 2005. Prepayments of $13.5 million for the 2006 fixed fee program were received in 2006.

ANNEX B

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF
CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
AND SUBSIDIARIES

INTRODUCTION
UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the issuance of [                               ] shares of Class A common stock, in connection with the proposed demutualization as described elsewhere in this document as if it had occurred as of December 31, 2005, for purpose of the unaudited pro forma consolidated statement of financial condition and for purpose of the unaudited pro forma consolidated statements of income and the consolidated statement of members’ equity and stockholders’ equity.

The number of shares used in the calculation of net income per share is based on the shares to be issued to the members and are assumed to be outstanding from the beginning of the period.

The unaudited pro forma consolidated financial statements are based on the available information and on assumptions management believes are reasonable and that reflect the effects of the transactions described above. These unaudited pro forma consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of the CBOE’s consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of the CBOE’s consolidated financial position or results of operations for any future date or period. The unaudited pro forma consolidated financial statements of the CBOE, together with the related notes and report of independent auditors, and with the information set forth under our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Financial Condition
December 31, 2005
(in thousands)

		Issuance of
		Common Stock
		Pro Forma	Pro Forma
	Actual	Adjustments	Sub Total
Assets
Current Assets:
Cash and cash equivalents	$65,080	$0	$65,080
Investments - available for sale	0		0
Accounts receivable - net of allowances of $73 and $62	21,722		21,722
Marketing fee receivable	3,634		3,634
Income taxes receivable	0		0
Prepaid medical benefits	2,837		2,837
Other prepaid expenses	3,534		3,534
Other current assets	663		663
Total Current Assets	97,470	0	97,470
Investments in Affiliates	7,178	0	7,178
Land	4,914	0	4,914
Property and Equipment:
Building	57,609	0	57,609
Furniture and equipment	147,350		147,350
Less accumulated depreciation and amortization	(146,568)		(146,568)
Total Property and Equipment—Net	58,391	0	58,391
Other Assets:
Software development work in progress	8,446	0	8,446
Data processing software and other assets (less accumulated amortization - 2005, $51,300; 2004 $37,903)	25,786		25,786
Total Other Assets—Net	34,232	0	34,232
Total	$202,185	$0	$202,185
Liabilities and Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$26,676	$0	$26,676
Marketing fee payable	5,622		5,622
Deferred revenue	4,493		4,493
Membership transfer and other deposits	0		0
Income taxes payable	768		768
Total Current Liabilities	37,559	0	37,559
Long-term Liabilities:
Deferred income taxes	23,718	0	23,718
Total Long-term Liabilities	23,718	0	23,718
Total Liabilities	61,277	0	61,277
Members’ Equity
Members’ equity	140,908	(140,908)	0
Common stock		[ ]	[ ]
Preferred stock			0
Additional paid-in capital		[ ]	[ ]
Total Members’ Equity	140,908	0	140,908
Total	$202,185	$0	$202,185

The accompanying introduction and notes are an integral part of this
Unaudited Pro Forma Consolidated Statement of Financial Condition.

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Income
For the Year Ended December 31, 2005
(in thousands)

		Issuance of Common Stock
		Pro Forma	Pro Forma
	Actual	Adjustments	Sub Total
Revenues:
Transaction fees	$143,254	$0	$143,254
Other member fees	23,347		23,347
Options Price Reporting Authority income	16,749		16,749
Regulatory fees	11,835		11,835
Investment income	2,016		2,016
Other	5,854		5,854
Total Revenues	203,055	0	203,055
Expenses:
Employee costs	74,678	0	74,678
Depreciation and amortization	28,349		28,349
Data processing	19,304		19,304
Outside services	18,404		18,404
Royalty fees	21,950		21,950
Travel and promotional expenses	6,796		6,796
Facilities costs	3,925		3,925
Net loss from investment in affiliates	203		203
Impairment of investment in affiliate and other assets	2,757		2,757
Other	6,796		6,796
Total Expenses	183,162	0	183,162
Income Before Income Taxes	19,893	0	19,893
Total Provision for Income Taxes	8,998	0	8,998
Net Income	$10,895	$0	$10,895
Net Income Per Share			[ ]
Shares Used in the calculation of the net income per share			[ ]

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma
Consolidated Statement of Income.

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Statement
Of Members’ Equity and Stockholders’ Equity
For the Year Ended December 31, 2005
(in thousands)

		Issuance of Common Stock
	Actual	Pro Forma Adjustments	Pro Forma Sub Total
Members’ equity	$140,908	$(140,908)	$0
Stockholders’ equity
Class A common stock, $[ ] par value, [ ] shares authorized, [ ] shares issued and outstanding	$0	$ [ ]	$ [ ]
Preferred Stock, $[ ] par value, [ ] shares authorized, none issued and outstanding		0	0
Additional paid-in capital	0	140,908	140,908
Total Stockholders’ Equity	$0	$140,908	$140,908

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Consolidated Statement of Members’ Equity and Stockholders’ Equity.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Consolidated Financial Statement reflect such adjustments as necessary, in the opinion of management, to reflect the conversion of members’ equity to common stock of CBOE Holdings.

Pro forma adjustments reflect the issuance of common stock and the conversion of members’ equity into stockholders’ equity, which is comprised of common stock and additional paid-in-capital. Immediately following completion of the restructuring transactions, [                                         ] shares of Class A common stock, with a par value of $[         ] per share will be issued and outstanding. Accordingly, common stock will have a value of $[                    ] with the remaining equity balance of approximately $140,908,000 being transferred to additional paid-in-capital.

The CBOE has estimated $[             ] for total expenses to be incurred in connection with the restructuring transactions. Through December 31, 2006, the CBOE recognized $[            ] of these expenses which are recognized in the Unaudited Pro Forma Consolidated Statements of Income. The balance of the estimated expenses to be incurred in connection with the restructuring transactions, which approximates $[              ], is expected to be expended in 2007.

ANNEX C

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
of
CBOE HOLDINGS, INC.

CBOE Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                The name of the Corporation is CBOE Holdings, Inc. The Corporation was incorporated on August 15, 2006.

2.                This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware (the “GCL”) and by the written consent of its sole stockholder in accordance with Section 228 of the GCL. This Amended and Restated Certificate of Incorporation restates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3.                The text of the Amended and Restated Certificate of Incorporation as amended and restated shall be and read in full as follows:

FIRST: The name of the corporation is CBOE Holdings, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any other lawful act or activity for which corporations may be organized under the GCL.

FOURTH: (a) Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is three hundred twenty million (320,000,000) shares, of which:

(i)       [          ] shares shall be shares of Common Stock, par value $.01 per share (the “Unrestricted Common Stock”).

(ii)      [          ] shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), which shall be divided into the following series:

(A)  [          ] shares that shall be designated shares of Series A-1, Class A Common Stock, par value $.01 per share (the “Series A-1 Common Stock”);

(B)   [          ] shares that shall be designated shares of Series A-2, Class A Common Stock, par value $.01 per share (the “Series A-2 Common Stock”);and

(C)   [          ] shares that shall be designated shares of Series A-3, Class A Common Stock, par value $.01 per share (the “Series A-3 Common Stock”);and

(iii)    20,000,000 shares shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

(b)   Uncrestricted Common Stock and Class A Common Stock.

(i)       The Series A-1 Common Stock, the Series A-2 Common Stock and the Series A-3 Common Stock shall be collectively referred to as “Restricted Class A Common Stock.” The term

“Common Stock” shall mean, collectively, the Series A-1 Common Stock, the Series A-2 Common Stock, the Series A-3 Common Stock and the Unrestricted Common Stock. The board of directors of the Corporation (the “Board”) is expressly authorized to designate and issue any number of authorized but unissued shares of Class A Common Stock as Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock.

(ii)      Except for the restrictions set forth in Article Fifth of this Certificate of Incorporation, all shares of Common Stock, regardless of class or series, shall have the same rights and privileges.

(iii)    All shares of Restricted Class A Common Stock that automatically convert into Unrestricted Common Stock pursuant to Section (b) of Article Fifth shall be retired and shall not be reissued.

(c)    Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including without limitation the following:

(i)       the distinctive serial designation of such series that shall distinguish it from other series;

(ii)      the number of shares of such series, which number the Board may thereafter (except where otherwise provided in the certification of designations) increase or decrease (but not below the number of shares of such series then outstanding);

(iii)    whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(iv)     whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)      the amount or amounts, if any, which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi)     the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii)    the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii)  whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto;

(ix)     whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter; and

(x)      any other relative rights, powers, preferences and limitations of this series.

For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock. Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board and approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of Common Stock, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of any such series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the certificate of designations relating to such series of Preferred Stock, or pursuant to the GCL as then in effect.

FIFTH: (a) Definitions. As used in this Certificate of Incorporation:

(i)       the term “Act” shall mean the Securities Exchange Act of 1934, as amended.

(ii)      the term “beneficially owned” shall have the meaning set forth in Rule 13d-3 under the Act, as amended; and

(iii)    the term “CBOE” shall mean the Chicago Board Options Exchange, Incorporated;

(iv)     the term “Family Member” shall mean, with respect to any owner of a Restructuring Share, such owner’s spouse, domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, brothers, stepbrothers, sisters and stepsisters;

(v)      the term “Initial Public Offering” shall mean a public offering of the Common Stock that has been underwritten by one or more nationally recognized underwriting firms, following which shares of the Common Stock are listed on a national securities exchange;

(vi)     the term “Lock-Up Period” shall mean: (x) with respect to the Series A-1 Common Stock, the period beginning on the earliest date the Corporation files a registration statement, or amendment thereto, with the U.S. Securities and Exchange Commission (the “SEC”) relating to an Initial Public Offering that includes pricing information with respect to the Common Stock to be issued in such offering (the “Indicative Price Date”) until the date which is the 180th day following the date shares of Common Stock are first issued in such Initial Public Offering; (y) with respect to the Series A-2 Common Stock, the period beginning on the Indicative Price Date until the date which is the 360th day following the date the shares of Common Stock are first issued in such Initial Public Offering; and (z) with respect to the Series A-3 Common Stock, the period beginning on the Indicative Price Date until the date which is the 540th day following the date the shares of Common stock are first issued in such Initial Public Offering;

(vii)    the term “Person” shall mean an individual, partnership (general or limited), joint stock company, corporation, limited liability company, trust or unincorporated organization, or any governmental entity or agency or political subdivision thereof;

(viii)  the term “Qualified Change of Control” shall mean, with respect to any record or beneficial owner of a share of Restricted Class A Common Stock, any transaction involving (a) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination or consolidation) of more than fifty percent (50%) of the total outstanding voting securities of such owner or any tender offer or exchange offer that results in another person (or the shareholders of such other person) beneficially owning more than fifty percent (50%) of the total outstanding voting securities of such owner; or (b) any sale, exchange, transfer or other disposition of more than fifty percent (50%) of the assets of such owner and its subsidiaries, taken together as whole; provided, however, that the fair market value of all of the shares of Common Stock held or beneficially owned by such owner and its subsidiaries, taken together as a whole, represents less than ten percent (10%) of the fair market value of all of the assets of such owner and its subsidiaries, taken together as a whole, at the time of such transaction, and provided further, that any such owner must, upon the Corporation’s request, provide information to the Corporation that any such transaction qualifies as a Qualified Change of Control, and any good-faith determination of the Corporation that a particular transaction qualifies or does not qualify as a Qualified Change of Control shall be conclusive and binding;

(ix)     the term “Related Persons” shall mean (A) with respect to any Person, all “affiliates” (as such term is defined in Rule 12b-2 under the Act) of such Person; (B) any Person associated with a member (as the phrase “person associated with a member” is defined under Section 3(a)(21) of the Act); (C) any two or more Persons that have any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of the Corporation; (D) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 of the Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable; (E) in the case of a Person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of the Corporation or any of the Corporation’s parents or subsidiaries; (F) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and (G) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability, as applicable.

(x)      the term “Release” shall mean, with respect to any Transfer restriction on any Restructuring Share imposed pursuant to this Article Fifth, any action or circumstance resulting in such Transfer restriction being removed or lapsing;

(xi)     the term “Restructuring” shall mean the restructuring of CBOE from a non-stock corporation to a stock corporation and wholly-owned subsidiary of the Corporation;

(xii)    the term “Restructuring Share” shall mean any of the shares of Restricted Class A Common Stock of the Corporation issued to the then current members of the CBOE as consideration in the Restructuring and any of the shares issued with respect to such shares by way of any stock dividend, stock split or other recapitalization;

(xiii)  the term “Scheduled Conversion Date” shall mean, with respect to each series of Restricted Class A Common Stock, the date provided in Section (h) of Article Fifth of this Certificate of Incorporation on which the series of Restricted Class A Common Stock would automatically convert into Unrestricted Common Stock.

(xiv)   the term “Transfer” shall mean, with respect to any Restructuring Share, any direct or indirect assignment, sale, exchange, transfer, tender or other disposition of such Restructuring Share or any interest therein, whether voluntary or involuntary, by operation of law or otherwise, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that a Transfer shall not occur simply as a result of (x) a “Qualified Change of Control” of the record or beneficial owner of such Restructuring Share or (y) the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Act, as amended, and the rules and regulations promulgated thereunder.

(b)   Transfer Restrictions Between Restructuring and Initial Public Offering. No Transfers of any share of Restricted Class A Common Stock may take place unless such Transfer is made through the CBOE membership department, or through an agent of the Corporation that has been designated by the Corporation to manage such Transfers. The transfer restriction provided in this Section (b) will apply until the date on which an Initial Public Offering has been completed.

(c)   Transfer Restrictions in the Event of Initial Public Offering. In the event that the Corporation files a registration statement with the SEC in connection with an Initial Public Offering, neither any record owner nor any beneficial owner of any Restructuring Share may Transfer such Restructuring Share except as otherwise set forth in Section (d) of this Article Fifth during the Lock-Up Period applicable to such Restructuring Share; provided, that if the registration statement filed with the SEC relating to the Initial Public Offering and containing indicative pricing information is not declared effective within 60 days of the Indicative Price Date, the Lock-Up Periods will cease to be in effect and the Restrucuring Shares will no longer be subject to the restriction provided in this Section (c) as a result of the filing of such registration statement, and the Restructuring Shares shall again be subject to Sections (b) and (c) of this Article Fifth as if such registration statement had never been filed.

(d)   Exemptions from Transfer Restrictions. Notwithstanding Sections (b) and (c) of this Article Fifth:

(i)       the Board may, from time to time in its sole discretion, Release any Transfer restriction set forth in this Article Fifth for any number of Restructuring Shares, on terms and conditions and in amounts to be determined by the Board in its sole discretion, including in connection with the Release of Restrictions with respect to Restructuring Shares sold as part of an Organized Sale pursuant to Section (g) of this Article Fifth;

(ii)      this Article Fifth shall not prohibit a record or beneficial owner of a Restructuring Share from Transferring such Restructuring Share to:

(A)  if such owner is an entity (including a corporation, partnership, limited liability company or limited liability partnership), (1) any Person of which such owner directly or indirectly owns all of the common voting and equity interest, (2) any Person that directly or indirectly owns all of the common voting and equity interest of such owner, (3) any other entity if a Person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity, (4) the equityholders of such owner (including stockholders, partners or members of such holder) upon a bona fide liquidation or dissolution of such owner, and (5) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent; and

(B)   if such owner is a natural person, (1) any Family Member of such owner, (2) any trust or foundation solely for the benefit of such owner and/or such owner’s Family Members (such trust or foundation, a “Qualified Trust”), and (3) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

(iii)    this Article Fifth shall not prohibit the trustee of a Qualified Trust which is the record owner of a Restructuring Share from Transferring such Restructuring Share to any beneficiary of such Qualified Trust (including a trust for the benefit of such beneficiary) or Transferring such Restructuring Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such Qualified Trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument;

(iv)     Section (c) of this Article Fifth shall not prohibit a record or beneficial owner of a Restructuring Share from pledging or hypothecating, or granting a security interest in, such Restructuring Share, or Transferring such Restructuring Share as a result of any bona fide foreclosure resulting therefrom; and

(v)      this Article Fifth shall not prohibit a fiduciary of a deceased former member of the CBOE from Transferring a Restructuring Share to one or more beneficiaries of such estate (including a trust for the benefit of such beneficiaries) or Transferring such Restructuring Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased member;

provided that, if a record or beneficial owner of a Restructuring Share makes any Transfer permitted under Sections (ii), (iii), (iv), or (v) of this Section (d), each Restructuring Share so Transferred shall continue to be bound by the terms of this Certificate of Incorporation, including the restrictions on Transfer set forth in this Certificate of Incorporation, and each such share of Restructuring Shares shall be comprised of shares of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock in the same proportion as the Restructuring Shares held by such owner immediately prior to such Transfer.

Any record or beneficial owner of a Restructuring Share that seeks to Transfer a Restructuring Share pursuant to this Section (d) must, upon the Corporation’s request, provide information to the Corporation that any such Transfer qualifies as a permitted Transfer under this Section (d) and any good-faith determination of the Board that a particular Transfer so qualifies or does not so qualify shall be conclusive and binding.

(e)   Transfers in Violation of this Article. The Corporation shall not register any purported Transfer of any shares of Restricted Class A Common Stock of the Corporation in violation of the restrictions imposed by this Article V. Any purported Transfer in violation of this Article will be void.

(f)    Legends. The restrictions on Transfer set forth in Section (c) of this Article Fifth shall be referred to as the “Lock-Up.” For Restructuring Shares represented by stock certificates, such certificate shall bear a legend to the effect that such Restructuring Shares are subject to the Lock-Up, which legend shall be removed upon the expiration of the applicable Lock-Up Period with respect to all of the Restructuring Shares represented by such certificate. For Restructuring Shares not represented by certificates, the Corporation reserves the right to require that an analogous notification or restriction be used in respect of such Restructuring Shares or securities that are subject to the Lock-Up. Upon the Release of any Transfer restriction from any of the Restructuring Shares, if the Board shall have designated prior to such Release a particular broker or brokers and/or the particular manner of the Transfer of such shares to be Released, such shares shall be Transferred only through such broker and in such manner as designated by the Board.

(g)   Organized Sales.

(i)       After completion of an Initial Public Offering, in connection with any Scheduled Conversion Date, the Corporation will have the right to organize secondary sales of Restructuring Shares, which may include an underwritten offering, a sale of Class A Common Stock to one or more purchasers in a limited offering or sales process, a repurchase by the Corporation of Restricted Class A Common Stock or such other sales process as the Board may reasonably determine, including, but not limited to, in connection with primary sales of Common Stock by the Corporation, (each an “Organized Sale”).

(ii)      In order to exercise its right to conduct an Organized Sale in connection with a Scheduled Conversion Date, the Corporation shall deliver to each holder of Restricted Class A Common Stock, not later than sixty (60) days prior to the applicable Scheduled Conversion Date, written notice of the Corporation’s intent to conduct an Organized Sale (the “Organized Sale Notification”). The Organized Sale Notification shall state with reasonable specificity the nature of and the then anticipated timing of such proposed Organized Sale. For purposes of this Section (g)(2)(ii) of Article Fifth, the Organized Sale Notification shall be deemed to be delivered if deposited into the United States mail and sent first class mail to the holders’ addresses as they appear on the books and records of the Corporation.

(iii)    In order to exercise the election to participate in any Organized Sale, a holder of Restricted Class A Common Stock must provide the Corporation, no later than twenty (20) days following the date of mailing of the Organized Sale Notification, written notice of intent to participate in such Organized Sale as directed in the Organized Sale Notification (the “Participation Election”). In addition to any information identified in the Organized Sale Notification as being required to be set forth in the Participation Election, the Participation Election shall specify the series of Restricted Class A Common Stock (either shares of the Series scheduled to convert into Unrestricted Common Stock in connection with such Organized Sale or shares of a series of Restricted Class A Common Stock for which the applicable transfer restriction is not yet scheduled to expire in connection with such Organized Sale) and the number of shares thereof and the number of shares of Unrestricted Common Stock that the holder thereof has elected to include in the applicable Organized Sale and shall include a commitment by the holder to enter into agreements and provide such information as is customary for the type of Organized Sale proposed to be conducted, provided such agreements contain commercially reasonable terms. In the event that holders of Restricted Class A Common Stock elect to include more shares in any Organized Sale than the Board determines in its sole and absolute discretion should be included in such Organized Sale, the Board shall develop in its sole and absolute discretion a mechanism for determining the number of shares of Restricted Class A Common Stock and Unrestricted Class A Common Stock that may be included in such Organized Sale; provided that, with regard to shares held by such persons (i.e., shares to be offered in secondary sales), preference shall be given first to the series of Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with the applicable

Scheduled Conversion Date, second to Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with subsequent Scheduled Conversion Dates (in order of occurrence) and third to Unrestricted Class A Common Stock. Each Participation Election shall be irrevocable unless waived by the Corporation.

(iv)     The Corporation shall have no obligation to complete any Organized Sale or, if the Corporation completes an Organized Sale, to include any or all of the shares of Common Stock identified in the Participation Elections related to such Organized Sale. The actual number of shares that may be sold in an organized sale may be fewer than the aggregate number requested by stockholders to be included in the Organized Sale, including less than all of the shares of the series scheduled for release at the expiration of the related transfer restriction period. In addition, the Corporation shall have no obligation to include any or all of the shares of Common Stock identified in any Participation Election related to such Organized Sale to the extent the holder thereof has not provided such agreements and information as are required in order to complete such Organized Sale.

(v)      Except as provided in the following sentence, if the Corporation elects to exercise its right to conduct an Organized Sale and does not complete such Organized Sale before sixty (60) days following the applicable Scheduled Conversion Date, all issued and outstanding shares of the Series of Restricted Class A Common Stock that is scheduled to convert into Unrestricted Common Stock in connection with the applicable Scheduled Conversion Date shall automatically convert into the same number of shares of Unrestricted Common Stock (without any action by the holder) on the sixty-first (61st) day following such Scheduled Conversion Date. Notwithstanding the foregoing, if the Corporation elects to exercise its right to conduct an Organized Sale in connection with the Scheduled Conversion Date applicable to the Series A-3 Common Stock and does not complete such Organized Sale before five hundred forty (540) days following the Initial Public Offering, all issued and outstanding shares of Series A-3 Common Stock shall automatically convert into the same number of shares of Unrestricted Common Stock (without any action by the holder) on the five hundred forty-first (541st) day following the Initial Public Offering.

(vi)  Notwithstanding anything else in Section (g) of Article Fifth to the contrary, if the Corporation properly elects to conduct an Organized Sale in connection with any Scheduled Conversion Date, the applicable Scheduled Conversion Date shall be delayed for all shares of the series of Restricted Class A Common Stock, subject to such Scheduled Conversion Date, including shares of Restricted Class A Common Stock not identified in Participation Elections with respect to such Organized Sale, until the ninety-first (91st) day following the later of the (a) applicable Scheduled Conversion Date and (b) date of completion of the applicable Organized Sale, at which time, all issued and outstanding shares of the series of Restricted Class A Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Common Stock on such Scheduled Conversion Date. If the Corporation does not elect to conduct an Organized Sale in connection with any Scheduled Conversion Date, the applicable Scheduled Conversion Date will occur at the time set forth in Section (h) of Article Fifth of this Certificate of Incorporation, and all issued and outstanding shares of the series of Restricted Class A Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into the same number of shares of Unrestricted Common Stock on such Scheduled Conversion Date.

(h)   Conversion of Restricted Shares to Unrestricted Shares. After completion of an Initial Public Offering, the Restricted Class A Common Stock will convert to Unrestricted Common Stock, subject in each case to the Corporation’s right to conduct an Organized Sale (as such term is defined in Section (g) of this Article Fifth) and the continuation of transfer restrictions pursuant to Sections (g) of Article Fifth, as follows:

(i)       on the date (the “A-1 Conversion Date”) that is one hundred eighty (180) days following the date the Corporation’s shares are issued in the Initial Public Offering, all transfer restrictions applicable to the Series A-1 Common Stock and set forth in Section (a)(vi) of this Article Fifth shall expire and each issued and outstanding share of Series A-1 Common Stock shall automatically convert (without any action by the holder) into one share of Unrestricted Common Stock;

(ii)      on the date (the “A-2 Conversion Date”) that is three hundred sixty (360) days following the date the Corporation’s shares are issued in the Initial Public Offering, all transfer restrictions applicable to the Series A-2 Common Stock and set forth in Section (a)(vi) of this Article Fifth shall expire and each issued and outstanding share of Series A-2 Common Stock shall automatically convert (without any action by the holder) into one share of Unrestricted Class A Common Stock;

(iii)    on the date (the “A-3 Conversion Date”) that is five hundred forty (540) days following the date the Corporation’s shares are issued in the Initial Public Offering, all transfer restrictions applicable to the Series A-3 Common Stock and set forth in Section (a)(vi) of this Article Fifth shall expire and each issued and outstanding share of Series A-3 Common Stock shall automatically convert (without any action by the holder) into one share of Unrestricted Class A Common Stock;

SIXTH: (a) Voting Limitations. Notwithstanding any other provision of this Certificate of Incorporation, (x) no Person, either alone or together with its Related Persons, as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than 10% of the then outstanding votes entitled to be cast on such matter, without giving effect to this Article Sixth, and the Corporation shall disregard any such votes purported to be cast in excess of such limitation; and (y) if any Person, either alone or together with its Related Persons, is party to any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or together with its Related Persons, under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article Sixth, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% of the then outstanding votes entitled to be cast on such matter, then the Person, either alone or together with its Related Persons, shall not be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person, either alone or together with its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than this limitation, and the Corporation shall disregard any such votes purported to be cast in excess of such limitation. In the event the Corporation completes an Initial Public Offering, the voting restriction provided in this Section (a) of Article Sixth shall continue to apply on the same terms as stated herein, provided, however, the voting percentages stated herein shall increase from 10% to 20%.

(i)       The limitations set forth in this Section (a), as applicable, shall apply to each Person unless and until:

(A)  such Person shall have delivered to the Corporation, not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to any vote, a notice in writing, of such Person’s intention, either alone or together with its Related Persons, to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, in excess of the such limitations, as applicable;

(B)   the Board shall have resolved to expressly permit such voting; and

(C)   such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Act, and shall have become effective thereunder.

(ii)      Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution permitting voting in excess of the limitations contained in Section (a)(ii)(B) of this Article Sixth unless the Board shall have determined that:

(A)  the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the ability of either the Corporation or the CBOE to discharge its respective responsibilities under the Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the CBOE;

(B)   the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Act;

(C)   in the case of a resolution to approve the exercise of voting rights in excess of 10% or 20% (as applicable at such time) of the then outstanding votes entitled to be cast on such matter, (x) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) and (y) for so long as the Corporation directly or indirectly controls the CBOE, neither such Person nor any of its Related Persons is a “Member” (as defined in the rules of the CBOE, as such rules may be in effect from time to time); (any such Person that is a Related Person of such Member shall hereinafter also be deemed to be a Member for purposes of this Certificate of Incorporation, as the context may require); and

(D)  in the case of a resolution to approve the entering into of an agreement, plan or other arrangement under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article Sixth, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% or 20% (as applicable at such time) of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter), (x) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) and (y) for so long as the Corporation directly or indirectly controls the CBOE, neither such Person nor any of its Related Persons is a Member.

In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Act and the governance of the Corporation.

(iii)    If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Section (a) shall be enforced against such record owner by limiting the votes entitled to be cast by such record owner in a manner that will accomplish the limitations contained in this Section (a) applicable to such Person and its Related Persons.

(iv)     The limitations set forth in the first paragraph of this Section (a) shall not apply to (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Act, with respect to which this Section (a) of this Article Sixth shall apply).

(v)      For purposes of this Section (a), no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person’s Related Persons has or shares the power to vote or direct the voting of such shares of stock as a result of (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Act, with respect to which this Section (a) of this Article Sixth shall apply), except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Act (or any similar provision of a comparable or successor report).

(b)   Ownership Concentration Limitation. Except as otherwise provided in this Section (b), no Person, either alone or together with its Related Persons, shall be permitted at any time to own beneficially shares of stock of the Corporation representing in the aggregate more than 10% of the then outstanding shares of stock of the Corporation (the “Ownership Limitation”). In the event the Corporation completes an Initial Public Offering, the Ownership Limitation provided in this Section (b) of Article Sixth shall increase from 10% to 20%.

(i)       The Ownership Limitation shall apply to each Person unless and until: (x) such Person shall have delivered to the Corporation not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or together with its Related Persons) to exceed the Ownership Limitation, a notice in writing, of such Person’s intention to acquire such ownership; (y) the Board shall have resolved to expressly permit such ownership; and (z) such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Act and shall have become effective thereunder.

(ii)      Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution permitting ownership in excess of the Ownership Limitation unless the Board shall have determined that:

(A)  such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the ability of the CBOE to discharge its responsibilities under the Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the CBOE;

(B)   such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Act. In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Act and the governance of the Corporation;

(C)   neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act); and

(D)  for so long as the Corporation directly or indirectly controls the CBOE, neither such Person nor any of its Related Persons is a Member.

(iii)    Unless the conditions specified in Section 2(b)(i) of this Article Sixth are met, if any Person, either alone or together with its Related Persons, at any time beneficially owns shares of stock of the Corporation in excess of the Ownership Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent funds are legally available therefor, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own shares of stock of the Corporation representing in the aggregate no more than 10% or 20% (as applicable at such time) of the then outstanding votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

(c)  Repurchases. In the event the Corporation shall repurchase shares of stock (the “Redeemed Stock”) of the Corporation pursuant to any provision of this Article Sixth, notice of such repurchase shall be given by first class mail, postage prepaid, mailed not less than five business nor more than 60 calendar days prior to the repurchase date, to the holder of the Redeemed Stock, at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (w) the repurchase date; (x) the number of shares of Redeemed Stock to be repurchased; (y) the aggregate repurchase price, which shall equal the aggregate par value of such shares; and (z) the place or places where such Redeemed Stock is to be surrendered for payment of the aggregate repurchase price. Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the repurchase of Redeemed Stock. From and after the repurchase date (unless the Corporation shall default in providing funds for the payment of the repurchase price), the shares of Redeemed Stock which have been repurchased as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Redeemed Stock as a stockholder of the Corporation (except the right to receive from the Corporation the repurchase price against delivery to the Corporation of evidence of ownership of such shares) shall cease.

(d)The Corporation shall have the right to require any Person and its Related Persons that the Board reasonably believes (x) to be subject to the limitations contained in Section (a) of this Article Sixth, (y) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Act) shares of stock of the Corporation entitled to vote on any matter in excess of the Ownership Limitation, or (z) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Act) an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or together with its Related Persons, has not reported to the Corporation, to provide to the Corporation, upon the Corporation’s request, complete information as to all shares of stock of the Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this Article Sixth as may reasonably be requested of such Person and its Related Persons. Any constructions, applications or determinations made by the Board pursuant to this Article Sixth in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.

SEVENTH: (a) Authority. The governing body of the Corporation shall be its Board of Directors. The business and affairs of the Corporation shall be managed by the Board of Directors.

(b)   Number of Directors. The Board of the Corporation shall consist of not less than 11 and not more than 15 directors, the exact number to be fixed in accordance with the Bylaws of the Corporation.

EIGHTH: No person that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) may be a director or officer of the Corporation.

NINTH: No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

TENTH:      (a) The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director, officer or member of a committee of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with a proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section (c) of this Article Tenth, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of the Corporation.

(b)   Expenses (including attorneys’ fees) incurred by a Covered Person in defending a proceeding, including appeals, shall be paid by the Corporation in advance of the final disposition of such proceeding; provided, however, that the Corporation shall not be required to advance any expenses to a person against whom the Corporation directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a Covered Person shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such Covered Person is not entitled to be indemnified for such expenses under this Article Tenth.

(c)   If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Tenth is not paid in full within thirty days after a written claim therefore by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)   The provisions of this Article Tenth shall be deemed to be a contract between the Corporation and each Covered Person who serves in any such capacity at any time while this Article Tenth is in effect, and any repeal or modification of any applicable law or of this Article Tenth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(e)   Persons not expressly covered by the foregoing provisions of this Article Tenth, such as those (x) who are or were employees or agents of the Corporation, or are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, or (y) who are or were directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger in which the Corporation was the resulting or surviving corporation, or who are or were serving at the request of such constituent corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified or advanced expenses to the extent authorized at any time or from time to time by the Board.

(f)    The rights conferred on any Covered Person by this Article Eleventh shall not be deemed exclusive of any other rights to which such Covered Person may be entitled by law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(g)   The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

(h)   Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(i)    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, manager, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article Tenth), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation, and to change or repeal any provision of the Certificate of Incorporation, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by such Certificate of Incorporation are granted subject to this reservation. For so long as this Corporation shall control, directly or indirectly, the CBOE, before any amendment to or repeal of any provision of this Certificate of Incorporation shall be effective, those changes shall be submitted to the Board of Directors of the CBOE and if that Board shall determine that the same must be filed with or filed with and approved by the SEC before the changes may be effective, under Section 19 of the Act and the rules promulgated under that Act by the SEC or otherwise, then the proposed changes to the Certificate of Incorporation of this SEC shall not be effective until filed with or filed with and approved by the SEC, as the case may be.

TWELFTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GLC as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

THIRTEENTH: The Corporation, its directors and officers, and those of its employees whose principal place of business and residence is outside of the United States shall be deemed to irrevocably submit to the jurisdiction of the United States federal courts and the SEC for the purposes of any suit, action or proceeding pursuant to the United States federal securities laws and the rules and regulations thereunder, commenced or initiated by the SEC arising out of, or relating to, the activities of the CBOE (and shall be deemed to agree that the Corporation may serve as the U.S. agent for purposes of service of process in such suit, action or proceeding), and the Corporation and each such director, officer or employee, in the case of any such director, officer or employee by virtue of his acceptance of any such position, shall be deemed to waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that it or they are not personally subject to the jurisdiction of the SEC, that such suit, action or proceeding is an inconvenient forum or that the venue of such suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or agency.

FOURTEENTH: To the fullest extent permitted by applicable law, all confidential information pertaining to the self-regulatory function of the CBOE (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of the CBOE that shall come into the possession of the Corporation shall: (1) not be made available to any Persons (other than as provided in the next sentence) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (2) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (3) not be used for any commercial purposes. Notwithstanding the foregoing sentence, nothing in this Certificate of Incorporation shall be interpreted so as to limit or impede the rights of the SEC or the CBOE to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the SEC or the CBOE. The Corporation’s books and records shall be subject at all times to inspection and copying by the SEC and by the CBOE; provided that, in the case of inspection and copying by the CBOE, such books and records are related to the operation or administration of the CBOE. The Corporation’s books and records related to the CBOE shall be maintained within the United States.

For so long as the Corporation directly or indirectly controls the CBOE, the books, records, premises, officers, directors and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors and employees of the CBOE for purposes of and subject to oversight pursuant to the Act.

FIFTEENTH: (a) The Corporation shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC and the CBOE pursuant to and to the extent of their respective regulatory authority, and shall take reasonable steps necessary to cause its agents to cooperate, with the SEC and, where applicable, the CBOE pursuant to its regulatory authority. No stockholder, employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against the Corporation or any director, officer or employee of the Corporation under this Section (a) of this Article Fifteenth.

(b)   The Corporation shall take reasonable steps necessary to cause its officers, directors and employees, prior to accepting a position as an officer, director or employee, as applicable, of the Corporation to consent in writing to the applicability to them of, Article Thirteenth, Article Fourteenth and Section (c) of this Article Fifteenth of this Certificate of Incorporation, as applicable, with respect to their activities related to the CBOE.

(c)   The Corporation, its directors, officers and employees shall give due regard to the preservation of the independence of the self-regulatory function of the CBOE and to obligations to investors and the general public and shall not take any actions that would interfere with the effectuation of any decisions by the board of directors or managers of the CBOE relating to its regulatory functions (including disciplinary matters) or that would interfere with the ability of CBOE to carry out its responsibilities under the Act.

SIXTEENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTEENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

IN WITNESS WHEREOF, CBOE Holdings, Inc. has caused this certificate to be signed as of this      day of January, 2007.

CBOE HOLDINGS, INC.
By:
Its:

ANNEX D

FORM OF

BYLAWS
of
CBOE HOLDINGS, INC.

(effective as of                        , 2006)

ARTICLE 1—OFFICES

1.1   Registered Offices.   The registered office of CBOE Holdings, Inc. (the “Corporation”) in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.

1.2   Other Offices.   The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

1.3   Books.   The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2—STOCKHOLDERS

2.1   Place of Meetings.   All meetings of stockholders shall be held at such place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors or the Chairman of the Board (or, if there is no Chairman of the Board, the Chief Executive Officer) or, if not so designated, at the principal place of business of the Corporation in Chicago, Illinois.

2.2   Annual Meeting.   The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on the third Tuesday in May of each year or such other date and at such time and at such place within or without the State of Delaware as shall be fixed by the Board of Directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office, or the Chairman of the Board (or, if there is no Chairman of the Board, the Chief Executive Officer) and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of stockholders shall be deemed to refer to such special meeting.

2.3   Special Meeting.   Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Special meetings may not be called by any other person or persons. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

2.4   Notice of Meetings.   Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given in any manner permitted by law not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.

The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

2.5   Voting List.   The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii)  during ordinary business hours, at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or the vote in person or by proxy at any meeting of stockholders.

2.6   Quorum.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

2.7   Adjournments.   Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the holders of a majority in voting power of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

2.8   Voting.   Except as otherwise provided by the General Corporation Law of the State of Delaware (“DGCL”), the Certificate of Incorporation or these Bylaws, each stockholder shall have one vote for each share of capital stock entitled to vote and held of record by such stockholder.

2.9   Proxy Representation.   Every stockholder may authorize another person or persons to act for him or her by proxy in all matters in any manner permitted by law. No proxy shall be voted or acted upon after three years from its date unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof. A proxy purporting to be authorized by or on behalf of a stockholder, if accepted by the Corporation in its discretion, shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

2.10   Action at Meeting.   When a quorum is present at any meeting, a plurality of the votes properly cast for the election of directors shall be sufficient to elect directors, and a majority of the votes properly cast upon any question other than an election of directors shall decide the question, except when a larger vote is required by law, by the Certificate of Incorporation or by these Bylaws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

2.11   Nomination of Directors.   Except with respect to the Corporation’s initial Board of Directors, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. The nomination for election to the Board of Directors of the Corporation at a meeting of stockholders may be made by the Nominating and Governance Committee or by any stockholder (i) who is a stockholder of record on the date of the notice given pursuant to this Section 2.11 and on the record date for the determination of stockholders entitled to vote at the Corporation’s annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.11. Such nominations, other than those made by or on behalf of the Nominating and Governance Committee, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then such nomination shall have been delivered to or mailed and received by the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first. Such notice shall set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of stock of the Corporation which are beneficially owned by such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he or she should so determine, he or she shall so declare to the meeting, and the defective nomination shall be disregarded.

2.12   Notice of Business at Annual Meetings.   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before an annual meeting by a stockholder (i) who is a stockholder of record on the date of the giving of notice provided for in this Section 2.12 and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (ii) who complies with the notice procedures set forth in this Section 2.12. For business to be properly brought before an annual meeting by a stockholder, if such business relates to the election of directors of the Corporation, the procedures in Section 2.11 must be complied with. If such business relates to any other matter, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then for the notice by the stockholder to be timely it must be so received not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first. To be in proper written form, a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation’s capital stock that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in Section 2.11 or this Section 2.12, except that any stockholder proposal which complies with Rule 14a-8 of the proxy rules, or any successor provision, promulgated under the Securities Exchange Act of 1934, as amended, and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Section 2.12.

The chairman of the meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 2.12, and, if he or she should so determine, the chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

2.13   Action without Meeting.   Stockholders may not take any action by written consent in lieu of a meeting.

2.14   Organization.   The Chairman of the Board, or in the Chairman of the Board’s absence, the Chief Executive Officer or President, shall call meetings of the stockholders to order and act as chairman of such meeting; provided, however, that the Board of Directors may appoint any stockholder to act as chairman of any meeting in the absence of the Chairman of the Board. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders; provided, however, that in the absence of the Secretary at any meeting of the stockholders, the chairman of such meeting may appoint any person to act as secretary of the meeting.

2.15   Inspectors of Election.   The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16   Conduct of Meetings.   The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE 3—DIRECTORS

3.1   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

3.2   Number; Election; Qualification and Term of Office.   The Board of the Corporation shall consist of not less than 11 and not more than 15 directors, and except as provided below with respect to the initial Board, the exact number shall be fixed by the Board from time to time pursuant to resolution adopted by the Board. The Directors shall be divided into two classes, as nearly equal in number as possible. The initial term of the Class I Directors selected to serve on the initial Board following the restructuring transaction will end with the first annual stockholders meeting to be held by the Corporation following the restructuring and the initial term of the Class II Directors will end with the second annual stockholders meeting following the restructuring transaction. Thereafter, Directors will serve two-year terms ending on the second annual meeting following the meeting at which such Directors were elected.

The initial Board of Directors following the restructuring of the Chicago Board Options Exchange, Incorporated (the “Exchange”) shall consist of 13 Directors, including the Chief Executive Officer. All Directors shall continue in office until their successors are elected or appointed and qualified, except in the event of earlier death, resignation or removal.

3.3   Independence of Directors.   At all times no less than two-thirds of the members of the Board of Directors shall satisfy the independence requirements for directors of the Corporation, as modified and amended by the Board of Directors from time to time.

3.4   Resignations, Removal and Disqualification.   (a) A director may resign at any time by giving written notice of his resignation to the Chairman of the Board or the Secretary, and such resignation, unless specifically contingent upon its acceptance, will be effective as of its date or of the date specified therein.

(b)   No director may be removed from office by a vote of the stockholders at any time except for cause. For purposes of this section, “cause” shall mean only (i) a breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) transactions from which a director derived an improper personal benefit. Any director may be removed for cause by the holders of a majority of the shares of capital stock then entitled to be voted at an election of directors.

3.5     Vacancies.   Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an increase in the number of the directors, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

3.6   Chairman of the Board.   The Board of Directors shall appoint one of the directors to serve as Chairman of the Board. The Chairman of the Board shall be the presiding officer at all meetings of the Board of Directors and Stockholders and shall exercise such other powers and perform such other duties as are delegated to the Chairman of the Board by the Board of Directors.

3.7   Acting Chairman and Vacancy in Chairman of the Board Position.   (a) In the absence or inability to act of the Chairman of the Board, the Board may designate an Acting Chairman of the Board. The Acting Chairman of the Board, in the absence or inability to act of the Chairman, shall be presiding officer at all meetings of the Board of Directors and shall exercise such other powers and perform such other duties as are delegated to the Acting Chairman by the Board of Directors. (b) If a vacancy occurs in the office of Chairman, the Board may fill such vacancy by the affirmative vote of at least a majority of the Directors then in office.

3.8   Regular Meetings.   Regular meetings of the Board of Directors shall be held at such time and at such place as shall from be determined by the Chairman of the Board with notice of such determination provided to the full the Board of Directors.

3.9   Special Meetings.   Special meetings of the Board of Directors may be called by the Chairman of the Board or the Chief Executive Officer and shall be called by the Secretary upon the written request of any four directors. The Secretary shall give at least 24 hours notice of such meeting to each director, either in person, by mail, messenger, overnight courier, facsimile machine, electronic mail or telephone. Every such notice shall state the time and place of the meeting which shall be fixed by the person calling the meeting, but need not state the purpose thereof except as otherwise required by statute.

3.10   Participation in Meetings.   The Board of Directors or any members of any committee of the Board of Directors designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at such meeting.

3.11   Action at Meeting.   At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

3.12   Action by Consent.   Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee of the Board of Directors, as applicable.

3.13   Compensation of Directors.   The directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 4—COMMITTEES

4.1   Designation of Committees.   The committees of the Board of Directors shall consist of an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and such other standing and special committees as may be approved by the Board of Directors. The Corporation shall have such other committees as may be provided in these Bylaws or as may be from time to time appointed by the Board of Directors. The Board of Directors shall designate the members of these other committees and may designate a Chairman and a Vice-Chairman thereof.

4.2   The Executive Committee.   The Executive Committee will include the Chairman of the Board, the Chief Executive Officer, the Lead Director, if any, and such other number of Directors that the Board deems appropriate, provided that at all times the majority of the directors serving on the Executive Committee must be independent Directors. Members of the Executive Committee (other than those specified in the immediately preceding sentence) shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. Members of the Executive Committee shall not be subject to removal except by the Board. The Chairman of the Board shall be the Chairman of the Executive Committee. Each member of this Committee shall be a voting member. The members of the Executive Committee shall serve for a term of one year expiring at the first regular meeting of the Board of Directors following the annual meeting of stockholders each year. The Executive Committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Exchange, except it shall not have the power and authority of the Board to (i) approve or adopt or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval, including, without limitation, amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, approving a sale, lease or exchange of all or substantially all of the Corporation’s property and assets, or approval of a dissolution of the Corporation or revocation of a dissolution, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.3   The Audit Committee.   The Audit Committee shall consist of at least three Directors, all of whom must be independent Directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The exact number of Audit Committee members shall be determined from time to time by the Board. Members of the Audit Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Audit Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Audit Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board and the Audit Committee Charter as adopted by resolution of the Board.

4.4   The Compensation Committee.   The Compensation Committee shall consist of at least three Directors, all of whom must be independent Directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. At all times at least one director on the Compensation Committee must be a stockholder of CBOE Holdings. The exact number of Compensation Committee members shall be determined from time to time by the Board. Members of the Compensation Committee shall not be subject to removal except by the Board. The Chairman of the Compensation Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Compensation Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board and the Compensation Committee Charter as adopted by resolution of the Board.

4.5   The Nominating and Governance Committee.   The Nominating and Governance Committee shall consist of at least seven directors and all of whom must be independent Directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The exact number of Nominating and Governance Committee members shall be determined from time to time by the Board of Directors. Members of the Nominating and Governance Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Nominating and Governance Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Nominating and Governance Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board of Directors and the Nominating and Governance Committee Charter as adopted by resolution of the Board of Directors.

4.6   Other.   All other committees shall have such duties and may exercise such authority as may be prescribed for them by the Board of Directors.

4.7   Conduct of Proceedings.   Except as otherwise provided in the Certificate of Incorporation or by resolution of the Board of Directors, each Chairman of each committee may determine the manner in which the committee proceedings shall be conducted. Committees shall keep minutes of their meetings and periodically report their proceedings to the Board of Directors and appropriate committees of the Board of Directors to the extent requested by the Board of Directors or Board committee.

ARTICLE 5—OFFICERS

5.1   Number and Election.   The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice-Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer, and such other officers as the Board of Directors may determine. The Chief Executive Officer shall be appointed by an affirmative vote of the majority of the Board of Directors, and may, but need not be the Chairman of the Board of Directors. Such affirmative vote may also prescribe his duties not inconsistent with these Bylaws and may prescribe a tenure of office.

No officer shall be a member or affiliated with a member or a broker or a dealer in securities or commodities. Two or more offices may be held by the same person, except the offices of Chief Executive Officer and Secretary, or President and Secretary may not be held by the same person. The compensation of all officers of the Corporation chosen by the Board of Directors shall be fixed by the Board of Directors.

5.2   Chief Executive Officer.   The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. The Chief Executive Officer shall be the official representative of the Corporation in all public matters. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board of Directors may from time to time prescribe and that are incident to the office of Chief Executive Officer. The Chief Executive Officer shall not engage in any other business during his incumbency except with approval of the Board, and by his acceptance of the office of Chief Executive Officer he shall be deemed to have agreed to uphold these Bylaws.

5.3   President.   The President shall be the chief operating officer of the Corporation and shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the President shall perform the officer duties of the Chief Executive Officer and, when so performing, shall have all the powers of and be subject to all the restrictions upon the office of Chief Executive Officer.

5.4   Chief Financial Officer.   The Chief Financial Officer shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate all books and accounts of the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chief Executive Officer or the Board of Directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation.

5.5   Vice Presidents.   Vice Presidents shall perform the duties prescribed by the Board, the Chief Executive Officer or President.

5.6   Secretary.   The Secretary shall attend all meetings of stockholders and of the Board of Directors; the Secretary shall keep official records of meetings of stockholders at which action is taken and of meetings of the Board; the Secretary shall, in person or by representative, perform like services for the standing and special committees when required; the Secretary shall give notice of meetings of stockholders and of special meetings of the Board of Directors in accordance with the provisions of these Bylaws or as required by statute; the Secretary shall be custodian of the books, records, and corporate seal of the Corporation and attest, upon behalf of the Corporation, all contracts and other documents requiring authentication; the Secretary shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or President.

5.7   Treasurer.   The Treasurer shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers that are incident to the office of Treasurer, including without limitation the duty to keep and be responsible for all funds of the Corporation.

5.8   Qualification and Tenure.   No officer need be a stockholder of the Corporation. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him or her, or until his earlier death, resignation or removal.

5.9   Resignation.   Any officer may resign by delivering such officer’s written resignation to the Corporation at its principal office or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.10   Removals.   Any officer appointed by the Board of Directors may be removed at any time by the Board of Directors, the Chief Executive Officer or the President; provided that the Chief Executive Officer can only be removed by the Board. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any vacancies occurring in any office of the Corporation at any time may be filled by the Board or an officer authorized by the Board to appoint a person to hold such office.

5.11   Vacancies.   The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Secretary and Treasurer. Each such successor shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

5.12   Salaries.   Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors. No officer shall be prevented from receiving such salary by reason of the fact that the officer is also a director of the Corporation.

ARTICLE 6—CAPITAL STOCK

6.1   Issuance of Stock.   Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

6.2   Certificates of Stock.   (a) The shares of stock in the Corporation shall be represented by certificates; provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to any such shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. If shares of stock in the Corporation are certificated, any signature on such certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

(b)   Certificates representing shares of stock of the Corporation may bear such legends regarding restrictions on transfer or other matters as any officer or officers of the Corporation may determine to be appropriate and lawful. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise required by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares of any class or series of stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3     Transfers.   The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates, if such shares are registered by certificate, shall be surrendered to the Corporation by the delivery thereof to the person in charge the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

6.4   Lost, Stolen or Destroyed Certificates.   The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Corporation may require for the protection of the Corporation or any transfer agent or registrar.

6.5   Record Date.   The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

6.6   Dividends.   Subject to limitations contained in the General Corporation Law of the State of Delaware (“DGCL”), the Certificate of Incorporation and these Bylaws, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

ARTICLE 7—RESERVED

ARTICLE 8—NOTICES

8.1   Notices.   Except as provided in Section 8.2 and to the extent permitted by law, any notice required to be given by these Bylaws or otherwise shall be deemed to have been given:

(a)    in person upon delivery of the notice in person to the person to whom such notice is addressed;

(b)   by mail upon deposit of the notice in the United States mail, enclosed in a postage prepaid envelope;

(c)    by messenger or overnight courier service upon provision of the notice to the messenger or courier service, provided that the delivery method does not require payment of the messenger or courier service fee to deliver the notice by the person to whom the notice is addressed;

(d)   by facsimile machine upon acknowledgment by the facsimile machine used to transmit the notice of the successful transmission of the notice;

(e)    by electronic mail upon electronic transmission of the notice; and

(f)    by telephone when received.

Any such notice must be addressed to its intended recipient at the intended recipient’s address (including the intended recipient’s business or residence address, facsimile number, electronic address, or telephone number, as applicable) as it appears on the books and records of the Corporation, or if no address appears on such books and records, then at such address as shall be otherwise known to the Secretary, or if no such address appears on such books and records, then in care of the registered agent of the Corporation in the State of Delaware. In the event that a notice is not provided in conformity with the provisions of this Section 8.1, the notice will be deemed to have been given to its intended recipient upon any receipt of the notice by its intended recipient. Whenever, by any provisions of statute, the Certificate of Incorporation, these Bylaws or otherwise, any notice is required to be given any specified number of days before any meeting or event, the day on which such notice was given shall be counted but the day of such meeting or other event shall not be counted in determining whether or not notice has been given in proper time in a particular case.

8.2   Electronic Notice.   Whenever any notice whatsoever is required to be given in writing to any stockholder by law, by the Certificate of Incorporation or by these Bylaws, such notice may be given by a form of electronic transmission if the stockholder to whom such notice is given has previously consented to the receipt of notice by electronic transmission.

8.3   Waiver of Notice.   Whenever notice is required to be given under the provisions of any statute, the Certificate of Incorporation, these Bylaws, or otherwise, a written waiver thereof, signed by the person entitled to notice, or his proxy in the case of a stockholder, whether before or after the time stated therein shall be deemed equivalent to notice. Except as may be otherwise specifically provided by statute, any waiver by mail, messenger, overnight courier, facsimile machine, or electronic mail, bearing the name of the person entitled to notice shall be deemed a written waiver duly signed. Attendance of a person at a meeting, including attendance by proxy in the case of a stockholder, shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business the meeting is not lawfully called or convened. Except as required by statute or the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or any committee need be specified in any written waiver of notice.

ARTICLE 9—GENERAL PROVISIONS

9.1   Fiscal Year.   Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation ends on the close of business on December 31 of each year.

9.2   Corporate Seal.   The corporate seal, if any, shall be in such form as shall be approved by the Board of Directors or an officer of the Corporation.

9.3   Voting of Securities.   Except as the Board of Directors may otherwise designate, the Chief Executive Officer or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this Corporation.

9.4   Evidence of Authority.   A certificate by the Secretary, or Assistant Secretary, as to any action taken by the stockholders, Board of Directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

9.5   Certificate of Incorporation.   All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

9.6   Transactions with Interested Parties.   No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, limited liability company, partnership, association or other organization in which one or more of the directors or officers are directors, managers or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director, manager or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

(1)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of

Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(2)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)   The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee of the Board of Directors or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee at which the contract or transaction is authorized.

9.7   Severability.   Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

9.8   Pronouns.   All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

9.9   Contracts.   In addition to the powers otherwise granted to officers pursuant to Article 5 hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

9.10   Loans.   The Corporation may, to the extent permitted by applicable law, lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this Section 9.10 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

9.11   Records.   The Certificate of Incorporation, Bylaws and the proceedings of all meetings of the stockholders, the Board of Directors, the Executive Committee and any other committee of the Board of Directors shall be recorded in appropriate minute books provided for this purpose or in any other information storage device (whether in paper or electronic form), provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any such records so kept upon the request of any person entitled to inspect the same.

9.12   Section Headings.   Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

9.13   Inconsistent Provisions.   In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE 10—AMENDMENTS

10.1   Amendment.   These Bylaws may be amended or repealed, and new Bylaws may be adopted at any time, by a majority of the Board of Directors. Stockholders of the Corporation may amend or repeal any Bylaw; provided that notice of the proposed change was given in the notice of the stockholders meeting at which such action is to be taken and, provided, further, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or the Certificate of Incorporation, the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of these Bylaws.

10.2   Submission to Board of Exchange.   Notwithstanding Section 10.1, for so long as the Corporation shall control, directly or indirectly, the Exchange, before any amendment or repeal of any provision of these Bylaws shall be effective, such amendment or repeal shall be submitted to the board of directors of the Exchange, and if such board of directors shall determine that, under the Act, such amendment or repeal must be filed with or filed with and approved by the Securities and Exchange Commission before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with or filed with and approved by the Securities and Exchange Commission, as the case may be.

ANNEX E

FORM OF

CERTIFICATE OF INCORPORATION
of
CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED

FIRST:   The name of the corporation (the “Corporation”) is CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED.

SECOND:   The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company.

THIRD:   The nature of the business or purposes to be conducted or promoted by the Corporation is:

a)     To conduct and carry on the function of an “exchange” within the meaning of that term in the Securities Exchange Act of 1934 (the “Act”), as amended;

b)     To provide a securities market place with high standards of honor and integrity among its members and other persons holding rights to access the Corporation’s facilities and to promote and maintain just and equitable principles of trade and business. A “member” is a any individual, corporation, partnership, limited liability company or other entity authorized by the Rules (i) that holds the right to access the Corporation’s facilities or (ii) who is otherwise deemed a member pursuant to the Act; and

c)     To engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH:   The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock having a par value of $0.01 per share. CBOE Holdings, Inc. will be the sole owner of the stock.

FIFTH:   (a) The governing body of the Corporation shall be its Board of Directors. The business and affairs of the Corporation shall be managed by the Board of Directors. The Board of Directors may confer management authority, powers and duties on a committee or committees of the Corporation established pursuant to the Bylaws or Rules as hereafter provided. In addition to any committees of the Board of Directors, the Bylaws or Rules of the Corporation may provide for the establishment of one or more other committees (the members of which shall be selected as provided in the Bylaws or Rules and need not be members of the Board of Directors, stockholders of the Corporation or members of the Corporation’s exchange market), each of whom shall have the authority, powers and duties, including such authority, powers and duties in the management of the business and affairs of the Corporation, as the Bylaws or Rules shall provide.

(b)   The Board of Directors of the Corporation shall consist of not less than 11 and not more than 15 directors, the exact number to be fixed in accordance with the Bylaws of the Corporation.

(c)   Only persons who are nominated by the Nominating and Governance Committee shall be eligible for election as directors. The Nominating and Governance Committee shall be bound to accept and nominate (a) the individual(s) recommended by the Industry Director Subcommittee for nomination as Industry Director, provided that the individuals so nominated by the Industry Director Subcommittee are not opposed by a petition candidate or (b) the individual(s) who receive the most votes pursuant to a petition election as set forth in Section 3.2 of the Bylaws.

SIXTH:   (a) The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director, officer or member of a committee of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with a proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section (c) of this Article Sixth, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

(b)   Expenses (including attorneys’ fees) incurred by a Covered Person in defending a proceeding, including appeals, shall be paid by the Corporation in advance of the final disposition of such proceeding; provided, however, that the Corporation shall not be required to advance any expenses to a person against whom the Corporation directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a Covered Person shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such Covered Person is not entitled to be indemnified for such expenses under this Article Sixth.

(c)   If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Sixth is not paid in full within thirty days after a written claim therefore by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)   The provisions of this Article Sixth shall be deemed to be a contract between the Corporation and each Covered Person who serves in any such capacity at any time while this Article Sixth is in effect, and any repeal or modification of any applicable law or of this Article Sixth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(e)   Persons not expressly covered by the foregoing provisions of this Article Sixth, such as those (x) who are or were employees or agents of the Corporation, or are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, or (y) who are or were directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger in which the Corporation was the resulting or surviving corporation, or who are or were serving at the request of such constituent corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified or advanced expenses to the extent authorized at any time or from time to time by the Board of Directors.

(f)    The rights conferred on any Covered Person by this Article Sixth shall not be deemed exclusive of any other rights to which such Covered Person may be entitled by law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(g)   The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

(h)   Any repeal or modification of the foregoing provisions of this Article Sixth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(i)    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, manager, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article Sixth), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

SEVENTH:   The Corporation reserves the right to amend this certificate of incorporation, and to change or repeal any provision of this certificate of incorporation, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by this certificate of incorporation are granted subject to this reservation. Before any amendment to, or repeal of, any provision of this certificate of incorporation shall be effective, those changes shall be submitted to the Board of Directors and if the Board shall determine that under the Act, the same must be filed with or filed with and approved by the Securities and Exchange Commission (the “Commission”) before the changes may be effective, then the proposed changes to this certificate of incorporation shall not be effective until filed with or filed with and approved by the Commission, as the case may be.

EIGHTH:   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH:   Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

TENTH:   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

ANNEX F

FORM OF

BYLAWS OF

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED

ARTICLE I Definitions

Section 1.1. Definitions.

When used in these Bylaws, except as expressly otherwise provided or unless the context otherwise requires:

(a)   The term “Act” means the Securities Exchange Act of 1934, as amended.

(b)   The term “Board” means the Board of Directors of the Exchange.

(c)    The term “Exchange” means the Chicago Board Options Exchange, Incorporated or its exchange market.

(d)   The term “member” means any individual, corporation, partnership, limited liability company or other entity authorized by the Rules (i) that holds a trading permit of the Exchange or (ii) that is otherwise deemed a member pursuant to the Act. If a member is not a natural person, the member may also be referred to as a “member organization.” Unless the context requires otherwise, the term member shall refer to an individual member or a member organization. A member is a “member” for purposes of the Act, however, one’s status as a member does not confer on that individual any ownership interest in the Exchange.

(e)    The term “Rules” means the rules of the Exchange as adopted or amended from time to time.

ARTICLE II Stockholders

Section 2.1. Place of Meetings.

All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the Chairman of the Board (or, if there is no Chairman of the Board, the Chief Executive Officer) or, if not so designated, at the principal place of business of the Exchange in Chicago, Illinois.

Section 2.2. Annual Meetings.

An annual meeting of stockholders shall be held on the third Tuesday in May of each year or such other date as may be fixed by the Board of Directors, at such time as may be designated by the Secretary prior to the giving of notice of the meeting, for the purpose of electing Directors to fill expiring terms and any vacancies in unexpired terms and for the transaction of business as may properly come before the meeting.

Section 2.3. Special Meetings.

Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board, the Vice Chairman of the Board or the Board of Directors.

Section 2.4. Notice of Stockholders’ Meetings.

Unless otherwise prescribed by statute or the Certificate of Incorporation, written notice of each meeting of stockholders, stating the date, time and place thereof, and, in the case of special meetings, the purpose or purposes for which such meeting is called, shall be given to each stockholder of record entitled to vote thereat not more than 60 days and at least 10 days before the date of the meeting.

Section 2.5 Quorum and Adjournments.

Except as otherwise provided by statute or the Certificate of Incorporation, a majority of the outstanding stock of the Exchange entitled to vote at the meeting, when present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business. If such quorum shall not be present or represented by proxy at any meeting of stockholders, holders of a majority of the stock present in person or represented by proxy at the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting unless otherwise required by statute, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally notified. Nothing in these Bylaws shall affect the right to adjourn a meeting from time to time where a quorum is present.

Section 2.6. Voting by Stockholders.

With respect to any question brought before a meeting, when a quorum is present, a majority of the votes properly cast on any question shall decide the question, unless the question is one upon which by express provision of statute or the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control. Notwithstanding the preceding sentence, a plurality of votes properly cast shall elect the Directors.

Section 2.7. Determination of Stockholders of Record.

(a)   The Board of Directors may fix a record date to determine the stockholders entitled to notice of and to vote at a meeting of stockholders or any adjournment thereof (“Record Date”). The Record Date shall not be more than 60 days nor less than 10 days before the date of the meeting.

(b)   If no Record Date is fixed by the Board of Directors for a meeting of stockholders, the Record Date for the meeting shall be at the close of business on the day preceding the date on which notice of the meeting is given by the Exchange.

(c)   A Record Date shall apply to any adjournment of a meeting of stockholders; provided, however, that the Board of Directors may fix a new Record Date for the adjourned meeting.

Section 2.8. Action by Written Consent of Stockholders.

Unless otherwise restricted by the Certificate of Incorporation, any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on that matter were present and voted and shall be delivered to the Exchange in the manner required by law at its registered office within the State of Delaware or at its principal place of business or to an officer or agent of the Exchange having custody of the book in which proceedings of meetings of stockholders of the Exchange are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to in the consent unless, within 60 days of the earliest dated consent delivered to the Exchange, written consents signed by a sufficient number of holders to take action are delivered to the Exchange as required by these Bylaws or by applicable law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.

ARTICLE III Board of Directors

Section 3.1. Number, Election and Term of Office of Directors.

The Board of the Exchange shall consist of not less than 11 and not more than 15 directors, and except as provided below with respect to the initial Board of Directors following the restructuring of the Exchange pursuant to the agreement and Plan of Merger dated                     , 2007 (the “Restructuring Transaction”), the exact number to be fixed by the Board from time to time pursuant to resolution adopted by the Board. Initially following the Restructuring Transaction, whereby the Exchange will become a wholly-owned subsidiary of CBOE Holdings, Inc., the Board of Directors shall consist of 13 Directors, including the Chief Executive Officer, seven Non-Industry Directors and five Industry Directors. The number of Non-Industry Directors and Industry Directors may be increased from time to time by resolution adopted by the Board, but in no event shall the number of Industry Directors constitute less than 30% of the members of the Board and in no event shall the number of Non-Industry Directors constitute less than a majority of the members of the Board. In addition, at all times at least 20% of Directors serving on the board shall be Industry Directors nominated (or otherwise selected through the petition process) as provided for in Section 3.2 by the Industry-Director Subcommittee. A “Non-Industry Director” is a person who not an Industry Director. An “industry director” is any director who (i) is a holder of a trading permit of the Exchange or otherwise subject to regulation by the Exchange, (ii) is a broker-dealer or an officer, director or employee of a broker-dealer or has been employed in any such capacity at any time within the prior three years, or (iii) has a consulting or employment relationship with or has provided professional services to the Exchange or has had such a relationship or has provided such services at any time within the prior three years. Notwithstanding the foregoing, a director shall not be deemed to be an “industry director” solely because the person is or was an officer, director or employee of a broker-dealer (A) when the only function of the broker-dealer is to engage in securities-related activities of affiliates of the broker-dealer, or (B) when the revenues of the broker-dealer do not account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated; provided that the broker-dealer is not a holder of a trading permit of the Exchange or otherwise subject to regulation by the Exchange. A Director shall qualify as a Non-Industry Director only so long as such Director meets the requirements for that position.

The Directors will be divided into two classes, as nearly equal in number as possible. The initial term of the Class I Directors selected to serve on the initial Board following the Restructuring Transaction will end with the first annual stockholders meeting to be held by the Exchange following the Restructuring Transaction, and the initial term of the Class II Directors will end with the second annual stockholders meeting following the Restructuring Transaction. Thereafter, Directors will serve two-year terms ending on the second annual meeting following the meeting at which such Directors were elected. Class I Directors will initially consist of the Chief Executive Officer, three Non-Industry Directors and two Industry Directors (one of whom is an Industry Director nominated by the Industry-Director Subcommittee). Class II Directors will initially consist of four Non-Industry Directors and three Industry Directors (two of whom are Industry Directors nominated by the Industry-Director Subcommittee). All Directors shall continue in office until their successors are elected or appointed and qualified, except in the event of their earlier death, resignation or removal.

Only persons who are nominated by the Nominating and Governance Committee shall be eligible for election as directors.

Section 3.2. Nomination of Industry Directors.

All candidates for election as director shall be nominated by the Nominating and Governance Committee. The Industry Director Subcommittee of the Nominating and Governance Committee shall select a number of Industry Directors that equals 20% of the total number of directors serving on the board, provided that if 20% of the directors then serving on the board is not a whole number, such number of directors to selected by the Industry Director Subcommittee shall be rounded up to the next whole number. Industry Directors not selected by the Industry Director Subcommittee shall be selected by the Nominating and Governance Committee. The Industry Director Subcommittee shall consist of all of the Industry Directors then serving on the Nominating and Governance Committee. The Nominating and Governance Committee shall be bound to accept and nominate (a) the individual(s) recommended by the Industry Director Subcommittee for nomination as Industry Director, provided that the individuals so nominated by the Industry Director Subcommittee are not opposed by a petition candidate or (b) the individual(s) who receive the most votes pursuant to a petition election as set forth in this Section 3.2.

The Industry Director Subcommittee shall provide a mechanism for holders of trading permits to provide input to the Industry-Director Subcommittee with respect to nominees for the Industry Director to be nominated by the Industry-Director Subcommittee. The Industry Director Subcommittee shall issue a circular to the holders of trading permits of the Exchange identifying the nominees selected by the committee for Industry Director not later than January 15th, or the first business day thereafter if January 15th is not a business day.

Holders of trading permits may nominate candidates for election to one of the Industry Directors positions to be selected by the Industry Director Subcommittee and open in a given year by submitting a petition signed by individuals representing not less than 10% of the total outstanding trading permits at that time. Petitions must be filed with the Secretary no later than 5:00 p.m. (Chicago time) on the Monday preceding the 1st Friday in February, or the first business day thereafter in the event that Monday occurs on a holiday. The names of all nominees selected by the Industry Director Subcommittee and those selected pursuant to a valid and timely petition shall, immediately following their selection, be given to the Secretary who shall promptly issue a circular to the members of the Exchange identifying all such candidates.

If one or more valid petitions are received, the Secretary shall issue a circular to the members of the Exchange identifying those individuals nominated by the Industry Director Subcommittee and those individuals nominated through the petition process as well as of the time and date of an election, to be held at least 20 days prior to the mailing of any notice of the annual stockholders’ meeting. In such elections, each holder of a trading permit shall have one vote with respect to each trading permit held by such member for each Industry Director position that is to be selected by the Industry Director Subcommittee that year. Votes may be cast in person or by proxy. Additionally, in such elections, trading permits representing one-third of the total outstanding trading permits entitled to vote, when present in person or represented by proxy, shall constitute a quorum for purposes of the petition vote. The Secretary shall issue a circular to the members of the Exchange setting forth the results of the election. The number of individual nominees equal to the number of Industry Director positions to be selected by the Industry Director Subcommittee that year receiving the largest number of votes shall be the persons approved by the members as the Industry Director nominees and shall be the persons that the Industry Director Subcommittee must recommend to the Nominating and Governance Committee as the Industry Director nominees for that year.

The sole judge of whether a candidate satisfies the applicable qualifications for election to the Board shall be the Nominating and Governance Committee, and the decision of that committee shall be final.

Section 3.3. Powers of the Board.

The Board of Directors shall be the governing body of the Exchange and shall be vested with all powers necessary for the management of the business and affairs of the Exchange and for the promotion of its welfare, objects and purposes. The Board shall regulate the business conduct of members and may exercise all such powers of the Exchange and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by others. In the exercise of such powers, the Board may organize such subsidiary corporations, impose such fees and charges, adopt or amend such Rules, issue such orders and directions, and make such decisions as it deems necessary or appropriate. It may prescribe and impose penalties for violations of the Constitution or Rules, for neglect or refusal to comply with orders, directions or decisions of the Board, or for any other offenses against the Exchange.

Section 3.4. Resignation, Disqualification and Removal of Directors.

(a)   A Director may resign at any time by giving written notice of his resignation to the Chairman of the Board or the Secretary, and such resignation, unless specifically contingent upon its acceptance, will be effective as of its date or of the date specified therein.

(b)   In the event any Industry Director or Non-Industry Director fails to maintain the qualifications required for such category of Director in Section 3.1 hereof, of which failure the Board of Directors shall be the sole judge, such Director shall thereupon cease to be a Director, his office shall become vacant and the vacancy may be filled by the Board with a person who qualifies for the category in which the vacancy exists. Notwithstanding the foregoing, unless otherwise required by statute, the certificate of incorporation, regulations of the Securities and Exchange Commission or, if applicable, the regulations of any listing exchange on which the Exchange is listed, a Director who fails to maintain the applicable qualifications may be allowed the later of (i) 45 days from the date when the Board determines the Director is unqualified or (ii) until the next regular Board meeting following the date when the Board makes such determination, in which to requalify. During any such period up until the time when the Director requalifies, the Director shall be deemed not to hold office and the seat formerly held by the Director shall be deemed to be vacant for all purposes. The Board of Directors shall be the sole judge of whether the Director has requalified. If a Director is determined to have requalified, the Board, in its sole discretion, may fill an existing vacancy in the Board or may increase the size of the Board of Directors, as necessary, to appoint such Director to the Board; provided, however, that the Board shall be under no obligation to return such Director to the Board.

(c)   No director may be removed from office by a vote of the stockholders at any time except for cause. For purposes of this section, “cause” shall mean only (i) a breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) transactions from which a director derived an improper personal benefit. Any director may be removed for cause by the holders of a majority of the shares of stock then entitled to be voted at an election of directors.

Section 3.5. Filling of Vacancies.

Any vacancy in the Board, however occurring, including a vacancy resulting from an increase in the number of the Directors, may be filled by vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. A Director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

Section 3.6. Chairman of the Board of Directors.

The Board of Directors shall appoint one of the directors to serve as Chairman of the Board. The Chairman of the Board shall be the presiding officer at all meetings of the Board of Directors and Stockholders and shall exercise such other powers and perform such other duties as are delegated to him or her by the Board of Directors.

Section 3.7. Vice Chairman of the Board.

Each year following the annual election of the directors, the Board of Directors shall select, from among the Industry Directors, a Vice Chairman of the Board of Directors to serve for a term of one year and until a successor is elected or appointed and qualified. The Vice Chairman shall (i) preside over the meetings of the Board of Directors in the event the Chairman of the Board is absent or unable to do so, (ii) serve as chair the Trading Advisory Committee, (iii) except as otherwise provided in the Rules or resolution of the Board, appoint, subject to the approval of the Board of Directors, the individuals to serve on all member committees established in the Rules or by resolution of the Board, and (iv) exercise such other powers and perform such other duties as are delegated to the Vice Chairman of the Board by the Board of Directors.

Section 3.8. Acting Chairman and Vacancy in Chairman of the Board Position.

(a)   In the absence or inability to act of the Chairman of the Board and the Vice Chairman of the Board, the Board may designate an Acting Chairman of the Board. The Acting Chairman of the Board, in the absence or inability to act of the Chairman and Vice Chairman of the Board, shall be presiding officer at all meetings of the Board of Directors and shall exercise such other powers and perform such other duties as are delegated to the Acting Chairman by the Board of Directors.

(b)   If a vacancy occurs in the office of Chairman, the Board may fill such vacancy by the affirmative vote of at least a majority of the Directors then in office.

Section 3.9. Quorum.

At all meetings of the Board, two-thirds of the number of Directors then in office shall constitute a quorum for the transaction of business, and the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute or the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board, a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.10. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such time and at such place as shall from time to time be determined by the Chairman of the Board with notice of such determination provided to the full Board of Directors.

Section 3.11. Special Meetings.

Special meetings of the Board may be called by the Chairman of the Board or the Vice Chairman of the Board and shall be called by the Secretary upon the written request of any four Directors. The Secretary shall give at least 24 hours notice of such meeting to each Director, in a manner permitted by Section 7.1. Every such notice shall state the time and place of the meeting which shall be fixed by the person calling the meeting, but need not state the purpose thereof except as otherwise required by statute.

Section 3.12. Participation in Meeting.

Members of the Board or of any committee thereof may participate in a meeting of the Board or such committee by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such a meeting.

Section 3.13. Action by Written Consent.

Unless otherwise restricted by statute or the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission are filed with the minutes of proceedings of the Board or of such committee.

Section 3.14. Interested Directors.

No Director shall be disqualified from participating in any meeting, action or proceeding of the Board by reason of being or having been a member of a committee which has made prior inquiry, examination or investigation of the subject under consideration. No Director shall participate in the adjudication of any matter in which he is personally interested, although interested Directors may be counted in determining the presence of a quorum at the meeting of the Board or of a committee which authorizes actions with respect to such matter.

ARTICLE IV Committees

Section 4.1. Designation of Committees.

The committees of the Board of Directors shall consist of an Executive Committee, an Audit Committee, a Compensation Committee, a Regulatory Oversight Committee, a Nominating and Governance Committee and such other standing and special committees as may be approved by the Board of Directors. The Exchange shall have a Trading Advisory Committee and such other committees as may be provided in these Bylaws or the Rules or as may be from time to time appointed by the Board. The Board shall designate the members of these other committees and may designate a Chairman and a Vice-Chairman thereof.

Section 4.2. The Executive Committee.

The Executive Committee will include the Chairman of the Board, the Chief Executive Officer, the Vice Chairman of the Board, the lead director, if any, and such other number of Directors that the Board deems appropriate, provided that at all times the majority of the directors serving on the Executive Committee must be Non-Industry Directors. Members of the Executive Committee (other than those specified in the immediately preceding sentence) shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. Members of the Executive Committee shall not be subject to removal except by the Board. The Chairman of the Board shall be the Chairman of the Executive Committee. Each member of this Committee shall be a voting member. The members of the Executive Committee shall serve for a term of one year expiring at the first regular meeting of Directors following the annual meeting of stockholders each year. The Executive Committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Exchange, except it shall not have the power and authority of the Board to (i) approve or adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval, including without limitation, amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, approving a sale, lease or exchange of all or substantially all of the Exchange’s property and assets, or approval of a dissolution of the Exchange or revocation of a dissolution, or (ii) adopt, amend or repeal any bylaw of the Exchange.

Section 4.3. The Audit Committee.

The Audit Committee shall consist of at least three Directors, all of whom must be Non-Industry Directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The exact number of Audit Committee members shall be determined from time to time by the Board. Members of the Audit Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Audit Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Audit Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board and the Audit Committee Charter as adopted by resolution of the Board.

Section 4.4. The Compensation Committee.

The Compensation Committee shall consist of at least three Directors, all of whom must be Non-Industry Directors and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. At all times at least one director on the Compensation committee must be a stockholder of CBOE Holdings, Inc. The exact number of Compensation Committee members shall be determined from time to time by the Board. Members of the Compensation Committee shall not be subject to removal except by the Board. The Chairman of the Compensation Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Compensation Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board and the Compensation Committee Charter as adopted by resolution of the Board.

Section 4.5. The Nominating and Governance Committee.

The Nominating and Governance Committee shall consist of at least seven Directors, a majority of whom shall be Non-Industry Directors, and all of whom shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The exact number of Nominating and Governance Committee members shall be determined from time to time by the Board of Directors. Members of the Nominating and Governance Committee shall not be subject to removal except by the Board of Directors. The Chairman of the Nominating and Governance Committee shall be recommended by the Nominating and Governance Committee for approval by the Board of Directors. The Nominating and Governance Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board of Directors and the Nominating and Governance Committee Charter as adopted by resolution of the Board of Directors.

Section 4.6. The Regulatory Oversight Committee.

The Regulatory Oversight Committee shall consist of at least four Directors, all of whom shall be Non-Industry Directors and all of whom shall be recommended by the Non-Industry Directors on the Nominating and Governance Committee for approval by the Board of Directors. The exact number to be determined from time to time by the Board. Members of the Regulatory Oversight Committee shall not be subject to removal except by the Board. The Chairman of the Regulatory Oversight shall be recommended by the Non-Industry Directors of the Nominating and Governance Committee for approval by the Board of Directors. The Regulatory Oversight Committee shall have such duties and may exercise such authority as may be prescribed by resolution of the Board, these Bylaws or the Rules of the Exchange.

Section 4.7. Trading Advisory Committee.

The Trading Advisory Committee shall advise the Office of the Chairman regarding matters of interest to members. It shall consist of such number of members as set by the board of directors from time to time. The majority of the members of the Trading Advisory Committee shall be individuals involved in trading either directly or through their firms. The Vice Chairman shall be the Chairman of the Trading Advisory Committee and shall recommend to the Board who the other members of the committee should be.

Section 4.8. Other.

All other committees shall have such duties and may exercise such authority as may be prescribed for them by the Certificate of Incorporation or Rules or by resolution of the Board.

Section 4.9. Conduct of Proceedings.

Except as otherwise provided in the Certificate of Incorporation, Rules or by resolution of the Board, the Chairman of each committee may determine the manner in which committee proceedings shall be conducted. Committees shall keep minutes of their meetings and periodically report their proceedings to the Board of Directors and appropriate committees of the Board to the extent requested by the Board or Board committee.

ARTICLE V Officers

Section 5.1. Designation; Number; Election.

(a)   The officers of the Exchange shall be a Chief Executive Officer, a Vice Chairman, a President, one or more Vice-Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer, and such other officers as the Board may determine. The Chief Executive Officer shall be appointed by an affirmative vote of the majority of the Board of Directors, and may, but need not be the Chairman of the Board of Directors. Such affirmative vote may also prescribe his duties not inconsistent with these Bylaws and may prescribe a tenure of office. The remaining officers of the Exchange shall be appointed by the Board, each to serve until a successor has been duly chosen and qualified or until the officer’s earlier death, resignation or removal.

(b)   No officer, except the Vice Chairman, shall be a member or affiliated with a member or a broker or a dealer in securities or commodities. Two or more offices may be held by the same person, except the offices of Chief Executive Officer and President, Chief Executive Officer and Secretary, or President and Secretary may not be held by the same person. The compensation of all officers of the Exchange chosen by the Board shall be fixed by the Board.

Section 5.2. Chief Executive Officer.

The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. The Chief Executive Officer shall be the official representative of the Corporation in all public matters. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board of Directors may from time to time prescribe and that are incident to such office. The Chief Executive Officer shall not engage in any other business during his incumbency except with approval of the Board, and by his acceptance of the office of Chief Executive Officer he shall be deemed to have agreed to uphold these Bylaws.

Section 5.3. Vice Chairman.

The Vice Chairman shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Vice Chairman shall preside at meetings of the members. The Vice Chairman shall be responsible for the coordination of the activities of all member committees.

Section 5.4. President.

The President shall be the chief operating officer of the Corporation and shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the President shall perform the officer duties of the Chief Executive Officer and, when so performing, shall have all the powers of and be subject to all the restrictions upon the office of Chief Executive Officer.

Section 5.5. Chief Financial Officer..

The Chief Financial Officer shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Chief Financial Officer shall have the custody of the Exchange’s funds and securities; shall keep full and accurate all books and accounts of the Exchange as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Exchange as may be ordered by the Chief Executive Officer or the Board of Directors; shall cause the funds of the Exchange to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Exchange.

Section 5.6. Vice Presidents.

Vice Presidents shall perform the duties prescribed by the Board, Chief Executive Officer or President.

Section 5.7. Secretary.

The Secretary shall keep official records of meetings of stockholders and of members at which action is taken and of all meetings of the Board; the Secretary shall, in person or by representative, perform like services for the standing and special committees when required; the Secretary shall give notice of meetings of stockholders and of members and of special meetings of the Board in accordance with the provisions of the Rules or these Bylaws or as required by statute; the Secretary shall post all notices which may be required to be posted upon the Exchange website; the Secretary shall be custodian of the books, records, and corporate seal of the Exchange and attest, upon behalf of the Exchange, all contracts and other documents requiring authentication; the Secretary shall perform such other duties as may be prescribed by the Board, Chairman of the Board, Chief Executive Officer or President.

Section 5.8. Treasurer.

The Treasurer shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers that are incident to the office of Treasurer, including without limitation the duty to keep and be responsible for all funds of the Exchange.

Section 5.9. Removals.

Any officer appointed by the Board of Directors may be removed at any time by the Board of Directors, the Chief Executive Officer or the President; provided that the Chief Executive Officer can only be removed by the Board. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any vacancies occurring in any office of the Corporation at any time may be filled by the Board or an officer authorized by the Board to appoint a person to hold such office.

Section 5.10. Resignations.

Any officer may resign by delivering such officer’s written resignation to the Exchange at its principal office or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 5.11. Vacancies..

The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Secretary and Treasurer. Each such successor shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

Section 5.12. Qualification and Tenure..

Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him or her, or until his earlier death, resignation or removal.

ARTICLE VI Reserved

ARTICLE VII Notices

Section 7.1. Notices.

Except as provided in Section 7.2 and to the extent permitted by law, any notice required to be given by the Bylaws or the Rules or otherwise shall be deemed to have been given:

(a)   in person upon delivery of the notice in person to the person to whom such notice is addressed;

(b)   by mail upon deposit of the notice in the United States mail, enclosed in a postage prepaid envelope;

(c)    by messenger or overnight courier service upon provision of the notice to the messenger or courier service, provided that the delivery method does not require payment of the messenger or courier service fee to deliver the notice by the person to whom the notice is addressed;

(d)   by facsimile machine upon acknowledgment by the facsimile machine used to transmit the notice of the successful transmission of the notice;

(e)    by electronic mail upon electronic transmission of the notice; and

(f)    by telephone when received.

Any such notice must be addressed to its intended recipient at the intended recipient’s address (including the intended recipient’s business or residence address, facsimile number, electronic address, or telephone number, as applicable) as it appears on the books and records of the Exchange, or if no address appears on such books and records, then at such address as shall be otherwise known to the Secretary, or if no such address appears on such books and records, then in care of the registered agent of the Exchange in the State of Delaware. In the event that a notice is not provided in conformity with the provisions of this Section 7.1, the notice will be deemed to have been given to its intended recipient upon any receipt of the notice by its intended recipient. Whenever, by any provisions of statute, the Certificate of Incorporation, the Constitution, the Rules or otherwise, any notice is required to be given any specified number of days before any meeting or event, the day on which such notice was given shall be counted but the day of such meeting or other event shall not be counted in determining whether or not notice has been given in proper time in a particular case.

Section 7.2. Electronic Notice to Stockholders.

Whenever any notice whatsoever is required to be given in writing to any stockholder by law, by the Certificate of Incorporation or by these Bylaws, such notice may be given by a form of electronic transmission if the stockholder to whom such notice is given has previously consented to the receipt of notice by electronic transmission.

Section 7.3. Waiver of Notice.

Whenever notice is required to be given under the provisions of any statute, the Certificate of Incorporation, these Bylaws, the Rules or otherwise, a written waiver thereof, signed by the person entitled to notice, or his proxy, whether before or after the time stated therein shall be deemed equivalent to notice. Except as may be otherwise specifically provided by statute, any waiver by mail, messenger, overnight courier, facsimile machine, or electronic mail, bearing the name of the person entitled to notice shall be deemed a written waiver duly signed. Attendance of a person at a meeting, including attendance by proxy, shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business the meeting is not lawfully called or convened. Except as required by statute or the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors or any committee need be specified in any written waiver of notice.

ARTICLE VIII General Provisions

Section 8.1. Fiscal Year.

Except as otherwise determined from time to time by the Board, the fiscal year of the Exchange ends on the close of business on December 31 of each year.

Section 8.2. Checks, Drafts and Other Instruments.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Exchange shall be signed by such officer or officers, or by such agent or agents of the Exchange and in such manner as the Board may from time to time determine.

Section 8.3. Corporate Seal.

The corporate seal, if any, shall be in such form as shall be approved by the Board of Directors or an officer of the Corporation.

Section 8.4. Voting Securities.

Except as the Directors may otherwise designate, the Chairman of the Board, Chief Executive Officer or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Exchange (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this Exchange.

Section 8.5. Evidence of Authority.

A certificate by the Secretary, or Assistant Secretary, as to any action taken by the stockholders, Directors, a committee or any officer or representative of the Exchange shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

Section 8.6. Certificate of Incorporation.

All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Exchange, as amended or restated and in effect from time to time.

Section 8.7. Transactions with Interested Parties.

No contract or transaction between the Exchange and one or more of the Directors or officers, or between the Exchange and any other corporation, limited liability company, partnership, association or other organization in which one or more of the Directors or officers are directors, managers or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or a committee of the Board which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

(a)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(b)   The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)    The contract or transaction is fair as to the Exchange as of the time it is authorized, approved or ratified by the Board, a committee of the Board or the stockholders.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee at which the contract or transaction is authorized.

Section 8.8. Severability.

Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

Section 8.9. Pronouns.

All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Section 8.10. Contracts.

In addition to the powers otherwise granted to officers pursuant to Article V hereof, the Board may authorize any officer or officers, or any agent or agents, of the Exchange to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Exchange, and such authority may be general or confined to specific instances.

Section 8.11. Loans.

The Exchange may, to the extent permitted by applicable law, lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the exchange or of its subsidiaries, including any officer or employee [who is a director of the Exchange or its subsidiaries], whenever, in the judgment of the Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Exchange. The loan, guaranty or other assistance shall include, without limitation, a pledge of shares of stock of the Exchange. Nothing in this Section 8.11 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Exchange at common law or under any statute.

Section 8.12. Inspection of Books and Records.

The Board shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Exchange, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Exchange, except as conferred by the laws of the State of Delaware.

Section 8.13. Section Headings.

Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 8.14. Inconsistent Provisions.

In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX Amendments

Section 9.1. By the Board.

These Bylaws may be amended or repealed, or new Bylaws may be adopted, by the Board.

Section 9.2. By the Stockholders.

These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present.

Section 9.3. SEC Approval.

Before any amendment to or repeal of any provision of the Bylaws of the Exchange under this Article IX shall be effective, those changes shall be submitted to the Board and if the Board shall determine that, under the Act, the same must be filed with or filed with and approved by the Securities and Exchange Commission before the changes may be effective, then the proposed changes to the Bylaws of the Exchange shall not be effective until filed with or filed with and approved by the Securities and Exchange Commission, as the case may be.

ARTICLE X Rulemaking

Section 10.1. Rulemaking.

The Board of Directors may, by the affirmative vote of a majority of a quorum of the Board of Directors, adopt, amend or repeal as it may deem necessary or proper any of the Exchange’s Rules

ANNEX G

FORM OF
AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of                , 2007, by and among Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation (“Exchange”), CBOE Holdings, Inc., a Delaware stock corporation and a wholly-owned subsidiary of Exchange (“Holdings”), and CBOE Merger Sub, Inc., a Delaware stock corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the board of directors of Exchange has approved this Agreement and the merger of Merger Sub with and into Exchange upon the terms set forth herein (the “Merger”); and

WHEREAS, the board of directors of Merger Sub has approved this Agreement and the Merger; and

WHEREAS, the board of directors of Holdings has approved this Agreement.

NOW, THEREFORE, the parties hereby covenant and agree as follows:

ARTICLE I
THE MERGER

Section 1.1  Merger; Surviving Corporation.   In accordance with and subject to the terms, provisions and conditions of this Agreement and the Delaware General Corporation Law, as amended (“DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Exchange, and the separate corporate existence of Merger Sub shall thereupon cease. Exchange shall survive the Merger as a wholly owned subsidiary of Holdings, and shall be governed by the laws of the State of Delaware. Exchange as the surviving corporation after the Merger hereinafter sometimes is referred to as the “Surviving Corporation”.

Section 1.2  Effective Time.   The parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing or such later time as specified in the Certificate of Merger being the “Effective Time”).

Section 1.3  Certificate of Incorporation; Bylaws.   At the Effective Time, the certificate of incorporation of Exchange shall be amended in its entirety as set forth in Exhibit A hereto and shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of Exchange shall be amended in their entirety as set forth in Exhibit B and shall be the bylaws of the Surviving Corporation.

Section 1.4  Directors; Officers.   The persons who are the directors of Merger Sub and the persons who are the officers of Exchange immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

Section 1.5  Effect of the Merger.   At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and Exchange will vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and

Exchange will become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation shall thenceforth be responsible for all the liabilities and obligations of Merger Sub and of Exchange, but the liabilities of Merger Sub and of Exchange or of their stockholders, directors or officers shall not be affected, nor shall the rights of the creditors or of any persons dealing with Merger Sub or Exchange be impaired, by the Merger, and any claim existing or action or proceeding pending by or against Merger Sub or Exchange may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be proceeded against or substituted in its place.

ARTICLE II
CONVERSION AND CANCELLATION OF SECURITIES

Section 2.1  Conversion and Cancellation of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of capital stock or membership interest, as the case may be, of Exchange, Holdings or Merger Sub:

(a)         Each share of common stock of Holdings that is owned by Exchange immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist;

(b)         Each membership interest of Exchange (other than membership interests which properly perfect appraisal rights under the DGCL) owned by a member of CBOE, who satisfies the qualifications of the Exchange to be a member on the day immediately preceding the Effective Time, shall be converted into and become the right to receive (i) [          ] shares of Class A common stock, par value $0.01 per share, of Holdings, consisting of [          ] shares of Series A-1 common stock, [          ] shares of Series A-2 common stock and [          ] shares of Series A-3 common stock (collectively, the “Holdings Common Stock”);

(c)         Each share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation

ARTICLE III
CONDITIONS TO EFFECTIVENESS OF MERGER

Section 3.1  The Merger shall not become effective unless and until the following conditions have been satisfied:

(a)         the Exchange shall have obtained the approval of all appropriate regulatory entities of the Merger and the transactions contemplated by this Agreement,

(b)         this Agreement and the Merger shall have been adopted by the vote of a majority of all outstanding membership interests in the Exchange.

ARTICLE IV
TERMINATION

Section 4.1  Termination.   To the fullest extent permitted by applicable law, CBOE may, in its sole and exclusive discretion, terminate this Agreement at any time prior to the Effective Time.

Section 4.2  Effect of Termination.   If CBOE terminates this Agreement pursuant to this Article IV, all rights and obligations of the parties shall terminate without liability of any party or person to any other party or person.

ARTICLE V
GENERAL

Section 5.1  Further Assurances.   From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Holdings and Merger Sub, such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary to give effect to the transactions contemplated hereunder.

Section 5.2  Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 5.3  Entire Agreement.   This Agreement sets forth the entire understanding of the parties with respect to the Merger and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to such subject matter.

Section 5.4  Amendments and Waivers.   This Agreement shall not be modified or amended other than by written agreement of the parties hereto.

Section 5.5  Headings.   Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

Section 5.6  Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 5.7  Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

Section 5.8  Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of hereof of the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
By:
Name: Title:
CBOE HOLDINGS, INC.
By:
Name: Title:
CBOE MERGER SUB, INC.
By:
Name: Title:

ANNEX H

Section 262 of Delaware General Corporation Law

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Delaware General Corporation Law, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Delaware General Corporation Law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the Delaware General Corporation Law to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The Delaware General Corporation Law provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

The Delaware General Corporation Law also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The current CBOE Holdings certificate of incorporation requires CBOE Holdings to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person, who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding, by reason of the fact that he or she is or was a director, officer or member of a committee of CBOE Holdings, or, while a director or officer of the CBOE Holdings, is or was serving at the request of CBOE Holdings as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding. CBOE Holdings shall be required to indemnify a covered person by this indemnity in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the board of directors of CBOE Holdings.

In addition, under the current CBOE Holdings certificate of incorporation, CBOE Holdings is required to pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding, including appeals, shall be paid by CBOE Holdings in advance of the final disposition of such proceeding; provided, however, that CBOE Holdings shall not be required to advance any expenses to a person against whom CBOE Holdings directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to CBOE Holdings of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

Upon consummation of the restructuring transaction and the Agreement and Plan of Merger (which is included as Exhibit 2.1 of this registration statement), CBOE Holdings will amend and restate its certificate of incorporation and bylaws. The CBOE Holdings certificate of incorporation that will be in effect upon completion of the mergers will contain the same indemnification provisions as exited prior to the restructuring transaction and are described above.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law, the full text of the amended and restated CBOE Holdings certificate of incorporation that will be in effect upon completion of the restructuring transaction, a form of which is attached as Annex C to this proxy statement and prospectus, and the full text of the amended and restated CBOE Holdings bylaws that will be in effect upon completion of the restructuring transaction, a form of which is attached as filed as Annex D to this proxy statement and prospectus.

Item 21. Exhibits And Financial Statement Schedules

(a)   The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit Number	Description
2.1

Form of Agreement and Plan of Merger, between Chicago Board Options Exchange, Incorporated, CBOE Holdings, Inc. and CBOE Merger Sub, Inc., a wholly-owned subsidiary of CBOE Holdings, Inc. (included as Annex G to the Proxy Statement and Prospectus forming a part of this Registration Statement)

3.1	Form of Amended and Restated Certificate of Incorporation of CBOE Holdings, Inc. (included as Annex C to the Proxy Statement and Prospectus forming a part of this Registration Statement)
3.2	Form of Amended and Restated Bylaws of CBOE Holdings, Inc. (included as Annex D to the Proxy Statement and Prospectus forming a part of this Registration Statement)
3.3	Form of Certificate of Incorporation of Chicago Board Options Exchange, Incorporated (included as Annex E to the Proxy Statement and Prospectus forming a part of this Registration Statement)
3.4	Form of Bylaws of Chicago Board Options Exchange, Incorporated (included as Annex F to the Proxy Statement and Prospectus forming a part of this Registration Statement)

4.1	Form of Rules and Regulations of Chicago Board Options Exchange, Incorporated*
4.2	Form of Specimen Common Stock Certificate of CBOE Holdings, Inc.*
5	Opinion of Schiff Hardin LLP as to legality of the securities being registered*
8.1	Opinion of Schiff Hardin LLP concerning certain tax issues*
10.1	License Agreement, dated November 1, 1994, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.2	Amendment No. 1 to License Agreement, dated January 15, 1995, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.3	Amendment No. 2 to License Agreement, dated April 1, 1998, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.4	Amendment No. 3 License Agreement, dated July 28, 2000, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.5	Amendment No. 4 to License Agreement, dated October 27, 2000, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.6	Amendment No. 5 to License Agreement, dated March 1, 2003, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.7	Amendment No. 6 to License Agreement, dated September 2, 2003, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.8	Amendment No. 7 to License Agreement, dated March 1, 2004, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.9	Amendment No. 8 to License Agreement, dated January 9, 2005, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.10	License Agreement, dated September 29, 2006, by and between Dow Jones & Company, Inc. and the Chicago Board Options Exchange, Incorporated*
10.11

Chicago Board Options Exchange, Incorporated Executive Retirement Plan (including Amendment to the Adoption Agreement and Basic Plan Document and Second Amendment to the Adoption Agreement and Basic Plan)

10.12

Chicago Board Options Exchange, Incorporated Supplemental Retirement Plan (including Amendment to the Adoption Agreement and Basic Plan Document, Second Amendment to the Adoption Agreement and Basic Plan Document and Written Consent to Adopt Changes to Chicago Board Options Exchange Smart Plan)

10.13

Chicago Board Options Exchange, Incorporated Deferred Compensation Plan for Officers (including Amendment to the Adoption Agreement and Basic Plan Document and Second Amendment to the Adoption Agreement and Basic Plan Document)

10.14	Amended and Restated Employment Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and William J. Brodsky
10.15	Amended and Restated Employment Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and Edward J. Joyce

10.16	Amended and Restated Employment Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and Richard G. DuFour
10.17	Employment Agreement, effective August 21, 2006, by and between the Chicago Board Options Exchange, Incorporated and Edward T. Tilly
10.18	Amended and Restated Letter of Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and Alan J. Dean
21	Subsidiaries of CBOE Holdings, Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Schiff Hardin LLP (included in Exhibits 5 and 8.1)*
24.1	Powers of Attorney (included in signature page)
99.1	Form of Proxy Card for Special Meeting of Members of the CBOE*
99.2	Consents of Persons to be Named as Directors of CBOE Holdings and CBOE*

*                    To be filed by amendment

(b)          Financial Statement Schedules:
All financial statement schedules have been omitted because the required information has been included in the consolidated financial statements or notes thereto included in the proxy statement/prospectus.

Item 22. Undertakings

(A)  The undersigned registrant hereby undertakes as follows:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Securities Act,;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)   The registrant undertakes hat every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(E)  To respond to requests for information that is incorporated by reference into this registration statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(F)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on February 9, 2007.

CBOE HOLDINGS, INC. (Registrant)
By:	/s/WILLIAM J. BRODSKY
William J. Brodsky
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William J. Brodsky as attorneys-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ William J. Brodsky	President, Chief Executive Officer and	February 9, 2007
William J. Brodsky	Director
/s/ Alan J. Dean	Executive Vice President,	February 9, 2007
Alan J. Dean	Chief Financial Officer and Chief Accounting Officer
/s/ Edward J. Joyce
Edward J. Joyce	Director	February 9, 2007
/s/ Bradley G. Griffith
Bradley G. Griffith	Director	February 9, 2007
/s/ Edward T. Tilly
Edward T. Tilly	Director	February 9, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
2.1

Form of Agreement and Plan of Merger, between Chicago Board Options Exchange, Incorporated, CBOE Holdings, Inc. and CBOE Merger Sub, Inc., a wholly-owned subsidiary of CBOE Holdings, Inc. (included as Annex G to the Proxy Statement and Prospectus forming a part of this Registration Statement)

3.1	Form of Amended and Restated Certificate of Incorporation of CBOE Holdings, Inc. (included as Annex C to the Proxy Statement and Prospectus forming a part of this Registration Statement)
3.2	Form of Amended and Restated Bylaws of CBOE Holdings, Inc. (included as Annex D to the Proxy Statement and Prospectus forming a part of this Registration Statement)
3.3	Form of Certificate of Incorporation of Chicago Board Options Exchange, Incorporated (included as Annex E to the Proxy Statement and Prospectus forming a part of this Registration Statement)
3.4	Form of Bylaws of Chicago Board Options Exchange, Incorporated (included as Annex F to the Proxy Statement and Prospectus forming a part of this Registration Statement)
4.1	Form of Rules and Regulations of Chicago Board Options Exchange, Incorporated*
4.2	Form of Specimen Common Stock Certificate of CBOE Holdings, Inc.*
5	Opinion of Schiff Hardin LLP as to legality of the securities being registered*
8.1	Opinion of Schiff Hardin LLP concerning certain tax issues*
10.1	License Agreement, dated November 1, 1994, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.2	Amendment No. 1 to License Agreement, dated January 15, 1995, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.3	Amendment No. 2 to License Agreement, dated April 1, 1998, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.4	Amendment No. 3 License Agreement, dated July 28, 2000, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.5	Amendment No. 4 to License Agreement, dated October 27, 2000, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.6	Amendment No. 5 to License Agreement, dated March 1, 2003, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.7	Amendment No. 6 to License Agreement, dated September 2, 2003, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.8	Amendment No. 7 to License Agreement, dated March 1, 2004, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.9	Amendment No. 8 to License Agreement, dated January 9, 2005, by and between Standard & Poor’s and the Chicago Board Options Exchange, Incorporated*
10.10	License Agreement, dated September 29, 2006, by and between Dow Jones & Company, Inc. and the Chicago Board Options Exchange, Incorporated*

10.11

Chicago Board Options Exchange, Incorporated Executive Retirement Plan (including Amendment to the Adoption Agreement and Basic Plan Document and Second Amendment to the Adoption Agreement and Basic Plan)

10.12

Chicago Board Options Exchange, Incorporated Supplemental Retirement Plan (including Amendment to the Adoption Agreement and Basic Plan Document, Second Amendment to the Adoption Agreement and Basic Plan Document and Written Consent to Adopt Changes to Chicago Board of Options Exchange Smart Plan)

10.13

Chicago Board Options Exchange, Incorporated Deferred Compensation Plan for Officers (including Amendment to the Adoption Agreement and Basic Plan Document and Second Amendment to the Adoption Agreement and Basic Plan Document)

10.14	Amended and Restated Employment Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and William J. Brodsky
10.15	Amended and Restated Employment Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and Edward J. Joyce
10.16	Amended and Restated Employment Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and Richard G. DuFour
10.17	Employment Agreement, effective August 21, 2006, by and between the Chicago Board Options Exchange, Incorporated and Edward T. Tilly
10.18	Amended and Restated Letter of Agreement, effective January 1, 2007, by and between the Chicago Board Options Exchange, Incorporated and Alan J. Dean
21	Subsidiaries of CBOE Holdings, Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Schiff Hardin LLP (included in Exhibits 5 and 8.1)*
24.1	Powers of Attorney (included in signature page)
99.1	Form of Proxy Card for Special Meeting of Members of the CBOE*
99.2	Consents of Persons to be Named as Directors of CBOE Holdings and CBOE*

*                    To be filed by amendment